================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-6

          REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 [ ]

                       Pre-Effective Amendment No. 1 [X]
                             (File No. 333-183262)

                                     and/or
      REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940 [ ]

                              Amendment No. 67 [X]
                              (File No. 811-05213)
                       (Check appropriate box or boxes.)

                           Exact Name of Registrant:
                       RiverSource of New York Account 8
                  (previously IDS Life of New York Account 8)

                               Name of Depositor:
                   RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

          Address of Depositor's Principal Executive Offices, Zip Code
               Depositor's Telephone Number, including Area Code:

                          20 Madison Avenue Extension
                                Albany, NY 12203
                                 (800) 541-2251

                     Name and Address of Agent for Service:

                              Dixie Carroll, Esq.
                        5229 Ameriprise Financial Center
                             Minneapolis, MN 55474

Approximate Date of Proposed Public Offering: As soon as practicable after the effective date of the registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

PART A:  PROSPECTUS

PROSPECTUS

OCTOBER 26, 2012


RIVERSOURCE(R)

VARIABLE UNIVERSAL LIFE 5
VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES

INDIVIDUAL FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICIES

ISSUED BY:  RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK (RIVERSOURCE LIFE OF NY)

            20 Madison Avenue Extension
            Albany, NY 12203
            Telephone: 1-800-541-2251
            (Home Office)
            Website address: riversource.com/lifeinsurance
            RIVERSOURCE OF NEW YORK ACCOUNT 8

This prospectus contains information that you should know before investing in RiverSource Variable Universal Life 5 (VUL 5 - NY) or RiverSource Variable Universal Life 5 - Estate Series (VUL 5 ES - NY). VUL 5 ES - NY is a life insurance policy with an initial specified amount of $1,000,000 or more. We reserve the right to offer the Estate Series at a lower specified amount on a promotional basis and/or to certain groups of individuals such as current or retired employees and financial advisors of Ameriprise Financial, Inc. or its subsidiaries, and their spouses or domestic partners, where such promotion or group offering is expected to result in overall cost reductions to RiverSource Life of NY.

All other policies are VUL 5 - NY policies. The information in this prospectus applies to both VUL 5 ES - NY and VUL 5 - NY unless stated otherwise.

The purpose of each policy is to provide life insurance protection on the life of the insured and to potentially build policy value. Each policy is a long-term investment that provides a death benefit that we pay to the beneficiary upon the insured's death. You may direct your net premiums or transfers to:

- A fixed account to which we credit interest.

- Subaccounts that invest in underlying funds.

Prospectuses are available for the funds that are investment options under these policies. Please read all prospectuses carefully and keep them for future reference.

This prospectus provides a general description of the policy. Your actual policy and any riders or endorsements are the controlling documents.

RiverSource Life of NY has not authorized any person to give any information or to make any representations regarding the policy other than those contained in this prospectus or the fund prospectuses. Do not rely on any such information or representations.

PLEASE NOTE THAT YOUR INVESTMENTS IN A POLICY AND ITS UNDERLYING FUNDS:

- Are NOT deposits or obligations of a bank or financial institution;

- Are NOT insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency; and

- Are subject to risks including loss of the amount you invested and the policy ending without value.

THE SECURITIES AND EXCHANGE COMMISSION (SEC) HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                     5 - ESTATE SERIES NEW YORK -- PROSPECTUS  1

TABLE OF CONTENTS


FEE TABLES..................................    3
   Transaction Fees.........................    3
   Charges Other than Fund Operating
     Expenses...............................    4
   Annual Operating Expenses of the Funds...    8
POLICY BENEFITS AND RISKS...................   11
   Policy Benefits..........................   11
   Policy Risks.............................   16
   Fund Risks...............................   18
LOADS, FEES AND CHARGES.....................   19
   Premium Expense Charge...................   19
   Monthly Deduction........................   19
   Surrender Charge.........................   20
   Partial Surrender Charge.................   21
   Mortality and Expense Risk Charge........   21
   Annual Operating Expenses of the Funds...   21
   Effect of Loads, Fees and Charges........   21
   Other Information on Charges.............   22
RIVERSOURCE LIFE OF NY......................   22
THE VARIABLE ACCOUNT AND THE FUNDS..........   22
   Relationship Between Funds and
     Subaccounts............................   31
   Substitution of Investments..............   31
   Voting Rights............................   31
THE FIXED ACCOUNT...........................   31
PURCHASING YOUR POLICY......................   32
   Application..............................   32
   Premiums.................................   32
   Limitations on the Use of the Policy.....   33
POLICY VALUE................................   33
   Fixed Account............................   33
   Subaccounts..............................   33
KEEPING THE POLICY IN FORCE.................   34
   Minimum Initial Premium Period...........   34
   No Lapse Guarantee.......................   34
   Grace Period.............................   35
   Reinstatement............................   35
   Exchange Right...........................   35
   Paid-Up Insurance Option.................   36
PROCEEDS PAYABLE UPON DEATH.................   36
   Change in Death Benefit Option...........   37
   Changes in Specified Amount..............   37
   Charitable Giving Benefit................   38
   Misstatement of Age or Sex...............   38
   Suicide..................................   39
   Beneficiary..............................   39
TRANSFERS BETWEEN THE FIXED ACCOUNT AND
  SUBACCOUNTS...............................   39
   Restrictions on Transfers................   39
   Fixed Account Transfer Policies..........   41
   Minimum Transfer Amounts.................   41
   Maximum Transfer Amounts.................   41
   Maximum Number of Transfers Per Year.....   41
   Automated Transfers......................   41
   Automated Dollar-Cost Averaging..........   42
   Asset Rebalancing........................   42
POLICY LOANS................................   43
   Minimum Loan Amounts.....................   43
   Maximum Loan Amounts.....................   43
   Allocation of Loans to Accounts..........   43
   Repayments...............................   43
   Overdue Interest.........................   43
   Effect of Policy Loans...................   43
POLICY SURRENDERS...........................   43
   Total Surrenders.........................   44
   Partial Surrenders.......................   44
TWO WAYS TO REQUEST A TRANSFER, LOAN OR
  SURRENDER.................................   44
PAYMENT OF POLICY PROCEEDS..................   45
   Payment Options..........................   45
   Deferral of Payments.....................   45
FEDERAL TAXES...............................   45
   RiverSource Life of NY's Tax Status......   46
   Taxation of Policy Proceeds..............   46
   Modified Endowment Contracts.............   48
   Other Tax Considerations.................   48
   Split Dollar Arrangements................   49
DISTRIBUTION OF THE POLICY..................   51
LEGAL PROCEEDINGS...........................   52
POLICY ILLUSTRATIONS........................   52
KEY TERMS...................................   58
FINANCIAL STATEMENTS........................   60





2 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

FEE TABLES

THE FOLLOWING TABLES DESCRIBE THE FEES AND EXPENSES THAT YOU WILL PAY WHEN BUYING, OWNING AND SURRENDERING THE POLICY. THE FIRST TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY AT THE TIME THAT YOU BUY THE POLICY OR SURRENDER THE POLICY.

TRANSACTION FEES



                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED           VUL 5 - NY               VUL 5 ES - NY
PREMIUM EXPENSE CHARGE     When you pay premium.      4% of each premium         4% of each premium
                                                      payment.                   payment.
----------------------------------------------------------------------------------------------------------

SURRENDER CHARGE(A)        When you surrender your    Rate per $1,000 of         Rate per $1,000 of
                           policy for its full cash   initial specified amount:  initial specified amount:
                           surrender value, or the
                           policy lapses, during the  MINIMUM:                   MINIMUM:
                           first ten years and for    $11.93 -- Female,          $11.93 -- Female,
                           ten years after            Standard Nontobacco, Age   Standard Nontobacco, Age
                           requesting an increase in  0.                         0.
                           the specified amount.
                                                      MAXIMUM: $47.50 -- Male,   MAXIMUM: $47.50 -- Male,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      55.                        55.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $21.02 -- Male, Preferred  $23.92 -- Male, Preferred
                                                      Nontobacco, Age 35.        Nontobacco, Age 40.

----------------------------------------------------------------------------------------------------------

PARTIAL SURRENDER CHARGE   When you surrender part    The lesser of:             The lesser of:
                           of the value of your       - $25; or                  - $25; or
                           policy.                    - 2% of the amount         - 2% of the amount
                                                        surrendered.               surrendered.

----------------------------------------------------------------------------------------------------------

ACCELERATED BENEFIT RIDER  Upon payment of            0.25% (.0025) of the       0.25% (.0025) of the
FOR TERMINAL ILLNESS       Accelerated Benefit.       Accelerated Benefit        Accelerated Benefit
(ABRTI)                                               payment; however the       payment; however the
                                                      charge for the first       charge for the first
                                                      Accelerated Benefit        Accelerated Benefit
                                                      payment will not be less   payment will not be less
                                                      than $250 and the maximum  than $250 and the maximum
                                                      aggregate charge for all   aggregate charge for all
                                                      Accelerated Benefits       Accelerated Benefits
                                                      advanced is $500.          advanced is $500.

----------------------------------------------------------------------------------------------------------

FEES FOR EXPRESS MAIL AND  When you take a loan or    - $25 -- United States.    - $25 -- United States.
ELECTRONIC FUND TRANSFERS  surrender and proceeds     - $35 -- International.    - $35 -- International.
OF LOAN SURRENDER          are sent by express mail
PROCEEDS                   or electronic fund
                           transfer.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life of NY at the address or telephone number shown on the first page of this prospectus.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                     5 - ESTATE SERIES NEW YORK -- PROSPECTUS  3

THE NEXT TABLE DESCRIBES THE FEES AND EXPENSES THAT YOU WILL PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY, NOT INCLUDING FUND FEES AND EXPENSES.

CHARGES OTHER THAN FUND OPERATING EXPENSES



                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED           VUL 5 - NY               VUL 5 ES - NY
COST OF INSURANCE          Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
CHARGE(A)                                             of net amount at risk:     of net amount at risk:

                                                      MINIMUM: $.015 -- Female,  MINIMUM: $.015 -- Female,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      3: Duration 1.             3: Duration 1.

                                                      MAXIMUM: $83.333 -- Male,  MAXIMUM: $83.333 -- Male,
                                                      Standard Tobacco, Age      Standard Tobacco, Age
                                                      112. Duration 10.          112. Duration 10.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $.09 -- Male, Preferred    $.12 -- Male, Preferred
                                                      Nontobacco, Age 35:        Nontobacco, Age 40:
                                                      Duration 1.                Duration 1.

----------------------------------------------------------------------------------------------------------

POLICY FEE                 Monthly.                   GUARANTEED:                GUARANTEED:
                                                      $15.00 per month.          $15.00 per month.

                                                      CURRENT: $10.00 per month  CURRENT: $7.50 per month.
                                                      for initial specified
                                                      amounts below $100,000;
                                                      and $7.50 per month for
                                                      initial specified amounts
                                                      of $100,000 and above.

----------------------------------------------------------------------------------------------------------

ADMINISTRATIVE CHARGE      Monthly.                   MINIMUM: $.063 -- Female,  MINIMUM: $.063 -- Female,
                                                      Standard Nontobacco, Age   Standard Nontobacco, Age
                                                      0.                         0. MAXIMUM:
                                                                                 $4.827 -- Male, Standard
                                                      MAXIMUM: $4.827 -- Male,   Nontobacco, Age 96.
                                                      Standard Nontobacco, Age
                                                      96.                        REPRESENTATIVE INSURED:
                                                                                 Male, Preferred
                                                      REPRESENTATIVE INSURED:    Nontobacco, Age 40:
                                                      Male, Preferred
                                                      Nontobacco, Age 35:        CURRENT: $0.168 per
                                                                                 month, years 1-10; $0 per
                                                      CURRENT: $0.115 per        month, years 11+.
                                                      month, years 1-10; $0 per
                                                      month, years 11+.          GUARANTEED: $0.202 per
                                                                                 month, years 1-20; $0.171
                                                      GUARANTEED: $0.137 per     per month, years 21+.
                                                      month, all durations.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life of NY at the address or telephone number shown on the first page of this prospectus.


4 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED           VUL 5 - NY               VUL 5 ES - NY
MORTALITY AND EXPENSE      Daily.                     GUARANTEED:                GUARANTEED:
RISK CHARGE                                           .60% of the average daily  .60% of the average daily
                                                      net asset value of the     net asset value of the
                                                      subaccounts for all        subaccounts for all
                                                      policy years.              policy years.

                                                      CURRENT: .00%              CURRENT: .00%

----------------------------------------------------------------------------------------------------------
INTEREST RATE ON LOANS     Charged daily and due at   GUARANTEED:                GUARANTEED:
                           the end of the policy      4% per year.               4% per year.
                           year.
                                                      CURRENT:                   CURRENT:
                                                      - 4% for policy years 1-   - 4% for policy years 1-
                                                        10;                        10;
                                                      - 2% for policy years      - 2% for policy years
                                                        11+.                       11+.

----------------------------------------------------------------------------------------------------------
INTEREST RATE ON PAYMENTS  Annually, payable at the   GUARANTEED:
UNDER ACCELERATED BENEFIT  end of each policy year.   - As set forth in "Interest Rate on Loans", for that
RIDER FOR TERMINAL                                      part of the accelerated benefit which does not
ILLNESS (ABRTI)                                         exceed the policy value available for loan when an
                                                        accelerated benefit is requested.
                                                      - For that part of an accelerated benefit which
                                                        exceeds the policy value available for loan when
                                                        the accelerated benefit is requested, the greater
                                                        of the current yield on 90 day Treasury bills, the
                                                        current maximum statutory adjustable policy loan
                                                        interest rate expressed as an annual effective
                                                        rate or the policy loan rate, if the policy has a
                                                        loan provision.

----------------------------------------------------------------------------------------------------------

ACCIDENTAL DEATH BENEFIT   Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
RIDER (ADB)(A)                                        of accidental death        of accidental death
                                                      benefit amount:            benefit amount:

                                                      MINIMUM: $.04 -- Female,   MINIMUM:
                                                      Age 5.                     $.04 -- Female,
                                                                                 Age 5.
                                                      MAXIMUM: $.16 -- Male,
                                                      Age 69.                    MAXIMUM:
                                                                                 $.16 -- Male,
                                                      REPRESENTATIVE INSURED:    Age 69.
                                                      $0.08 -- Male, Preferred
                                                      Nontobacco, Age 35.        REPRESENTATIVE INSURED:
                                                                                 $0.08 -- Male, Preferred
                                                                                 Nontobacco, Age 35.

----------------------------------------------------------------------------------------------------------

AUTOMATIC INCREASE         No charge.                 No charge for this rider,  No charge for this rider,
BENEFIT RIDER (AIBR)                                  however, the additional    however, the additional
                                                      insurance added by the     insurance added by the
                                                      rider is subject to        rider is subject to
                                                      monthly cost of insurance  monthly cost of insurance
                                                      charges.                   charges.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life of NY at the address or telephone number shown on the first page of this prospectus.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                     5 - ESTATE SERIES NEW YORK -- PROSPECTUS  5

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED           VUL 5 - NY               VUL 5 ES - NY
CHILDREN'S INSURANCE       Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
RIDER (CIR)                                           of CIR specified amount:   of CIR specified amount:

                                                      $.58.                      $.58.

----------------------------------------------------------------------------------------------------------

OVERLOAN PROTECTION        Upon exercise of the       Current charge is 3% of    Current charge is 3% of
BENEFIT (OPB)              Benefit.                   the policy value.          the policy value.

----------------------------------------------------------------------------------------------------------

WAIVER OF MONTHLY          Monthly.                   Monthly rate per $1,000    Monthly rate per $1,000
DEDUCTION RIDER (WMD)(A)                              of net amount risk.        of net amount risk.

                                                      MINIMUM:                   MINIMUM:
                                                      $.00692 -- Female,         $.00692 -- Female,
                                                      Nontobacco, Age 20.        Nontobacco, Age 20.

                                                      MAXIMUM:                   MAXIMUM:
                                                      $.34212 -- Male Standard   $.34212 -- Male Standard
                                                      Tobacco, Age 59.           Tobacco, Age 59.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.04009 -- Male,          $0.01899 -- Male,
                                                      Preferred Nontobacco, Age  Preferred Nontobacco, Age
                                                      35.                        40.

----------------------------------------------------------------------------------------------------------

WAIVER OF PREMIUM RIDER    Monthly.                   Monthly rate multiplied    Monthly rate multiplied
(WP)(A)                                               by the greater of the      by the greater of the
                                                      monthly-specified premium  monthly-specified premium
                                                      selected for the rider or  selected for the rider or
                                                      the monthly deduction for  the monthly deduction for
                                                      the policy and any other   the policy and any other
                                                      riders attached to the     riders attached to the
                                                      policy.                    policy.

                                                      MINIMUM: $.03206 -- Male,  MINIMUM: $.03206 -- Male,
                                                      Nontobacco, Age 20.        Nontobacco, Age 20.

                                                      MAXIMUM:                   MAXIMUM:
                                                      $.40219 -- Female,         $.40219 -- Female,
                                                      Standard Tobacco, Age 59.  Standard Tobacco, Age 59.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.04009 -- Male,          $0.04649 -- Male,
                                                      Preferred Nontobacco, Age  Preferred Nontobacco, Age
                                                      35.                        40.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life of NY at the address or telephone number shown on the first page of this prospectus.


6 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

                                                                         AMOUNT DEDUCTED

          CHARGE            WHEN CHARGE IS DEDUCTED           VUL 5 - NY               VUL 5 ES - NY
ADVANCESOURCE(R)           Monthly (while the         Monthly rate per $1,000    Monthly rate per $1,000
ACCELERATED BENEFIT RIDER  rider is in effect).       of the rider specified     of the rider specified
FOR CHRONIC ILLNESS                                   amount:                    amount:
(ASR)(A)(B)(C)
                                                      MINIMUM: 0.0025, Male,     MINIMUM: 0.0025, Male,
                                                      Age 20, Super Preferred    Age 20, Super Preferred
                                                      Non-Tobacco, Duration 1,   Non-Tobacco, Duration 1,
                                                      1% Monthly Benefit         1% Monthly Benefit
                                                      Percent.                   Percent.

                                                      MAXIMUM: 26.85, Female,    MAXIMUM: 26.85, Female,
                                                      Age 20, Standard Tobacco,  Age 20, Standard Tobacco,
                                                      Duration 80, 3% Monthly    Duration 80, 3% Monthly
                                                      Benefit Percent.           Benefit Percent.

                                                      REPRESENTATIVE INSURED:    REPRESENTATIVE INSURED:
                                                      $0.0025 -- Male,           $0.0025 -- Male,
                                                      Preferred Nontobacco, Age  Preferred Nontobacco, Age
                                                      35: Duration 1, 2%         40: Duration 1, 2%
                                                      Monthly Benefit Percent.   Monthly Benefit Percent.

----------------------------------------------------------------------------------------------------------



(a) This charge varies based on individual characteristics. The charges shown in the table may not be representative of the charge you will pay. For information about the charge you would pay, contact your sales representative or RiverSource Life of NY at the address or telephone number shown on the first page of this prospectus.
(b) The monthly cost of insurance rate is based on the accelerated benefit insured's sex, risk class, issue age, duration and the monthly benefit percent shown in the "Policy Data" section of the policy. The cost of insurance rates for this rider will not exceed the guaranteed maximum monthly cost of insurance rates for this rider shown in the "Policy Data" section of the policy.
(c) This rider is only available for policies purchased under the Option 1 death benefit.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                     5 - ESTATE SERIES NEW YORK -- PROSPECTUS  7

ANNUAL OPERATING EXPENSES OF THE FUNDS
THE NEXT TWO TABLES DESCRIBE THE OPERATING EXPENSES OF THE FUNDS THAT YOU MAY PAY PERIODICALLY DURING THE TIME THAT YOU OWN THE POLICY. THESE OPERATING EXPENSES ARE FOR THE FISCAL YEAR ENDED DEC. 31, 2011, UNLESS OTHERWISE NOTED. THE FIRST TABLE SHOWS THE MINIMUM AND MAXIMUM TOTAL OPERATING EXPENSES CHARGED BY THE FUNDS. THE SECOND TABLE SHOWS THE TOTAL ANNUAL OPERATING EXPENSES CHARGED BY EACH FUND. MORE DETAIL CONCERNING EACH FUND'S FEES AND EXPENSES IS CONTAINED IN THE PROSPECTUS FOR EACH FUND.

MINIMUM AND MAXIMUM TOTAL ANNUAL OPERATING EXPENSES FOR THE FUNDS(A)

(Including management fee, distribution and/or service (12b-1) fees and other expenses)

                                                             MINIMUM              MAXIMUM

Total expenses before fee waivers and/or expense
reimbursements                                                 0.50%                2.16%


(a) Each fund deducts management fees and other expenses from fund assets. Fund assets include amounts you allocate to a particular fund. Funds may also charge 12b-1 fees that are used to finance any activity that is primarily intended to result in the sale of fund shares. Because 12b-1 fees are paid out of fund assets on an on-going basis, you may pay more if you select subaccounts investing in funds that have adopted 12b-1 plans than if you select subaccounts investing in funds that have not adopted 12b-1 plans. The fund or the fund's affiliates may pay us and/or our affiliates for promoting and supporting the offer, sale and servicing of fund shares. In addition, the fund's distributor and/or investment adviser, transfer agent or their affiliates may pay us and/or our affiliates for various services we or our affiliates provide. The amount of these payments will vary by fund and may be significant. See "The Variable Account and the Funds" for additional information, including potential conflicts of interest these payments may create. For a more complete description of each fund's fees and expenses and important disclosure regarding payments the fund and/or its affiliates make, please review the fund's prospectus and Statement of Additional Information
    (SAI).

TOTAL ANNUAL OPERATING EXPENSES FOR EACH FUND*

(Before fee waivers and/or expense reimbursements, if applicable, as a percentage of average daily net assets)



                                                                                               ACQUIRED FUND   GROSS TOTAL
                                                               MANAGEMENT   12B-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                               FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

AllianceBernstein VPS Large Cap Growth Portfolio (Class B)        0.75%      0.25%    0.09%           --%          1.09%


American Century VP Value, Class II                               0.88       0.25       --            --           1.13


BlackRock Global Allocation V.I. Fund (Class III)                 0.64       0.25     0.26          0.02           1.17(1)


Columbia Variable Portfolio - Balanced Fund (Class 3)             0.64       0.13     0.16            --           0.93(2)


Columbia Variable Portfolio - Cash Management Fund (Class         0.33       0.25     0.14            --           0.72(2)
2)


Columbia Variable Portfolio - Diversified Bond Fund (Class        0.41       0.25     0.13            --           0.79
2)


Columbia Variable Portfolio - Dividend Opportunity Fund           0.66       0.25     0.16          0.01           1.08
(Class 2)


Columbia Variable Portfolio - Emerging Markets Fund (Class        1.07       0.25     0.25            --           1.57(2)
2)


Columbia Variable Portfolio - Global Bond Fund (Class 2)          0.55       0.25     0.16            --           0.96


Columbia Variable Portfolio - High Income Fund (Class 2)          0.63       0.25     0.15            --           1.03(2),(3)


Columbia Variable Portfolio - High Yield Bond Fund (Class         0.58       0.25     0.17            --           1.00(2)
2)


Columbia Variable Portfolio - Income Opportunities Fund           0.57       0.25     0.14            --           0.96
(Class 2)


Columbia Variable Portfolio - International Opportunity           0.79       0.25     0.21            --           1.25
Fund (Class 2)


Columbia Variable Portfolio - Large Cap Growth Fund (Class        0.71       0.25     0.17            --           1.13(2)
2)


Columbia Variable Portfolio - Large Core Quantitative Fund        0.66       0.25     0.16          0.01           1.08
(Class 2)


Columbia Variable Portfolio - Limited Duration Credit Fund        0.46       0.25     0.13            --           0.84(2)
(Class 2)


Columbia Variable Portfolio - Marsico International               1.02       0.25     0.20            --           1.47(2),(3)
Opportunities Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Growth Opportunity          0.76       0.25     0.17            --           1.18(2)
Fund (Class 2)


Columbia Variable Portfolio - Mid Cap Value Opportunity           0.74       0.25     0.14            --           1.13
Fund (Class 2)


Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)        0.10       0.13     0.27            --           0.50


Columbia Variable Portfolio - Select Large-Cap Value Fund         0.71       0.25     0.26            --           1.22(2)
(Class 2)


Columbia Variable Portfolio - Select Smaller-Cap Value Fund       0.79       0.25     0.19            --           1.23(2)
(Class 2)


Columbia Variable Portfolio - Short Duration U.S.                 0.36       0.25     0.15            --           0.76
Government Fund (Class 2)


Columbia Variable Portfolio - Strategic Income Fund (Class        0.60       0.25     0.07            --           0.92(4)
2)


DWS Alternative Asset Allocation VIP, Class B                     0.27       0.25     0.34          1.30           2.16(5)


Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2           0.56       0.25     0.09            --           0.90


Fidelity(R) VIP Mid Cap Portfolio Service Class 2                 0.56       0.25     0.10            --           0.91


FTVIPT Franklin Small Cap Value Securities Fund - Class 2         0.50       0.25     0.16          0.01           0.92




8 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

                                                                                               ACQUIRED FUND   GROSS TOTAL
                                                               MANAGEMENT   12B-1     OTHER       FEES AND        ANNUAL
                          FUND NAME                               FEES       FEES   EXPENSES     EXPENSES**      EXPENSES

FTVIPT Mutual Shares Securities Fund - Class 2                    0.60%      0.25%    0.13%           --%          0.98%


Janus Aspen Series Janus Portfolio: Service Shares                0.56       0.25     0.07            --           0.88


Janus Aspen Series Moderate Allocation Portfolio: Service         0.05       0.25     0.47          0.73           1.50(6)
Shares


MFS(R) Utilities Series - Service Class                           0.73       0.25     0.08            --           1.06


Morgan Stanley UIF Mid Cap Growth Portfolio, Class II             0.75       0.35     0.30            --           1.40(7)
Shares


Neuberger Berman Advisers Management Trust Socially               0.85       0.25     0.21            --           1.31(8)
Responsive Portfolio (Class S)


Oppenheimer Global Securities Fund/VA, Service Shares             0.63       0.25     0.13            --           1.01


Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA,              0.69       0.25     0.14            --           1.08(9)
Service Shares


PIMCO VIT All Asset Portfolio, Advisor Share Class                0.43       0.25       --          0.74           1.42(10)


PIMCO VIT Global Multi-Asset Portfolio, Advisor Class             0.95       0.25       --          0.51           1.71(11)


Variable Portfolio - Aggressive Portfolio (Class 2)                 --       0.25     0.02          0.79           1.06


Variable Portfolio - American Century Diversified Bond Fund       0.46       0.25     0.13            --           0.84
(Class 2)


Variable Portfolio - American Century Growth Fund (Class 2)       0.63       0.25     0.12            --           1.00


Variable Portfolio - BlackRock Global Inflation-Protected         0.42       0.25     0.14            --           0.81
Securities Fund (Class 2)


Variable Portfolio - Columbia Wanger International Equities       0.92       0.25     0.21            --           1.38(12)
Fund (Class 2)


Variable Portfolio - Columbia Wanger U.S. Equities Fund           0.86       0.25     0.14            --           1.25(12)
(Class 2)


Variable Portfolio - Conservative Portfolio (Class 2)               --       0.25     0.02          0.61           0.88


Variable Portfolio - Davis New York Venture Fund (Class 2)        0.71       0.25     0.13            --           1.09(12)


Variable Portfolio - DFA International Value Fund (Class 2)       0.84       0.25     0.17            --           1.26(12)


Variable Portfolio - Eaton Vance Floating-Rate Income Fund        0.63       0.25     0.16            --           1.04(12)
(Class 2)


Variable Portfolio - Goldman Sachs Mid Cap Value Fund             0.77       0.25     0.13            --           1.15(12)
(Class 2)


Variable Portfolio - Invesco International Growth Fund            0.83       0.25     0.16            --           1.24
(Class 2)


Variable Portfolio - J.P. Morgan Core Bond Fund (Class 2)         0.47       0.25     0.13            --           0.85


Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2)       0.75       0.25     0.13            --           1.13(12)


Variable Portfolio - Marsico Growth Fund (Class 2)                0.63       0.25     0.13            --           1.01(12)


Variable Portfolio - MFS Value Fund (Class 2)                     0.63       0.25     0.12            --           1.00


Variable Portfolio - Moderate Portfolio (Class 2)                   --       0.25     0.02          0.71           0.98


Variable Portfolio - Moderately Aggressive Portfolio (Class         --       0.25     0.02          0.75           1.02
2)


Variable Portfolio - Moderately Conservative Portfolio              --       0.25     0.02          0.66           0.93
(Class 2)


Variable Portfolio - Morgan Stanley Global Real Estate Fund       0.85       0.25     0.16            --           1.26(12)
(Class 2)


Variable Portfolio - NFJ Dividend Value Fund (Class 2)            0.63       0.25     0.12            --           1.00


Variable Portfolio - Nuveen Winslow Large Cap Growth Fund         0.63       0.25     0.12            --           1.00
(Class 2)


Variable Portfolio - Partners Small Cap Growth Fund (Class        0.87       0.25     0.16            --           1.28(12)
2)


Variable Portfolio - Partners Small Cap Value Fund (Class         0.91       0.25     0.15          0.02           1.33(12)
2)


Variable Portfolio - PIMCO Mortgage-Backed Securities Fund        0.48       0.25     0.15            --           0.88
(Class 2)


Variable Portfolio - Pyramis(R) International Equity Fund         0.85       0.25     0.17            --           1.27(12)
(Class 2)


Variable Portfolio - Wells Fargo Short Duration Government        0.47       0.25     0.13            --           0.85
Fund (Class 2)


Wells Fargo Advantage VT Opportunity Fund - Class 2               0.65       0.25     0.17            --           1.07(13)


Wells Fargo Advantage VT Small Cap Growth Fund - Class 2          0.75       0.25     0.20          0.01           1.21




    *The Funds provided the information on their expenses and we have not independently verified the information.

   **Includes fees and expenses incurred indirectly by the Fund as a result of its investment in other investment companies (also referred to as acquired funds).
 (1) Other expenses have been restated to reflect current fees. The sub-adviser has voluntarily agreed to waive 0.14% of the sub-advisory fee and such voluntary waiver can be reduced or discontinued at any time at the sole and exclusive discretion of the sub-adviser. After fee waivers, net expenses would be 1.03%.
 (2) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 0.79% for Columbia Variable Portfolio - Balanced Fund (Class 3), 0.71% for Columbia Variable
     Portfolio - Cash Management Fund (Class 2), 1.51% for Columbia Variable Portfolio - Emerging Markets Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Income Fund (Class 2), 0.97% for Columbia Variable Portfolio - High Yield Bond Fund (Class 2), 1.04% for Columbia Variable Portfolio - Large Cap Growth Fund (Class 2), 0.78% for

RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                     5 - ESTATE SERIES NEW YORK -- PROSPECTUS  9

     Columbia Variable Portfolio - Limited Duration Credit Fund (Class 2), 1.45% for Columbia Variable Portfolio - Marsico International Opportunities Fund (Class 2), 1.13% for Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 2), 1.05% for Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 2) and 1.18% for Columbia Variable
     Portfolio - Select Smaller-Cap Value Fund (Class 2).
 (3) Other expenses have been restated to reflect contractual changes to certain other fees.
 (4) Management fees have been restated to reflect contractual changes to the investment advisory and/or administration fee rates. Other expenses have been restated to reflect contractual changes to certain fees paid by the Fund.
 (5) Through September 30, 2012, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at 0.57%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). Effective October 1, 2012 through April 30, 2013, the Advisor has contractually agreed to waive all or a portion of its management fee and reimburse or pay certain operating expenses of the portfolio to the extent necessary to maintain the portfolio's total annual operating expenses at ratios no higher than 0.62%, excluding certain expenses such as extraordinary expenses, taxes, brokerage, interest expense and acquired funds (underlying funds) fees and expenses (estimated at 1.30%). These agreements may only be terminated with the consent of the fund's Board.
 (6) Janus Capital has contractually agreed to waive the Portfolio's total annual fund operating expenses (excluding any applicable performance adjustments to management fees, the distribution and shareholder servicing fees, brokerage commissions, interest, dividends, taxes, acquired fund fees and expenses and extraordinary expenses) to a certain limit until at least May 1, 2013. The contractual waiver may be terminated or modified at any time prior to this date only at the discretion of the Board of Trustee. After fee waivers, net expenses would be 1.37%.
 (7) The Portfolios' Adviser, Morgan Stanley Investment Management Inc., has agreed to reduce its advisory fee and/or reimburse each Portfolio so that total annual portfolio operating expenses, excluding certain investment related expenses (such as foreign country tax expense and interest expense on amounts borrowed) (but including any 12b-1 fee paid to each Portfolios Distributor, Morgan Stanley Distribution, Inc.), will not exceed 1.15%. The fee waivers and/or expense reimbursements will continue for at least one year or until such time as the Fund's Board of Directors acts to discontinue all or a portion of such waivers and/or reimbursements when it deems that such action is appropriate.
 (8) Neuberger Berman Management LLC ("NBM") has undertaken through Dec. 31, 2014, to waive fees and/or reimburse certain operating expenses, including the compensation of NBM and excluding taxes, interest, extraordinary expenses, brokerage commissions and transaction costs, that exceed, in the aggregate, 1.17% of the average daily net asset value. The expense limitation arrangement for the Portfolio's are contractual and any excess expenses can be repaid to NBM within three years of the year incurred, provided such recoupment would not cause the Portfolio to exceed its respective limitation.
 (9) The Manager has voluntarily agreed to limit the Fund's total annual operating expenses so that those expenses, as percentages of daily net assets, will not exceed the annual rate of 1.05%.
(10) PIMCO has contractually agreed, through May 1, 2013, to reduce its advisory fee to the extent that the Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees exceed 0.64% of the total assets invested in Underlying PIMCO Funds. PIMCO may recoup these waivers in future periods, not exceeding three years, provided total expenses, including such recoupment, do not exceed the annual expense limit. The fee reduction is implemented based on a calculation of Underlying PIMCO Fund Expenses attributable to advisory and supervisory and administrative fees that is different from the calculation of Acquired fund fees and expenses listed in the table above. After fee waivers, net expenses would be 1.345%.
(11) PIMCO has contractually agreed, through May 1, 2013, to waive, first, the advisory fee and, second, the supervisory and administrative fee it receives from the Portfolio in an amount equal to the expenses attributable to the Management Fees of Underlying PIMCO Funds indirectly incurred by the Portfolio in connection with its investments in Underlying PIMCO Funds, to the extent the Portfolio's Management Fees are greater than or equal to the Management Fees of the Underlying PIMCO Funds. This waiver renews annually for a full year unless terminated by PIMCO upon at least 30 days' notice prior to the end of the contract term. In addition, PIMCO has contractually agreed to waive the Portfolio's advisory fee and the supervisory and administrative fee in an amount equal to the management fee and administrative services fee, respectively, paid by the PIMCO Cayman Commodity Portfolio II Ltd. (the "GMA Subsidiary") to PIMCO. The GMA Subsidiary pays PIMCO a management fee and an administrative services fee at the annual rates of 0.49% and 0.20%, respectively, of its net assets. This waiver may not be terminated by PIMCO and will remain in effect for as long as PIMCO's contract with the GMA Subsidiary is in place. After fee waivers, net expenses would be 1.25%.
(12) Columbia Management Investment Advisers, LLC and certain of its affiliates have contractually agreed to waive and/or to reimburse expenses (excluding certain fees and expenses, such as transaction costs and certain other investment related expenses, interest, taxes, acquired fund fees and expenses, and extraordinary expenses) until April 30, 2013, unless sooner terminated at the sole discretion of the Fund's Board of Trustees. Under this agreement, the Fund's net operating expenses, subject to applicable exclusions, will not exceed the annual rate of 1.25% for Variable
     Portfolio - Columbia Wanger International Equities Fund (Class 2), 1.21% for Variable Portfolio - Columbia Wanger U.S. Equities Fund (Class 2), 1.03% for Variable Portfolio - Davis New York Venture Fund (Class 2), 1.16% for Variable Portfolio - DFA International Value Fund (Class 2), 0.97% for Variable Portfolio - Eaton Vance Floating-Rate Income Fund (Class 2), 1.11% for Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 2), 1.07% for Variable Portfolio - Jennison Mid Cap Growth Fund (Class 2), 0.97% for Variable Portfolio - Marsico Growth Fund (Class 2), 1.14% for Variable Portfolio - Morgan Stanley Global Real Estate Fund (Class 2), 1.22% for Variable Portfolio - Partners Small Cap Growth Fund (Class 2), 1.16% for Variable Portfolio - Partners Small Cap Value Fund (Class 2) and 1.25% for Variable Portfolio - Pyramis(R) International Equity Fund (Class 2).
(13) Expenses have been adjusted from amounts incurred during the Fund's most recent fiscal year to reflect current fees and expenses. The Adviser has committed through July 18, 2013 to waive fees and/or reimburse expenses to the extent necessary to cap the Fund's total annual fund operating expenses after fee waiver, excluding certain expenses, at 1.00%. After this time, such cap may be changed or the commitment to maintain the cap may be terminated only with the approval of the Board of Trustees.


10 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

POLICY BENEFITS AND RISKS

This summary describes the policy's important benefits and risks. The sections in the prospectus following this summary discuss the policy's benefits, risks and other provisions in more detail. For your convenience, we have defined certain words and phrases used in this prospectus in the "Key Terms" section.

POLICY BENEFITS



      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
DEATH BENEFIT              We will pay a benefit to   The amount payable is the death benefit amount
                           the beneficiary of the     minus any indebtedness as of the death benefit
                           policy when the insured    valuation date. You may choose either of the
                           dies. Before the           following death benefit options:
                           insured's attained
                           insurance age 120, your    OPTION 1 (LEVEL AMOUNT): If death is prior to the
                           policy's death benefit     insured's attained insurance age 120, the death
                           can never be less than     benefit amount is the greater of the following as
                           the specified amount       determined on the death benefit valuation date:
                           unless you change that     - the specified amount; or
                           amount or your policy has  - a percentage of the policy value.
                           outstanding indebtedness.
                                                      OPTION 2 (VARIABLE AMOUNT): If death is prior to
                                                      the insured's attained insurance age 120, the
                                                      death benefit amount is the greater of the
                                                      following as determined on the death benefit
                                                      valuation date:
                                                      - the policy value plus the specified amount; or
                                                      - the percentage of the policy value. You may
                                                        change the death benefit option or specified
                                                        amount within certain limits, but doing so
                                                        generally will affect policy charges. We reserve
                                                        the right to limit any decrease to the extent
                                                        necessary to qualify the policy as life
                                                        insurance under the Internal Revenue Code of
                                                        1986, as amended (Code).

                                                      UNDER BOTH OPTION 1 AND OPTION 2, IF DEATH IS ON
                                                      OR AFTER THE INSURED'S ATTAINED INSURANCE AGE 120,
                                                      THE DEATH BENEFIT AMOUNT WILL BE THE GREATER OF:
                                                      - the policy value on the death benefit valuation
                                                        date; or
                                                      - the policy value at the insured's attained
                                                        insurance age 120 minus any indebtedness.

--------------------------------------------------------------------------------------------------------

CHARITABLE GIVING BENEFIT  For VUL 5 ES - NY only,    You may designate the charitable gift amount
                           you may name an            beneficiary at any time and change the charitable
                           organization described in  gift amount beneficiary by written request. There
                           Section 170(c) of the      is no additional charge for the charitable giving
                           Code to receive an amount  benefit. RiverSource Life of NY pays the
                           equal to 1% of the         charitable gift amount from its assets; it is not
                           policy's proceeds payable  deducted from the policy proceeds. As with all tax
                           upon death up to a         matters, you should consult a tax advisor to
                           maximum of $100,000.       assess the impact of this benefit.
                           Proceeds payable upon
                           death do not include
                           amounts paid under any
                           optional insurance
                           benefits described below.

--------------------------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  11

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
MINIMUM INITIAL            Your policy will not       MINIMUM INITIAL PREMIUM PERIOD: A period of the
PREMIUM PERIOD             lapse (end without value)  first five policy years during which you may
AND NO LAPSE               if the minimum initial     choose to pay the minimum initial premium as long
GUARANTEE (NLG)            premium period or the NLG  as the policy value minus indebtedness equals or option is in effect, even  exceeds the monthly deduction.
                           if the cash surrender
                           value is less than the     NO LAPSE GUARANTEE: Each policy has the following
                           amount needed to pay the   NLG option, which remains in effect if you meet
                           monthly deduction.         certain premium requirements and indebtedness does
                                                      not exceed the policy value minus surrender
                                                      charges:
                                                      - NO LAPSE GUARANTEE TO AGE 75 (NLG-75) guarantees
                                                        the policy will not lapse before the insured's
                                                        attained insurance age 75 (or 10 years, if
                                                        later).

--------------------------------------------------------------------------------------------------------

FLEXIBLE PREMIUMS          You choose when to pay     When you apply for your policy, you state how much
                           premiums and how much      you intend to pay and whether you will pay
                           premium to pay.            quarterly, semiannually or annually. You may also
                                                      make additional, unscheduled premium payments
                                                      subject to certain limits. You cannot make premium
                                                      payments on or after the insured's attained
                                                      insurance age 120. We reserve the right to refuse
                                                      premiums to the extent necessary to qualify the
                                                      policy as life insurance under the Code. Although
                                                      you have flexibility in paying premiums, the
                                                      amount and frequency of your payments will affect
                                                      the policy value, cash surrender value and the
                                                      length of time your policy will remain in force as
                                                      well as affect whether the NLG option remains in
                                                      effect.

--------------------------------------------------------------------------------------------------------

RIGHT TO EXAMINE YOUR      You may return your        You may mail or deliver the policy to our home
POLICY ("FREE LOOK")       policy for any reason and  office or to your sales representative with a
                           receive a full refund of   written request for cancellation by the 10th day
                           all premiums paid.         after you receive it. (If the policy is intended
                                                      to replace an existing policy, your right to
                                                      examine is extended to 60 days.)  On the date your
                                                      request is postmarked or received, the policy will
                                                      immediately be considered void from the start.

                                                      Under our current administrative practice, your
                                                      request to cancel the policy under the "Free Look"
                                                      provision will be honored if received at our home
                                                      office within 30 days from the latest of the
                                                      following dates:
                                                      - The date we mail the policy from our office.
                                                      - The policy date (only if the policy is issued in
                                                        force).
                                                      - The date your sales representative delivers the
                                                        policy to you as evidenced by our policy
                                                        delivery receipt, which you must
                                                        sign and date.

                                                      We reserve the right to change or discontinue this
                                                      administrative practice at any time.

--------------------------------------------------------------------------------------------------------

EXCHANGE RIGHT             For 18 months after the    Because the policy itself offers a fixed return
                           policy is issued, you can  option, all you need to do is transfer all of the
                           exchange it for one that   policy value in the subaccounts to the fixed
                           provides benefits that do  account. This exchange does not require our
                           not vary with the          underwriting approval. We do not issue a new
                           investment return of the   policy.
                           subaccounts.

--------------------------------------------------------------------------------------------------------




12 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
INVESTMENT CHOICES         You may direct your net
                           premiums or transfer your
                           policy's value to:
                           - THE VARIABLE ACCOUNT     - UNDER THE VARIABLE ACCOUNT your policy's value
                             which consists of          may increase or decrease daily, depending on the
                             subaccounts, each of       investment return. No minimum amount is
                             which invests in a fund    guaranteed.
                             with a particular
                             investment objective;
                             or
                           - THE FIXED ACCOUNT which  - THE FIXED ACCOUNT earns interest rates that we
                             is our general             adjust periodically. This rate will never be
                             investment account.        lower than 2%.

--------------------------------------------------------------------------------------------------------

SURRENDERS                 You may cancel the policy  The cash surrender value is the policy value minus
                           while it is in force and   indebtedness minus any applicable surrender
                           receive its cash           charges. Partial surrenders are available within
                           surrender value or take a  certain limits for a fee.
                           partial surrender out of
                           your policy.

--------------------------------------------------------------------------------------------------------

LOANS                      You may borrow against     Your policy secures the loan.
                           your policy's cash
                           surrender value.

--------------------------------------------------------------------------------------------------------

TRANSFERS                  You may transfer your      You may transfer policy value from one subaccount
                           policy's value.            to another or between subaccounts and the fixed
                                                      account. You can also arrange for automated
                                                      transfers among the fixed account and subaccounts.
                                                      Certain restrictions may apply.


--------------------------------------------------------------------------------------------------------


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  13

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
OPTIONAL INSURANCE         You may add optional       AVAILABLE RIDERS YOU MAY ADD:
  BENEFITS                 benefits to your policy
                           at an additional cost, in  - ACCELERATED BENEFIT RIDER FOR TERMINAL ILLNESS
                           the form of riders (if       (ABRTI): If the insured is terminally ill and
                           you meet certain             death is expected to occur within twelve months,
                           requirements). The           the rider provides that you can withdraw a
                           amounts of these benefits    portion of the death benefit prior to death.
                           do not vary with           - ACCIDENTAL DEATH BENEFIT RIDER (ADB): ADB
                           investment experience of     provides an additional death benefit if the
                           the variable account.        insured's death is caused by accidental injury.
                           Certain restrictions and   - AUTOMATIC INCREASE BENEFIT RIDER (AIBR): AIBR
                           conditions apply and are     provides an increase in the specified amount at
                           clearly described in the     a designated percentage on each policy
                           applicable rider.            anniversary until the earliest of the insured's
                                                        attained insurance age 65 or the occurrence of
                                                        certain other events, as described in the rider.
                                                      - CHILDREN'S INSURANCE RIDER (CIR): CIR provides
                                                        level term coverage on each eligible child.
                                                      - OVERLOAN PROTECTION BENEFIT (OPB): Protects the
                                                        policy from lapsing as a result of the loan
                                                        balance exceeding the policy value.
                                                      - WAIVER OF MONTHLY DEDUCTION RIDER (WMD): Under
                                                        WMD, we will waive the monthly deduction if the
                                                        insured becomes totally disabled before attained
                                                        insurance age 60.

                                                      In addition:
                                                        - If total disability begins on or after
                                                          attained insurance age 60 but before attained
                                                          insurance age 65, the monthly deduction will
                                                          be waived only for a limited period of time;
                                                          and
                                                        - WMD also includes a waiver for involuntary
                                                          unemployment benefit where monthly deductions
                                                          may be waived up to 12 months. Ask your sales
                                                          representative about the terms of the WMD.
                                                      - WAIVER OF PREMIUM RIDER (WP): If the insured
                                                        becomes totally disabled before attained
                                                        insurance age 60, prior to attained insurance
                                                        age 65 we will add the monthly-specified premium
                                                        shown in the policy to the policy value, or
                                                        waive the monthly deduction if higher. On and
                                                        after attained insurance age 65, the monthly
                                                        deduction will be waived. If total disability
                                                        begins on or after attained insurance age 60 but
                                                        before attained insurance age 65, the addition
                                                        of the monthly deduction will be for a limited
                                                        period of time. WP also includes a waiver for
                                                        involuntary unemployment benefit where monthly
                                                        deductions may be waived up to 12 months.


14 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

      POLICY BENEFIT             WHAT IT MEANS                           HOW IT WORKS
OPTIONAL INSURANCE BENEFITS (CONTINUED)               - ADVANCESOURCE ACCELERATED BENEFIT RIDER FOR
                                                        CHRONIC ILLNESS (ASR): ASR provides a rider
                                                        payment to the owner, as an acceleration of the
                                                        policy's death benefit, if the accelerated
                                                        benefit insured becomes a chronically ill
                                                        individual who receives qualified long-term care
                                                        services. Please note the following about the
                                                        ASR:
                                                        - This rider is only available for policies
                                                          purchased under the Option 1 death benefit.

                                                        - At the request of the owner, the accelerated
                                                          benefit under this rider will be paid each
                                                          month, limited by the maximum monthly benefit,
                                                          to the owner or to any individual authorized
                                                          to act on behalf of the owner.

                                                        - These payments are subject to certain
                                                          limitations and satisfaction of eligibility
                                                          requirements which include the following: 1) A
                                                          current written eligibility certification from
                                                          a licensed health care practitioner that
                                                          certifies the accelerated benefit insured is a
                                                          chronically ill individual; and 2) Proof that
                                                          the accelerated benefit insured received or is
                                                          receiving qualified long-term care services
                                                          pursuant to a plan of care; and 3) Proof that
                                                          the elimination period has been satisfied; and
                                                          4) Written notice of claim and proof of loss,
                                                          as described in the "Claim Provisions" section
                                                          of the policy, in a form satisfactory to us.

                                                        - We will begin monthly benefit payments under
                                                          this rider when the eligibility for the
                                                          payment of benefits conditions is met and a
                                                          claim for benefits has been approved by us.
                                                          The ASR does not include inflation protection
                                                          coverage and therefore the benefit level will
                                                          not increase over time. Because the costs of
                                                          long-term care services will likely increase
                                                          over time, you should consider whether and how
                                                          the benefits of the ASR may be adjusted.

                                                        - Monthly benefit payments paid will also change
                                                          other values of the life insurance policy as
                                                          provided in the rider such as policy value
                                                          less indebtedness, surrender charges and
                                                          monthly no-lapse guarantee premiums.





RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  15

POLICY RISKS



       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
INVESTMENT RISK            You direct your net        - You can lose cash values due to adverse
                           premiums or transfer your    investment experience. No minimum amount is
                           policy's value to a          guaranteed under the subaccounts of the variable
                           subaccount that drops in     account.
                           value.                     - Your death benefit under Option 2 may be lower
                                                        due to adverse investment experience.
                                                      - Your policy could lapse due to adverse
                                                        investment experience if neither the minimum
                                                        initial premium period nor the NLG is in effect
                                                        and you do not pay the premiums needed to
                                                        maintain coverage.
                           -----------------------------------------------------------------------------

                           You transfer your          - The value of the subaccount from which you
                           policy's value between       transferred could increase.
                           subaccounts.               - The value of the subaccount to which you
                                                        transferred could decrease.
--------------------------------------------------------------------------------------------------------

RISK OF LIMITED POLICY     The policy is not          - If you are unable to afford the premiums needed
VALUES IN EARLY YEARS      suitable as a short-term     to keep the policy in force, your policy could
                           investment.                  lapse with no value.
                           -----------------------------------------------------------------------------

                           Your policy has little or  - Surrender charges apply to this policy for the
                           no cash surrender value      first ten years. Surrender charges can
                           in the early policy          significantly reduce policy values. Poor
                           years.                       investment performance can also significantly
                                                        reduce policy values. During early policy years
                                                        the cash surrender value may be less than the
                                                        premiums you pay for the policy.
                           -----------------------------------------------------------------------------

                           Your ability to take       - You cannot take partial surrenders during the
                           partial surrenders is        first policy year.
                           limited.
--------------------------------------------------------------------------------------------------------

LAPSE RISK                 You do not pay the         - We will not pay a death benefit if your policy
                           premiums needed to           lapses.
                           maintain coverage.         - Also, the lapse may have adverse tax
                                                        consequences. (See "Tax Risk.")
                           -----------------------------------------------------------------------------

                           Your policy may lapse due  - Surrender charges affect the surrender value,
                           to surrender charges.        which is a measure we use to determine whether
                                                        your policy will enter a grace period (and
                                                        possibly lapse, which may have adverse tax
                                                        consequences). A partial surrender will reduce
                                                        the policy value, will reduce the death benefit
                                                        and may terminate the NLG.
                           -----------------------------------------------------------------------------

                           You take a loan against    - Taking a loan increases the risk of:
                           your policy.                -- policy lapse (which may have adverse tax
                                                          consequences);
                                                       -- a permanent reduction of policy value;
                                                       -- reducing the death benefit.
                                                      - Taking a loan may also terminate the NLG.
                           -----------------------------------------------------------------------------

                           Your policy can lapse due  - Your policy could lapse due to adverse
                           to poor investment           investment experience if neither the minimum
                           performance.                 initial premium period nor the NLG is in effect
                                                        and you do not pay the premiums needed to
                                                        maintain coverage.
                                                      - The lapse may have adverse tax consequences.
--------------------------------------------------------------------------------------------------------



16 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
EXCHANGE/REPLACEMENT RISK  You exchange or replace    - You may pay surrender charges on the old policy.
                           another policy to buy
                           this one.                  - The new policy has surrender charges, which may
                                                        extend beyond those in the old policy.

                                                      - You may be subject to new incontestability and
                                                        suicide  periods on the new policy.

                                                      - You may be in a higher insurance risk rating
                                                        category in the new policy which may require
                                                        higher premiums.

                                                      - If you drop the old policy and it is not part of
                                                        an exchange under Section 1035 of the Code,
                                                        there may be adverse tax consequences if the
                                                        total policy value (before reductions for
                                                        outstanding loans, if any) exceeds your
                                                        investment in the old policy. (See "Tax Risk.")

                                                      - If you drop the old policy as part of an
                                                        exchange under Section 1035 of the Code and
                                                        there is a loan on the policy, there may be
                                                        adverse tax consequences if the total policy
                                                        value (before reductions for the outstanding
                                                        loan) exceeds your investment in the old policy.
                                                        (See "Tax Risk.")

                           -----------------------------------------------------------------------------

                           You use cash values or     - If you borrow from another policy to buy this
                           dividends from another       one, the loan reduces the death benefit on the
                           policy to buy this one,      other policy. If you fail to repay the loan and
                           without fully                accrued interest, you could lose the other
                           surrendering the other       coverage and you may be subject to income tax if
                           policy.                      the policy lapses or is surrendered with a loan
                                                        against it. You may have adverse tax
                                                        consequences. (See "Tax Risk.")

                                                      - If you surrender cash value from another policy
                                                        to buy this one, you could lose coverage on the
                                                        other policy. Also, the surrender may be subject
                                                        to federal and state income tax. You may have
                                                        adverse tax consequences. (See "Tax Risk.")

--------------------------------------------------------------------------------------------------------

TAX RISK                   A policy may be            - Taxable earnings come out first on surrenders or
                           classified as a "modified    loans from a MEC policy or an assignment or
                           endowment contract" (MEC)    pledge of a MEC policy. Federal income tax on
                           for federal income tax       these earnings will apply. State income taxes
                           purposes when issued. If     may also apply. If you are under age 59 1/2, a
                           a policy is not a MEC        10% penalty tax may also apply to these
                           when issued, certain         earnings. After the earnings are withdrawn, then
                           changes you make to the      the after-tax investment in the policy is paid
                           policy may cause it to       out.
                           become a MEC.

                           -----------------------------------------------------------------------------



RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  17

       POLICY RISK               WHAT IT MEANS                          WHAT CAN HAPPEN
TAX RISK (CONTINUED)       If your policy lapses or   - You will be taxed on any earnings in the policy.
                           is fully surrendered with    For non-MEC policies, this includes earnings
                           an outstanding policy        included in the policy's cash surrender value
                           loan, you may experience     and earnings previously taken via existing
                           a significant tax risk,      loans. It could be the case that a policy with a
                           especially if your policy    relatively small existing cash value could have
                           is not a MEC.                significant as yet untaxed earnings that will be
                                                        taxed upon lapse or surrender of the policy.

                                                      - For MEC policies, earnings are the remaining
                                                        earnings in the policy, which could be a
                                                        significant amount depending on the policy.

                                                      - If you drop the old policy as part of an
                                                        exchange under Section 1035 of the Code and
                                                        there is a loan on the policy, there may be
                                                        adverse tax consequences if the total policy
                                                        value (before reductions for the outstanding
                                                        loan) exceeds your investment in the old policy.
                                                        (See "Tax Risk.")

                           -----------------------------------------------------------------------------
                           You may buy this policy    - The tax-deferred accrual of cash values provided
                           to fund a tax-deferred       by the policy is unnecessary because tax
                           retirement plan.             deferral is provided by the tax-deferred
                                                        retirement plan.

                           -----------------------------------------------------------------------------
                           The investments in the     - If a policy fails to qualify as a life insurance
                           subaccount are not           policy because
                           adequately diversified.      it is not adequately diversified, the
                                                        policyholder
                                                        must include in gross income the "income on the
                                                        contract"
                                                        (as defined in Section 7702(g) of the Code).

                           -----------------------------------------------------------------------------

                           Congress may change how    - You could lose any or all of the specific
                           life insurance is taxed      federal income tax attributes and benefits of a
                           at any time.                 life insurance policy including tax-deferred
                                                        accrual of cash values and income tax free death
                           The interpretation of        benefits. For non-MEC policies you could lose
                           current tax law is           your ability to take non-taxable distributions
                           subject to change by the     from the policy.
                           Internal Revenue Service
                           (IRS) or the courts at     - Typically, changes of this type are prospective
                           any time.                    only, but some or all of the attributes could be
                                                        affected.

                           -----------------------------------------------------------------------------

                           The IRS may determine      - You may be taxed on the income of each
                           that you are the owner of    subaccount to the extent of your interest in the
                           the fund shares held by      subaccount.
                           our Variable Account.

--------------------------------------------------------------------------------------------------------


Variable life insurance is a complex vehicle that is subject to market risk, including the potential loss of principal invested. Before you invest, be sure to ask your sales representative about the policy's features, benefits, risks and fees, and whether it is appropriate for you based upon your financial situation and objectives. Your sales representative may or may not be authorized to offer you several different variable life insurance policies in addition to the policy described in this prospectus. Each policy has different features or benefits that may be appropriate for you based on your financial situation and needs, your age and how you intend to use the policy. The different features and benefits may include investment and fund manager options, variations in interest rate amounts and guarantees and surrender charge schedules. The fees and charges may also be different among the policies. Be sure to ask your sales representative about all the options that are available to you.

FUND RISKS
A comprehensive discussion of the risks of each portfolio in which the subaccounts invest may be found in each fund's prospectus. Please refer to the prospectuses for the funds for more information. THE INVESTMENT ADVISERS CANNOT GUARANTEE THAT THE FUNDS WILL MEET THEIR INVESTMENT OBJECTIVES.


18 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

LOADS, FEES AND CHARGES

Policy charges primarily compensate us for:

- providing the insurance benefits of the policy;

- issuing the policy;

- administering the policy;

- assuming certain risks in connection with the policy; and

- distributing the policy.

We deduct some of these charges from your premium payments. We deduct others periodically from your policy value in the fixed account and/or subaccounts. We may also assess a charge if you surrender your policy or the policy lapses. We may profit from one or more of the charges we collect under the policy. We may use these profits for any corporate purpose.

PREMIUM EXPENSE CHARGE

We deduct this charge from each premium payment. We credit the amount remaining after the deduction, called the net premium, to the accounts you have selected. The premium expense charge is 4% of each premium payment. The premium expense charge, in part, compensates us for expenses associated with administering and distributing the policy, including agents' commissions, advertising and printing of prospectuses and sales literature. (The surrender charge, discussed under "Surrender Charge" below, and the administrative charge, discussed under "Administrative Charge" below, also may partially compensate us for these expenses.) The premium expense charge also may compensate us for paying taxes imposed by the State of New York on premiums received by insurance companies. We reserve the right to change the premium expense charge in the future based on our expectations of future investment earnings, persistency and expenses, but guarantee that it will never exceed 4%.


MONTHLY DEDUCTION
On each monthly date we deduct from the value of your policy in the fixed account and/or subaccounts an amount equal to the sum of:

1. the cost of insurance for the policy month;

2. the policy fee shown in your policy;

3. the monthly administrative charge;

4. the monthly mortality and expense risk charge; and

5. charges for any optional insurance benefits provided by rider for the policy month.

We explain each of the five components below.

You specify, in your policy application, what percentage of the monthly deduction from 0% to 100% you want us to take from the fixed account and from each of the subaccounts. You may change these percentages for future monthly deductions by writing to us.

We will take monthly deductions from the fixed account and the subaccounts on a pro rata basis if:

- you do not specify the accounts from which you want us to take the monthly deduction; or

- the value in the fixed account or any subaccount is insufficient to pay the portion of the monthly deduction you have specified.

If the cash surrender value of your policy is not enough to cover the monthly deduction on a monthly anniversary, the policy may lapse. However, the policy will not lapse if the NLG is in effect or the Minimum Initial Premium Period is in effect and the premium payment requirements have been met. (See "No Lapse Guarantee," "Minimum Initial Premium Period," "Grace Period" and "Reinstatement" at the end of this section on policy costs.)

COMPONENTS OF THE MONTHLY DEDUCTION:
1. COST OF INSURANCE: primarily, this is the cost of providing the death benefit under your policy. It depends on:

   - the amount of the death benefit;

   - the policy value; and

   - the statistical risk that the insured will die in a given period.

The cost of insurance for a policy month is calculated as: [A X (B - C)] + D


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  19
where:

   "A" IS THE MONTHLY COST OF INSURANCE RATE based on the insured's insurance age, duration, sex (unless unisex rates are required by law), risk classification and election of WMD. Generally, the cost of insurance rate will increase as the insured's attained insurance age increases.


       We set the rates based on our expectations of mortality, future investment earnings, persistency and expenses. Our current monthly cost of insurance rates are less than the maximum monthly cost of insurance rates guaranteed in the policy. We reserve the right to change rates from time to time; any change will apply to all individuals of the same rate classification. However, rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in your policy. All rates are based on the 2001 Commissioners Standard Ordinary (CSO) Smoker and Nonsmoker Mortality Tables, Age Nearest Birthday.


   "B" IS THE DEATH BENEFIT on the monthly date divided by 1.0016515813 (which reduces our net amount at risk, solely for computing the cost of insurance, by taking into account assumed monthly earnings at an annual rate of 2%).

   "C" IS THE POLICY VALUE on the monthly date. At this point, the policy value has been reduced by the policy fee and any charges for optional riders with the exception of the WMD as it applies to the base policy.

   "D" IS ANY FLAT EXTRA INSURANCE CHARGES we assess as a result of special underwriting considerations.


2. POLICY FEE: this charge primarily reimburses us for expenses associated with issuing the policy, such as processing the application, underwriting the policy and setting up computer records; and associated with administering and distributing the policy, such as processing claims, maintaining records, making policy changes and communicating with owners. We reserve the right to change the charge in the future based on our expectations of future investment earnings, persistency and expenses, but guarantee that it will never exceed $15.00 per month.



3. ADMINISTRATIVE CHARGE: charged each month prior to the insured's attained insurance age 120 anniversary. This charge reimburses us, in part, for expenses associated with issuing the policy, such as processing the application and underwriting the policy. It also partially reimburses us for commissions or other compensation paid to selling firms, advertising and printing of the prospectus and sales literature. We reserve the right to change the administrative charge based on our expectations of future investment earnings, persistency and expenses. However, it will never exceed the guaranteed administrative charge shown in the "Policy Data" section of the policy.


4. MORTALITY AND EXPENSE RISK CHARGE: compensates us for assuming the mortality and expense risks under the policy. (See "Mortality and Expense Risk Charge" for complete discussion.).

5. OPTIONAL INSURANCE BENEFIT CHARGES: charges for any optional benefits you add to the policy by rider. (See "Fee Tables -- Charges Other than Fund Operating Expenses.")

SURRENDER CHARGE
If you surrender your policy or the policy lapses during the first 10 policy years or in the 10 years following an increase in specified amount, we will reduce your policy value, minus indebtedness, by the applicable surrender charge.

The surrender charge primarily reimburses us for costs of issuing the policy, such as processing the application (mostly underwriting) and setting up computer records. It also partially pays for commissions, advertising and printing the prospectus and sales literature.

The maximum surrender charge for the initial specified amount is shown in your policy. It is based on the insured's insurance age, sex, risk classification and initial specified amount. The maximum surrender charge for the initial specified amount will decrease monthly until it is zero at the end of ten policy years. If you increase the specified amount, an additional maximum surrender charge will apply. The additional maximum surrender charge in a revised policy will be based on the insured's attained insurance age, sex (unless unisex rates are required by law), risk classification and the amount of the increase. It will decrease monthly until it is zero at the end of the tenth year following the increase.


The following table illustrates the maximum surrender charge for VUL 5 - NY and VUL 5 ES - NY. For VUL 5 - NY, we assume a male, insurance age 35 qualifying for preferred nontobacco rates and the specified amount to be $400,000. For


20 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

VUL 5 ES - NY, we assume a male, insurance age 40 qualifying for preferred nontobacco rates and the specified amount to be $2,000,000.




LAPSE OR
SURRENDER
AT
BEGINNING                              MAXIMUM SURRENDER CHARGE
OF YEAR                      VUL 5 - NY                       VUL 5 ES - NY

      1                       8,382.53                          47,695.00

      2                       8,076.93                          45,955.00

      3                       7,771.33                          44,215.00

      4                       7,465.73                          42,475.00

      5                       7,160.13                          40,735.00

      6                       6,765.33                          38,487.67

      7                       5,389.33                          30,659.67

      8                       4,013.33                          22,831.67

      9                       2,637.33                          15,003.67

     10                       1,261.33                           7,175.67

     11                           0.00                               0.00



PARTIAL SURRENDER CHARGE
If you surrender part of the value of your policy, we will charge you $25 (or 2% of the amount surrendered, if less). We guarantee that this charge will not increase for the duration of your policy.

If the AdvanceSource rider is on your policy, once notice of claim is received, partial surrenders are no longer allowed.

MORTALITY AND EXPENSE RISK CHARGE
The mortality and expense risk charge is deducted monthly as part of the monthly deduction. It compensates us for assuming the mortality and expense risks under the policy. It is equal to:

(A) X (B)
---------  where:
    12



          "A" is the variable account value; and

          "B" is the guaranteed mortality and expense risk rate shown in the "Policy Data" section of the policy.

The charge primarily compensates us for:

- MORTALITY RISK -- the risk that the cost of insurance charge will be insufficient to meet actual claims.

- EXPENSE RISK -- the risk that the policy fee and the surrender charge (described above) may be insufficient to cover the cost of administering the policy.


Any profit from the mortality and expense risk charge would be available to us for any proper corporate purpose including, among others, payment of sales and distribution expenses, which we do not expect to be covered by the premium expense charge, the administrative charge and surrender charges discussed earlier. We will make up any further deficit from our general assets. We reserve the right to change the mortality and expense risk rate based on our expectations of mortality, future investment earnings, persistency and expenses. However, it will never exceed the guaranteed mortality and expense risk rate shown in the "Policy Data" section of the policy.


ANNUAL OPERATING EXPENSES OF THE FUNDS
Any applicable management fees, 12b-1 fees and other expenses of the funds are deducted from, and paid out of, the assets of the funds as described in each fund's prospectus.

EFFECT OF LOADS, FEES AND CHARGES
Your death benefits, policy values and cash surrender values may fluctuate due to an increase or decrease in the following charges:

- cost of insurance charges;

- surrender charges;

- cost of optional insurance benefits;

- policy fees;

- administrative charges;

- mortality and expense risk charges; and


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  21

- annual operating expenses of the funds, including management fees, 12b-1 fees and other expenses.

In addition, your death benefits, policy values and cash surrender values may change daily as a result of the investment experience of the subaccounts.

OTHER INFORMATION ON CHARGES
We may reduce or eliminate various fees and charges on a basis that is fair and reasonable and applies to all policy owners in the same class. We may do this for example when we incur lower sales costs and/or perform fewer administrative services than usual.

RIVERSOURCE LIFE OF NY

We are a stock life insurance company organized in 1972 under the laws of the State of New York and are located at 20 Madison Avenue Extension, Albany, NY 12203. Our mailing address is: 20 Madison Avenue Extension, P.O. Box 5144, Albany, NY 12205. We are a wholly-owned subsidiary of RiverSource Life Insurance Company, which is a wholly-owned subsidiary of Ameriprise Financial, Inc.

We conduct a conventional life insurance business in the State of New York. Our primary products currently include fixed and variable annuity contracts and life insurance policies.

THE VARIABLE ACCOUNT AND THE FUNDS

THE VARIABLE ACCOUNT: The variable account consists of a number of subaccounts, each of which invests in shares of a particular fund. Income, gains and losses of each subaccount are credited to or charged against the assets of that subaccount alone. Therefore, the investment performance of each subaccount is independent of the investment performance of our company assets. We will not charge a subaccount with the liabilities of any other subaccount or with the liabilities of any other business we conduct. We are obligated to pay all amounts promised to you under the policies.

THE FUNDS: The policy currently offers subaccounts investing in shares of the funds listed in the table below.

- INVESTMENT OBJECTIVES: The investment managers and advisers cannot guarantee that the funds will meet their investment objectives. Please read the funds' prospectuses for facts you should know before investing. These prospectuses are available by contacting us at the address or telephone number on the first page of this prospectus.

- FUND NAME AND MANAGEMENT: A fund underlying your policy in which a subaccount invests may have a name, portfolio manager, objectives, strategies and characteristics that are the same or substantially similar to those of a publicly-traded retail mutual fund. Despite these similarities, an underlying fund is not the same as any publicly-traded retail mutual fund. Each underlying fund will have its own unique portfolio holdings, fees, operating expenses and operating results. The results of each underlying fund may differ significantly from any publicly-traded retail mutual fund.

- ELIGIBLE PURCHASERS: All funds are available to serve as the underlying investments for variable annuities and variable life insurance policies. The funds are not available to the public (see "Fund name and management" above). Some funds also are available to serve as investment options for tax-deferred retirement plans. It is possible that in the future for tax, regulatory or other reasons, it may be disadvantageous for variable annuity accounts and variable life insurance accounts and/or tax-deferred retirement plans to invest in the available funds simultaneously. Although we and the fund providers do not currently foresee any such disadvantages, the boards of directors or trustees of each fund will monitor events in order to identify any material conflicts between annuity owners, policy owners and tax-deferred retirement plans and to determine what action, if any, should be taken in response to a conflict. If a board were to conclude that it should establish separate funds for the variable annuity, variable life insurance and tax-deferred retirement plan accounts, you would not bear any expenses associated with establishing separate funds. Please refer to the funds' prospectuses for risk disclosure regarding simultaneous investments by variable annuity, variable life insurance and tax-deferred retirement plan accounts. Each fund intends to comply with the diversification requirements under Section 817(h) of the Code.

- ASSET ALLOCATION PROGRAMS MAY IMPACT FUND PERFORMANCE: Asset allocation programs in general may negatively impact the performance of the underlying fund. Even if you do not participate in an asset allocation program, a fund in which your subaccount invests may be impacted if it is included in an asset allocation program. Rebalancing or reallocation under the terms of the asset allocation program may cause a fund to lose money if it must sell large amounts of securities to meet a redemption request. These losses can be greater if the fund holds securities that are not as liquid as others, for example, various types of bonds, shares of smaller companies, and securities of foreign issuers. A fund may also experience higher expenses because it must sell or buy securities more frequently than it otherwise might in the absence of asset allocation program rebalancing or reallocations. Because asset allocation programs include periodic rebalancing and may also include reallocation, these effects may occur under the asset allocation program we offer or under asset allocation programs used in conjunction with the policies, contracts and plans of other eligible purchasers of the funds.


22 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

- FUNDS AVAILABLE UNDER THE POLICY: We seek to provide a broad array of underlying funds taking into account the fees and charges imposed by each fund and the policy charges we impose. We select the underlying funds in which the subaccounts initially invest and when there is a substitution (see "Substitution of Investments"). We also make all decisions regarding which funds to retain in a policy, which funds to add to a policy and which funds will no longer be offered in a policy. In making these decisions, we may consider various objective and subjective factors. Objective factors include, but are not limited to, fund performance, fund expenses, classes of fund shares available, size of the fund, and investment objectives and investing style of the fund. Subjective factors include, but are not limited to, investment sub-styles and process, management skill and history at other funds, and portfolio concentration and sector weightings. We also consider the levels and types of revenue, including but not limited to expense payments and non-cash compensation a fund, its distributor, investment adviser, subadviser, transfer agent or their affiliates pay us and our affiliates. This revenue includes, but is not limited to compensation for administrative services provided with respect to the fund and support of marketing and distribution expenses incurred with respect to the fund.

- REVENUE WE RECEIVE FROM THE FUNDS MAY CREATE POTENTIAL CONFLICTS OF INTEREST:
  We or our affiliates receive from each of the funds, or the funds' affiliates, varying levels and types of revenue, including but not limited to expense payments and non-cash compensation. The amount of this revenue and how it is computed varies by fund, may be significant and may create potential conflicts of interest. The greatest amount and percentage of revenue we and our affiliates receive comes from assets allocated to subaccounts investing in the funds that are managed by our affiliates Columbia Management Investment Advisers, LLC (Columbia Management Investment Advisers) and Columbia Wanger Asset Management, LLC (Columbia Wanger Asset Management) (affiliated funds).

  Employee compensation and operating goals at all levels are tied to the success of Ameriprise Financial, Inc. and its affiliates, including us. Certain employees may receive higher compensation and other benefits based, in part, on policy values that are invested in the affiliated funds. We or our affiliates receive revenue which ranges up to 0.64% of the average daily net assets invested in the underlying funds through this policy and other policies and contracts that we and our affiliate life insurance company issue. We or our affiliates may also receive revenue which ranges up to 0.04% of aggregate, net or anticipated sales of underlying funds through this policy and other policies and contracts that we and our affiliates issue. Please see the Statement of Additional Information (SAI) for a table that ranks the underlying funds according to total dollar amounts that their affiliates paid us or our affiliates in the prior calendar year.

  Expense payments, non-cash compensation and other forms of revenue may influence recommendations your sales representative makes regarding whether you should invest in the policy and whether you should allocate premiums or policy value to a subaccount that invests in a particular fund (see "Distribution of the Policy").

  The revenue we and/or our affiliates receive from a fund or its affiliates is in addition to revenue we receive from the charges you pay when buying, owning and surrendering the policy (see "Fee Tables"). However, the revenue we and/or affiliates receive from a fund or its affiliates may come, at least in part, from the fund's fees and expenses you pay indirectly when you allocate policy value to the subaccount that invests in that fund.

- WHY REVENUES ARE PAID TO US: In accordance with applicable laws, regulations and the terms of the agreements under which such revenue is paid, we or our affiliates may receive these revenues, including, but not limited to expense payments and non-cash compensation for various purposes including:

  - Compensating, training and educating sales representatives who sell the policies.

  - Granting access to our employees whose job it is to promote sales of the policies by authorized selling firms and their sales representatives, and granting access to sales representatives of our affiliated selling firms.

  - Activities or services we or our affiliates provide that assist in the promotion and distribution of the policies including promoting the funds available under the policies to prospective and existing policy owners, authorized selling firms and sales representatives.

  - Providing sub-transfer agency and shareholder servicing to policy owners.

  - Promoting, including and/or retaining the fund's investment portfolios as underlying investment options in the policies.

  - Advertising, printing and mailing sales literature, and printing and distributing prospectuses and reports.

  - Furnishing personal services to policy owners, including education of policy owners, answering routine inquiries regarding a fund, maintaining accounts or providing such other services eligible for service fees as defined under the rules of the Financial Industry Regulatory Authority (FINRA).

  - Subaccounting, transaction processing, recordkeeping and administration.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  23

- SOURCES OF REVENUE RECEIVED FROM AFFILIATED FUNDS: The affiliated funds are managed by Columbia Management Investment Advisers. The sources of revenue we receive from these affiliated funds, or from affiliates of these funds, may include, but are not necessarily limited to, the following:

  - Assets of the fund's adviser and transfer agent or an affiliate of these. The revenue resulting from these sources may be based either on a percentage of average daily net assets of the fund or on the actual cost of certain services we provide with respect to the fund. We may receive this revenue either in the form of a cash payment or it may be allocated to us.

  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.

- SOURCES OF REVENUE RECEIVED FROM UNAFFILIATED FUNDS: The unaffiliated funds are not managed by an affiliate of ours. The sources of revenue we receive from these unaffiliated funds, or the funds' affiliates, may include, but are not necessarily limited to, the following:

  - Assets of the fund's adviser, subadviser, transfer agent or an affiliate of these and assets of the fund's distributor or an affiliate. The revenue resulting from these sources usually is based on a percentage of average daily net assets of the fund but there may be other types of payment arrangements.

  - Compensation paid out of 12b-1 fees that are deducted from fund assets and disclosed in the "12b-1 fees" column of the "Annual Operating Expenses of the Funds" table.


24 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

YOU CAN DIRECT YOUR NET PREMIUMS AND TRANSFERS TO ANY OR ALL OF THE SUBACCOUNTS OF THE VARIABLE ACCOUNT THAT INVEST IN SHARES OF THE FOLLOWING FUNDS:



----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
AllianceBernstein  Seeks long-term growth of capital.           AllianceBernstein L.P.
VPS Large Cap
Growth Portfolio
(Class B)
----------------------------------------------------------------------------------------

American Century   Seeks long-term capital growth. Income is a  American Century
VP Value, Class    secondary objective.                         Investment Management,
II                                                              Inc.
----------------------------------------------------------------------------------------

BlackRock Global   Seeks high total investment return.          BlackRock Advisors, LLC,
Allocation V.I.                                                 adviser; BlackRock
Fund (Class III)                                                Investment Management,
                                                                LLC and BlackRock
                                                                International Limited,
                                                                sub-advisers.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum total investment return        Columbia Management
Portfolio - Bala-  through a combination of capital growth and  Investment Advisers, LLC
nced Fund (Class   current income.
3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks maximum current income consistent      Columbia Management
Portfolio - Cash   with liquidity and stability of principal.   Investment Advisers, LLC
Management Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income while     Columbia Management
Portfolio - Dive-  attempting to conserve the value of the      Investment Advisers, LLC
rsified Bond Fund  investment for the longest period of time.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and, as   Columbia Management
Portfolio - Divi-  a secondary goal, steady growth of capital.  Investment Advisers, LLC dend Opportunity
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - Large                                               Investment Advisers, LLC
Core Quantitative
Fund (Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Emer-                                               Investment Advisers, LLC
ging Markets Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Non-diversified fund that seeks high total   Columbia Management
Portfolio - Glob-  return through income and growth of          Investment Advisers, LLC
al Bond Fund       capital.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks total return, consisting of a high     Columbia Management
Portfolio - High   level of income and capital appreciation.    Investment Advisers, LLC
Income Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high current income, with capital      Columbia Management
Portfolio - High   growth as a secondary objective.             Investment Advisers, LLC
Yield Bond Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high total return through current      Columbia Management
Portfolio - Inco-  income and capital appreciation.             Investment Advisers, LLC
me Opportunities
Fund (Class 2)
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  25

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Columbia Variable  Seeks capital appreciation.                  Columbia Management
Portfolio - In-                                                 Investment Advisers,
ternational                                                     LLC, adviser;
Opportunity Fund                                                Threadneedle
(Class 2)                                                       International Limited,
                                                                an indirect wholly-owned
                                                                subsidiary of Ameriprise
                                                                Financial, sub-adviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Large                                               Investment Advisers, LLC
Cap Growth Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks level of current income consistent     Columbia Management
Portfolio - Limi-  with preservation of capital.                Investment Advisers, LLC
ted Duration
Credit Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico International                                               LLC, adviser; Marsico
Opportunities                                                   Capital Management, LLC,
Fund (Class 2)                                                  subadviser.
----------------------------------------------------------------------------------------

Columbia Variable  Seeks growth of capital.                     Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Growth
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Mid                                                 Investment Advisers, LLC
Cap Value
Opportunity Fund
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital appreciation.        Columbia Management
Portfolio - S&P                                                 Investment Advisers, LLC
500 Index Fund
(Class 3)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term growth of capital.           Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Large-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks long-term capital growth.              Columbia Management
Portfolio - Sele-                                               Investment Advisers, LLC
ct Smaller-Cap
Value Fund (Class
2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Short  safety of principal consistent with          Investment Advisers, LLC
Duration U.S.      investment in U.S. government and
Government Fund    government agency securities.
(Class 2)
----------------------------------------------------------------------------------------

Columbia Variable  Seeks high level of current income and       Columbia Management
Portfolio - Stra-  capital growth as a secondary objective.     Investment Advisers, LLC
tegic Income Fund
(Class 2)
----------------------------------------------------------------------------------------

DWS Alternative    Seeks capital appreciation                   Deutsche Investment
Asset Allocation                                                Management Americas
VIP, Class B                                                    Inc., adviser; QS
                                                                Investors, LLC and RREEF
                                                                America L.L.C., sub-
                                                                advisers.
----------------------------------------------------------------------------------------



26 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Fidelity(R) VIP    Seeks long-term capital appreciation.        Fidelity Management &
Contrafund(R)      Normally invests primarily in common         Research Company (FMR)
Portfolio Service  stocks. Invests in securities of companies   is the fund's manager.
Class 2            whose value it believes is not fully         FMR Co., Inc. (FMRC) and
                   recognized by the public. Invests in either  other investment
                   "growth" stocks or "value" stocks or both.   advisers serve as sub-
                   The fund invests in domestic and foreign     advisers for the fund.
                   issuers.
----------------------------------------------------------------------------------------

Fidelity(R) VIP    Seeks long-term growth of capital. Normally  Fidelity Management &
Mid Cap Portfolio  invests primarily in common stocks.          Research Company (FMR)
Service Class 2    Normally invests at least 80% of assets in   is the fund's manager.
                   securities of companies with medium market   FMR Co., Inc. (FMRC) and
                   capitalizations. May invest in companies     other investment
                   with smaller or larger market                advisers serve as sub-
                   capitalizations. Invests in domestic and     advisers for the fund.
                   foreign issuers. The Fund invests in either
                   "growth" or "value" common stocks or both.
----------------------------------------------------------------------------------------

FTVIPT Franklin    Seeks long-term total return. The fund       Franklin Advisory
Small Cap Value    normally invests at least 80% of its net     Services, LLC
Securities         assets in investments of small
Fund - Class 2     capitalization companies.
----------------------------------------------------------------------------------------

FTVIPT Mutual      Seeks capital appreciation, with income as   Franklin Mutual
Shares Securities  a secondary goal. The fund normally invests  Advisers, LLC
Fund - Class 2     primarily in U.S. and foreign equity
                   securities that the manager believes are
                   undervalued.
----------------------------------------------------------------------------------------

Janus Aspen        Seeks long-term growth of capital.           Janus Capital Management
Series Janus                                                    LLC
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

Janus Aspen        Seeks the highest return over time           Janus Capital Management
Series Moderate    consistent with an emphasis on growth of     LLC
Allocation         capital and income.
Portfolio:
Service Shares
----------------------------------------------------------------------------------------

MFS(R) Utilities   Seeks total return.                          MFS(R) Investment
Series - Service                                                Management
Class
----------------------------------------------------------------------------------------

Morgan Stanley     Seeks long-term capital growth by investing  Morgan Stanley
UIF Mid Cap        primarily in common stocks and other equity  Investment Management
Growth Portfolio,  securities.                                  Inc.
Class II Shares
----------------------------------------------------------------------------------------

Neuberger Berman   Seeks long-term growth of capital by         Neuberger Berman
Advisers           investing primarily in securities of         Management LLC
Management Trust   companies that meet the Fund's financial
Socially           criteria and social policy.
Responsive
Portfolio (Class
S)
----------------------------------------------------------------------------------------

Oppenheimer        Seeks long-term capital appreciation by      OppenheimerFunds, Inc.
Global Securities  investing a substantial portion of its
Fund/VA, Service   assets in securities of foreign issuers,
Shares             "growth-type" companies, cyclical
                   industries and special situations that are
                   considered to have appreciation
                   possibilities.
----------------------------------------------------------------------------------------

Oppenheimer Main   Seeks capital appreciation.                  OppenheimerFunds, Inc.
Street Small- &
Mid-Cap
Fund(R)/VA,
Service Shares
----------------------------------------------------------------------------------------

PIMCO VIT All      Seeks maximum real return consistent with    Pacific Investment
Asset Portfolio,   preservation of real capital and prudent     Management Company LLC
Advisor Share      investment management.                       (PIMCO)
Class
----------------------------------------------------------------------------------------

PIMCO VIT Global   Seeks total return which exceeds that of a   Pacific Investment
Multi-Asset        blend of 60% MSCI World Index/40% Barclays   Management Company LLC
Portfolio,         Capital U.S. Aggregate Index.                (PIMCO)
Advisor Class
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  27

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Aggr-  consistent with an aggressive level of       Investment Advisers, LLC
essive Portfolio   risk. This is a "fund of funds" and seeks
(Class 2)          to achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in equity securities and also
                   invests a small amount in underlying funds
                   that invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income.          Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Diversified Bond                                                Century Investment
Fund (Class 2)                                                  Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Amer-                                               Investment Advisers,
ican Century                                                    LLC, adviser; American
Growth Fund                                                     Century Investment
(Class 2)                                                       Management, Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Non-diversified fund that seeks total        Columbia Management
Portfolio - Blac-  return that exceeds the rate of inflation    Investment Advisers,
kRock Global       over the long term.                          LLC, adviser; BlackRock
Inflation-                                                      Financial Management,
Protected                                                       Inc., subadviser.
Securities Fund
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger                                                     LLC, adviser; Columbia
International                                                   Wanger Asset Management
Equities Fund                                                   LLC, subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Colu-                                               Investment Advisers,
mbia Wanger U.S.                                                LLC, adviser; Columbia
Equities Fund                                                   Wanger Asset Management
(Class 2)                                                       LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Cons-  consistent with a conservative level of      Investment Advisers, LLC
ervative           risk. This is a "fund of funds" and seeks
Portfolio (Class   to achieve its objective by investing in a
2)                 combination of underlying funds. The fund
                   invests primarily in underlying funds that
                   invest in fixed income securities.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Davis                                               Investment Advisers,
New York Venture                                                LLC, adviser; Davis
Fund (Class 2)                                                  Selected Advisers, L.P.,
(Effective on or                                                subadviser.
about Nov. 16,
2012 the fund
will change its
name to Variable
Portfolio - Sit
Dividend Growth
Fund (Class 2)
and the
subadviser will
change from Davis
Selected
Advisers, L.P. to
Sit Investment
Associates, Inc.)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital appreciation.        Columbia Management
Portfolio - DFA                                                 Investment Advisers,
International                                                   LLC, adviser;
Value Fund (Class                                               Dimensional Fund
2)                                                              Advisors, L.P.,
                                                                subadviser.
----------------------------------------------------------------------------------------




28 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks high level of current income.          Columbia Management
Portfolio - Eaton                                               Investment Advisers,
Vance Floating-                                                 LLC, adviser; Eaton
Rate Income Fund                                                Vance Management,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Gold-                                               Investment Advisers,
man Sachs Mid Cap                                               LLC, adviser; Goldman
Value Fund (Class                                               Sachs Asset Management,
2) (Effective on                                                L.P., subadviser.
or about Nov. 16,
2012 the fund
will change its
name to Variable
Portfolio - Vict-
ory Established
Value Fund (Class
2) and the
subadviser will
change from
Goldman Sachs
Asset Management,
L.P. to Victory
Capital
Management, Inc.)
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Inve-                                               Investment Advisers,
sco International                                               LLC, adviser; Invesco
Growth Fund                                                     Advisers, Inc.,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of current income while     Columbia Management
Portfolio - J.P.   conserving the value of the investment for   Investment Advisers,
Morgan Core Bond   the longest period of time.                  LLC, adviser; J.P.
Fund (Class 2)                                                  Morgan Investment
                                                                Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Jenn-                                               Investment Advisers,
ison Mid Cap                                                    LLC, adviser; Jennison
Growth Fund                                                     Associates LLC,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Mars-                                               Investment Advisers,
ico Growth Fund                                                 LLC, adviser; Marsico
(Class 2)                                                       Capital Management, LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - MFS                                                 Investment Advisers,
Value Fund (Class                                               LLC, adviser;
2)                                                              Massachusetts Financial
                                                                Services Company,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderate level of risk.    Investment Advisers, LLC
rate Portfolio     This is a "fund of funds" and seeks to
(Class 2)          achieve its objective by investing in a
                   combination of underlying funds. The fund
                   invests primarily in a balance of
                   underlying funds that invest in fixed
                   income securities and underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately aggressive      Investment Advisers, LLC
rately Aggressive  level of risk. This is a "fund of funds"
Portfolio (Class   and seeks to achieve its objective by
2)                 investing in a combination of underlying
                   funds. The fund invests primarily in
                   underlying funds that invest in equity
                   securities and also invests a moderate
                   amount in underlying funds that invest in
                   fixed income securities.
----------------------------------------------------------------------------------------




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  29

----------------------------------------------------------------------------------------
INVESTING IN       INVESTMENT OBJECTIVE AND POLICIES            INVESTMENT ADVISER
----------------------------------------------------------------------------------------
Variable           Seeks high level of total return that is     Columbia Management
Portfolio - Mode-  consistent with a moderately conservative    Investment Advisers, LLC
rately             level of risk. This is a "fund of funds"
Conservative       and seeks to achieve its objective by
Portfolio (Class   investing in a combination of underlying
2)                 funds. The fund invests primarily in
                   underlying funds that invest in fixed
                   income securities and also invests a
                   moderate amount in underlying funds that
                   invest in equity securities.
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income and capital  Columbia Management
Portfolio - Morg-  appreciation.                                Investment Advisers,
an Stanley Global                                               LLC, adviser; Morgan
Real Estate Fund                                                Stanley Investment
(Class 2)                                                       Management Inc.,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks to provide long-term growth of         Columbia Management
Portfolio - NFJ    capital and income.                          Investment Advisers,
Dividend Value                                                  LLC, adviser; NFJ
Fund (Class 2)                                                  Investment Group LLC,
                                                                subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Nuve-                                               Investment Advisers,
en Winslow Large                                                LLC, adviser; Winslow
Cap Growth Fund                                                 Capital Management,
(Class 2)                                                       Inc., subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term capital growth.              Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; London
Growth Fund                                                     Company of Virginia,
(Class 2)                                                       doing business as The
                                                                London Company, Palisade
                                                                Capital Management,
                                                                L.L.C. and Wells Capital
                                                                Management Incorporated,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Part-                                               Investment Advisers,
ners Small Cap                                                  LLC, adviser; Barrow,
Value Fund (Class                                               Hanley, Mewhinney &
2)                                                              Strauss, Inc., Denver
                                                                Investment Advisors LLC,
                                                                Donald Smith & Co.,
                                                                Inc., River Road Asset
                                                                Management, LLC and
                                                                Turner Investment
                                                                Partners, Inc.,
                                                                subadvisers.
----------------------------------------------------------------------------------------

Variable           Seeks to provide total return through        Columbia Management
Portfolio - PIMCO  current income and capital appreciation.     Investment Advisers,
Mortgage-Backed                                                 LLC, adviser; Pacific
Securities Fund                                                 Investment Management
(Class 2)                                                       Company LLC, subadviser.
----------------------------------------------------------------------------------------

Variable           Seeks long-term growth of capital.           Columbia Management
Portfolio - Pyra-                                               Investment Advisers,
mis(R)                                                          LLC, adviser; Pyramis
International                                                   Global Advisers, LLC,
Equity Fund                                                     subadviser.
(Class 2)
----------------------------------------------------------------------------------------

Variable           Seeks to provide current income consistent   Columbia Management
Portfolio - Wells  with capital preservation.                   Investment Advisers,
Fargo Short                                                     LLC, adviser; Wells
Duration                                                        Capital Management
Government Fund                                                 Incorporated,
(Class 2)                                                       subadviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Opportunity                                                     adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------

Wells Fargo        Seeks long-term capital appreciation.        Wells Fargo Funds
Advantage VT                                                    Management, LLC,
Small Cap Growth                                                adviser; Wells Capital
Fund - Class 2                                                  Management Inc., sub-
                                                                adviser.
----------------------------------------------------------------------------------------





30 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

PLEASE REFER TO THE PROSPECTUSES FOR THE FUNDS FOR MORE INFORMATION. THESE PROSPECTUSES ARE AVAILABLE BY CONTACTING US AT THE ADDRESS OR TELEPHONE NUMBER ON THE FIRST PAGE OF THIS PROSPECTUS.

RELATIONSHIP BETWEEN FUNDS AND SUBACCOUNTS
Each subaccount buys shares of the appropriate fund at net asset value without a sales charge. Dividends and capital gain distributions from a fund are reinvested at net asset value without a sales charge and held by the subaccount as an asset. Each subaccount redeems fund shares without a charge (unless the fund imposes a redemption fee) to the extent necessary to make death benefit or other payments under the policy.

SUBSTITUTION OF INVESTMENTS
We may substitute the funds in which the subaccounts invest if:

- laws or regulations change;

- the existing funds become unavailable; or

- in our judgment, the funds no longer are suitable (or are no longer the most suitable) for the subaccounts.

If any of these situations occur, and if we believe it is in the best interest of persons having voting rights under the policy, we have the right to substitute a fund currently listed in this prospectus (existing fund) for another fund (new fund). The new fund may have higher fees and/or operating expenses than the existing fund. Also, the new fund may have investment objectives and policies and/or investment advisers which differ from the existing fund.

We will notify you of any substitution or change. If we notify you that a subaccount will be eliminated or closed, you will have a certain period of time to tell us where to reallocate premiums or policy value currently allocated to that subaccount. If we do not receive your reallocation instructions by the due date, we automatically will reallocate to the subaccount investing in the Columbia Variable Portfolio - Cash Management Fund. You may then transfer this reallocated amount in accordance with the transfer provisions of your policy. A reallocation and subsequent transfer for this purpose will not count against any maximum number of transfers per year we may impose under the policy. (See "Transfers Between the Fixed Account and Subaccounts.")

If the Columbia Variable Portfolio - Cash Management Fund liquidates, we will delay payments of any transfer, surrender, loan or death benefit from the fund until the fund is liquidated.

In the event of any such substitution or change, we may, without the consent or approval of owners, amend the policy and take whatever action is necessary and appropriate. However, we will not make any substitution or change without any necessary approval of the SEC or state insurance department.

VOTING RIGHTS
As a policy owner with investments in any subaccount, you may vote on important fund matters. We are the legal owner of all fund shares and therefore hold all voting rights. However, to the extent required by law, we will vote the shares of each fund according to instructions we receive from owners. If we do not receive timely instructions from you, we will vote your shares in the same proportion as the shares for which we do receive instructions. We also will vote fund shares for which we have voting rights in the same proportion as those shares in that subaccount for which we receive instructions. We will send you notice of each shareholder meeting, together with any proxy solicitation materials and a statement of the number of votes for which you are entitled to give instructions.

THE FIXED ACCOUNT

You can allocate net premiums to the fixed account or transfer policy value from the subaccounts to the fixed account (with certain restrictions, explained in "Transfers Between the Fixed Account and Subaccounts"). Amounts allocated to the fixed account become part of our general account. The general account includes all assets we own other than those in the variable account and other separate accounts. Subject to applicable law, we have sole discretion to decide how assets of the fixed account will be invested. The assets held in our general account support the guarantees under your policy, including the death benefits. You should be aware that our general account is exposed to the risks normally associated with a portfolio of fixed-income securities including interest rate, option, liquidity and credit risk. You should also be aware that we issue other types of insurance policies and financial products as well, and we also pay our obligations under these products from assets in our general account. Our general account is not segregated or insulated from the claims of our creditors. The financial statements contained in the SAI include a further discussion of the risks inherent within the investments of the general account.

Placing policy value in the fixed account does not entitle you to share in the fixed account's investment experience, nor does it expose you to the account's investment risk. Instead, we guarantee that the policy value you place in the fixed account will accrue interest at an effective annual rate of at least 2%, independent of the actual investment experience of the account. Keep in mind that this guarantee is based on our continued claims-paying ability. We are not obligated to credit interest at any rate higher than 2%, although we may do so at our sole discretion. Rates higher than 2% may change from time to time, at our

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

discretion, and will be based on reasonable assumptions as to investment income, mortality, persistency and expenses. We will not credit interest in excess of 2% on any portion of policy value in the fixed account against which you have a policy loan outstanding.

Because of exemptive and exclusionary provisions, interests in the fixed account have not been registered under the Securities Act of 1933 and the fixed account has not been registered as an investment company under the Investment Company Act of 1940. Accordingly, neither the fixed account nor any interests in it are subject to the provisions of these Acts and the staff of the SEC has not reviewed the disclosures in this prospectus relating to the fixed account. Disclosures regarding the fixed account may, however, be subject to certain generally applicable provisions of the federal securities laws relating to the accuracy and completeness of statements made in prospectuses.

PURCHASING YOUR POLICY

APPLICATION
Your sales representative will help you complete an application and send it along with your initial premium payment to our home office. We are required by law to obtain personal information from you which we will use to verify your identity. If you do not provide this information, we reserve the right to refuse to issue your policy or take other steps we deem reasonable. When you apply, you:

- select a specified amount of insurance;

- select a death benefit option;

- designate a beneficiary; and

- state how premiums are to be allocated among the fixed account and/or the subaccounts.

INSURABILITY: Before issuing your policy, we require satisfactory evidence of the insurability of the person whose life you propose to insure (yourself or someone else). Our underwriting department will review your application and any medical information or other data required to determine whether the proposed individual is insurable under our underwriting rules. We may decline your application if we determine the individual is not insurable and we will return any premium you have paid.

AGE LIMIT: We generally will not issue a policy where the proposed insured is over the insurance age of 85. We may, however, do so at our sole discretion.

RISK CLASSIFICATION: The risk classification is based on the insured's health, occupation or other relevant underwriting standards. This classification will affect the monthly deduction and may affect the cost of certain optional insurance benefits. (See "Loads, Fees and Charges.")

OTHER CONDITIONS: In addition to proving insurability, you and the insured must also meet certain conditions, stated in the application form, before coverage will become effective and your policy will be delivered to you. The only way the policy may be modified is by a written agreement signed by our President, or one of our Vice Presidents, Secretaries or Assistant Secretaries.

INCONTESTABILITY: We will have two years from the effective date of your policy or from reinstatement of your policy (see "Keeping the Policy in Force -- Reinstatement") to contest the truth of statements or representations in your application. After the policy has been in force during the insured's lifetime for two years from the policy date, we cannot contest the truth of statements or representations in your application.

PREMIUMS
PAYMENT OF PREMIUMS: In applying for your policy, you decide how much you intend to pay and how often you will make payments. DURING THE FIRST SEVERAL POLICY YEARS UNTIL THE POLICY VALUE IS SUFFICIENT TO COVER THE SURRENDER CHARGE, WE REQUIRE THAT YOU PAY THE MINIMUM INITIAL PREMIUM IN EFFECT IN ORDER TO KEEP THE POLICY IN FORCE.

You may schedule payments annually, semiannually or quarterly. (We must approve payment at any other interval.) We show this premium schedule in your policy. You may also pay premiums by bank authorization on a monthly or quarterly basis under our current company practice. We reserve the right to change this practice.

The scheduled premium serves only as an indication of your intent as to the frequency and amount of future premium payments. You may skip scheduled premium payments at any time if your cash surrender value is sufficient to pay the monthly deduction or if you have paid sufficient premiums to keep the NLG in effect.

You may also change the amount and frequency of scheduled premium payments by written request. We reserve the right to limit the amount of such changes. Any change in the premium amount is subject to applicable tax laws and regulations.

Although you have flexibility in paying premiums, the amount and frequency of your payments will affect the policy value, cash surrender value and length of time your policy will remain in force, as well as affect whether the NLG remains in effect.


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PREMIUM LIMITATIONS: You may make unscheduled premium payments at any time and in any amount of at least $25. We reserve the right to limit the number and amount of unscheduled premium payments. No premium payments, scheduled or unscheduled, are allowed on or after the insured's attained insurance age 120.

ALLOCATION OF PREMIUMS: Until the policy date, we hold premiums, if any, in the fixed account and we credit interest on any net premiums (gross premiums minus premium expense charge) at the current fixed account rate. As of the policy date, we will allocate the net premiums plus accrued interest to the accounts you have selected in your application. At that time, we will begin to assess the monthly deduction and other charges.

ADDITIONAL PREMIUMS: We credit additional premiums you make to your accounts on the valuation date we receive them. If we receive an additional premium at our home office before the close of business, we will credit any portion of that premium allocated to the subaccounts using the accumulation unit value we calculate on the valuation date we received the premium. If we receive an additional premium at our home office at or after the close of business, we will credit any portion of that premium allocated to the subaccounts using the accumulation unit value we calculate on the next valuation date after we received the premium.

LIMITATIONS ON USE OF THE POLICY
If mandated by applicable law, including, but not limited to, federal anti-money laundering laws, we may be required to reject a premium payment. We may also be required to block an owner's access to policy values or to satisfy other statutory obligations. Under these circumstances we may refuse to implement requests for transfers, surrenders or death benefits until instructions are received from the appropriate government authority or a court of competent jurisdiction.

POLICY VALUE

The value of your policy is the sum of values in the fixed account and each subaccount of the variable account. We value your accounts as follows:

FIXED ACCOUNT
We value the amounts you allocated to the fixed account directly in dollars. The fixed account value equals:

- the sum of your net premiums and transfer amounts (including loan transfers) allocated to the fixed account; plus

- interest credited; minus

- the sum of amounts surrendered (including any applicable surrender charges) and amounts transferred out (including loan transfers); minus

- any portion of the monthly deduction for the coming month that is allocated to the fixed account.

SUBACCOUNTS
We convert amounts you allocated to the subaccounts into accumulation units. Each time you allocate a net premium or transfer into one of the subaccounts, we credit a certain number of accumulation units to your policy for that subaccount. Conversely, each time you take a partial surrender, transfer amounts out of a subaccount, or we assess a charge, we subtract a certain number of accumulation units from your policy value.

Accumulation units are the true measure of investment value in each subaccount. They are related to, but not the same as, the net asset value of the fund in which the subaccount invests. The dollar value of each accumulation unit can rise or fall daily depending on the variable account expenses, performance of the fund and on certain fund expenses. Here is how we calculate accumulation unit values:

NUMBER OF UNITS: To calculate the number of accumulation units for a particular subaccount, we divide your investment by the current accumulation unit value.

ACCUMULATION UNIT VALUE: The current accumulation unit value for each subaccount equals the last value times the subaccount's current net investment factor.

WE DETERMINE THE NET INVESTMENT FACTOR BY:

- adding the fund's current net asset value per share, plus the per share amount of any accrued income or capital gain dividends, to obtain a current adjusted net asset value per share; then

- dividing that sum by the previous adjusted net asset value per share; and

- subtracting the percentage factor representing the mortality and expense risk fee from the result.


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

FACTORS THAT AFFECT SUBACCOUNT ACCUMULATION UNITS: Accumulation units may change in two ways -- in number and in value. Here are the factors that influence those changes:

     The number of accumulation units you own may fluctuate due to:

     - additional net premiums allocated to the subaccounts;

     - transfers into or out of the subaccounts;

     - partial surrenders and partial surrender fees;

     - surrender charges; and/or

     - monthly deductions.

     Accumulation unit values will fluctuate due to:

     - changes in underlying fund net asset value;

     - fund dividends distributed to the subaccounts;

     - fund capital gains or losses; and

     - fund operating expenses.

WHEN VALUATIONS OCCUR: We calculate all policy values allocated to subaccounts and all transactions in good order under the policy on any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the close of business. At the close of business, the next valuation date begins. Valuation dates do not occur when the NYSE is closed as, for example, on Saturdays, Sundays and national holidays.

TRANSACTIONS INCLUDE:

- premium payments;

- loan requests and repayments;

- surrender requests; and

- transfers.

We calculate the accumulation unit value of each subaccount on each valuation date. If we receive your transaction request at our home office before the close of business, we will process your transaction using the accumulation unit value we calculate on the valuation date we received your transaction request in good order. On the other hand, if we receive your transaction request in good order at our home office at or after the close of business, we will process your transaction using the accumulation unit value we calculate on the next valuation date. If you make a transaction request by telephone (including by fax), you must have completed your transaction by the close of business in order for us to process it using the accumulation unit value we calculate on that valuation date. If you were not able to complete your transaction before the close of business for any reason, including telephone service interruptions or delays due to high call volume, we will process your transaction using the accumulation unit value we calculate on the next valuation date.

KEEPING THE POLICY IN FORCE

MINIMUM INITIAL PREMIUM PERIOD
To allow you to purchase the policy for the lowest premium possible, you may choose to pay only the minimum initial premium during the minimum initial premium period as long as the policy value minus indebtedness equals or exceeds the monthly deduction. The policy will not enter the grace period during the minimum initial premium period as shown in your policy under "Policy Data," if:

- on a monthly date, the policy value minus indebtedness equals or exceeds the monthly deduction for the policy month following such monthly date; and

- the sum of all premiums paid, minus any partial surrenders, and minus any indebtedness, equals or exceeds the minimum initial premium, as shown in your policy under "Policy Data," times the number of months since the policy date, including the current month.

The minimum initial premium period is one year.

NO LAPSE GUARANTEE
A feature of the policy guaranteeing the policy will remain in force even if the cash surrender value is insufficient to pay the monthly deduction. This feature is sometimes referred to as a death benefit guarantee. Each policy has the following NLG option:

  NO LAPSE GUARANTEE TO AGE 75 (NLG-75):This option guarantees the policy will not lapse before the insured's attained insurance age 75 (or 10 years, if later).


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

  The NLG-75 will remain in effect as long as:

  - the sum of premiums paid; minus

  - partial surrenders; minus

  - outstanding indebtedness; equals or exceeds

  - the NLG-75 premiums due since the policy date.

  The NLG-75 premium is shown in the policy.

If, on a monthly date, you have not paid enough premiums to keep the NLG-75 in effect, the NLG-75 will terminate. Your policy will also lapse if the cash surrender value is less than the amount needed to pay the monthly deduction and the minimum initial premium period is not in effect. The NLG-75 may be reinstated within two years of its termination if the policy is in force.

GRACE PERIOD
If on a monthly date the cash surrender value of your policy is less than the amount needed to pay the next monthly deduction and neither the NLG nor the minimum initial premium period is in effect, you will have 61 days to pay the required premium amount. If you do not pay the required premium, the policy will lapse.

We will then mail a notice to your last known address, requesting payment of the premium needed so that we can make the next three monthly deductions. If we receive this premium before the end of the 61-day grace period, we will use the payment to cover all monthly deductions and any other charges then due. We will add any remaining balance to the policy value and allocate it in the same manner as other premium payments. If the insured dies during the grace period, we will deduct any overdue monthly deductions from the death benefit.

If you have the AdvanceSource rider on your policy and the AdvanceSource rider terminates at the end of the grace period while the accelerated benefit insured is chronically ill, the rider may be reinstated provided the owner submits a written request within five months after the date of termination and provided that certain other conditions are met. Certain conditions are listed in the rider. The reinstated rider will not provide monthly benefit payments during the period of lapse to the date of reinstatement. The effective date of the reinstated rider will be the beginning of the policy month that coincides with or next follows the date we approve the owner's request.

REINSTATEMENT
Your policy may be reinstated within three years after it lapses, unless you surrendered it for cash. To reinstate, we will require:

- a written request;

- evidence satisfactory to us that the insured remains insurable;

- payment of the premium we specify; and

- payment or reinstatement of any indebtedness.

The effective date of a reinstated policy will be the monthly date on or next following the day we accept your application for reinstatement. Surrender charges will also be reinstated. The NLG cannot be reinstated.

We will have two years from the effective date of reinstatement to contest the truth of statements or representations in the reinstatement application.

EXCHANGE RIGHT
Once during the first 18 months after the policy date, if it has not lapsed or been surrendered in full, you have the right to exchange the policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts. This is done by transferring, without charge, the entire policy value to the fixed account.

You also have the right to exchange the policy for a flexible premium adjustable life policy that provides for benefits that do not vary with the investment return of the subaccounts in the event of a material change in the investments of the subaccounts. The option to exchange is exercisable within 60 days after
(a) the effective date of such change in the investments, or (b) the receipt of the notice of the change in investments, whichever is later. The exchange is done by transferring, without charge, the entire policy value to the fixed account.

A transfer for these purposes will not count against the five transfers per policy year limit described in the Transfers Among the Subaccounts and the Fixed Account provision of the Subaccounts section of the policy. Also, we will waive the restrictions on transfers from the subaccounts into the fixed account that are described in the Transfers Among the Subaccounts and the Fixed Account provision of the Subaccounts section of the policy.


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

Before you exercise the exchange right, be sure to ask your sales representative about all the options that are available to you. We may offer other fixed account policies with maximum fees and charges, and minimum guaranteed rates of interest, which differ from the maximum fees and charges and the minimum guaranteed rate of interest in the exchange policy. Other fixed account policies we offer require evidence that the insured is insurable according to our underwriting rules.

PAID-UP INSURANCE OPTION
You may request that we use the cash surrender value of the policy to purchase an amount of paid-up insurance prior to the insured's attained insurance age
120. You may make your request in writing during the 30 days before any policy anniversary. The paid-up insurance policy will take effect as of the policy anniversary and will mature on the original policy's insured's attained insurance age 120. You will forfeit all rights to make future premium payments and all riders will terminate.

The amount and cash surrender value of the paid-up insurance policy will be based on the cost of insurance rates guaranteed in the policy and on the fixed account guaranteed interest rate. The paid-up insurance policy's death benefit amount, minus its cash surrender value, cannot be greater than your current policy's death benefit, minus its policy value (both as of the date of the paid-up insurance policy's purchase). The amount of paid-up insurance will remain level and will not be less than required by law.

Any cash surrender value that is not used to purchase the paid-up insurance amount will be paid to you. At any time before the insured's death, you may surrender the paid-up insurance for its cash surrender value.

PROCEEDS PAYABLE UPON DEATH

We will pay a benefit to the beneficiary of the policy when the insured dies. The amount payable is the death benefit amount minus any indebtedness as of the death benefit valuation date.

OPTION 1 (LEVEL AMOUNT): Under the Option 1 death benefit, if death is prior to the insured's attained insurance age 120, the death benefit amount is the greater of the following as determined on the death benefit valuation date:

- the specified amount; or

- a percentage of the policy value. The percentage is designed to ensure that the policy meets the provisions of federal tax law, which require a minimum death benefit in relation to policy value for your policy to qualify as life insurance.

OPTION 2 (VARIABLE AMOUNT): Under the Option 2 death benefit, if death is prior to the insured's attained insurance age 120, the death benefit amount is the greater of the following as determined on the death benefit valuation date:

- the policy value plus the specified amount; or

- the percentage of policy value.


EXAMPLE                                                                OPTION 1     OPTION 2

Specified amount                                                       $100,000     $100,000

Policy value                                                           $  5,000     $  5,000

Death benefit                                                          $100,000     $105,000

Policy value increases to                                              $  8,000     $  8,000

Death benefit                                                          $100,000     $108,000

Policy value decreases to                                              $  3,000     $  3,000

Death benefit                                                          $100,000     $103,000


If you want to have premium payments and favorable investment performance reflected partly in the form of an increasing death benefit, you should consider Option 2. If you are satisfied with the specified amount of insurance protection and prefer to have premium payments and favorable investment performance reflected to the maximum extent in the policy value, you should consider Option
1. Under Option 1, the cost of insurance is lower because our net amount at risk is generally lower, for this reason the monthly deduction is less and a larger portion of your premiums and investment returns is retained in the policy value.

Under both Option 1 and Option 2, if death is on or after the insured's attained insurance age 120, the death benefit amount will be the greater of:

- the policy value on the death benefit valuation date; or

- the policy value at the insured's attained insurance age 120.

IF YOU HAVE THE ADVANCESOURCE RIDER ON YOUR POLICY: The proceeds payable upon death of the accelerated benefit insured on or after the insured's attained insurance age 120 anniversary is reduced by each AdvanceSource rider benefit paid.


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

CHANGE IN DEATH BENEFIT OPTION
You may make a written request to change the death benefit option once per policy year. A change in the death benefit option also will change the specified amount. You do not need to provide additional evidence of insurability.

IF YOU CHANGE FROM OPTION 1 TO OPTION 2: The specified amount will decrease by an amount equal to the policy value on the effective date of the change. You cannot change from Option 1 to Option 2 if the resulting death benefit amount would fall below the minimum amount shown in the policy.

IF YOU CHANGE FROM OPTION 2 TO OPTION 1: The specified amount will increase by an amount equal to the policy value on the effective date of the change.

An increase or decrease in specified amount resulting from a change in the death benefit option will affect the following:

- Monthly deduction because the cost of insurance charges depends upon the specified amount.

- Minimum initial premium.

- Charges for certain optional insurance benefits.

The surrender charge will not be affected.

IF YOU HAVE THE ADVANCESOURCE RIDER ON YOUR POLICY: Option 2 is not available.

CHANGES IN SPECIFIED AMOUNT
Subject to certain limitations, you may make a written request to increase or decrease the specified amount.

INCREASES: If you increase the specified amount, we may require additional evidence of insurability that is satisfactory to us. The effective date of the increase will be the monthly anniversary on or next following our approval of the increase. The increase may not be less than $10,000 and we will not permit an increase after the insured's attained insurance age 85. We will have two years from the effective date of an increase in specified amount to contest the truth of statements or representations in the application for the increase in specified amount.

An increase in the specified amount will have the following effect on policy costs:

- Your monthly deduction will increase because the cost of insurance charge depends upon the specified amount.

- Charges for certain optional insurance benefits may increase.

- The minimum initial premium and the NLG premiums will increase.

- The administrative charge will increase.

- The surrender charge will increase.

At the time of the increase in specified amount, the cash surrender value of your policy must be sufficient to pay the monthly deduction on the next monthly date. The increased surrender charge will reduce the cash surrender value. If the remaining cash surrender value is not sufficient to cover the monthly deduction, we will require you to pay additional premiums within the 61-day grace period. If you do not, the policy will lapse unless the NLG option or the minimum initial premium period is in effect.

DECREASES: After the first policy year, you may decrease the specified amount,(1) subject to all the following limitations:

- Only one decrease per policy year is allowed.

- We reserve the right to limit any decrease to the extent necessary to qualify the policy as life insurance under the Code.

- After the decrease, the specified amount may not be less than the minimum amount shown in the policy.

- The effective date of any decrease in specified amount is the monthly date on or next following the date we receive your request.

Each increase in specified amount is treated as a new policy for purposes of applying the limitations on decreases. Thus, the first policy year for an increase is measured from the effective date of the increase.

EXAMPLE

This example assumes an initial specified amount of $100,000. In policy year 6, you increase the initial specified amount by $100,000. The current specified amount after this increase is $200,000. In policy year 10 (and 4 policy years after the effective


(1) If you have the AdvanceSource rider on your policy and request a decrease in the policy specified amount, including decreases due to partial surrenders, you may impact the AdvanceSource rider specified amount and the remaining amount to be accelerated. After a decrease in the policy specified amount, if the remaining amount to be accelerated dividend by the new policy specified amount is greater than the maximum rider specified amount percent shown in the "Policy Data" section of the policy, then the rider specified amount and the remaining amount to be accelerated will be decreased. Any resulting decrease could cause a change in the maximum monthly benefit.


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

date of the increase), you request a $125,000 decrease in the current specified amount. The maximum decrease permitted under these assumptions is limited to $75,000, and the specified amount after this decrease is $125,000, computed as follows:

Maximum reduction in initial specified amount in
policy year 10:                                               $100,000 x .50    =  $ 50,000
Maximum reduction in increase in specified amount
during the fourth policy year of increase:                    $100,000 x .25    =   +25,000
                                                                                   --------
Maximum permitted reduction in current specified
amount:                                                                            $ 75,000
Current specified amount before reduction:                                         $200,000
Minus maximum permitted reduction in current
specified amount:                                                                   -75,000
                                                                                   --------
Specified amount after reduction                                                   $125,000


A decrease in specified amount will affect your costs as follows:

- Your monthly deduction will decrease because the cost of insurance charge depends upon the specified amount.

- Charges for certain optional insurance benefits may decrease.

- The minimum initial premium and the NLG premiums will decrease.

- The administrative charge will not change.

- The surrender charge will not change.

No surrender charge is imposed when you request a decrease in the specified amount.

We will deduct decreases in the specified amount from the current specified amount in this order:

- First from the initial specified amount when the policy was issued, and



- Then from the increases successively following the initial specified amount.

This procedure may affect the cost of insurance if we have applied different risk classifications to the current specified amount. We will eliminate the risk classification applicable to the most recent increase in the specified amount first, then the risk classification applicable to the next most recent increase, and so on.

CHARITABLE GIVING BENEFIT

Under VUL 5 ES - NY only, if the policy's proceeds become payable upon death of the insured while the policy and this benefit are in force, we will pay a charitable gift amount to the charitable gift amount beneficiary you select.



The charitable gift amount equals 1% of the amount of the proceeds payable upon death up to a maximum of $100,000. We determine the charitable gift amount as of the date of the insured's death. We pay the charitable gift amount from our assets; it is not deducted from your policy's proceeds payable upon death of the insured.



The charitable gift amount beneficiary may be any organization described under
Section 170(c) of the Code as an authorized recipient of charitable contributions. Generally, these organizations are considered exempt from federal taxation under Section 501(c)(3) of the Code.



If the charitable gift amount beneficiary you have designated is not in existence or is no longer qualified at the time the charitable gift amount is payable, or if state or federal law prohibits us from paying the charitable gift amount to the charitable gift amount beneficiary you have designated, you (or your estate representative if you are the insured) may name a new charitable gift amount beneficiary. If you have not designated a charitable gift amount beneficiary, or if you have withdrawn your charitable gift amount beneficiary and have not designated a new one, we will not pay the charitable gift amount.



You may select the charitable gift amount beneficiary at any time and you may change the charitable gift amount beneficiary by written request. The change will take effect on the monthly date following the date we approve the request. You may designate only one charitable gift amount beneficiary at a time.


You may not assign the charitable giving benefit. The charitable giving benefit will terminate on the earliest of:

- the monthly date on or next following receipt at our home office of your written request to terminate the benefit; or

- the date your policy terminates.


There is no additional charge for the charitable giving benefit.


MISSTATEMENT OF AGE OR SEX
If the insured's age or sex has been misstated, the proceeds payable upon death will be:

- the policy value on the date of death; plus


38 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

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- the amount of insurance that would have been purchased by the cost of insurance deducted for the policy month during which death occurred, if that cost had been calculated using rates for the correct age and sex; minus

- the amount of any outstanding indebtedness on the date of death.

SUICIDE
Suicide by the insured within two years from the policy date is not covered by the policy. If suicide occurs, the only amount payable to the beneficiary will be the premiums paid, minus any indebtedness and partial surrenders. If the insured commits suicide within two years from the effective date of an increase in specified amount, the amount payable for the additional specified amount will be limited to the monthly deductions for the additional specified amount.

BENEFICIARY
Initially, the beneficiary will be the person you designate in your application for the policy. You may change the beneficiary by giving us written notice, subject to requirements and restrictions stated in the policy. If you do not designate a beneficiary, or if the designated beneficiary dies before the insured, the beneficiary will be you, if living. If you are not living, the beneficiary will be your estate.

TRANSFERS BETWEEN THE FIXED ACCOUNT AND SUBACCOUNTS

You may transfer policy values from one subaccount to another or between subaccounts and the fixed account. (Certain restrictions apply to transfers involving the fixed account.) We will process your transfer on the valuation date we receive your request. If we receive your transfer request at our home office in good order before the close of business, we will process your transfer using the accumulation unit value we calculate on the valuation date we received your transfer request. If we receive your transfer request at our home office at or after the close of business, we will process your transfer using the accumulation unit value we calculate on the next valuation date after we received your transfer request. Before making a transfer, you should consider the risks involved in changing investments. We may suspend or modify transfer privileges at any time.

If you have the AdvanceSource rider on your policy, once benefit payments begin, any value in your subaccounts will be transferred to the fixed account as well as all future premium payments. Transfers to the subaccounts will not be allowed. At the end of the period of coverage, the portion of the policy value in excess of indebtedness due to us will remain in the fixed account until written request is made to transfer to any subaccounts. The request must be made within 30 days after the end of the period of coverage.

RESTRICTIONS ON TRANSFERS
Market timing can reduce the value of your investment in the policy. If market timing causes the returns of an underlying fund to suffer, policy value you have allocated to a subaccount that invests in that underlying fund will be lower too. Market timing can cause you, any joint owner of the policy and your beneficiary(ies) under the policy a financial loss.

WE SEEK TO PREVENT MARKET TIMING. MARKET TIMING IS FREQUENT OR SHORT-TERM TRADING ACTIVITY. WE DO NOT ACCOMMODATE SHORT-TERM TRADING ACTIVITIES. DO NOT BUY A POLICY IF YOU WISH TO USE SHORT-TERM TRADING STRATEGIES TO MANAGE YOUR INVESTMENT. THE MARKET TIMING POLICIES AND PROCEDURES DESCRIBED BELOW APPLY TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN THE POLICY. THE UNDERLYING FUNDS IN WHICH THE SUBACCOUNTS INVEST HAVE THEIR OWN MARKET TIMING POLICIES AND PROCEDURES. THE MARKET TIMING POLICIES OF THE UNDERLYING FUNDS MAY BE MORE RESTRICTIVE THAN THE MARKET TIMING POLICIES AND PROCEDURES WE APPLY TO TRANSFERS AMONG THE SUBACCOUNTS OF THE POLICY, AND MAY INCLUDE REDEMPTION FEES. WE RESERVE THE RIGHT TO MODIFY OUR MARKET TIMING POLICIES AND PROCEDURES AT ANY TIME WITHOUT PRIOR NOTICE TO YOU.

Market timing may hurt the performance of an underlying fund in which a subaccount invests in several ways, including but not necessarily limited to:

- diluting the value of an investment in an underlying fund in which a subaccount invests;

- increasing the transaction costs and expenses of an underlying fund in which a subaccount invests; and

- preventing the investment adviser(s) of an underlying fund in which a subaccount invests from fully investing the assets of the fund in accordance with the fund's investment objectives.

Funds available as investment options under the policy that invest in securities that trade in overseas securities markets may be at greater risk of loss from market timing, as market timers may seek to take advantage of changes in the values of securities between the close of overseas markets and the close of U.S. markets. Also, the risks of market timing may be greater for underlying funds that invest in securities such as small cap stocks, high yield bonds, or municipal securities, that may be traded infrequently.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  39

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IN ORDER TO HELP PROTECT YOU AND THE UNDERLYING FUND FROM THE POTENTIALLY
HARMFUL EFFECTS OF MARKET TIMING ACTIVITY, WE APPLY THE FOLLOWING MARKET TIMING POLICY TO DISCOURAGE FREQUENT TRANSFERS OF POLICY VALUE AMONG THE SUBACCOUNTS OF THE VARIABLE ACCOUNT:

WE TRY TO DISTINGUISH MARKET TIMING FROM TRANSFERS THAT WE BELIEVE ARE NOT HARMFUL, SUCH AS PERIODIC REBALANCING FOR PURPOSES OF AN ASSET ALLOCATION, DOLLAR-COST AVERAGING OR AN ASSET REBALANCING PROGRAM THAT MAY BE DESCRIBED IN THIS PROSPECTUS. THERE IS NO SET NUMBER OF TRANSFERS THAT CONSTITUTES MARKET TIMING. EVEN ONE TRANSFER IN RELATED ACCOUNTS MAY BE MARKET TIMING. WE SEEK TO RESTRICT THE TRANSFER PRIVILEGES OF A POLICY OWNER WHO MAKES MORE THAN THREE SUBACCOUNT TRANSFERS IN ANY 90 DAY PERIOD. WE ALSO RESERVE THE RIGHT TO REFUSE ANY TRANSFER REQUEST, IF, IN OUR SOLE JUDGMENT, THE DOLLAR AMOUNT OF THE TRANSFER REQUEST WOULD ADVERSELY AFFECT UNIT VALUES.

If we determine, in our sole judgment, that your transfer activity constitutes market timing, we may modify, restrict or suspend your transfer privileges to the extent permitted by applicable law, which may vary based on the state law that applies to your policy and the terms of your policy. These restrictions or modifications may include, but not be limited to:

- requiring transfer requests to be submitted only by first-class U.S. mail;

- not accepting hand-delivered transfer requests or requests made by overnight mail;

- not accepting telephone or electronic transfer requests;

- requiring a minimum time period between each transfer;

- not accepting transfer requests of an agent acting under power of attorney;

- limiting the dollar amount that you may transfer at any one time;

- suspending the transfer privilege; or

- modifying instructions under an automated transfer program to exclude a restricted fund if you do not provide new instructions.

Subject to applicable state law and the terms of each policy, we will apply the transfer policy described above to all policy owners uniformly in all cases. We will notify you in writing after we impose any modification, restriction or suspension of your transfer rights.

We cannot guarantee that we will be able to identify and restrict all market timing activity. Because we exercise discretion in applying the restrictions described above, we cannot guarantee that we will be able to restrict all market timing activity. In addition, state law and the terms of some policies may prevent us from stopping certain market timing activity. Market timing activity that we are unable to identify and/or restrict may impact the performance of the underlying funds and may result in lower policy values.

IN ADDITION TO THE MARKET TIMING POLICY DESCRIBED ABOVE, WHICH APPLIES TO TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR POLICY, YOU SHOULD CAREFULLY REVIEW THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS. THE MARKET TIMING POLICIES AND PROCEDURES OF THE UNDERLYING FUNDS MAY BE MATERIALLY DIFFERENT THAN THOSE WE IMPOSE ON TRANSFERS AMONG THE SUBACCOUNTS WITHIN YOUR POLICY AND MAY INCLUDE MANDATORY REDEMPTION FEES AS WELL AS OTHER MEASURES TO DISCOURAGE FREQUENT TRANSFERS. AS AN INTERMEDIARY FOR THE UNDERLYING FUNDS, WE ARE REQUIRED TO ASSIST THEM IN APPLYING THEIR MARKET TIMING POLICIES AND PROCEDURES TO TRANSACTIONS INVOLVING THE PURCHASE AND EXCHANGE OF FUND SHARES. THIS ASSISTANCE MAY INCLUDE, BUT NOT BE LIMITED TO, PROVIDING THE UNDERLYING FUND UPON REQUEST WITH YOUR SOCIAL SECURITY NUMBER, TAXPAYER IDENTIFICATION NUMBER OR OTHER UNITED STATES GOVERNMENT-ISSUED IDENTIFIER AND THE DETAILS OF YOUR POLICY TRANSACTIONS INVOLVING THE UNDERLYING FUND. AN UNDERLYING FUND, IN ITS SOLE DISCRETION, MAY INSTRUCT US AT ANY TIME TO PROHIBIT YOU FROM MAKING FURTHER TRANSFERS OF POLICY VALUE TO OR FROM THE UNDERLYING FUND, AND WE MUST FOLLOW THIS INSTRUCTION. WE RESERVE THE RIGHT TO ADMINISTER AND COLLECT ON BEHALF OF AN UNDERLYING FUND ANY REDEMPTION FEE IMPOSED BY AN UNDERLYING FUND. MARKET TIMING POLICIES AND PROCEDURES ADOPTED BY UNDERLYING FUNDS MAY AFFECT YOUR INVESTMENT IN THE POLICY IN SEVERAL WAYS, INCLUDING BUT NOT LIMITED TO:

- Each fund may restrict or refuse trading activity that the fund determines, in its sole discretion, represents market timing.

- Even if we determine that your transfer activity does not constitute market timing under the market timing policies described above which we apply to transfers you make under the policy, it is possible that the underlying fund's market timing policies and procedures, including instructions we receive from a fund, may require us to reject your transfer request. For example, while we disregard transfers permitted under any asset allocation, dollar-cost averaging or asset rebalancing program that may be described in this prospectus, we cannot guarantee that an underlying fund's market timing policies and procedures will do so. Orders we place to purchase fund shares for the variable account are subject to acceptance by the fund. We reserve the right to reject without prior notice to you any transfer request if the fund does not accept our order.

- Each underlying fund is responsible for its own market timing policy, and we cannot guarantee that we will be able to implement specific market timing policies and procedures that a fund has adopted. As a result, a fund's returns might be adversely affected, and a fund might terminate our right to offer its shares through the variable account.


40  RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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- Funds that are available as investment options under the policy may also be offered to other intermediaries who are eligible to purchase and hold shares of the fund, including without limitation, separate accounts of other insurance companies and certain retirement plans. Even if we are able to implement a fund's market timing policies, we cannot guarantee that other intermediaries purchasing that same fund's shares will do so, and the returns of that fund could be adversely affected as a result.

FOR MORE INFORMATION ABOUT THE MARKET TIMING POLICIES AND PROCEDURES OF AN UNDERLYING FUND, AND THE RISKS THAT MARKET TIMING POSE TO THAT FUND AND TO DETERMINE WHETHER AN UNDERLYING FUND HAS ADOPTED A REDEMPTION FEE, SEE THAT FUND'S PROSPECTUS.

FIXED ACCOUNT TRANSFER POLICIES
- You must make transfers from the fixed account during a 30-day period starting on a policy anniversary, except for automated transfers, which can be set up for monthly, quarterly or semiannual transfer periods.

- If we receive your request to transfer amounts from the fixed account within 30 days before the policy anniversary, the transfer will become effective on the anniversary.

- If we receive your request on or within 30 days after the policy anniversary, the transfer will be effective on the day we receive it.

- We will not accept requests for transfers from the fixed account at any other time.

- If you have made a transfer from the fixed account to one or more subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next policy anniversary. We will waive this limitation once during the first two policy years if you exercise the policy's right to exchange provision. (See "Exchange Right.")

MINIMUM TRANSFER AMOUNTS
From a subaccount to another subaccount or the fixed account:

- For mail and telephone transfers -- $250 or the entire subaccount balance, whichever is less.

- For automated transfers -- $50.

From the fixed account to a subaccount:

- For mail and telephone transfers -- $250 or the entire fixed account balance minus any outstanding indebtedness, whichever is less.

- For automated transfers -- $50.

MAXIMUM TRANSFER AMOUNTS
None.

MAXIMUM NUMBER OF TRANSFERS PER YEAR
You may make transfers by mail or telephone. However, we reserve the right to limit transfers by mail or telephone to five per policy year. In addition to transfers by mail or telephone, you may make automated transfers subject to the restrictions described below.

AUTOMATED TRANSFERS
In addition to written and telephone requests, you can arrange to have policy value transferred from one account to another automatically. Your sales representative can help you set up an automated transfer.

AUTOMATED TRANSFER POLICIES
- Only one automated transfer arrangement can be in effect at any time. You can transfer policy values to one or more subaccounts and the fixed account, but you can transfer from only one account.

- You can start or stop this service by written request. You must allow seven days for us to change any instructions that are currently in place.

- You cannot make automated transfers from the fixed account in an amount that, if continued, would deplete the fixed account within 12 months.

- If you made a transfer from the fixed account to one or more subaccounts, you may not make a transfer from any subaccount back to the fixed account until the next policy anniversary.

- If you submit your automated transfer request with an application for a policy, automated transfers will not take effect until the policy is issued.

- If the value of the account from which you are transferring policy value is less than the $50 minimum, we will stop the transfer arrangement automatically.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
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

- The balance in any account from which you make an automated transfer must be sufficient to satisfy your instructions. If not, we will suspend your entire automated arrangement until the balance is adequate.

- If we must suspend your automated transfer arrangement for six months, we reserve the right to discontinue the arrangement in its entirety.

- Automated transfers are subject to all other policy provisions and terms including provisions relating to the transfer of money between the fixed account and the subaccounts. (EXCEPTION: The maximum number of transfers per year provision does not apply to automated transfers.)

- You may make automated transfers by choosing a schedule we provide.

AUTOMATED DOLLAR-COST AVERAGING
You can use automated transfers to take advantage of dollar-cost averaging -- investing a fixed amount at regular intervals. For example, you might have a set amount transferred monthly from a relatively conservative subaccount to a more aggressive one, or to several others.

This systematic approach can help you benefit from fluctuations in accumulation unit values caused by fluctuations in the market values of the underlying fund. Since you invest the same amount each period, you automatically acquire more units when the market value falls, fewer units when it rises. The potential effect is to lower your average cost per unit.


HOW DOLLAR-COST AVERAGING WORKS


                                                                                           NUMBER
By investing an equal number                                  AMOUNT     ACCUMULATION     OF UNITS
of dollars each month                               MONTH    INVESTED     UNIT VALUE     PURCHASED

                                                     Jan       $100           $20           5.00

                                                     Feb        100            18           5.56

you automatically buy                                Mar        100            17           5.88

more units when the                    (ARROW)       Apr        100            15           6.67

per unit market price is low                         May        100            16           6.25

                                                     June       100            18           5.56

                                                     July       100            17           5.88

and fewer units                                      Aug        100            19           5.26

when the per unit                      (ARROW)       Sept       100            21           4.76

market price is high.                                Oct        100            20           5.00


You have paid an average price of only $17.91 per unit over the ten months, while the average market price actually was $18.10.

Dollar-cost averaging does not guarantee that any subaccount will gain in value, nor will it protect against a decline in value if market prices fall. Because this strategy involves continuous investing, your success with dollar-cost averaging will depend upon your willingness to continue to invest regularly through periods of low price levels. Dollar-cost averaging can be an effective way to help meet your long-term goals.

You may make dollar-cost averaging transfers by choosing a schedule we provide.

ASSET REBALANCING
Subject to availability, you can ask us in writing to reallocate the variable subaccount portion of your policy value according to the percentages (in whole percentage amounts) that you choose. The policy value must be at least $2,000 at the time of the rebalance. Asset rebalancing does not apply to the fixed account. We automatically will rebalance the variable subaccount portion of your policy value either quarterly, semiannually or annually. The period you select will start to run on the date we record your request. On the first valuation date of each of these periods, we automatically will rebalance your policy value so that the value in each subaccount matches your current subaccount percentage allocations. We rebalance by transferring policy value between subaccounts. Transfers for this purpose are not subject to the maximum number of transfers provisions above.

You can change your percentage allocations or your rebalancing period at any time by contacting us in writing. We will restart the rebalancing period you selected as of the date we record your change. You also can ask us in writing to stop rebalancing your policy value. You must allow 30 days for us to change any instructions that currently are in place. For more information on asset rebalancing, contact your sales representative.


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

POLICY LOANS

You may borrow against your policy by written or telephone request. (See "Two Ways to Request a Transfer, Loan or Surrender" for the address and telephone numbers for your requests.) Generally, we will process your loan within seven days after we receive your request in good order at our home office (for exceptions -- see "Deferral of Payments," under "Payment of Policy Proceeds"). We will mail loan payments to you by regular mail. If you request express mail delivery or an electronic fund transfer to your bank, we will charge a fee. For instructions, please contact your sales representative.

MINIMUM LOAN AMOUNTS
$500 or the remaining loan value, whichever is less.

MAXIMUM LOAN AMOUNTS
- 90% of the policy value minus surrender charges.

- For phone requests, the maximum loan amount is $100,000.

The amount available at any time for a new loan is the maximum loan value less any existing indebtedness. When we compute the amount available, we reserve the right to deduct from the loan value interest for the period until the next policy anniversary and monthly deductions that we will take until the next policy anniversary.

ALLOCATION OF LOANS TO ACCOUNTS
Unless you specify otherwise, we will make the loan from the fixed account and the subaccounts in proportion to their values at the end of the valuation period during which we receive your request. When we make a loan from a subaccount, we redeem accumulation units and transfer the proceeds into the fixed account. In determining these proportions, we first subtract the amount of any outstanding indebtedness from the fixed account value.

REPAYMENTS
We will allocate loan repayments to subaccounts and/or the fixed account using the premium allocation percentages in effect unless you tell us otherwise. Repayments must be in amounts of at least $25.

OVERDUE INTEREST
If you do not pay accrued interest when it is due, we will increase the amount of indebtedness in the fixed account to cover the amount due. Interest added to a policy loan will be charged the same interest rate as the loan itself. We will take that interest from the fixed account and the subaccounts with value on a pro-rata basis. If the value in the fixed account or any subaccount is not enough to pay the interest allocated, we will take all of the interest from all of the accounts in proportion to their value, minus indebtedness.

EFFECT OF POLICY LOANS
A policy loan, whether or not repaid, affects cash value over time because the loan amount is subtracted from the subaccounts and/or fixed account as collateral. The loan collateral does not participate in the investment performance of the subaccounts. The loan collateral earns interest at the minimum rate guaranteed in the fixed account at the applicable guaranteed interest rate. (See "The Fixed Account.") A loan reduces the policy surrender value. If the loan causes the cash surrender value to drop to zero, the policy will lapse. The death benefit is reduced by loan indebtedness. A loan may also cause the NLG or minimum initial premium period to terminate.

If you have the AdvanceSource rider on your policy, upon notice of claim, additional policy loans are not permitted. This does not include policy loans taken to pay for interest due on an existing policy loan. If there is an outstanding policy loan at the time of an AdvanceSource rider monthly benefit payment, that benefit payment will be reduced to repay a portion of the policy loan.

POLICY SURRENDERS

You may take a full or a partial surrender by written request. We may, but are not required to, accept a full or partial surrender request from you by phone. (See "Two Ways to Request a Transfer, Loan or Surrender" for address and telephone numbers for your requests.) We will process your surrender request on the valuation date we receive it. If we receive your surrender request at our home office before the close of business, we will process your surrender using the accumulation unit value we calculate on the valuation date we received your surrender request. If we receive your surrender request at our home office in good order at or after the close of business, we will process your surrender using the accumulation unit value we calculate on the next valuation date after we received your surrender request. We may require you to return your policy. Generally, we will process your payment within seven days (for exceptions -- see "Deferral of Payments" under "Payment of Policy Proceeds"). We will mail surrender payments to you by regular mail. If you request express mail delivery, we will charge a fee. You may

RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  43
also request that payment be wired to your bank. We will charge a fee if you request an electronic fund transfer to your bank. For instructions, please contact your sales representative.

TOTAL SURRENDERS
If you surrender your policy, you receive its cash surrender value, which is the policy value minus outstanding indebtedness and applicable surrender charges. (See "Loads, Fees and Charges.")

PARTIAL SURRENDERS
After the first policy year, you may take a partial surrender of any amount from $500 up to 90% of the policy's cash surrender value. Partial surrenders by telephone are limited to $100,000. Unless you specify otherwise, we will make partial surrenders from the fixed account and subaccounts in proportion to their values at the end of the valuation period during which we receive your request. In determining these proportions, we first subtract the amount of any outstanding indebtedness from the fixed account value.

EFFECT OF PARTIAL SURRENDERS

- A partial surrender will reduce the policy value by the amount of the partial surrender and the partial surrender charge. (See "Fee Tables" and "Loads, Fees and Charges.")

- A partial surrender will reduce the death benefit by the amount of the partial surrender and charge, or, if the death benefit is based on the applicable percentage of policy value, by an amount equal to the applicable percentage times the amount of the partial surrender.

- A partial surrender may terminate the NLG option. We deduct the surrender amount from total premiums you paid, which may reduce the total below the level required to keep the NLG in effect.

- If Option 1 is in effect, a partial surrender will reduce the specified amount by the amount of the partial surrender and charge. We will deduct this decrease from the current specified amount in this order:

  First from the initial specified amount when the policy was issued;

  Then from the increases successively following the initial specified amount.

Because they reduce the specified amount, partial surrenders may affect the cost of insurance. We will not allow a partial surrender if it would reduce the specified amount below the required minimum. (See "Decreases" under "Proceeds Payable Upon Death.")

- If Option 2 is in effect, a partial surrender does not affect the specified amount.

TWO WAYS TO REQUEST A TRANSFER, LOAN OR SURRENDER

Provide your name, policy number, Social Security Number or Taxpayer Identification Number* when you request a transfer, loan or partial surrender.

 1  BY MAIL

Regular mail:

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
20 MADISON AVENUE EXTENSION
P.O. BOX 5144
ALBANY, NY 12203

Express mail:

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
20 MADISON AVENUE EXTENSION
ALBANY, NY 12203

* Failure to provide a Social Security Number or Taxpayer Identification Number may result in mandatory income tax withholding on the taxable portion of the distribution.

 2  BY PHONE

1-800-541-2251 (TOLL FREE)
1-518-869-8613 (LOCAL)

- We answer telephone requests promptly, but you may experience delays when call volume is unusually high. If you are unable to get through, use the mail procedure as an alternative.


44 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

- We will honor any telephone transfer, loan or partial surrender requests believed to be authentic and will use reasonable procedures to confirm that they are. These include asking identifying questions and recording calls. As long as these procedures are followed, neither we nor our affiliates will be liable for any loss resulting from fraudulent requests.

- We make telephone transfers, loans and partial surrenders available automatically. If you do not want telephone transfers, loans and partial surrenders to be made from your account, please write and tell us.

PAYMENT OF POLICY PROCEEDS

We will pay policy proceeds when:

- you surrender the policy; or

- the insured dies.

We pay all proceeds by check (unless the beneficiary has chosen to have death benefit proceeds directly deposited into another Ameriprise Financial, Inc. account). Additional options available under the policy are described in "Payment Options." We will compute the amount of the death benefit and pay it in a lump sum unless you select one of the payment options below. We will pay interest at a rate not less than 1% per year on death proceeds from the date of the insured's death to the settlement date (the date on which we pay proceeds in a lump sum or we first place them under a payment option).

PAYMENT OPTIONS
During the insured's lifetime, you may request in writing that we pay policy proceeds under one or more of the three payment options below. The beneficiary may also select a payment option, unless you say that he or she cannot. You decide how much of the proceeds will be placed under each option (minimum:
$5,000). We will transfer any such amount to our general investment account. You may also make a written request to change a prior choice of payment option or, if we agree, to elect a payment option other than the three listed below. Unless we agree otherwise, payments under all options must be made to a natural person.

OPTION A -- INTEREST PAYMENTS: We will pay interest on any proceeds placed under this option at a rate of 1% per year compounded annually, at regular intervals and for a period that is agreeable to both you and us. At the end of any payment interval, you may withdraw proceeds in amounts of at least $100. At any time, you may withdraw all of the proceeds that remain or you may place them under a different payment option approved by us.

OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for the number of years you specify. We will furnish monthly amounts for payment periods at your request, without charge.

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. We will guarantee payment for 5, 10 or 15 years. We will furnish settlement rates for any year, age and sex, or any combination of year, age and sex at your request, without charge.

DEFERRAL OF PAYMENTS
We reserve the right to defer payments of cash surrender value, policy loans or variable death benefits in excess of the specified amount if:

- the payment includes a premium payment check that has not cleared;

- the NYSE is closed, except for normal holiday and weekend closings;

- trading on the NYSE is restricted, according to SEC rules;

- an emergency, as defined by SEC rules, makes it impractical to sell securities or value the net assets of the accounts; or

- the SEC permits us to delay payments for the protection of security holders.

- the Columbia Variable Portfolio -- Cash Management Fund suspends payments of redemption proceeds in connection with a liquidation of the fund. In that case we will delay payment of any transfer, surrender, loan or death benefit from the fund until the fund is liquidated.

We may delay payment of any loans or surrenders from the fixed account up to six months from the date we receive the request in good order. If we postpone the payment of the surrender proceeds by more than 10 days, we will pay you interest on the amount surrendered at an annual rate of 1% for the period of postponement.

FEDERAL TAXES

The following is a general discussion of the policy's federal income tax implications. It is not intended as tax advice. Because the effect of taxes on the value and benefits of your policy depends on your individual situation, YOU SHOULD CONSULT A TAX ADVISOR TO FIND OUT HOW THESE GENERAL CONSIDERATIONS APPLY TO YOU. The discussion is based

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

on our understanding of current federal income tax laws and of how the IRS currently interprets them. Both the laws and their interpretation may change.

You should make the decision as to who the owner and the beneficiary will be after consultation with your tax and legal advisors. These decisions may significantly affect the amount due for income tax, gift tax and estate or inheritance tax and also your ownership rights to the policy.

The policy is intended to qualify as a life insurance policy for federal income tax purposes. To that end, the provisions of the policy are to be interpreted to ensure or maintain this tax qualification. We reserve the right to change the policy in order to ensure that it will continue to qualify as life insurance for tax purposes. We will send you a copy of any changes.

FEDERAL INCOME TAX REPORTING AND WITHHOLDING: If any amounts are (or are deemed to be) current taxable income to the policy owner, such amounts will generally be subject to federal income tax and possibly a tax penalty, and may be subject to withholding pursuant to the Code. (See "Taxation of Policy Proceeds.") Such amounts will also be subject to tax reporting. Reporting may also be required in the event of a policy exchange or other distributions from the policy even if no amounts are currently subject to tax. State income tax reporting and withholding may also apply.

DIVERSIFICATION AND INVESTOR CONTROL: A variable life insurance policy must meet a diversification test under Section 817(h) of the Code and is subject to an investor control rule. Failure to meet either of these tests means that a life insurance policy fails to qualify as a life insurance policy for federal income tax purposes. The diversification test requires the underlying funds to be invested in a diversified portfolio of assets based on IRS rules. The investor control rule has been established in a number of published rulings issued by the IRS. According to the IRS, determining whether the policy owner has sufficient incidents of ownership over assets invested in the subaccounts to be considered the owner of those assets depends on all of the relevant facts and circumstances. The IRS has provided guidance on several factors that, if present, would suggest investor control exists, or, alternatively, would indicate that investor control does not exist. The IRS has to date not yet ruled on several other issues. We reserve the right to modify the policy, as necessary, so that the owner will not be subject to current taxation as the owner of the subaccounts' assets.

RIVERSOURCE LIFE OF NY'S TAX STATUS
We are taxed as a life insurance company under the Code. For federal income tax purposes, the subaccounts are considered a part of our company, although their operations are treated separately in accounting and financial statements. Investment income is reinvested in the fund in which the subaccount invests and becomes part of the subaccount's value. This investment income, including realized capital gains, is not subject to any withholding for federal or state income taxes. We reserve the right to make such a charge in the future if there is a change in the tax treatment of variable life insurance policies or in our tax status as we then understand it.

TAXATION OF POLICY PROCEEDS
DEATH BENEFIT PROCEEDS: The death benefit paid to the beneficiary generally is not considered income to the beneficiary and is not subject to federal income taxes. When the proceeds are paid on or after the insured's attained insurance age 120, if the amount received plus any indebtedness exceeds your investment in the policy, the excess may be taxable as ordinary income.

DEATH BENEFIT PROCEEDS UNDER PAYMENT OPTION A: The death benefit proceeds are not subject to income tax, but payments of interest are and will be reported as taxable.

DEATH BENEFIT PROCEEDS UNDER PAYMENT OPTIONS B AND C: A portion of each payment will be taxed as ordinary income and a portion will be considered a return of the beneficiary's investment in the policy and will not be taxed. The beneficiary's investment in the policy is the death benefit proceeds applied to the payment options. Under Option C only, any payments made after the investment in the policy is fully recovered will be subject to tax. Any taxable earnings will be reported to you.

PRE-DEATH PROCEEDS (SEE THE FOLLOWING TABLE.): Generally, part or all of any pre-death proceeds received through full surrender, lapse, partial surrender, policy loan, assignment of policy value, or payment options may be subject to federal income tax as ordinary income to the extent of earnings that are distributed. It is possible that the amount of taxable income generated at the lapse or surrender of a policy with a loan may exceed the actual amount of cash received. In some cases, the tax liability depends on whether the policy is a modified endowment contract (explained in the following table). The taxable amount may also be subject to an additional 10% penalty tax if the policy is a modified endowment contract and you are younger than age 59 1/2. (See "Penalty tax" under "Modified Endowment Contracts.")


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
              SOURCE OF PROCEEDS                        TAXABLE PORTION OF PRE-DEATH PROCEEDS

NON-MODIFIED ENDOWMENT CONTRACTS:

Full surrender:                                You will be taxed on the amount received, plus any
                                               indebtedness, minus your investment in the policy.(1)
                                               You will be taxed on any earnings generated in the
                                               policy -- earnings in policy cash value and earnings
                                               previously taken via existing loans. It could be the
                                               case that a policy with a relatively small existing
                                               cash surrender value could have significant earnings
                                               that will be taxed upon surrender of the policy.

Lapse:                                         You will be taxed on any indebtedness minus your
                                               investment in the policy.(1) You will be taxed on any
                                               earnings generated in the policy -- earnings in policy
                                               cash value and earnings previously taken via existing
                                               loans. It could be the case that a policy with a
                                               relatively small existing cash surrender value could
                                               have significant earnings that will be taxed upon lapse
                                               of the policy.

Partial Surrenders:                            Generally, if the amount received is greater than your
                                               investment in the policy,(1) the amount in excess of
                                               your investment is taxable. However, during the first
                                               15 policy years, a different amount may be taxable if
                                               the partial surrender results in or is necessitated by
                                               a reduction in benefits.

Policy loans and assignments and pledges:      None.(2)
------------------------------------------------------------------------------------------------------



MODIFIED ENDOWMENT CONTRACTS:(3)

Full surrender:                                You will be taxed on the amount received, plus any
                                               indebtedness, minus your investment in the policy.(1)
                                               You will be taxed on any earnings generated in the
                                               policy -- earnings in policy cash value and earnings
                                               previously taken via existing loans.

Lapse:                                         You will be taxed on any indebtedness minus your
                                               investment in the policy.(1)

Partial Surrenders:                            You will be taxed on the lesser of:
                                               - the amount received; or
                                               - policy value minus your investment in the policy.(1)

Policy loans and assignments and pledges:      You will be taxed on the lesser of:
                                               - the amount of the loan/assignment; or
                                               - policy value minus your investment in the policy.(1)
------------------------------------------------------------------------------------------------------



PAYMENT OPTIONS: PRE-DEATH PROCEEDS
(APPLICABLE TO NON-MODIFIED ENDOWMENT
CONTRACTS AND MODIFIED ENDOWMENT CONTRACTS):   OPTION A: Treated as a full surrender and earnings are
                                               taxed and may be subject to an additional 10% penalty
                                               tax for modified endowment contracts. Interest is taxed
                                               (but not subject to an additional 10% penalty tax).

                                               OPTIONS B AND C: A portion of each payment is taxed and
                                               a portion is considered a return on investment in the
                                               policy(1) and not taxed. Any indebtedness at the time
                                               the option is elected is treated as a partial surrender
                                               and earnings are taxed (and may be subject to an
                                               additional 10% penalty tax for modified endowment
                                               contracts). Payments made after the investment in the
                                               policy(1) is fully recovered are taxed (and may be
                                               subject to an additional 10% penalty tax for modified
                                               endowment contracts).
------------------------------------------------------------------------------------------------------





(1) Investment in the policy is equal to premiums paid, minus the nontaxable portion of any previous partial surrenders, plus taxable portion of any previous policy loans (for non-modified endowment contracts, it is unlikely that any previous policy loans were taxable).
(2) However, should the policy later be surrendered or lapse with outstanding indebtedness, see discussion related to "full surrender" or "lapse" under "Source of Proceeds" in the "Non-modified Endowment Contracts" section shown above for the explanation of tax treatment.
(3) Any taxable portion of pre-death proceeds may be subject to a 10% penalty tax (exceptions apply - see "Penalty tax" under "Modified Endowment Contracts.")


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MODIFIED ENDOWMENT CONTRACTS
Your policy is a modified endowment contract if the premiums you pay in the first seven years of the policy, or the first seven years following a material change, exceed certain limits.

If you exchanged a policy that is a modified endowment contract, your new policy also will be a modified endowment contract. If you exchanged a policy that is a non-modified endowment contract, your new policy may become a modified endowment contract.

We have procedures for monitoring whether your policy becomes a modified endowment contract. We calculate modified endowment contract limits when we issue the policy. We base these limits on the benefits we provide under the policy and on the risk classification, sex and age of the insured. We recalculate these limits later if certain increases or reductions in benefits occur.

If you pay a premium that causes your policy to become a modified endowment contract under the Code, we will notify you in writing. If you do not want your policy to remain a modified endowment contract, you can choose one of the following options within the time period stated in the notice:

- ask us to refund the excess premium that caused the policy to become a modified endowment contract, plus interest; or

- ask us to apply the excess premium to your policy at a later date when it would not cause the policy to become a modified endowment contract.

You do not have to choose either of these options, but your policy will then remain a modified endowment contract for the life of the policy. (See "Modified Endowment Contracts" in the table under "Taxation of Policy Proceeds.")

INCREASES IN BENEFITS: We recalculate limits when an increase is a "material change." Almost any increase you request, such as an increase in specified amount, the addition of a rider benefit or an increase in an existing rider benefit,(1) is a material change. An automatic increase under the terms of your policy, such as an increase in death benefit due to operation of the applicable percentage table described in the "Proceeds Payable upon Death" section or an increase in policy value growth under Option 2, generally is not a material change. A policy becomes a modified endowment contract if premiums you pay in the first seven years following a material change exceed the recalculated limits.

REDUCTIONS IN BENEFITS: When you reduce benefits within seven years after we issue the policy or after the most recent material change, we recalculate the limits as if the reduced level of benefits had been in effect for the entire applicable seven-year period. In most cases, this recalculation will further restrict the amount of premiums that you can pay without exceeding modified endowment contract limits. If the premiums you have already paid exceed the recalculated limits, the policy will become a modified endowment contract with applicable tax implications even if you do not pay any further premiums.

DISTRIBUTIONS AFFECTED: Modified endowment contract rules apply to distributions in the year the policy becomes a modified endowment contract and in all subsequent years. In addition, the rules apply to distributions taken two years before the policy becomes a modified endowment contract because the IRS presumes that you took a distribution in anticipation of that event.

SERIAL PURCHASE OF MODIFIED ENDOWMENT CONTRACTS: The IRS treats all modified endowment contracts issued by the same insurer (or possibly affiliated companies of the insurer) to the same owner during any calendar year as one policy for purposes of determining the amount of any loan or distribution that is taxable.

PENALTY TAX: If a policy is a modified endowment contract, the taxable portion of pre-death proceeds from a full surrender, lapse, partial surrender, policy loan or assignment of policy value or certain payment options may be subject to a 10% penalty tax unless:

- the distribution occurs on or after the date that the owner attains age
  59 1/2;

- the distribution is attributable to the owner becoming disabled (within the meaning of Section 72(m)(7) of the Code); or

- the distribution is part of a series of substantially equal periodic payments made at least once a year over the life (or life expectancy) of the owner or over the joint lives (or life expectancies) of the owner and the owner's beneficiary.

(See "Taxation of Policy Proceeds" "Pre-death proceeds" and accompanying table.)

OTHER TAX CONSIDERATIONS
INTEREST PAID ON POLICY LOANS: Generally, no deduction is allowed for interest on any policy loan except as provided by Section 264(e) of the Code. Section 264(e) allows a deduction for interest paid or accrued after Oct. 13, 1995, on certain policy loans up to $50,000 only for key person insurance purchased by employers. Other significant limitations apply. In addition, no deduction is allowed for interest on any policy loan (even under Section 264(e)) if the loan interest is "personal interest".

POLICY CHANGES: Changing ownership, exchanging or assigning the policy may have income, gift and estate tax consequences, depending on the circumstances.


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1035 EXCHANGES: See "Exchange/Replacement Risk" under "Policy Risk" for potential risks associated with 1035 exchanges. Section 1035 of the Code permits nontaxable exchanges of certain insurance policies, endowment contracts, annuity contracts and qualified long-term care insurance contracts while providing for continued tax deferral of earnings. In addition, Section 1035 permits the carryover of the cost basis from the old policy or contract to the new policy or contract. A 1035 exchange is a transfer from one policy or contract to another policy or contract. The following are nontaxable exchanges: (1) the exchange of a life insurance policy for another life insurance policy or for an endowment, annuity or qualified long-term care insurance contract, (2) the exchange of an endowment contract for an annuity or qualified long-term care insurance contract, or for an endowment contract under which payments will begin no later than payments would have begun under the contract exchanged, (3) the exchange of an annuity contract for another annuity contract or for a qualified long-term care insurance contract, and (4) the exchange of a qualified long-term care insurance contract for a qualified long-term care insurance contract. Additionally, other rules apply. Depending on the issue date of your original policy or contract, there may be tax or other benefits that are given up to gain the benefits of the new policy or contract. Consider whether the features and benefits of the new policy or contract outweigh any tax or other benefits of the old policy or contract. If the life insurance policy has an outstanding loan, there may be tax consequences.

OTHER TAXES: Federal estate tax, state and local estate or inheritance tax, federal or state gift tax and other tax consequences of ownership or receipt of policy proceeds will also depend on the circumstances. Currently, partial exchanges of life insurance policies are not allowed under the Code. All of these laws are subject to change.

TAX-DEFERRED RETIREMENT PLANS: The policy may be used in conjunction with certain retirement plans that are already tax-deferred under the Code. The policy will not provide any necessary or additional tax deferral if it is used to fund a retirement plan that is tax-deferred. Since the rules governing such use are complex, a purchaser should consult a competent pension consultant, tax advisor and legal advisor prior to purchasing a policy in conjunction with a retirement plan, and consider, without limitation, (i) the deductibility to the employer and the inclusion in gross income to the employee of amounts used to purchase insurance in conjunction with a qualified retirement plan, (ii) the taxation of insurance proceeds upon death for insurance in conjunction with a qualified retirement plan, (iii) purchase of insurance in conjunction with the retirement plan, (iv) any limitation on the amount of life insurance that is allowed to be purchased by a qualified plan in order for a plan to maintain its qualified status, and (v) the tax treatment of the policy should the policy be distributed by a qualified plan to a participant in the qualified plan.

On July 6, 1983, the Supreme Court held in Norris v. Arizona Governing Committee that optional annuity benefits provided under an employee's deferred compensation plan could not, under Title VII of the Civil Rights Act of 1964, vary between men and women on the basis of sex. Since the policy's cost of insurance rates and purchase rates for certain settlement options distinguish between men and women, employers and employee organizations should consult with their legal advisors before purchasing the policy for any employment-related insurance or benefit program.

EMPLOYER-OWNED LIFE INSURANCE: The Pension Protection Act (PPA) passed in August of 2006 and enacted Section 101(j) of the Code. This section adds new requirements that business owners/employers must meet regarding employer-owned life insurance (EOLI). An EOLI policy is any life insurance policy owned by a person engaged in a trade or business and under which such person or any related person is directly or indirectly a beneficiary under the policy; the policy covers the life of an employee of the employer (or a related person).

To be tax free, an EOLI policy must meet one of four enumerated conditions and must provide notice to, and receive consent from, covered employees. A Form 8925 must be filed with the IRS that requires the employer to provide the IRS with certain information regarding the EOLI policy. Finally, the regulations impose recordkeeping requirements on the employer (or certain other persons).

ADVANCESOURCE RIDER: This rider is intended to be federally tax-qualified long-term care insurance under Section 7702B(b) of the Code, as adopted by the Health Insurance Portability and Accountability Act of 1996 -- Public Law 104-191. Benefits received under the rider are intended to qualify for exclusion from federal income tax within the limits of the Code. Receipt of benefits in excess of those limits may be taxable. For this purpose, benefits under other contracts paying long-term care benefits are included in determining whether benefits exceed the limits imposed by the Code. Any charges for this rider that are deducted from the cash value of the life insurance contract will not be included in taxable income. The investment in the contract, however, is reduced (but not below zero) by the amount of the charge.

SPLIT DOLLAR ARRANGEMENTS
The following is a general discussion of the federal income tax implications of a split dollar arrangement entered into under the regulations issued on Sept. 11, 2003 and that apply to arrangements entered into or materially modified after Sept. 17, 2003. You should consult your legal and tax advisors before developing or entering into a split dollar arrangement.

A life insurance policy purchased as part of a split dollar arrangement provides funding for individual cash value life insurance. The arrangement divides or "splits" between two parties the death benefit and the cash value of the policy or other

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

economic benefits under the contract. The objective of a split dollar arrangement is to join together the life insurance needs of one party with the premium paying ability of another. Often this means cooperation between an employee and his or her employer, but the arrangement may be used in other relationships -- corporation-shareholder, parent-child, donor-donee.

The Treasury regulations define a split dollar life insurance arrangement as any arrangement between an owner of a life insurance contract and a non-owner of the contract under which either party to the arrangement pays all or part of the premiums, and one of the parties paying the premiums is entitled to recover (either conditionally or unconditionally) all or any portion of those premiums and such recovery is to be made from, or is secured by, the proceeds of the contract. The definition is not intended to include life insurance plans where only one party has all the rights to the policy such as group-term plans (Section 79 of the Code), executive bonus arrangements or key-person plans.

MUTUALLY EXCLUSIVE REGIMES
The regulations provide for two mutually exclusive regimes for taxing split-dollar life insurance arrangements. The regulations apply for purposes of income tax, gift tax, FICA, FUTA, RRTA, SECA, and wage withholding. The regulations require both the owner and non-owner of a life insurance contract to fully account for all amounts under the arrangement under the rules that apply to the regime under which the arrangement is taxed.

  - ECONOMIC BENEFIT SPLIT DOLLAR: Under the economic benefit regime, the owner of the life insurance contract is treated as providing economic benefits to the non-owner of the contract. The economic benefit regime generally will govern the taxation of endorsement arrangements. In addition, a special rule requires the economic benefit regime to apply (and the loan regime not to apply) to any split-dollar life insurance arrangement if: (i) the arrangement is entered into in connection with the performance of services, and the employee or service provider is not the owner of the life insurance contract; or (ii) the arrangement is entered into between a donor and a donee (for example, a life insurance trust) and the donee is not the owner of the life insurance contract.

  The value of the economic benefits, reduced by any consideration paid by the non-owner to the owner, is treated as transferred from the owner to the non-owner. The tax consequences of that transfer will depend on the relationship between the owner and the non-owner. Thus, the transfer may constitute a payment of compensation, a dividend, a gift, or a transfer having a different tax character. The possible economic benefits provided to the non-owner can include the value of current life insurance coverage, any portion of the cash surrender value available to the non-owner, and any other economic benefit.

  - LOAN (COLLATERAL ASSIGNMENT) SPLIT DOLLAR: Under the loan regime, the non-owner of the life insurance policy is treated as loaning the amount of its premium payments to the owner of the policy. Generally, the policy is held as collateral for the loan. The loan regime generally will govern the taxation of collateral assignment arrangements. Under the regulations, a payment made pursuant to a split dollar arrangement is a split dollar loan and the owner and non-owner are treated, respectively, as borrower and lender if (i) the payment is made either directly or indirectly by the non-owner to the owner; (ii) the payment is either a loan under general principals of Federal tax law or a reasonable person would expect the payment to be repaid in full to the non-owner (whether with or without interest); and (iii) the repayment is to be made from, or is secured by, either the policy's death benefit proceeds or its cash surrender value. If a split dollar loan does not provide for sufficient interest, the loan generally is treated as a below-market split dollar loan subject to Section 7872 of the Code and Section 1.7872-15 of the Treasury regulations. If the split dollar loan provides for sufficient interest, then, except as provided in Section 1.7872-15 of the Treasury regulations, the loan is subject to the general rules for debt instruments (including the rules for original issue discount under Sections 1271 through 1275 of the Code). In general, interest on a split dollar loan is not deductible by the borrower.

EOLI REQUIREMENTS MAY APPLY
For situations in which the owner and beneficiary of a policy is the employer of an insured employee, the requirements of Section 101(j) of the Code may apply (see "Employee-Owned Life Insurance"). IRS Notice 2008-42 provides guidance to the application of Section 101(j) to split-dollar arrangements. Discuss your situations with appropriate legal counsel.

TAXATION -- DETERMINED BY POLICY OWNERSHIP
The tax treatment will depend on the structure of the agreement and who is deemed to be the owner of the policy. The specific tax ramifications (i.e. compensation, gift taxes, etc.) will depend on the relationship between the owner and the non-owner. The regulations have taken a simple approach to determine which of the two regimes applies, based on policy ownership. Generally, the owner is the person named as owner under the policy. However, certain exceptions apply and special rules are provided for determining the owner if two or more persons are designated as policy owners or where different types of trusts hold the policy. If you are considering a split dollar arrangement, you should consult your legal and tax advisor.


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SECTION 409A
The regulations under Section 409A of the Code explain that a split-dollar life insurance policy may be subject to the general rules for the taxation of non-qualified deferred compensation plans in Section 409A. IRS Notice 2007-34 provides guidance regarding the application of Section 409A to split-dollar arrangements.

DISTRIBUTION OF THE POLICY

RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as the principal underwriter and general distributor of the policy. Its office is located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

SALES OF THE POLICY
- Only securities broker-dealers ("selling firms") registered with the SEC and members of the FINRA may sell the policy.

- The policies are continuously offered to the public through authorized selling firms. We and RiverSource Distributors have a sales agreement with the selling firm. The sales agreement authorizes the selling firm to offer the policies to the public. We agree to pay the selling firm (or an affiliated insurance agency) for policies its sales representatives sell. The selling firm may be required to return sales commissions under certain circumstances including but not limited to when policies are returned under the free look period.

PAYMENTS TO THE SELLING FIRMS

- We may use compensation plans which vary by selling firm. In general, we pay selling firms a commission of up to 100% of the initial target premium when the policy is sold, plus up to 2.75% of all premiums in excess of the target premium. We determine the target premium, which varies by age, gender, and risk classification of the insured at the time of issue as well as by the specified amount of the policy. Each year we also pay up to 1.00% of the policy value, less indebtedness, for servicing the policy, depending on the compensation option chosen by the selling firm. We pay additional commissions to selling firms if an increase in coverage occurs. We do not pay or withhold payment of commissions based on which subaccounts you choose to allocate your premiums to.


- We may utilize other or additional compensation plans, including compensation plans that pay additional compensation when volume goals we set are achieved. These goals may be based on total sales in a period we establish and may include sales of other insurance and investment products we or an affiliate offer. As noted below, compensation plans which vary with the volume of sales may create conflicts of interest.

- In addition to commissions, we may, in order to promote sales of the policies, and as permitted by applicable laws and regulations, pay or provide selling firms with other promotional incentives in cash, credit or other compensation. We generally (but may not) offer these promotional incentives to all selling firms. The terms of such arrangements differ between selling firms. These promotional incentives may include but are not limited to:

  -- sponsorship of marketing, educational, due diligence and compliance meetings and conferences we or the selling firm may conduct for sales representatives, including subsidy of travel, meal, lodging, entertainment and other expenses related to these meetings;

  -- marketing support related to sales of the policy including for example, the creation of marketing materials, advertising and newsletters;

  -- providing services to policy owners; and

  -- funding other events sponsored by a selling firm that may encourage the selling firm's sales representatives to sell the policy.

These promotional incentives or reimbursements may be calculated as a percentage of the selling firm's aggregate, net or anticipated sales and/or total assets attributable to sales of the policy, and/or may be a fixed dollar amount. As noted below, this additional compensation may cause the selling firm and its sales representatives to favor the policies.

SOURCES OF PAYMENTS TO SELLING FIRMS
- We pay the commissions and other compensation described above from our assets.

- Our assets may include:

  -- revenues we receive from fees and expenses that you will pay when buying, owning and surrendering the policy (see "Fee Tables");

  -- compensation we or an affiliate receive from the underlying funds in the form of distribution and services fees (see "The Variable Account and the Funds -- The funds");


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  -- compensation we or an affiliate receive from a fund's investment adviser, subadviser, distributor or an affiliate of any of these (see "The Variable Account and the Funds -- The funds"); and

  -- revenues we receive from other contracts and policies we sell that are not securities and other businesses we conduct.

- You do not directly pay the commissions and other compensation described above as the result of a specific charge or deduction under the policy. However, you may pay part or all of the commissions and other compensation described above indirectly through:

  -- fees and expenses we collect from policy owners, including surrender charges; and

  -- fees and expenses charged by the underlying funds in which the subaccounts you select invest, to the extent we or one of our affiliates receive revenue from the funds or an affiliated person.

POTENTIAL CONFLICTS OF INTEREST
Compensation payment arrangements with selling firms can potentially:

- give selling firms a heightened financial incentive to sell the policy offered in this prospectus over another investment with lower compensation to the selling firm.

- cause selling firms to encourage their sales representatives to sell you the policy offered in this prospectus instead of selling you other alternative investments that may result in lower compensation to the selling firm.

- cause a selling firm to grant us access to its sales representatives to promote sales of the policy offered in this prospectus, while denying that access to other firms offering similar policies or other alternative investments which may pay lower compensation to the selling firm.

PAYMENTS TO SALES REPRESENTATIVES
- The selling firm pays its sales representatives. The selling firm decides the compensation and benefits it will pay its sales representatives.

- To inform yourself of any potential conflicts of interest, ask your sales representative before you buy how the selling firm and its sales representatives are being compensated and the amount of the compensation that each will receive if you buy the policy.

LEGAL PROCEEDINGS

Life insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. With regard to an industry-wide investigation of unclaimed property and escheatment practices and procedures, RiverSource Life of NY is responding to a request for information from the New York insurance regulators which was sent to all life insurers conducting business in New York.

RiverSource Life of NY is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. RiverSource Life of NY believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory proceedings that would have a material adverse effect on its financial condition, results of operations or liquidity. However, it is possible that the outcome of any such proceedings could have a material adverse impact on results of operations in any particular reporting period as the proceedings are resolved.

POLICY ILLUSTRATIONS

The following tables illustrate how policy values, cash surrender values and death benefits can change over time based on specific assumptions about investment returns, expenses, risk classification of the insured, death benefit, premiums, loans and partial surrenders. A change in any of the assumptions will change the illustrated results.

You may obtain illustrations like those shown below based on the particular characteristics of the person you want to insure by contacting us at the address or telephone number on the first page of the prospectus. If you purchase a policy, we will provide you with a projection of future death benefits and policy values upon written request. This projection will be based on assumptions to which we agree as to specified amount, death benefit option and future premium payments.

UNDERSTANDING THE ILLUSTRATIONS
RATES OF RETURN: The illustrations uniformly assume gross rates of return 0%, 6% or 12% for each policy year. These gross rates of return do not reflect the deduction of charges and expenses of the funds.

EXPENSES: The policy values illustrated reflect the deduction of the following expenses:


52 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

- Premium expense charges;

- Cost of insurance charges;

- Policy fees;

- Mortality and expense risk charges; and

- Annual operating expenses of the funds.

We show the impact of the cost of insurance charges, policy fees and the mortality and expense risk charges under two different scenarios:

- Current charges for the policies; and

- Guaranteed charges for the policies.

All charges reflected in the illustrated policy values below are described in detail in the sections entitled "Fee Tables" and "Loads, Fees and Charges." These sections describe where these charges differ between VUL 5 - NY and VUL 5 ES - NY. These differences are reflected in the illustrated policy values. These sections also describe when the various charges are deducted. The illustrated policy values reflect the timing of these deductions, however, they do not reflect charges for optional insurance benefits. Adding optional insurance benefits which have charges (see "Fee Tables") would result in additional charges, which would reduce the illustrated policy values.

We show the impact of the annual operating expenses of the funds by using the arithmetic average of annual operating expenses (including management fees, 12b-1 fees and other expenses) of all funds listed in the fee tables. The arithmetic average of all fund operating expenses used in the following illustrations is 1.01% of average daily net assets. Actual policy values would reflect the annual operating expenses of each fund in which policy values were invested and therefore may be higher or lower than those illustrated using the arithmetic average of all fund operating expenses.

RISK CLASSIFICATION OF THE INSURED: The illustrations assume the insured is a male, age 40, in our preferred nontobacco risk classification. Illustrated policy values would be lower if this assumed insured did not qualify as a nontobacco risk or nonsmoker risk, as applicable.

DEATH BENEFIT: The death benefit illustrated is Option 1, a level death benefit. If Option 2 were selected, illustrated policy values would be lower and the death benefit would be greater than what is illustrated.


PREMIUMS: The illustrations for VUL 5 - NY assume that a premium of $4,500 is paid in full at the beginning of each policy year. The illustrations for VUL 5 ES - NY assume that a premium of $25,000 is paid in full at the beginning of each policy year. Results would differ if:


- Premiums were not paid in full at the beginning of each policy year.

- Premium amounts were different.

LOANS AND PARTIAL SURRENDERS: The policy values illustrated assume no loans or partial surrenders are taken. If loans or partial surrenders were taken, illustrated policy values would be lower.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  53

ILLUSTRATIONS TO BE FILED BY AMENDMENT.


VUL 5 - NY
ILLUSTRATION
---------------------------------------------------------------------------------------------------------------
                                              MALE -- AGE 35
                                           PREFERRED NONTOBACCO
INITIAL SPECIFIED AMOUNT $400,000                                                         CURRENT COSTS ASSUMED
DEATH BENEFIT OPTION 1                                                                    ANNUAL PREMIUM $3,500
---------------------------------------------------------------------------------------------------------------
        PREMIUM(1)
       ACCUMULATED         DEATH BENEFIT                 POLICY VALUE             CASH SURRENDER VALUE
END OF WITH ANNUAL  ASSUMING HYPOTHETICAL GROSS   ASSUMING HYPOTHETICAL GROSS  ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST   ANNUAL INVESTMENT RETURN OF   ANNUAL INVESTMENT RETURN OF  ANNUAL INVESTMENT RETURN OF
YEAR      AT 5%       0%       6%         12%        0%      6%        12%        0%      6%        12%
---------------------------------------------------------------------------------------------------------------
   1    $    3,675 $400,000 $400,000 $   400,000 $ 2,628 $  2,807 $     2,987 $    -- $     -- $        --
   2         7,534  400,000  400,000     400,000   5,172    5,695       6,240      --       --          --
   3        11,585  400,000  400,000     400,000   7,667    8,703       9,827     176    1,212       2,336
   4        15,840  400,000  400,000     400,000  10,127   11,851      13,797   2,941    4,665       6,612
   5        20,307  400,000  400,000     400,000  12,562   15,157      18,206   5,682    8,277      11,326

   6        24,997  400,000  400,000     400,000  14,962   18,617      23,088   9,458   13,113      17,584
   7        29,922  400,000  400,000     400,000  17,294   22,205      28,463  13,166   18,077      24,335
   8        35,093  400,000  400,000     400,000  19,569   25,940      34,396  16,817   23,188      31,644
   9        40,523  400,000  400,000     400,000  21,778   29,818      40,940  20,402   28,442      39,564
  10        46,224  400,000  400,000     400,000  23,910   33,836      48,152  23,910   33,836      48,152

  15        79,301  400,000  400,000     400,000  36,471   60,017     101,844  36,471   60,017     101,844
  20       121,517  400,000  400,000     400,000  47,102   92,391     192,335  47,102   92,391     192,335
  25       175,397  400,000  400,000     464,638  55,345  132,617     346,745  55,345  132,617     346,745
  30       244,163  400,000  400,000     741,829  59,072  181,787     608,057  59,072  181,787     608,057
  35       331,927  400,000  400,000   1,216,075  56,622  243,236   1,048,341  56,622  243,236   1,048,341

  40       443,939  400,000  400,000   1,916,400  42,448  321,840   1,791,028  42,448  321,840   1,791,028
  45       586,898  400,000  449,633   3,201,388   5,179  428,222   3,048,941   5,179  428,222   3,048,941
  50       769,354       --  592,533   5,406,889      --  564,317   5,149,419      --  564,317   5,149,419
  55     1,002,219       --  767,480   9,031,928      --  730,933   8,601,836      --  730,933   8,601,836
  60     1,299,420       --  950,909  14,501,405      --  941,494  14,357,827      --  941,494  14,357,827
---------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option available under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


54 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

VUL 5 - ESTATE SERIES - NY
ILLUSTRATION
----------------------------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$2,000,000                                         MALE -- AGE 40                                      CURRENT COSTS ASSUMED
DEATH BENEFIT OPTION 1                          PREFERRED NONTOBACCO                                  ANNUAL PREMIUM $25,000
----------------------------------------------------------------------------------------------------------------------------
        PREMIUM(1)
       ACCUMULATED            DEATH BENEFIT                     POLICY VALUE                 CASH SURRENDER VALUE
END OF WITH ANNUAL     ASSUMING HYPOTHETICAL GROSS       ASSUMING HYPOTHETICAL GROSS      ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST      ANNUAL INVESTMENT RETURN OF       ANNUAL INVESTMENT RETURN OF      ANNUAL INVESTMENT RETURN OF
YEAR      AT 5%        0%         6%           12%        0%        6%          12%        0%        6%          12%
----------------------------------------------------------------------------------------------------------------------------
   1    $   26,250 $2,000,000 $2,000,000 $  2,000,000 $ 19,305 $   20,600 $     21,898 $     -- $       -- $         --
   2        53,813  2,000,000  2,000,000    2,000,000   38,184     41,991       45,959       --         --        1,599
   3        82,753  2,000,000  2,000,000    2,000,000   56,705     64,278       72,490   14,085     21,658       29,870
   4       113,141  2,000,000  2,000,000    2,000,000   74,932     87,569      101,826   34,052     46,689       60,946
   5       145,048  2,000,000  2,000,000    2,000,000   92,756    111,800      134,165   53,616     72,660       95,025

   6       178,550  2,000,000  2,000,000    2,000,000  110,297    137,140      169,961   78,985    105,828      138,649
   7       213,728  2,000,000  2,000,000    2,000,000  127,449    163,536      209,488  103,965    140,052      186,004
   8       250,664  2,000,000  2,000,000    2,000,000  144,221    191,046      253,168  128,565    175,390      237,512
   9       289,447  2,000,000  2,000,000    2,000,000  160,618    219,735      301,475  152,790    211,907      293,647
  10       330,170  2,000,000  2,000,000    2,000,000  176,487    249,508      354,774  176,487    249,508      354,774

  15       566,437  2,000,000  2,000,000    2,000,000  270,348    444,189      752,786  270,348    444,189      752,786
  20       867,981  2,000,000  2,000,000    2,000,000  352,108    688,177    1,428,949  352,108    688,177    1,428,949
  25     1,252,836  2,000,000  2,000,000    3,149,836  417,460    995,719    2,581,833  417,460    995,719    2,581,833
  30     1,744,020  2,000,000  2,000,000    5,246,290  448,363  1,381,509    4,522,664  448,363  1,381,509    4,522,664
  35     2,370,908  2,000,000  2,020,991    8,343,982  430,492  1,888,777    7,798,114  430,492  1,888,777    7,798,114

  40     3,170,994  2,000,000  2,684,921   14,014,408  320,972  2,557,067   13,347,055  320,972  2,557,067   13,347,055
  45     4,192,129  2,000,000  3,567,133   23,754,213   22,278  3,397,269   22,623,060   22,278  3,397,269   22,623,060
  50     5,495,385         --  4,651,248   39,795,783       --  4,429,760   37,900,746       --  4,429,760   37,900,746
  55     7,158,706         --  5,793,386   64,035,339       --  5,736,026   63,401,326       --  5,736,026   63,401,326
  60     9,281,573         --  7,530,377  108,026,094       --  7,530,377  108,026,094       --  7,530,377  108,026,094
----------------------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option available under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  55

VUL 5 - NY
ILLUSTRATION
----------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$400,000                                    MALE -- AGE 35                        GUARANTEED COSTS ASSUMED
DEATH BENEFIT OPTION 1                   PREFERRED NONTOBACCO                        ANNUAL PREMIUM $3,500
----------------------------------------------------------------------------------------------------------
                                                       POLICY VALUE           CASH SURRENDER VALUE
        PREMIUM(1)                                 ASSUMING HYPOTHETICAL      ASSUMING HYPOTHETICAL
       ACCUMULATED         DEATH BENEFIT                   GROSS                      GROSS
END OF WITH ANNUAL  ASSUMING HYPOTHETICAL GROSS  ANNUAL INVESTMENT RETURN   ANNUAL INVESTMENT RETURN
POLICY   INTEREST   ANNUAL INVESTMENT RETURN OF             OF                         OF
YEAR      AT 5%       0%       6%         12%       0%      6%       12%       0%      6%       12%
----------------------------------------------------------------------------------------------------------
   1    $    3,675 $400,000 $400,000 $  400,000 $ 2,051 $ 2,210 $    2,371 $    -- $    -- $       --
   2         7,534  400,000  400,000    400,000   4,047   4,495      4,964      --      --         --
   3        11,585  400,000  400,000    400,000   5,990   6,859      7,804      --      --         --
   4        15,840  400,000  400,000    400,000   7,870   9,292     10,904      --   1,235      2,847
   5        20,307  400,000  400,000    400,000   9,698  11,811     14,304   1,722   3,835      6,328

   6        24,997  400,000  400,000    400,000  11,466  14,408     18,023   5,085   8,027     11,643
   7        29,922  400,000  400,000    400,000  13,161  17,075     22,085   8,375  12,290     17,300
   8        35,093  400,000  400,000    400,000  14,775  19,805     26,514  11,584  16,614     23,324
   9        40,523  400,000  400,000    400,000  16,297  22,589     31,339  14,702  20,994     29,744
  10        46,224  400,000  400,000    400,000  17,719  25,419     36,591  17,719  25,419     36,591

  15        79,301  400,000  400,000    400,000  23,380  40,390     71,117  23,380  40,390     71,117
  20       121,517  400,000  400,000    400,000  26,364  56,706    125,891  26,364  56,706    125,891
  25       175,397  400,000  400,000    400,000  24,101  72,091    213,037  24,101  72,091    213,037
  30       244,163  400,000  400,000    435,248  13,552  83,697    356,760  13,552  83,697    356,760
  35       331,927  400,000  400,000    685,199      --  85,529    590,689      --  85,529    590,689

  40       443,939  400,000  400,000  1,035,320      --  66,886    967,588      --  66,886    967,588
  45       586,898                    1,658,406                  1,579,435                  1,579,435
  50       769,354                    2,671,430                  2,544,219                  2,544,219
  55     1,002,219                    4,228,018                  4,026,683                  4,026,683
  60     1,299,420                    6,454,051                  6,390,149                  6,390,149
----------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option available under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


56 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

VUL 5 - ESTATE SERIES - NY
ILLUSTRATION
---------------------------------------------------------------------------------------------------------------------
INITIAL SPECIFIED AMOUNT
$2,000,000                                       MALE -- AGE 40                              GUARANTEED COSTS ASSUMED
DEATH BENEFIT OPTION 1                        PREFERRED NONTOBACCO                             ANNUAL PREMIUM $25,000
---------------------------------------------------------------------------------------------------------------------
        PREMIUM(1)
       ACCUMULATED           DEATH BENEFIT                    POLICY VALUE              CASH SURRENDER VALUE
END OF WITH ANNUAL    ASSUMING HYPOTHETICAL GROSS     ASSUMING HYPOTHETICAL GROSS   ASSUMING HYPOTHETICAL GROSS
POLICY   INTEREST     ANNUAL INVESTMENT RETURN OF     ANNUAL INVESTMENT RETURN OF   ANNUAL INVESTMENT RETURN OF
YEAR      AT 5%        0%         6%          12%        0%       6%        12%        0%       6%        12%
---------------------------------------------------------------------------------------------------------------------
   1    $   26,250 $2,000,000 $2,000,000 $ 2,000,000 $ 15,805 $ 16,984 $    18,168 $     -- $     -- $        --
   2        53,813  2,000,000  2,000,000   2,000,000   31,146   34,494      37,992       --       --          --
   3        82,753  2,000,000  2,000,000   2,000,000   45,975   52,498      59,591    3,355    9,878      16,971
   4       113,141  2,000,000  2,000,000   2,000,000   60,246   70,964      83,097   19,366   30,084      42,217
   5       145,048  2,000,000  2,000,000   2,000,000   73,915   89,862     108,660   34,775   50,722      69,520

   6       178,550  2,000,000  2,000,000   2,000,000   86,997  109,220     136,508   55,685   77,908     105,196
   7       213,728  2,000,000  2,000,000   2,000,000   99,448  129,011     166,839   75,964  105,527     143,355
   8       250,664  2,000,000  2,000,000   2,000,000  111,283  149,263     199,929   95,627  133,607     184,273
   9       289,447  2,000,000  2,000,000   2,000,000  122,738  170,233     236,314  114,910  162,405     228,486
  10       330,170  2,000,000  2,000,000   2,000,000  133,711  191,848     276,243  133,711  191,848     276,243

  15       566,437  2,000,000  2,000,000   2,000,000  178,304  307,560     541,111  178,304  307,560     541,111
  20       867,981  2,000,000  2,000,000   2,000,000  195,814  428,373     960,180  195,814  428,373     960,180
  25     1,252,836  2,000,000  2,000,000   2,017,008  176,371  549,475   1,653,285  176,371  549,475   1,653,285
  30     1,744,020  2,000,000  2,000,000   3,237,901   89,035  648,810   2,791,294   89,035  648,810   2,791,294
  35     2,370,908  2,000,000  2,000,000   4,948,503       --  697,601   4,624,769       --  697,601   4,624,769

  40     3,170,994         --  2,000,000   7,980,819       --  605,901   7,600,780       --  605,901   7,600,780
  45     4,192,129         --  2,000,000  12,909,071       --   86,178  12,294,353       --   86,178  12,294,353
  50     5,495,385         --         --  20,483,260       --       --  19,507,867       --       --  19,507,867
  55     7,158,706         --         --  31,318,129       --       --  31,008,049       --       --  31,008,049
  60     9,281,573         --         --  50,817,833       --       --  50,817,833       --       --  50,817,833
---------------------------------------------------------------------------------------------------------------------




(1) This information is for comparative purposes only. There is no such option available under your policy.

THE ABOVE HYPOTHETICAL INVESTMENT RESULTS ARE ILLUSTRATIVE ONLY AND YOU SHOULD NOT CONSIDER THEM TO BE A REPRESENTATION OF PAST OR FUTURE INVESTMENT RESULTS. ACTUAL INVESTMENT RESULTS MAY BE MORE OR LESS THAN THOSE SHOWN. THE DEATH BENEFIT, POLICY VALUE AND CASH SURRENDER VALUE WOULD BE DIFFERENT FROM THOSE SHOWN IF RETURNS AVERAGED 0%, 6% AND 12% OVER A PERIOD OF YEARS, BUT FLUCTUATED ABOVE AND BELOW THOSE AVERAGES FOR INDIVIDUAL POLICY YEARS. WE DO NOT REPRESENT THAT THESE HYPOTHETICAL RATES OF RETURN CAN BE ACHIEVED FOR ANY ONE YEAR OR SUSTAINED OVER ANY PERIOD OF TIME.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  57

KEY TERMS

These terms can help you understand details about your policy.

ACCELERATED BENEFIT INSURED: This person is the insured of the policy to which the AdvanceSource rider is attached.

ACCUMULATION UNIT: An accounting unit used to calculate the policy value of the subaccounts prior to the insured's death.

ADULT DAY CARE: A program that provides a protective environment and preventive, remedial and restorative services for part of the 24-hour day.

ADULT DAY CARE CENTER: A place that is licensed to provide adult day care by the state. If not licensed, it must meet certain criteria listed in the AdvanceSource rider.

ADVANCESOURCE RIDER: In this prospectus, "AdvanceSource rider" refers to the AdvanceSource Accelerated Benefit Rider for Chronic Illness.

ADVANCESOURCE RIDER SPECIFIED AMOUNT: The maximum death benefit amount that may be accelerated under the AdvanceSource rider. This amount is chosen in your application for the rider and is shown in the "Policy Data" section of the policy.

ASSISTED LIVING FACILITY: A facility that provides ongoing care and related services to inpatients in one location.

ATTAINED INSURANCE AGE: The insured's insurance age plus the number of policy anniversaries since the policy date. Attained insurance age changes only on a policy anniversary.

CASH SURRENDER VALUE: Proceeds received if you surrender the policy in full, or the amount payable if the insured's death occurs on or after the insured has attained insurance age 120. The cash surrender value equals the policy value minus indebtedness and any applicable surrender charges.

CHRONICALLY ILL INDIVIDUAL: An individual who has been certified by a licensed health care practitioner within the last 12 months as being unable to perform (without substantial assistance from another person) at least two activities of daily living for a period of at least 90 days due to a loss of functional capacity; or requiring substantial supervision to protect such individual from threats to health and safety due to cognitive impairment.

CLOSE OF BUSINESS: The time the New York Stock Exchange (NYSE) closes, 4 p.m., Eastern time unless the NYSE closes earlier.

CODE: The Internal Revenue Code of 1986, as amended.

COGNITIVE IMPAIRMENT: A deficiency in a person's short-term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness.

DEATH BENEFIT VALUATION DATE: The date of the insured's death when death occurs on a valuation date. If the insured does not die on a valuation date, then the death benefit valuation date is the next valuation date following the date of the insured's death.

DURATION: The number of years a policy is in force. For example, Duration 1 is the first year the policy is in force and Duration 15 is the 15th year the policy is in force.

ELIGIBILITY FOR THE PAYMENT OF BENEFITS CONDITIONS: Eligibility requirements for claim payments include the following: 1) A current written eligibility certification from a licensed health care practitioner that certifies the accelerated benefit insured is a chronically ill individual; and 2) Proof that the accelerated benefit insured received or is receiving qualified long-term care services pursuant to a plan of care; and 3) Proof that the elimination period has been satisfied; and 4) Written notice of claim and proof of loss, as described in the "Claim Provisions" section of the rider.

ELIMINATION PERIOD: The number of days of qualified long-term care services that are required while the AdvanceSource rider is in force before any benefit is available under the rider. The elimination period is shown in the "Policy Data" section of the policy. The dates of service need not be continuous; however, the elimination period must be satisfied within a period of 730 consecutive days. The elimination period must be satisfied only once while this rider is in force. Once all conditions for eligibility for the payment of benefits have been met, benefits will be payable for services used to satisfy the elimination period.

FIXED ACCOUNT: The general investment account of RiverSource Life of NY. The fixed account is made up of all of RiverSource Life of NY's assets other than those held in any separate account.

FIXED ACCOUNT VALUE: The portion of the policy value that you allocate to the fixed account, including indebtedness.

FUNDS: Mutual funds or portfolios, each with a different investment objective. (See "The Variable Account and the Funds.") Each of the subaccounts of the variable account invests in a specific one of these funds.


58 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

GOOD ORDER: We cannot process your transaction request relating to the policy until we have received the request in good order at our home office. "Good order" means the actual receipt of the requested transaction in writing, along with all information, forms and supporting legal documentation necessary to effect the transaction. To be in "good order," your instructions must be sufficiently clear so that we do not need to exercise any discretion to follow such instructions. This information and documentation generally includes your completed request; the policy number; the transaction amount (in dollars); the names of and allocations to and/or from the subaccounts and the fixed account affected by the requested transaction; the signatures of all policy owners, exactly as registered on the policy, if necessary; Social Security Number or Taxpayer Identification Number; and any other information, forms or supporting documentation that we may require. With respect to purchase requests, "good order" also generally includes receipt of sufficient payment by us to effect the purchase. We may, in our sole discretion, determine whether any particular transaction request is in good order, and we reserve the right to change or waive any good order requirements at any time.

HOME HEALTH CARE: Personal assistance and care provided by a home health care provider in a private home or by an adult day care center.

HOME HEALTH CARE PROVIDER: An agency or person who provides home health care.

HOSPITAL: A place which, by law, provides care and treatment for sick or injured persons as resident bed patients.

INDEBTEDNESS: All existing loans on the policy plus interest that has either been accrued or added to the policy loan.

INSURANCE AGE: The insured's age, based upon his or her nearest birthday on the date of the application.

INSURED: The person whose life is insured by the policy.

LAPSE: The policy ends without value and no death benefit is paid.

LICENSED HEALTH CARE PRACTITIONER: A physician, a registered nurse, a licensed social worker, or any other individual who meets the requirements as may be prescribed by the U.S. Secretary of the Treasury.

LONG-TERM CARE FACILITY: A facility, other than the acute care unit of a hospital, that provides skilled nursing care, intermediate care, or custodial care, and is licensed by the appropriate state licensing agency or if not licensed maintains a registered nurse or licensed practical nurse on duty at all times to supervise a 24-hour nursing service, a doctor to supervise the operation of the facility, a planned program of policies and procedures that were developed with the advice of a professional group including at least one doctor or nurse, and a doctor available to furnish emergency medical care. Please see your AdvanceSource rider for further details.

MINIMUM INITIAL PREMIUM: The premium required to keep the minimum initial premium period in effect. We show the minimum initial premium in your policy.

MINIMUM INITIAL PREMIUM PERIOD: A period of time during the first five policy years when the policy will not lapse even if the cash surrender value is less than the amount needed to pay the monthly deduction. This feature is in effect if you meet certain premium payment requirements.

MONTHLY BENEFIT PAYMENT: The amount paid to the owner, or to any individual authorized to act on behalf of the owner, for a calendar month of qualified long-term care services received by the accelerated benefit insured.

MONTHLY BENEFIT PERCENT: The percentage (1%, 2% or 3%) which is elected at issue and shown in the "Policy Data" section of the policy.

MONTHLY DATE: The same day each month as the policy date. If there is no monthly date in a calendar month, the monthly date is the first day of the next calendar month.

NET AMOUNT AT RISK: A portion of the death benefit, equal to the total current death benefit minus the policy value. This is the amount to which we apply cost of insurance rates in determining the monthly cost of insurance.

NET PREMIUM: The premium paid minus the premium expense charge.

NO LAPSE GUARANTEE (NLG): A feature of the policy guaranteeing the policy will remain in force even if the cash surrender value is insufficient to pay the monthly deduction. This feature is in effect if you meet certain premium payment requirements.

- NO LAPSE GUARANTEE TO AGE 75 (NLG-75) guarantees the policy will not lapse before the insured's attained insurance age 75 (or 10 policy years, if later).

- NLG-75 PREMIUM: The premium required to keep the NLG-75 in effect. The NLG-75 premium is shown in your policy. It depends on the insured's insurance age, duration, sex (unless unisex rates are required by law), risk classification, optional insurance benefits added by rider and the initial specified amount.

NOTICE OF CLAIM: The written notice required to be submitted in order to start a claim.


RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  59

OWNER: The entities to which, or individuals to whom, we issue the policy or to whom you subsequently transfer ownership. In the prospectus "you" and "your" refer to the owner.

PLAN OF CARE: A written plan for long-term care services designed especially for the accelerated benefit insured.

POLICY ANNIVERSARY: The same day and month as the policy date each year the policy remains in force.

POLICY DATE: The date we issue the policy and from which we determine policy anniversaries, policy years and policy months.

POLICY VALUE: The sum of the fixed account value plus the variable account value.

PROCEEDS: The amount payable under the policy as follows:

- Upon death of the insured prior to the date the insured has attained insurance age 120, proceeds will be the death benefit in effect as of the date of the insured's death, minus any indebtedness.

- Upon death of the insured on or after the insured has attained insurance age 120, proceeds will be the greater of:

  -- the policy value on the date of the insured's death minus any indebtedness on the date of the insured's death; or

  -- the policy value at the insured's attained insurance age 120 minus any indebtedness on the date of the insured's death.

- On surrender of the policy, the proceeds will be the cash surrender value.

PROOF OF LOSS: A signed form with a written statement and additional documentation needed by us in order to pay benefits under the AdvanceSource rider to the owner.

QUALIFIED LONG-TERM CARE SERVICES: Necessary diagnostic, preventive, therapeutic, curing, treating, mitigating and rehabilitative services, and maintenance or personal care services, which are:

1. required for treatment of a chronically ill individual; and

2. provided pursuant to a plan of care prescribed by a licensed health care practitioner; and

3. provided in a long-term care facility, an assisted living facility, an adult day care center, or by a home health care provider.

RISK CLASSIFICATION: A group of insureds that RiverSource Life of NY expects will have similar mortality experience.

RIVERSOURCE LIFE OF NY: In this prospectus, "we," "us," "our" and "RiverSource Life of NY" refer to RiverSource Life Insurance Co. of New York.

SCHEDULED PREMIUM: A premium you select at the time of application, of a level amount, at a fixed interval of time.

SPECIFIED AMOUNT: An amount we use to determine the death benefit and the proceeds payable upon death of the insured prior to the insured's attained insurance age 120. We show the initial specified amount in your policy.

SUBACCOUNTS: One or more of the investment divisions of the variable account, each of which invests in a particular fund.

SUBSTANTIAL SUPERVISION: Continual supervision (which may include cuing by verbal prompting, gestures, or other demonstrations) by another person that is necessary to protect the severely cognitively impaired individual from threats to his or her health or safety (such as may result from wandering).

SURRENDER CHARGE: A charge we assess against the policy value at the time of surrender, or if the policy lapses, during the first ten years of the policy and for ten years after an increase in coverage.

VALUATION DATE: Any normal business day, Monday through Friday, on which the New York Stock Exchange (NYSE) is open, up to the close of business. At the close of business, the next valuation date begins.

VALUATION PERIOD: The interval that commences at the close of business on each valuation date and goes up to the close of business on the next valuation date.

VARIABLE ACCOUNT: RiverSource of New York Account 8 consisting of subaccounts, each of which invests in a particular fund. The policy value in each subaccount depends on the performance of the particular fund.

VARIABLE ACCOUNT VALUE: The sum of the values that you allocate to the subaccounts of the variable account.

FINANCIAL STATEMENTS

You can find our audited financial statements and the audited financial statements of the divisions, which are comprised of subaccounts, in the SAI. The SAI does not include audited financial statements for divisions that are new (if any) and have no activity as of the financial statement date.


60 RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES NEW YORK -- PROSPECTUS

                       THIS PAGE LEFT BLANK INTENTIONALLY




RIVERSOURCE VARIABLE UNIVERSAL LIFE 5 / RIVERSOURCE VARIABLE UNIVERSAL LIFE
                                    5 - ESTATE SERIES NEW YORK -- PROSPECTUS  61

(RIVERSOURCE INSURANCE LOGO)

RiverSource Life Insurance Co. of New York
20 Madison Avenue Extension
Albany, NY 12203
1-800-541-2251

Additional information about RiverSource of New York Account 8 (Registrant) is included in the SAI. The SAI and personal illustrations of death benefits, cash surrender values, and policy values are available, without charge, upon request. To request the SAI or a personal illustration, or for other inquiries about the policies, contact your sales representative or
       RiverSource Life Insurance Co. of New York at the telephone number and address listed below. The SAI dated the same date as this prospectus, is incorporated by reference into this prospectus.

                   RiverSource Life Insurance Co. of New York
                  20 Madison Avenue Extension, Albany, NY 12203
                                 1-800-541-2251
                         riversource.com/life insurance

You may review and copy information about the Registrant, including the SAI, at the SEC's Public Reference Room in Washington, D.C.
(for information about the public reference room call 1-202-942-8090). Reports and other information about the Registrant are available on the EDGAR Database on the SEC's Internet site at www.sec.gov. Copies of this information may be obtained, after paying a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to the Public Reference Section of the SEC,
                  100 F. Street, N.E., Washington, D.C. 20549.

                      Investment Company Act File #811-5213

RiverSource Distributors, Inc. (Distributor), Member FINRA. Insurance and
   annuity products are issued by RiverSource Life Insurance Co. of New York, Albany, New York. Both companies are affiliated with Ameriprise Financial
  Services, Inc. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuities in New York.

     (C) 2008-2012 RiverSource Life Insurance Company. All rights reserved.



S-6543 A (10/12)

PART B: STATEMENT OF ADDITIONAL INFORMATION

                       STATEMENT OF ADDITIONAL INFORMATION

                                       FOR



            RIVERSOURCE SUCCESSION SELECT(R) VARIABLE LIFE INSURANCE

                            (SUCCESSION SELECT - NY)



           RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE INSURANCE (VUL - NY)



             RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE IV (VUL IV - NY)



            RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE IV - ESTATE SERIES

                                (VUL IV ES - NY)



              RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE 5 (VUL 5 - NY)



            RIVERSOURCE(R) VARIABLE UNIVERSAL LIFE 5 - ESTATE SERIES

                                 (VUL 5 ES - NY)





                                OCTOBER 26, 2012


ISSUED BY: RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK
           20 Madison Avenue Extension
           P.O. Box 5144
           Albany, NY 12203
           Telephone: 1-800-541-2251
           (Home Office)
           Website address: riversource.com/lifeinsurance
           RIVERSOURCE OF NEW YORK ACCOUNT 8
           (previously IDS Life of New York Account 8)

RiverSource of New York Account 8 is a separate account of RiverSource Life Insurance Co. of New York (RiverSource Life of NY). This Statement of Additional Information (SAI) is not a prospectus. It should be read together with the prospectus dated the same date as this SAI, which may be obtained by writing or calling us at the address and telephone number above.


S-6543-20 A (10/12)

TABLE OF CONTENTS


Information about RiverSource Life of NY........................................   p.  3
Principal Underwriter...........................................................   p.  4
The Variable Account............................................................   p.  4
Additional Information about the Operation of the Policies......................   p.  4
Revenues Received During Calendar Year 2011.....................................   p.  8
Independent Registered Public Accounting Firms..................................   p.  8
Financial Statements





 2    RIVERSOURCE OF NEW YORK ACCOUNT 8

INFORMATION ABOUT RIVERSOURCE LIFE OF NY

We are a stock life insurance company organized in 1972 under the laws of the state of New York and are located at 20 Madison Avenue Extension, Albany, NY 12203. Our mailing address is: 20 Madison Avenue Extension, P.O. Box 5144, Albany, NY 12205.

We conduct a conventional life insurance business in the state of New York. Our primary products currently include fixed and variable annuity contracts and life insurance policies.

OWNERSHIP
RiverSource Life of NY, a New York corporation is a wholly-owned subsidiary of RiverSource Life Insurance Company, a Minnesota Corporation which is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial). The Ameriprise Financial family of companies offers not only insurance and annuities, but also mutual funds, investment certificates and a broad range of financial management services.

STATE REGULATION
We are subject to the laws of New York governing insurance companies and to regulation by the New York State Department of Financial Services (the Department). We file an annual statement in a prescribed form with the Department. Our books and accounts are subject to review by the Department at all times and a full examination of our operations is conducted periodically.

REPORTS
At least once a year we will mail to you, at your last known address of record, a report containing all information required by law or regulation, including a statement showing the current policy value.

RATING AGENCIES
Generally, RiverSource Life of NY does not receive individual ratings from rating agencies but receives the same ratings as its parent, RiverSource Life Insurance Company. Rating agencies evaluate the financial soundness and claims-paying ability of insurance companies on a number of different factors. These ratings reflect each agency's estimation of our ability to meet our contractual obligations such as paying death benefits and other distributions. As such, the ratings relate to our fixed account and not to the subaccounts. This information generally does not relate to the management or performance of the subaccounts.

For detailed information on the agency rating given to us, see "Debt & Ratings Information" under "Investors Relations" on our website at ameriprise.com or contact your sales representative. You also may view our current ratings by visiting the agency websites directly at:

A.M. Best                                                                       www.ambest.com
Fitch                                                                     www.fitchratings.com
Moody's                                                               www.moodys.com/insurance
Standard & Poor's                                                     www.standardandpoors.com


A.M. Best -- Rates insurance companies for their financial strength.

Fitch -- Rates insurance companies for their claims-paying ability.

Moody's -- Rates insurance companies for their financial strength.

Standard & Poor's -- Rates insurance companies for their financial strength.


                                         RIVERSOURCE OF NEW YORK ACCOUNT 8    3

PRINCIPAL UNDERWRITER

RiverSource Distributors, Inc. (RiverSource Distributors), our affiliate, serves as principal underwriter for the policy, which is offered on a continuous basis. Its offices are located at 70100 Ameriprise Financial Center, Minneapolis, MN 55474. RiverSource Distributors is registered with the Securities and Exchange Commission under the Securities Act of 1934 as a broker dealer and is a member of the Financial Industry Regulatory Authority (FINRA). The policies are offered to the public through certain securities broker-dealers that have entered into sales agreements with us and RiverSource Distributors and whose personnel are legally authorized to sell life insurance products. RiverSource Distributors is a wholly-owned subsidiary of Ameriprise Financial, Inc.

The aggregate dollar amount of underwriting commissions paid to RiverSource Distributors by RiverSource Life of NY for the variable accounts in 2011 was $26,901,811; in 2010 was $22,718,221; and in 2009 was $17,842,976. RiverSource
Distributors retains no underwriting commissions from the sale of the policy.

THE VARIABLE ACCOUNT

We established the variable account on Sept. 12, 1985, under New York law. It is registered as a single unit investment trust under the Investment Company Act of 1940. This registration does not involve any SEC supervision of the variable account's management or investment practices or policies.

The variable account meets the definition of a separate account under federal securities laws. Other variable life insurance policies that are not described in this statement of additional information also invest in subaccounts of the variable account.

ADDITIONAL INFORMATION ABOUT THE OPERATION OF THE POLICIES


ADDITIONAL INFORMATION ON PAYMENT OPTIONS FOR SUCCESSION SELECT - NY, VUL - NY, VUL IV - NY, VUL IV ES - NY, VUL 5 - NY AND VUL 5 ES - NY


SUCCESSION SELECT - NY

OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

PAYMENT PERIOD    MONTHLY PAYMENT PER $1,000
    (YEARS)          PLACED UNDER OPTION B
--------------------------------------------
      10                     $9.61
      15                      6.87
      20                      5.51
      25                      4.71
      30                      4.18
--------------------------------------------


We will furnish monthly amounts for other payment periods at your request, without charge.

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. Payment will be guaranteed for five, ten or 15 years.

We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and age of the payee on that date.


 4    RIVERSOURCE OF NEW YORK ACCOUNT 8

OPTION C TABLE

                                                        LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
                                                   -------------------------------------------------------------
                                                                   5 YEARS          10 YEARS         15 YEARS
AGE                                                BEGINNING   ---------------   --------------   --------------
PAYEE                                               IN YEAR     MALE    FEMALE    MALE   FEMALE    MALE   FEMALE
----------------------------------------------------------------------------------------------------------------
65                                                    2010     $ 5.19    $4.61   $5.08    $4.57   $4.90    $4.49
                                                      2015       5.11     4.55    5.01     4.51    4.84     4.43
                                                      2020       5.03     4.49    4.94     4.45    4.78     4.39
                                                      2025       4.95     4.43    4.87     4.40    4.73     4.34
                                                      2030       4.88     4.38    4.81     4.35    4.68     4.30
70                                                    2010       6.03     5.28    5.79     5.18    5.42     5.00
                                                      2015       5.92     5.19    5.70     5.10    5.36     4.94
                                                      2020       5.81     5.10    5.61     5.03    5.30     4.88
                                                      2025       5.71     5.03    5.53     4.96    5.24     4.83
                                                      2030       5.61     4.95    5.45     4.89    5.18     4.77
75                                                    2010       7.14     6.23    6.63     5.99    5.95     5.60
                                                      2015       6.99     6.10    6.52     5.89    5.90     5.54
                                                      2020       6.84     5.99    6.42     5.79    5.84     5.47
                                                      2025       6.71     5.88    6.32     5.71    5.78     5.41
                                                      2030       6.58     5.78    6.23     5.62    5.73     5.35
85                                                    2010      10.45     9.41    8.44     8.04    6.72     6.62
                                                      2015      10.22     9.19    8.36     7.93    6.70     6.59
                                                      2020      10.00     8.98    8.27     7.83    6.68     6.57
                                                      2025       9.79     8.78    8.19     7.74    6.67     6.54
                                                      2030       9.60     8.59    8.11     7.64    6.65     6.52
----------------------------------------------------------------------------------------------------------------


VUL - NY

OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

PAYMENT PERIOD    MONTHLY PAYMENT PER $1,000
    (YEARS)          PLACED UNDER OPTION B
--------------------------------------------
       5                    $18.32
      10                     10.06
      15                      7.34
      20                      6.00
      25                      5.22
      30                      4.72
--------------------------------------------


We will furnish monthly amounts for other payment periods at your request, without charge.

OPTION C -- LIFETIME INCOME: We will make monthly payments for the life of the person (payee) who is to receive the income. Payment will be guaranteed for 10, 15 or 20 years.

We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and adjusted age of the payee on that date. Adjusted age means the age of the payee (on the payee's nearest birthday) minus an adjustment as follows:

CALENDAR YEAR OF PAYEE'S BIRTH                          ADJUSTMENT   CALENDAR YEAR OF PAYEE'S BIRTH   ADJUSTMENT
----------------------------------------------------------------------------------------------------------------
Before 1920                                                  0                  1945-1949                  6
1920-1924                                                    1                  1950-1959                  7
1925-1929                                                    2                  1960-1969                  8
1930-1934                                                    3                  1970-1979                  9
1935-1939                                                    4                  1980-1989                 10
1940-1944                                                    5                 After 1989                 11
----------------------------------------------------------------------------------------------------------------


The amount of each monthly payment per $1,000 placed under this option will not be less than amounts shown in the next table.

We will furnish monthly amounts for any adjusted age not shown at your request, without charge.


                                         RIVERSOURCE OF NEW YORK ACCOUNT 8    5

OPTION C TABLE

                                                           LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED
                                                                                 FOR
                                                          ------------------------------------------------
                                                             10 YEARS         15 YEARS         20 YEARS
                                                          --------------   --------------   --------------
ADJUSTED AGE PAYEE                                         MALE   FEMALE    MALE   FEMALE    MALE   FEMALE
----------------------------------------------------------------------------------------------------------
50                                                        $4.81    $4.47   $4.74    $4.45   $4.65    $4.40
55                                                         5.20     4.80    5.09     4.74    4.94     4.87
60                                                         5.70     5.22    5.51     5.12    5.25     4.98
65                                                         6.35     5.77    5.98     5.58    5.54     5.32
70                                                         7.14     6.50    6.47     6.12    5.77     5.63
75                                                         8.00     7.40    6.87     6.64    5.91     5.85
----------------------------------------------------------------------------------------------------------


VUL IV - NY/VUL IV ES - NY

OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify. Here are examples of monthly payments for each $1,000 placed under this option:

PAYMENT PERIOD    MONTHLY PAYMENT PER $1,000
    (YEARS)          PLACED UNDER OPTION B
--------------------------------------------
      10                     $9.61
      15                      6.87
      20                      5.51
      25                      4.71
      30                      4.18
--------------------------------------------


We will furnish monthly amounts for other payment periods at your request, without charge.

OPTION C -- LIFETIME INCOME: We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and age of the payee on that date.

OPTION C TABLE

                                                        LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
                                                   -------------------------------------------------------------
                                                                   5 YEARS          10 YEARS         15 YEARS
AGE                                                BEGINNING   ---------------   --------------   --------------
PAYEE                                               IN YEAR     MALE    FEMALE    MALE   FEMALE    MALE   FEMALE
----------------------------------------------------------------------------------------------------------------
65                                                    2010     $ 5.19    $4.61   $5.08    $4.57   $4.90    $4.49
                                                      2015       5.11     4.55    5.01     4.51    4.84     4.43
                                                      2020       5.03     4.49    4.94     4.45    4.78     4.39
                                                      2025       4.95     4.43    4.87     4.40    4.73     4.34
                                                      2030       4.88     4.38    4.81     4.35    4.68     4.30
70                                                    2010       6.03     5.28    5.79     5.18    5.42     5.00
                                                      2015       5.92     5.19    5.70     5.10    5.36     4.94
                                                      2020       5.81     5.10    5.61     5.03    5.30     4.88
                                                      2025       5.71     5.03    5.53     4.96    5.24     4.83
                                                      2030       5.61     4.95    5.45     4.89    5.18     4.77
75                                                    2010       7.14     6.23    6.63     5.99    5.95     5.60
                                                      2015       6.99     6.10    6.52     5.89    5.90     5.54
                                                      2020       6.84     5.99    6.42     5.79    5.84     5.47
                                                      2025       6.71     5.88    6.32     5.71    5.78     5.41
                                                      2030       6.58     5.78    6.23     5.62    5.73     5.35
85                                                    2010      10.45     9.41    8.44     8.04    6.72     6.62
                                                      2015      10.22     9.19    8.36     7.93    6.70     6.59
                                                      2020      10.00     8.98    8.27     7.83    6.68     6.57
                                                      2025       9.79     8.78    8.19     7.74    6.67     6.54
                                                      2030       9.60     8.59    8.11     7.64    6.65     6.52
----------------------------------------------------------------------------------------------------------------


The table above is based on the "1983 Individual Annuitant Mortality Table A" at 3% with 100% Projection Scale G. Settlement Rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates on request.


 6    RIVERSOURCE OF NEW YORK ACCOUNT 8

VUL 5 - NY/VUL 5 ES - NY



OPTION B -- PAYMENTS FOR A SPECIFIED PERIOD: We will make fixed monthly payments for any number of years you specify.



Here are examples of monthly payments for each $1,000 placed under this option:



PAYMENT PERIOD    MONTHLY PAYMENT PER $1,000
    (YEARS)          PLACED UNDER OPTION B
--------------------------------------------
      10                    $9.18
      15                      6.42
      20                      5.04
      25                      4.22
      30                      3.68
--------------------------------------------




We will furnish monthly amounts for other payment periods at your request, without charge.



OPTION C-- LIFETIME INCOME: We will base the amount of each monthly payment per $1,000 placed under this option on the table of settlement rates in effect at the time of the first payment. The amount depends on the sex and age of the payee on that date.



OPTION C TABLE



                                                       LIFE INCOME PER $1,000 WITH PAYMENTS GUARANTEED FOR
                                                    ---------------------------------------------------------
                                                                   5 YEARS         10 YEARS        15 YEARS
AGE                                                 BEGINNING   -------------   -------------   -------------
PAYEE                                                IN YEAR    MALE   FEMALE   MALE   FEMALE   MALE   FEMALE
-------------------------------------------------------------------------------------------------------------
65                                                     2015     4.54    4.10    4.46    4.06    4.31    3.99
                                                       2025     4.39    3.97    4.32    3.94    4.19    3.88
                                                       2035     4.25    3.86    4.19    3.84    4.08    3.79
75                                                     2015     6.41    5.77    5.99    5.53    5.39    5.14
                                                       2025     6.13    5.52    5.78    5.33    5.27    5.01
                                                       2035     5.88    5.30    5.59    5.15    5.16    4.88
85                                                     2015     9.63    9.02    7.85    7.61    6.22    6.16
                                                       2025     9.20    8.56    7.68    7.40    6.18    6.10
                                                       2035     8.81    8.16    7.50    7.20    6.14    6.05
-------------------------------------------------------------------------------------------------------------




The table above is based on the "Annuity 2000 Mortality Table" with 100% Projection Scale G at 2.00% annual effective interest rate. Settlement rates for any year, age, or any combination of year, age and sex not shown above, will be calculated on the same basis as those rates shown in the table above. We will furnish such rates upon request.



                                         RIVERSOURCE OF NEW YORK ACCOUNT 8    7

REVENUES RECEIVED DURING CALENDAR YEAR 2011

The following table shows the funds ranked according to highest to lowest total dollar amounts the funds and their affiliates paid to RiverSource Life Insurance Company and its affiliates in 2011. Some of these funds may not be available under your policy. Please see your policy prospectus regarding the investment options available to you.

------------------------------------------------------------------------------------------
Affiliated Funds*                                                             $375,323,649
Fidelity(R) Variable Insurance Products                                       $ 11,211,449
Oppenheimer Variable Account Funds                                            $  7,731,600
Invesco Variable Insurance Funds/Invesco Van Kampen Variable Insurance Funds  $  6,416,521
AllianceBernstein Variable Products Series Fund, Inc.                         $  3,863,548
Franklin(R) Templeton(R) Variable Insurance Products Trust                    $  3,689,040
American Century(R) Variable Portfolios, Inc.                                 $  3,226,293
Wells Fargo Advantage Variable Trust Funds                                    $  2,668,938
MFS(R) Variable Insurance Trust(SM)                                           $  2,652,876
Goldman Sachs Variable Insurance Trust                                        $  2,628,979
Janus Aspen Series                                                            $  2,104,576
Eaton Vance Variable Trust                                                    $  1,540,399
PIMCO Variable Insurance Trust                                                $  1,511,877
Morgan Stanley UIF                                                            $  1,222,625
Credit Suisse Trust                                                           $    967,210
Putnam Variable Trust                                                         $    886,796
Royce Capital Fund                                                            $    333,149
Third Avenue Variable Series Trust                                            $    284,955
Neuberger Berman Advisers Management Trust                                    $    141,445
Dreyfus Investment Portfolios/Dreyfus Variable Investment Fund                $    110,050
Calvert Variable Series, Inc.                                                 $    104,488
Legg Mason Partners Variable Portfolios                                       $     41,396
Lincoln Variable Insurance Products Trust                                     $      2,074
Lazard Retirement Series, Inc.                                                $      1,336
J.P. Morgan Series Trust II                                                   $      1,145
------------------------------------------------------------------------------------------


   * Affiliated Funds include funds offered under: Columbia Funds Variable Insurance Trust, Columbia Funds Variable Insurance Trust I, Columbia Funds Variable Series Trust II and Wanger Advisors Trust.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

The financial statements of RiverSource Life Insurance Co. of New York as of December 31, 2011, and for the period then ended and the financial statements of each of the divisions of RiverSource of New York Account 8 as of December 31, 2011 and for the period then ended included in this Statement of Additional Information have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers LLP's principal business address is 225 South Sixth Street, Suite 1400, Minneapolis, Minnesota 55402.

The statements of changes in net assets of each of the divisions of RiverSource of New York Account 8 for the periods ended December 31, 2010, as disclosed in the financial statements included in this Statement of Additional Information have been included in reliance on the reports of Ernst & Young LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


 8    RIVERSOURCE OF NEW YORK ACCOUNT 8

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS OF
RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

In our opinion, the accompanying statement of assets and liabilities and the related statements of operations and of changes in net assets present fairly, in all material respects, the financial position of each of the divisions of RiverSource of New York Account 8 (the Account) sponsored by RiverSource Life Insurance Co. of New York, referred to in Note 1, at December 31, 2011, the results of their operations for the period then ended, and the changes in their net assets for the period then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the management of RiverSource Life Insurance Co. of New York; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at December 31, 2011 by correspondence with the affiliated and unaffiliated mutual fund managers, provides a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

April 20, 2012


                                         RIVERSOURCE OF NEW YORK ACCOUNT 8    9

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

We have audited the accompanying individual statements of changes in net assets of the divisions of RiverSource of New York Account 8 (the Account) sponsored by RiverSource Life Insurance Co. of New York, referred to in Note 1, for the periods ended December 31, 2010, as disclosed in the financial statements. These financial statements are the responsibility of the management of RiverSource Life Insurance Co. of New York. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform audits of the Account's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Account's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the changes in net assets of the divisions of RiverSource of New York Account 8, referred to in Note 1, for the periods ended December 31, 2010, as disclosed in the financial statements, in conformity with U.S. generally accepted accounting principles.

                                        (-s- ERNEST &YOUNG LLP)

Minneapolis, Minnesota
April 22, 2011


 10    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF ASSETS AND LIABILITIES

                                                     AB VPS       AB VPS        AB VPS        AC VP         AC VP
                                                   GRO & INC,    INTL VAL,   LG CAP GRO,      INTL,         INTL,
DEC. 31, 2011                                         CL B         CL B          CL B          CL I         CL II
 ASSETS
Investments, at fair value(1),(2)                  $1,157,692   $2,821,493      $90,519       $788,136     $428,659
Dividends receivable                                       --           --           --             --           --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                           --        3,297            7          3,000          629
Receivable for share redemptions                        1,923        2,040           55            526          314
-------------------------------------------------------------------------------------------------------------------
Total assets                                        1,159,615    2,826,830       90,581        791,662      429,602
-------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                        869        2,040           55            526          314
    Contract terminations                               1,053           --           --             --           --
Payable for investments purchased                          --        3,297            7          3,000          629
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                       1,922        5,337           62          3,526          943
-------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable
Life contracts in accumulation period               1,157,693    2,821,493       90,519        788,136      428,659
Net assets applicable to seed money                        --           --           --             --           --
-------------------------------------------------------------------------------------------------------------------
Total net assets                                   $1,157,693   $2,821,493      $90,519       $788,136     $428,659
-------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                  64,820      247,499        3,459        106,075       57,771
(2) Investments, at cost                           $1,300,168   $3,739,872      $90,003       $818,931     $470,278
-------------------------------------------------------------------------------------------------------------------


                                                      AC VP        AC VP                      COL VP       COL VP
                                                      VAL,         VAL,       CALVERT VP       BAL,      CASH MGMT,
DEC. 31, 2011 (CONTINUED)                             CL I         CL II       SRI BAL         CL 3         CL 3
 ASSETS
Investments, at fair value(1),(2)                  $3,477,104   $1,326,815     $361,335    $13,385,523   $4,630,536
Dividends receivable                                       --           --           --             --            3
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                        7,025           --          466             11           36
Receivable for share redemptions                        2,708        1,130          246             --           --
-------------------------------------------------------------------------------------------------------------------
Total assets                                        3,486,837    1,327,945      362,047     13,385,534    4,630,575
-------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                      2,398          979          246          9,770        3,210
    Contract terminations                                 310          151           --         38,893        3,614
Payable for investments purchased                       7,025           --          466             --           --
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                       9,733        1,130          712         48,663        6,824
-------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                            3,477,104    1,326,815      361,335     13,336,871    4,623,751
Net assets applicable to seed money                        --           --           --             --           --
-------------------------------------------------------------------------------------------------------------------
Total net assets                                   $3,477,104   $1,326,815     $361,335    $13,336,871   $4,623,751
-------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                 599,501      228,761      206,595        945,305    4,630,536
(2) Investments, at cost                           $3,952,619   $1,477,818     $359,362    $13,389,304   $4,629,840
-------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    11

STATEMENTS OF ASSETS AND LIABILITIES

                                                       COL VP           COL VP       COL VP        COL VP         COL VP
                                                     DIV BOND,       DIV EQ INC,    DYN EQ,    EMER MKTS OPP,  GLOBAL BOND,
DEC. 31, 2011 (CONTINUED)                               CL 3             CL 3         CL 3          CL 3           CL 3
 ASSETS
Investments, at fair value(1),(2)                   $11,057,856      $11,545,448  $19,376,167    $2,624,625     $2,964,051
Dividends receivable                                         --               --           --            --             --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                       2,909            2,617           --           552          1,375
Receivable for share redemptions                             --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total assets                                         11,060,765       11,548,065   19,376,167     2,625,177      2,965,426
---------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                        7,816            8,299       13,987         1,871          2,118
    Contract terminations                                    18               44       19,626           778            319
Payable for investments purchased                            --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                         7,834            8,343       33,613         2,649          2,437
---------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                   11,052,931       11,539,722   19,342,554     2,622,528      2,962,989
Net assets applicable to seed money                          --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total net assets                                    $11,052,931      $11,539,722  $19,342,554    $2,622,528     $2,962,989
---------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                   987,309          922,898      953,083       190,052        250,131
(2) Investments, at cost                            $10,426,426      $11,819,370  $19,247,433    $2,767,046     $2,821,303
---------------------------------------------------------------------------------------------------------------------------


                                                   COL VP GLOBAL        COL VP     COL VP HI       COL VP         COL VP
                                                INFLATION PROT SEC,    HI INC,    YIELD BOND,     INC OPP,       INTL OPP,
DEC. 31, 2011 (CONTINUED)                               CL 3             CL 2         CL 3          CL 3           CL 3
 ASSETS
Investments, at fair value(1),(2)                    $1,205,172         $397,438   $3,427,238      $687,632     $6,558,848
Dividends receivable                                         --               --           --            --             --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                         641              380          674         1,819             47
Receivable for share redemptions                             --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total assets                                          1,205,813          397,818    3,427,912       689,451      6,558,895
---------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                          849              293        2,444           493          4,804
    Contract terminations                                    --               --          133            --          8,607
Payable for investments purchased                            --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total liabilities                                           849              293        2,577           493         13,411
---------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                    1,204,964          397,525    3,425,335       688,958      6,545,484
Net assets applicable to seed money                          --               --           --            --             --
---------------------------------------------------------------------------------------------------------------------------
Total net assets                                     $1,204,964         $397,525   $3,425,335      $688,958     $6,545,484
---------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                   125,670           39,984      509,248        68,489        628,242
(2) Investments, at cost                             $1,201,827         $377,860   $3,300,151      $681,442     $5,845,449
---------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 12    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF ASSETS AND LIABILITIES

                                                   COL VP       COL VP MID    COL VP MID      COL VP    COL VP SELECT
                                                LG CAP GRO,    CAP GRO OPP,  CAP VAL OPP,    S&P 500,    LG CAP VAL,
DEC. 31, 2011 (CONTINUED)                           CL 3           CL 3          CL 3          CL 3          CL 3
 ASSETS
Investments, at fair value(1),(2)                $1,482,436       $518,653     $222,770     $4,416,762      $149,080
Dividends receivable                                     --             --           --             --            --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                     122            373           19            186            --
Receivable for share redemptions                         --             --           --             --            --
---------------------------------------------------------------------------------------------------------------------
Total assets                                      1,482,558        519,026      222,789      4,416,948       149,080
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                    1,039            349          161          3,118           111
    Contract terminations                                --              5           --             --            --
Payable for investments purchased                        --             --           --             --            --
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                     1,039            354          161          3,118           111
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                1,481,519        518,672      222,628      4,413,830       148,849
Net assets applicable to seed money                      --             --           --             --           120
---------------------------------------------------------------------------------------------------------------------
Total net assets                                 $1,481,519       $518,672     $222,628     $4,413,830      $148,969
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               224,612         42,030       22,233        504,773        15,135
(2) Investments, at cost                         $1,415,987       $516,887     $228,592     $4,023,885      $144,578
---------------------------------------------------------------------------------------------------------------------


                                               COL VP SELECT      COL VP          CS          EV VT        FID VIP
                                                SM CAP VAL,  SHORT DURATION,   COMMODITY  FLOATING-RATE  CONTRAFUND,
DEC. 31, 2011 (CONTINUED)                           CL 3           CL 3         RETURN         INC        SERV CL 2
 ASSETS
Investments, at fair value(1),(2)                  $852,227     $3,328,849     $801,426       $855,400    $2,654,786
Dividends receivable                                     --             --           --          3,088            --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                     118          4,433          280            383            --
Receivable for share redemptions                         --             --          574            597         2,280
---------------------------------------------------------------------------------------------------------------------
Total assets                                        852,345      3,333,282      802,280        859,468     2,657,066
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                      609          2,361          574            597         1,899
    Contract terminations                                33             --           --             --           381
Payable for investments purchased                        --             --          280          3,471            --
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                       642          2,361          854          4,068         2,280
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                  851,703      3,330,921      801,426        855,400     2,654,786
Net assets applicable to seed money                      --             --           --             --            --
---------------------------------------------------------------------------------------------------------------------
Total net assets                                   $851,703     $3,330,921     $801,426       $855,400    $2,654,786
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                80,933        319,467      111,931         91,978       117,261
(2) Investments, at cost                           $906,135     $3,273,593     $977,327       $845,244    $2,580,463
---------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    13

STATEMENTS OF ASSETS AND LIABILITIES

                                                  FID VIP       FID VIP        FID VIP      FID VIP       FID VIP
                                                GRO & INC,    GRO & INC,      MID CAP,      MID CAP,     OVERSEAS,
DEC. 31, 2011 (CONTINUED)                         SERV CL      SERV CL 2       SERV CL     SERV CL 2      SERV CL
 ASSETS
Investments, at fair value(1),(2)               $3,775,014    $1,315,402     $6,241,525    $3,375,116   $1,375,085
Dividends receivable                                    --            --             --            --           --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                       242            --            138            --        3,288
Receivable for share redemptions                     2,630         9,840         10,664         9,254          971
-------------------------------------------------------------------------------------------------------------------
Total assets                                     3,777,886     1,325,242      6,252,327     3,384,370    1,379,344
-------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                   2,570           976          4,277         2,508          970
    Contract terminations                               60         8,864          6,387         6,746           --
Payable for investments purchased                      242            --            138            --        3,288
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                    2,872         9,840         10,802         9,254        4,258
-------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               3,775,014     1,315,402      6,241,525     3,375,116    1,375,086
Net assets applicable to seed money                     --            --             --            --           --
-------------------------------------------------------------------------------------------------------------------
Total net assets                                $3,775,014    $1,315,402     $6,241,525    $3,375,116   $1,375,086
-------------------------------------------------------------------------------------------------------------------
(1) Investment shares                              301,760       106,166        215,746       118,094      101,258
(2) Investments, at cost                        $3,877,811    $1,376,869     $5,829,618    $3,372,870   $1,736,522
-------------------------------------------------------------------------------------------------------------------


                                                  FID VIP    FTVIPT FRANK   FTVIPT FRANK FTVIPT MUTUAL    GS VIT
                                                 OVERSEAS, GLOBAL REAL EST,  SM CAP VAL,  SHARES SEC,  MID CAP VAL,
DEC. 31, 2011 (CONTINUED)                        SERV CL 2       CL 2           CL 2          CL 2         INST
 ASSETS
Investments, at fair value(1),(2)                 $682,380    $2,250,966     $2,008,132    $1,494,943   $4,964,883
Dividends receivable                                    --            --             --            --           --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                       978         1,479              5           501           --
Receivable for share redemptions                       503         1,606          4,102         1,094        8,079
-------------------------------------------------------------------------------------------------------------------
Total assets                                       683,861     2,254,051      2,012,239     1,496,538    4,972,962
-------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                     503         1,606          1,432         1,094        3,502
    Contract terminations                               --            --          2,669            --        4,577
Payable for investments purchased                      978         1,479              5           501           --
-------------------------------------------------------------------------------------------------------------------
Total liabilities                                    1,481         3,085          4,106         1,595        8,079
-------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                 682,380     2,250,966      2,008,133     1,494,943    4,964,883
Net assets applicable to seed money                     --            --             --            --           --
-------------------------------------------------------------------------------------------------------------------
Total net assets                                  $682,380    $2,250,966     $2,008,133    $1,494,943   $4,964,883
-------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               50,472       200,979        129,307        97,200      379,288
(2) Investments, at cost                          $861,740    $3,506,773     $1,927,678    $1,600,153   $5,223,094
-------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 14    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF ASSETS AND LIABILITIES

                                                 GS VIT STRUCTD GS VIT STRUCTD    INVESCO      INVESCO     INVESCO
                                                   SM CAP EQ,      U.S. EQ,    VI CAP APPR, VI CAP APPR, VI CAP DEV,
DEC. 31, 2011 (CONTINUED)                             INST           INST          SER I       SER II       SER I
 ASSETS
Investments, at fair value(1),(2)                   $519,263       $1,750,188    $473,326     $427,241     $312,735
Dividends receivable                                      --               --          --           --           --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                           2              426          20          436           99
Receivable for share redemptions                         489            1,180         298          316          309
--------------------------------------------------------------------------------------------------------------------
Total assets                                         519,754        1,751,794     473,644      427,993      313,143
--------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                       361            1,179         299          316          203
    Contract terminations                                128               --          --           --          106
Payable for investments purchased                          2              426          20          436           99
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                        491            1,605         319          752          408
--------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                             519,263        1,750,189     473,325      427,241      312,735
Net assets applicable to seed money                       --               --          --           --           --
--------------------------------------------------------------------------------------------------------------------
Total net assets                                    $519,263       $1,750,189    $473,325     $427,241     $312,735
--------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                 45,549          162,055      22,097       20,287       25,119
(2) Investments, at cost                            $500,985       $1,850,314    $513,210     $460,269     $332,278
--------------------------------------------------------------------------------------------------------------------


                                                     INVESCO        INVESCO       INVESCO      INVESCO     INVESCO
                                                   VI CAP DEV,    VI CORE EQ,  VI DIV DIVD, VI INTL GRO,   VI TECH,
DEC. 31, 2011 (CONTINUED)                            SER II          SER I         SER I       SER II       SER I
 ASSETS
Investments, at fair value(1),(2)                   $259,646      $10,471,379    $336,674     $889,167     $301,203
Dividends receivable                                      --               --          --           --           --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                         176               --         180          544          210
Receivable for share redemptions                         192           18,166         245          583          213
--------------------------------------------------------------------------------------------------------------------
Total assets                                         260,014       10,489,545     337,099      890,294      301,626
--------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                       192            7,604         245          555          213
    Contract terminations                                 --           10,561          --           29           --
Payable for investments purchased                        176               --         180          544          210
--------------------------------------------------------------------------------------------------------------------
Total liabilities                                        368           18,165         425        1,128          423
--------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                             259,646       10,471,380     336,674      889,166      301,203
Net assets applicable to seed money                       --               --          --           --           --
--------------------------------------------------------------------------------------------------------------------
Total net assets                                    $259,646      $10,471,380    $336,674     $889,166     $301,203
--------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                 21,530          391,893      23,980       34,094       19,868
(2) Investments, at cost                            $269,485      $ 9,408,425    $361,869     $869,961     $272,847
--------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    15

STATEMENTS OF ASSETS AND LIABILITIES

                                               INVESCO VANK JANUS ASPEN  JANUS ASPEN    JANUS ASPEN    JANUS ASPEN
                                               VI COMSTOCK, ENTERPRISE, GLOBAL TECH,      JANUS,        OVERSEAS,
DEC. 31, 2011 (CONTINUED)                         SER II        SERV        SERV           SERV           SERV
 ASSETS
Investments, at fair value(1),(2)                 $220,089     $441,646  $1,198,235      $511,935      $3,516,794
Dividends receivable                                    --           --          --            --              --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                     --           --         207            56              --
Receivable for share redemptions                       176        1,912       1,586           371           3,637
------------------------------------------------------------------------------------------------------------------
Total assets                                       220,265      443,558   1,200,028       512,362       3,520,431
------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                     161          265         854           371           2,415
    Contract terminations                               15        1,647         732            --           1,222
Payable for investments purchased                       --           --         207            56              --
------------------------------------------------------------------------------------------------------------------
Total liabilities                                      176        1,912       1,793           427           3,637
------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                 220,089      441,646   1,198,235       511,935       3,516,794
Net assets applicable to seed money                     --           --          --            --              --
------------------------------------------------------------------------------------------------------------------
Total net assets                                  $220,089     $441,646  $1,198,235      $511,935      $3,516,794
------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               19,511       11,965     231,767        22,652          93,982
(2) Investments, at cost                          $216,780     $400,854  $1,048,437      $492,101      $3,972,191
------------------------------------------------------------------------------------------------------------------


                                                  MFS INV       MFS          MFS          MS UIF         MS UIF
                                                GRO STOCK,    NEW DIS,   UTILITIES,  GLOBAL REAL EST, MID CAP GRO,
DEC. 31, 2011 (CONTINUED)                         SERV CL     SERV CL      SERV CL         CL II          CL II
 ASSETS
Investments, at fair value(1),(2)               $1,848,180   $1,385,822  $1,297,784      $192,529        $272,345
Dividends receivable                                    --           --          --            --              --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                    568          116          --            12             155
Receivable for share redemptions                     1,581          945       1,622           132             194
------------------------------------------------------------------------------------------------------------------
Total assets                                     1,850,329    1,386,883   1,299,406       192,673         272,694
------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                   1,221          945         930           132             195
    Contract terminations                              360           --         692            --              --
Payable for investments purchased                      568          116          --            12             155
------------------------------------------------------------------------------------------------------------------
Total liabilities                                    2,149        1,061       1,622           144             350
------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period               1,848,180    1,385,822   1,297,784       192,529         272,344
Net assets applicable to seed money                     --           --          --            --              --
------------------------------------------------------------------------------------------------------------------
Total net assets                                $1,848,180   $1,385,822  $1,297,784      $192,529        $272,344
------------------------------------------------------------------------------------------------------------------
(1) Investment shares                              171,604      100,860      50,439        26,302          24,491
(2) Investments, at cost                        $1,551,273   $1,419,516  $1,227,664      $204,280        $272,921
------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 16    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF ASSETS AND LIABILITIES

                                                OPPEN GLOBAL     OPPEN GLOBAL     OPPEN MAIN ST       PIMCO      PUT VT GLOBAL
                                                   SEC VA,    STRATEGIC INC VA,  SM MID CAP VA,  VIT ALL ASSET,    HLTH CARE,
DEC. 31, 2011 (CONTINUED)                           SERV             SRV              SERV         ADVISOR CL        CL IB
 ASSETS
Investments, at fair value(1),(2)                 $546,595        $2,888,296         $302,710      $2,964,930        $215,226
Dividends receivable                                    --                --               --              --              --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                    245             1,202               --             399              38
Receivable for share redemptions                       397             2,070              338           2,094             157
------------------------------------------------------------------------------------------------------------------------------
Total assets                                       547,237         2,891,568          303,048       2,967,423         215,421
------------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                     397             2,068              218           2,094             157
    Contract terminations                               --                 2              120              --              --
Payable for investments purchased                      245             1,202               --             399              38
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                      642             3,272              338           2,493             195
------------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                 546,595         2,888,296          302,710       2,964,930         215,226
Net assets applicable to seed money                     --                --               --              --              --
------------------------------------------------------------------------------------------------------------------------------
Total net assets                                  $546,595        $2,888,296         $302,710      $2,964,930        $215,226
------------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               20,088           526,101           17,786         282,644          18,411
(2) Investments, at cost                          $562,476        $2,806,608         $271,208      $3,096,852        $215,480
------------------------------------------------------------------------------------------------------------------------------


                                                   PUT VT           PUT VT           PUT VT          PUT VT          ROYCE
                                                  HI YIELD,        INTL EQ,      MULTI-CAP GRO,  MULTI-CAP GRO,    MICRO-CAP,
DEC. 31, 2011 (CONTINUED)                           CL IB           CL IB             CL IA           CL IB        INVEST CL
 ASSETS
Investments, at fair value(1),(2)                 $675,708           $99,217       $6,457,516        $297,816      $3,309,224
Dividends receivable                                    --                --               --              --              --
Accounts receivable from RiverSource Life of
  NY for contract purchase payments                     --                 9               --              82              --
Receivable for share redemptions                       577                71            8,967             149           5,054
------------------------------------------------------------------------------------------------------------------------------
Total assets                                       676,285            99,297        6,466,483         298,047       3,314,278
------------------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                     462                71            4,706             149           2,286
    Contract terminations                              115                --            4,261              --           2,768
Payable for investments purchased                       --                 9               --              82              --
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                      577                80            8,967             231           5,054
------------------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life
  contracts in accumulation period                 675,708            99,217        6,457,516         297,816       3,309,224
Net assets applicable to seed money                     --                --               --              --              --
------------------------------------------------------------------------------------------------------------------------------
Total net assets                                  $675,708           $99,217       $6,457,516        $297,816      $3,309,224
------------------------------------------------------------------------------------------------------------------------------
(1) Investment shares                              103,004            10,455          329,633          15,455         317,889
(2) Investments, at cost                          $696,752          $122,570       $7,464,026        $311,757      $3,250,651
------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    17

STATEMENTS OF ASSETS AND LIABILITIES

                                                         THIRD          VP            VP           VP          VP
                                                          AVE          AGGR,        AGGR,       CONSERV,    CONSERV,
DEC. 31, 2011 (CONTINUED)                                 VAL          CL 2          CL 4         CL 2        CL 4
 ASSETS
Investments, at fair value(1),(2)                      $2,508,104   $3,042,179   $14,048,501     $562,080  $2,188,980
Dividends receivable                                           --           --            --           --          --
Accounts receivable from RiverSource Life of NY for
  contract purchase payments                                7,584        1,253        33,822           --           4
Receivable for share redemptions                            1,687           --            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total assets                                            2,517,375    3,043,432    14,082,323      562,080   2,188,984
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                          1,687        2,186        10,104          409       1,547
    Contract terminations                                      --           --            --            8          --
Payable for investments purchased                           7,584           --            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                           9,271        2,186        10,104          417       1,547
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts in
  accumulation period                                   2,508,104    3,041,246    14,072,219      561,663   2,187,437
Net assets applicable to seed money                            --           --            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total net assets                                       $2,508,104   $3,041,246   $14,072,219     $561,663  $2,187,437
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                     219,624      278,079     1,281,797       51,757     201,564
(2) Investments, at cost                               $3,717,262   $3,047,181   $13,060,567     $555,308  $2,097,164
---------------------------------------------------------------------------------------------------------------------


                                                        VP DAVIS       VP GS          VP           VP        VP MOD
                                                      NY VENTURE,  MID CAP VAL,      MOD,         MOD,        AGGR,
DEC. 31, 2011 (CONTINUED)                                 CL 3         CL 3          CL 2         CL 4        CL 2
 ASSETS
Investments, at fair value(1),(2)                        $390,200     $122,089   $ 9,992,395  $38,148,203  $7,687,230
Dividends receivable                                           --           --            --           --          --
Accounts receivable from RiverSource Life of NY for
  contract purchase payments                                   --           13        81,748           --         115
Receivable for share redemptions                               --           --            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total assets                                              390,200      122,102    10,074,143   38,148,203   7,687,345
---------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                            277           89         7,210       27,377       5,494
    Contract terminations                                      56           --            --       42,431      54,056
Payable for investments purchased                              --           --            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total liabilities                                             333           89         7,210       69,808      59,550
---------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts in
  accumulation period                                     389,867      121,892    10,066,933   38,078,395   7,627,795
Net assets applicable to seed money                            --          121            --           --          --
---------------------------------------------------------------------------------------------------------------------
Total net assets                                         $389,867     $122,013   $10,066,933  $38,078,395  $7,627,795
---------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                      40,477       11,672       905,108    3,452,326     696,938
(2) Investments, at cost                                 $360,679     $109,590   $ 9,846,732  $35,207,171  $7,633,280
---------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 18    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF ASSETS AND LIABILITIES

                                                     VP MOD          VP MOD          VP MOD      VP PTNRS
                                                     AGGR,          CONSERV,        CONSERV,   SM CAP VAL,     WANGER
DEC. 31, 2011 (CONTINUED)                             CL 4            CL 2            CL 4         CL 3         INTL
 ASSETS
Investments, at fair value(1),(2)                 $42,946,741      $1,696,384      $6,717,028    $612,709    $4,340,140
Dividends receivable                                       --              --              --          --            --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                           95              --             652          --         3,327
Receivable for share redemptions                           --              --              --          --            --
-----------------------------------------------------------------------------------------------------------------------
Total assets                                       42,946,836       1,696,384       6,717,680     612,709     4,343,467
-----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                     30,141           1,189           4,710         447         3,117
    Contract terminations                                 870             513             125       5,807            --
Payable for investments purchased                          --              --              --          --            --
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                      31,011           1,702           4,835       6,254         3,117
-----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                           42,915,825       1,694,682       6,712,845     606,455     4,340,350
Net assets applicable to seed money                        --              --              --          --            --
-----------------------------------------------------------------------------------------------------------------------
Total net assets                                  $42,915,825      $1,694,682      $6,712,845    $606,455    $4,340,350
-----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                               3,886,583         154,638         611,195      42,024       150,752
(2) Investments, at cost                          $39,982,571      $1,675,328      $6,271,278    $518,530    $4,204,671
-----------------------------------------------------------------------------------------------------------------------


                                                                    WF ADV VT       WF ADV VT   WF ADV VT    WF ADV VT
                                                     WANGER    INDEX ASSET ALLOC,   INTL EQ,       OPP,     SM CAP GRO,
DEC. 31, 2011 (CONTINUED)                             USA             CL 2            CL 2         CL 2         CL 2
 ASSETS
Investments, at fair value(1),(2)                  $4,989,190        $245,615      $1,017,458    $890,051      $603,932
Dividends receivable                                       --              --              --          --            --
Accounts receivable from RiverSource Life of NY
  for contract purchase payments                           --              17             268         551           248
Receivable for share redemptions                           --             181           1,077         648           440
-----------------------------------------------------------------------------------------------------------------------
Total assets                                        4,989,190         245,813       1,018,803     891,250       604,620
-----------------------------------------------------------------------------------------------------------------------

 LIABILITIES
Payable to RiverSource Life of NY for:
    Mortality and expense risk fee                      3,580             181             696         649           440
    Contract terminations                               1,360              --             381          --            --
Payable for investments purchased                          --              17             268         551           248
-----------------------------------------------------------------------------------------------------------------------
Total liabilities                                       4,940             198           1,345       1,200           688
-----------------------------------------------------------------------------------------------------------------------
Net assets applicable to Variable Life contracts
  in accumulation period                            4,984,250         245,615       1,017,458     890,050       603,932
Net assets applicable to seed money                        --              --              --          --            --
-----------------------------------------------------------------------------------------------------------------------
Total net assets                                   $4,984,250        $245,615      $1,017,458    $890,050      $603,932
-----------------------------------------------------------------------------------------------------------------------
(1) Investment shares                                 167,422          20,316         212,857      51,211        78,637
(2) Investments, at cost                           $4,743,501        $246,780      $  964,552    $850,322      $555,257
-----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    19

STATEMENTS OF OPERATIONS

                                                  AB VPS        AB VPS        AB VPS          AC VP           AC VP
                                                GRO & INC,    INTL VAL,    LG CAP GRO,        INTL,           INTL,
YEAR ENDED DEC. 31, 2011                           CL B          CL B          CL B           CL I            CL II
 INVESTMENT INCOME
Dividend income                                   $ 13,145     $ 129,960      $     81       $ 12,746        $  6,067
Variable account expenses                           11,071        30,277           757          7,751           4,354
----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                      2,074        99,683          (676)         4,995           1,713
----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                            228,593       502,685        81,343        341,527          78,251
    Cost of investments sold                       261,294       571,235        75,252        307,366          76,326
----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      (32,701)      (68,550)        6,091         34,161           1,925
Distributions from capital gains                        --            --            --             --              --
Net change in unrealized appreciation or
  depreciation of investments                       89,982      (753,883)      (10,528)      (154,475)        (66,056)
----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                      57,281      (822,433)       (4,437)      (120,314)        (64,131)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       $ 59,355     $(722,750)     $ (5,113)     $(115,319)       $(62,418)
----------------------------------------------------------------------------------------------------------------------


                                                   AC VP        AC VP                        COL VP          COL VP
                                                   VAL,          VAL,       CALVERT VP        BAL,         CASH MGMT,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               CL I         CL II        SRI BAL          CL 3            CL 3
 INVESTMENT INCOME
Dividend income                                 $   73,904      $ 25,580       $ 4,772      $      --      $      448
Variable account expenses                           32,058        12,248         3,223        127,383          38,682
----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                     41,846        13,332         1,549       (127,383)        (38,234)
----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                          1,068,051       195,221        87,034      2,360,893       3,071,943
    Cost of investments sold                     1,246,965       222,638        87,147      2,376,073       3,071,208
----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     (178,914)      (27,417)         (113)       (15,180)            735
Distributions from capital gains                        --            --            --             --              --
Net change in unrealized appreciation or
  depreciation of investments                      139,378         9,926        11,753        357,493            (735)
----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                     (39,536)      (17,491)       11,640        342,313              --
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $    2,310     $  (4,159)      $13,189      $ 214,930      $  (38,234)
----------------------------------------------------------------------------------------------------------------------


                                                  COL VP        COL VP        COL VP         COL VP          COL VP
                                                 DIV BOND,   DIV EQ INC,     DYN EQ,     EMER MKTS OPP,   GLOBAL BOND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               CL 3          CL 3          CL 3           CL 3            CL 3
 INVESTMENT INCOME
Dividend income                                  $ 498,614    $       --    $       --       $ 35,814        $ 87,030
Variable account expenses                           97,647       113,686       181,704         27,999          26,716
----------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    400,967      (113,686)     (181,704)         7,815          60,314
----------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of investments:
    Proceeds from sales                          2,412,190     2,467,424     3,835,723        751,808         624,736
    Cost of investments sold                     2,281,294     2,425,157     3,848,694        678,976         584,685
----------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      130,896        42,267       (12,971)        72,832          40,051
Distributions from capital gains                        --            --            --         47,739          14,907
Net change in unrealized appreciation or
  depreciation of investments                       86,001      (664,333)    1,071,369       (875,977)         (1,821)
----------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                     216,897      (622,066)    1,058,398       (755,406)         53,137
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      $ 617,864    $ (735,752)   $  876,694      $(747,591)       $113,451
----------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 20    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF OPERATIONS

                                             COL VP GLOBAL           COL VP         COL VP HI        COL VP          COL VP
                                          INFLATION PROT SEC,       HI INC,        YIELD BOND,      INC OPP,       INTL OPP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3                CL 2            CL 3            CL 3            CL 3
 INVESTMENT INCOME
Dividend income                                 $ 80,004            $ 28,213        $ 291,786       $ 59,990       $  103,486
Variable account expenses                          9,713               3,684           31,198          5,884           69,974
------------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   70,291              24,529          260,588         54,106           33,512
------------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          268,460             141,804          792,150        202,663        1,349,828
    Cost of investments sold                     270,520             133,874          745,416        189,176        1,050,858
------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     (2,060)              7,930           46,734         13,487          298,970
Distributions from capital gains                  13,844                  --               --         18,004               --
Net change in unrealized appreciation or
  depreciation of investments                     14,743              (9,383)        (146,423)       (51,318)      (1,346,556)
------------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                    26,527              (1,453)         (99,689)       (19,827)      (1,047,586)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $ 96,818            $ 23,076        $ 160,899       $ 34,279      $(1,014,074)
------------------------------------------------------------------------------------------------------------------------------


                                                 COL VP            COL VP MID      COL VP MID        COL VP      COL VP SELECT
                                              LG CAP GRO,         CAP GRO OPP,    CAP VAL OPP,      S&P 500,      LG CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3                CL 3            CL 3            CL 3            CL 3
 INVESTMENT INCOME
Dividend income                                 $     --           $      --         $     --      $      --          $    --
Variable account expenses                         14,510               5,132            2,450         40,646              917
------------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  (14,510)             (5,132)          (2,450)       (40,646)            (917)
------------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          448,954             346,634          131,953      1,177,108           23,598
    Cost of investments sold                     403,217             281,284          127,380      1,059,721           21,518
------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     45,737              65,350            4,573        117,387            2,080
Distributions from capital gains                      --                  --               --             --               --
Net change in unrealized appreciation or
  depreciation of investments                    (95,469)           (155,178)         (30,752)       (39,659)          (4,919)
------------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (49,732)            (89,828)         (26,179)        77,728           (2,839)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $(64,242)          $ (94,960)       $ (28,629)     $  37,082         $ (3,756)
------------------------------------------------------------------------------------------------------------------------------


                                             COL VP SELECT           COL VP            CS            EV VT          FID VIP
                                              SM CAP VAL,       SHORT DURATION,     COMMODITY    FLOATING-RATE    CONTRAFUND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3                CL 3           RETURN           INC          SERV CL 2
 INVESTMENT INCOME
Dividend income                                 $     --            $ 31,333        $  21,386       $ 31,825        $  22,192
Variable account expenses                          8,377              30,502            7,594          6,519           25,166
------------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   (8,377)                831           13,792         25,306           (2,974)
------------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          250,689             891,210          208,613        250,207          798,311
    Cost of investments sold                     249,035             876,586          233,004        243,391          733,428
------------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      1,654              14,624          (24,391)         6,816           64,883
Distributions from capital gains                      --                  --               --             --               --
Net change in unrealized appreciation or
  depreciation of investments                    (79,594)              1,992         (115,192)       (25,489)        (168,613)
------------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (77,940)             16,616         (139,583)       (18,673)        (103,730)
------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $ (86,317)           $ 17,447        $(125,791)      $  6,633        $(106,704)
------------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    21

STATEMENTS OF OPERATIONS

                                               FID VIP           FID VIP          FID VIP        FID VIP         FID VIP
                                             GRO & INC,        GRO & INC,        MID CAP,        MID CAP,       OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)           SERV CL          SERV CL 2         SERV CL       SERV CL 2        SERV CL
 INVESTMENT INCOME
Dividend income                              $   65,416          $ 21,172        $   10,381     $     827        $ 21,266
Variable account expenses                        35,991            12,328            64,990        36,474          15,828
--------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  29,425             8,844           (54,609)      (35,647)          5,438
--------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                       1,497,298           182,029         2,650,319       674,441         601,587
    Cost of investments sold                  1,524,077           190,796         2,184,413       656,569         653,355
--------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                   (26,779)           (8,767)          465,906        17,872         (51,768)
Distributions from capital gains                     --                --            11,895         6,497           3,557
Net change in unrealized appreciation or
  depreciation of investments                    24,435             5,224        (1,278,275)     (497,432)       (282,881)
--------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (2,344)           (3,543)         (800,474)     (473,063)       (331,092)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                  $   27,081          $  5,301       $  (855,083)    $(508,710)      $(325,654)
--------------------------------------------------------------------------------------------------------------------------


                                               FID VIP        FTVIPT FRANK     FTVIPT FRANK   FTVIPT MUTUAL      GS VIT
                                              OVERSEAS,     GLOBAL REAL EST,    SM CAP VAL,    SHARES SEC,    MID CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)          SERV CL 2           CL 2             CL 2            CL 2           INST
 INVESTMENT INCOME
Dividend income                               $   9,304         $ 194,078         $  14,675      $ 37,122      $   41,267
Variable account expenses                         7,250            22,362            19,031        14,146          49,988
--------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   2,054           171,716            (4,356)       22,976          (8,721)
--------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          95,691           594,638           557,324       222,255       1,430,109
    Cost of investments sold                    106,565           875,856           523,615       232,588       1,419,533
--------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                   (10,874)         (281,218)           33,709       (10,333)         10,576
Distributions from capital gains                  1,479                --                --            --              --
Net change in unrealized appreciation or
  depreciation of investments                  (143,564)          (48,130)         (126,187)      (43,830)       (409,138)
--------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                 (152,959)         (329,348)          (92,478)      (54,163)       (398,562)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $(150,905)        $(157,632)        $ (96,834)    $ (31,187)     $ (407,283)
--------------------------------------------------------------------------------------------------------------------------


                                           GS VIT STRUCTD    GS VIT STRUCTD       INVESCO        INVESCO         INVESCO
                                             SM CAP EQ,         U.S. EQ,       VI CAP APPR,    VI CAP APPR,    VI CAP DEV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            INST              INST             SER I          SER II          SER I
 INVESTMENT INCOME
Dividend income                                $  4,408          $ 30,897          $    788      $     --        $     --
Variable account expenses                         4,681            15,460             3,887         3,974           3,009
--------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (273)           15,437            (3,099)       (3,974)         (3,009)
--------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         192,109           569,249           207,219        49,909         156,611
    Cost of investments sold                    176,902           602,116           205,518        49,038         149,998
--------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                    15,207           (32,867)            1,701           871           6,613
Distributions from capital gains                     --                --                --            --              --
Net change in unrealized appreciation or
  depreciation of investments                   (11,014)           73,490           (40,979)      (39,448)        (34,379)
--------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                    4,193            40,623           (39,278)      (38,577)        (27,766)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $  3,920          $ 56,060         $ (42,377)     $(42,551)      $ (30,775)
--------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 22    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF OPERATIONS

                                                INVESCO       INVESCO        INVESCO        INVESCO         INVESCO
                                              VI CAP DEV,   VI CORE EQ,   VI DIV DIVD,    VI INTL GRO,     VI TECH,
PERIOD ENDED DEC. 31, 2011 (CONTINUED)          SER II         SER I        SER I(1)         SER II          SER I
 INVESTMENT INCOME
Dividend income                                 $     --     $  108,113      $     --      $  11,100          $   586
Variable account expenses                          2,613        101,576         2,161          7,849            2,612
---------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   (2,613)         6,537        (2,161)         3,251           (2,026)
---------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                           56,059      1,956,795        76,312        452,247           82,001
    Cost of investments sold                      53,592      1,677,920        83,878        382,065           67,488
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      2,467        278,875        (7,566)        70,182           14,513
Distributions from capital gains                      --             --            --             --               --
Net change in unrealized appreciation or
  depreciation of investments                    (23,026)      (361,094)      (25,195)      (148,970)         (33,441)
---------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (20,559)       (82,219)      (32,761)       (78,788)         (18,928)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                     $(23,172)    $  (75,682)     $(34,922)     $ (75,537)        $(20,954)
---------------------------------------------------------------------------------------------------------------------


(1) For the period April 29, 2011 (commencement of operations) to Dec. 31, 2011.


                                             INVESCO VANK   JANUS ASPEN    JANUS ASPEN    JANUS ASPEN     JANUS ASPEN
                                             VI COMSTOCK,   ENTERPRISE,   GLOBAL TECH,       JANUS,        OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            SER II          SERV          SERV            SERV           SERV
 INVESTMENT INCOME
Dividend income                                 $  3,452       $     --      $     --       $  2,308       $   18,437
Variable account expenses                          2,104          4,051        11,375          4,673           42,339
---------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    1,348         (4,051)      (11,375)        (2,365)         (23,902)
---------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          110,927        390,029       341,142        101,428        1,635,243
    Cost of investments sold                     101,189        307,563       272,019         89,929        1,426,258
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      9,738         82,466        69,123         11,499          208,985
Distributions from capital gains                      --             --            --             --           48,495
Net change in unrealized appreciation or
  depreciation of investments                    (17,868)       (88,118)     (183,322)       (41,867)      (2,073,063)
---------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                    (8,130)        (5,652)     (114,199)       (30,368)      (1,815,583)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $  (6,782)     $  (9,703)    $(125,574)     $ (32,733)     $(1,839,485)
---------------------------------------------------------------------------------------------------------------------


                                                MFS INV         MFS            MFS       MS UIF GLOBAL      MS UIF
                                              GRO STOCK,      NEW DIS,     UTILITIES,      REAL EST,     MID CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            SERV CL       SERV CL        SERV CL         CL II           CL II
 INVESTMENT INCOME
Dividend income                                $   5,104      $      --      $ 38,652       $  6,546          $   761
Variable account expenses                         16,467         14,553        11,227          1,742            2,532
---------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  (11,363)       (14,553)       27,425          4,804           (1,771)
---------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                          670,053        660,385       238,373         75,577           81,161
    Cost of investments sold                     512,926        545,892       220,981         71,930           71,306
---------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                    157,127        114,493        17,392          3,647            9,855
Distributions from capital gains                      --        206,368            --             --              128
Net change in unrealized appreciation or
  depreciation of investments                   (153,548)      (480,122)       22,441        (30,419)         (36,718)
---------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                     3,579       (159,261)       39,833        (26,772)         (26,735)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $  (7,784)     $(173,814)     $ 67,258       $(21,968)        $(28,506)
---------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    23

STATEMENTS OF OPERATIONS

                                            OPPEN GLOBAL     OPPEN GLOBAL        OPPEN MAIN          PIMCO      PUT VT GLOBAL
                                               SEC VA,    STRATEGIC INC VA,  ST SM MID CAP VA,  VIT ALL ASSET,    HLTH CARE,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            SERV             SRV                SERV          ADVISOR CL        CL IB
 INVESTMENT INCOME
Dividend income                                $  6,481        $  86,608           $  1,208       $  213,321        $  7,310
Variable account expenses                         5,410           26,907              2,727           24,776           1,950
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   1,071           59,701             (1,519)         188,545           5,360
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         107,022          768,579             86,216        1,104,699          38,571
    Cost of investments sold                     99,088          725,114             73,036        1,075,316          36,823
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     7,934           43,465             13,180           29,383           1,748
Distributions from capital gains                     --           37,684                 --               --              --
Net change in unrealized appreciation or
  depreciation of investments                   (63,451)        (141,272)           (20,066)        (188,851)        (12,632)
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (55,517)         (60,123)            (6,886)        (159,468)        (10,884)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $ (54,446)      $     (422)          $ (8,405)      $   29,077        $ (5,524)
-----------------------------------------------------------------------------------------------------------------------------


                                               PUT VT           PUT VT             PUT VT           PUT VT          ROYCE
                                              HI YIELD,        INTL EQ,        MULTI-CAP GRO,   MULTI-CAP GRO,    MICRO-CAP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)            CL IB           CL IB              CL IA             CL IB        INVEST CL
 INVESTMENT INCOME
Dividend income                                $ 58,568         $  3,931         $   28,584         $    866       $  89,210
Variable account expenses                         6,346            1,047             64,176            2,501          34,072
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  52,222            2,884            (35,592)          (1,635)         55,138
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         296,721           51,845          1,302,213          282,407       1,129,201
    Cost of investments sold                    301,766           56,938          1,425,331          245,579         952,654
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                    (5,045)          (5,093)          (123,118)          36,828         176,547
Distributions from capital gains                     --               --                 --               --              --
Net change in unrealized appreciation or
  depreciation of investments                   (40,747)         (19,013)          (230,295)         (53,941)       (736,666)
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                  (45,792)         (24,106)          (353,413)         (17,113)       (560,119)
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $  6,430         $(21,222)        $ (389,005)       $ (18,748)     $ (504,981)
-----------------------------------------------------------------------------------------------------------------------------


                                                THIRD             VP                 VP               VP              VP
                                                 AVE            AGGR,              AGGR,           CONSERV,        CONSERV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)             VAL             CL 2               CL 4             CL 2            CL 4
 INVESTMENT INCOME
Dividend income                              $   56,793        $      --         $       --         $     --       $      --
Variable account expenses                        27,680           21,004            134,451            3,470          16,601
-----------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  29,113          (21,004)          (134,451)          (3,470)        (16,601)
-----------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                       1,117,680          517,911          3,158,594          391,537       1,401,091
    Cost of investments sold                  1,487,238          505,933          2,842,961          387,016       1,332,136
-----------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                  (369,558)          11,978            315,633            4,521          68,955
Distributions from capital gains                     --               --                 --               --              --
Net change in unrealized appreciation or
  depreciation of investments                  (411,527)        (142,950)          (792,536)           2,952           3,760
-----------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                 (781,085)        (130,972)          (476,903)           7,473          72,715
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                  $ (751,972)       $(151,976)        $ (611,354)        $  4,003      $   56,114
-----------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


 24    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF OPERATIONS

                                                VP DAVIS           VP GS             VP            VP          VP MOD
                                              NY VENTURE,      MID CAP VAL,         MOD,          MOD,          AGGR,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 3             CL 3             CL 2          CL 4          CL 2
 INVESTMENT INCOME
Dividend income                                  $     --         $     --         $     --     $      --       $     --
Variable account expenses                           3,360            1,254           61,595       338,750         48,833
------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                    (3,360)          (1,254)         (61,595)     (338,750)       (48,833)
------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                            76,968           37,307          956,467     7,341,708        577,159
    Cost of investments sold                       68,550           32,053          923,385     6,673,605        570,772
------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                       8,418            5,254           33,082       668,103          6,387
Distributions from capital gains                       --               --               --            --             --
Net change in unrealized appreciation or
  depreciation of investments                     (23,358)         (14,446)         (86,190)     (507,016)      (151,623)
------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                    (14,940)          (9,192)         (53,108)      161,087       (145,236)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      $(18,300)        $(10,446)       $(114,703)   $ (177,663)     $(194,069)
------------------------------------------------------------------------------------------------------------------------


                                                 VP MOD           VP MOD           VP MOD       VP PTNRS
                                                 AGGR,           CONSERV,         CONSERV,    SM CAP VAL,      WANGER
YEAR ENDED DEC. 31, 2011 (CONTINUED)              CL 4             CL 2             CL 4          CL 3          INTL
 INVESTMENT INCOME
Dividend income                                $       --         $     --        $      --      $     --     $  248,133
Variable account expenses                         398,740           11,448           55,101         5,787         46,111
------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                  (398,740)         (11,448)         (55,101)       (5,787)       202,022
------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         9,692,722          345,873        2,902,791       101,640      1,120,611
    Cost of investments sold                    8,883,632          340,096        2,670,120        83,821      1,323,040
------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                     809,090            5,777          232,671        17,819       (202,429)
Distributions from capital gains                       --               --               --            --        127,338
Net change in unrealized appreciation or
  depreciation of investments                  (1,646,099)          (7,243)         (65,498)      (47,755)      (937,406)
------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (837,009)          (1,466)         167,173       (29,936)    (1,012,497)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                   $(1,235,749)       $ (12,914)      $  112,072      $(35,723)   $  (810,475)
------------------------------------------------------------------------------------------------------------------------


                                                                 WF ADV VT        WF ADV VT    WF ADV VT      WF ADV VT
                                                 WANGER     INDEX ASSET ALLOC,    INTL EQ,        OPP,       SM CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)              USA              CL 2             CL 2          CL 2          CL 2
 INVESTMENT INCOME
Dividend income                                 $      --          $ 7,322         $  1,292        $  365       $     --
Variable account expenses                          49,736            2,046           10,679         4,244          5,784
------------------------------------------------------------------------------------------------------------------------
Investment income (loss) -- net                   (49,736)           5,276           (9,387)       (3,879)        (5,784)
------------------------------------------------------------------------------------------------------------------------

 REALIZED AND UNREALIZED GAIN (LOSS) ON INVESTMENTS -- NET
Realized gain (loss) on sales of
  investments:
    Proceeds from sales                         1,169,007           27,275          446,087        92,832        141,216
    Cost of investments sold                    1,094,719           27,665          341,988        85,795        127,523
------------------------------------------------------------------------------------------------------------------------
Net realized gain (loss) on sales of
  investments                                      74,288             (390)         104,099         7,037         13,693
Distributions from capital gains                  507,598               --           54,544            --             --
Net change in unrealized appreciation or
  depreciation of investments                    (764,089)           7,733         (319,059)        9,029        (45,091)
------------------------------------------------------------------------------------------------------------------------
Net gain (loss) on investments                   (182,203)           7,343         (160,416)       16,066        (31,398)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    $ (231,939)         $12,619        $(169,803)      $12,187      $ (37,182)
------------------------------------------------------------------------------------------------------------------------



See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    25

STATEMENTS OF CHANGES IN NET ASSETS

                                                        AB VPS       AB VPS        AB VPS       AC VP       AC VP
                                                      GRO & INC,    INTL VAL,   LG CAP GRO,     INTL,       INTL,
YEAR ENDED DEC. 31, 2011                                 CL B         CL B          CL B         CL I       CL II
 OPERATIONS
Investment income (loss) -- net                       $    2,074   $   99,683     $   (676)   $   4,995   $  1,713
Net realized gain (loss) on sales of investments         (32,701)     (68,550)       6,091       34,161      1,925
Distributions from capital gains                              --           --           --           --         --
Net change in unrealized appreciation or
  depreciation of investments                             89,982     (753,883)     (10,528)    (154,475)   (66,056)
------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
  operations                                              59,355     (722,750)      (5,113)    (115,319)   (62,418)
------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                               134,083      428,146        8,133       53,497     68,553
Net transfers(1)                                        (131,635)    (178,465)      17,506      (20,585)   (30,050)
Transfers for policy loans                                (6,182)     (19,951)         167       (9,276)   (18,291)
Policy charges                                           (45,320)    (132,501)      (4,102)     (29,937)   (21,752)
Contract terminations:
    Surrender benefits                                   (22,000)    (115,921)      (9,018)     (52,052)    (6,700)
    Death benefits                                            --           --           --           --         --
------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions           (71,054)     (18,692)      12,686      (58,353)    (8,240)
------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                        1,169,392    3,562,935       82,946      961,808    499,317
------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $1,157,693   $2,821,493     $ 90,519    $ 788,136   $428,659
------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                   968,888    2,393,446       88,242      925,763    293,626
Contract purchase payments                               107,134      308,082        8,062       50,053     41,952
Net transfers(1)                                        (106,459)    (142,966)       2,296      (92,375)   (18,380)
Transfers for policy loans                                (4,883)     (14,338)         249       (6,644)   (10,341)
Policy charges                                           (36,309)     (95,395)      (3,999)     (27,882)   (13,174)
Contract terminations:
    Surrender benefits                                   (17,738)     (83,723)      (9,396)     (46,273)    (4,031)
    Death benefits                                            --           --           --           --         --
------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                         910,633    2,365,106       85,454      802,642    289,652
------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 26    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                       AC VP        AC VP     CALVERT VP      COL VP       COL VP
                                                       VAL,         VAL,          SRI          BAL,      CASH MGMT,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                   CL I         CL II         BAL          CL 3         CL 3
 OPERATIONS
Investment income (loss) -- net                     $   41,846   $   13,332    $  1,549    $  (127,383)  $  (38,234)
Net realized gain (loss) on sales of investments      (178,914)     (27,417)       (113)       (15,180)         735
Distributions from capital gains                            --           --          --             --           --
Net change in unrealized appreciation or
  depreciation of investments                          139,378        9,926      11,753        357,493         (735)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                        2,310       (4,159)     13,189        214,930      (38,234)
-------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             261,114      171,352      35,318      1,126,559      851,617
Net transfers(1)                                      (251,613)     (68,752)    (31,852)      (664,790)     448,409
Transfers for policy loans                             (29,317)     (37,633)     (1,127)        (3,994)     (19,709)
Policy charges                                        (149,496)     (47,651)    (26,561)    (1,152,149)    (417,421)
Contract terminations:
    Surrender benefits                                (185,887)     (36,058)    (10,743)      (893,485)    (782,279)
    Death benefits                                      (2,614)          --          --         (8,515)          --
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        (357,813)     (18,742)    (34,965)    (1,596,374)      80,617
-------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      3,832,607    1,349,716     383,111     14,718,315    4,581,368
-------------------------------------------------------------------------------------------------------------------
Net assets at end of year                           $3,477,104   $1,326,815    $361,335    $13,336,871   $4,623,751
-------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               2,283,879      949,192     363,936     14,246,718    4,117,938
Contract purchase payments                             157,621      120,780      32,213      1,068,401      774,255
Net transfers(1)                                      (110,251)     (51,413)    (34,673)      (778,661)     482,040
Transfers for policy loans                             (16,521)     (25,655)     (1,053)        (3,854)     (18,273)
Policy charges                                         (90,583)     (33,823)    (24,745)    (1,095,107)    (379,990)
Contract terminations:
    Surrender benefits                                (110,278)     (25,635)    (10,182)      (839,556)    (705,765)
    Death benefits                                      (1,491)          --          --         (8,327)          --
-------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     2,112,376      933,446     325,496     12,589,614    4,270,205
-------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    27

STATEMENTS OF CHANGES IN NET ASSETS

                                                   COL VP        COL VP        COL VP         COL VP          COL VP
                                                 DIV BOND,    DIV EQ INC,     DYN EQ,     EMER MKTS OPP,   GLOBAL BOND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                CL 3          CL 3          CL 3           CL 3            CL 3
 OPERATIONS
Investment income (loss) -- net                 $   400,967   $  (113,686)  $  (181,704)    $    7,815      $   60,314
Net realized gain (loss) on sales of
  investments                                       130,896        42,267       (12,971)        72,832          40,051
Distributions from capital gains                         --            --            --         47,739          14,907
Net change in unrealized appreciation or
  depreciation of investments                        86,001      (664,333)    1,071,369       (875,977)         (1,821)
-----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         617,864      (735,752)      876,694       (747,591)        113,451
-----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          762,483     1,088,505     1,832,801        308,933         196,530
Net transfers(1)                                   (459,261)   (1,065,910)     (938,191)      (255,237)        (85,862)
Transfers for policy loans                          (48,998)     (125,601)      (78,616)       (23,933)        (23,593)
Policy charges                                     (598,890)     (553,611)   (1,546,456)      (122,324)       (127,050)
Contract terminations:
    Surrender benefits                             (489,122)     (628,550)   (1,480,037)      (117,788)        (94,981)
    Death benefits                                   (3,339)           --       (22,900)            --              --
-----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions     (837,127)   (1,285,167)   (2,233,399)      (210,349)       (134,956)
-----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  11,272,194    13,560,641    20,699,259      3,580,468       2,984,494
-----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $11,052,931   $11,539,722   $19,342,554     $2,622,528      $2,962,989
-----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            7,559,878     8,131,349    28,232,629      1,086,162       1,658,925
Contract purchase payments                          499,791       663,756     2,379,297        105,361         107,692
Net transfers(1)                                   (177,240)     (642,686)   (2,037,747)       (47,160)          8,801
Transfers for policy loans                          (32,399)      (72,102)     (105,675)        (8,284)        (13,128)
Policy charges                                     (393,027)     (338,419)   (2,021,667)       (41,724)        (69,365)
Contract terminations:
    Surrender benefits                             (319,594)     (383,310)   (1,882,202)       (41,053)        (52,796)
    Death benefits                                   (2,178)           --       (30,954)            --              --
-----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  7,135,231     7,358,588    24,533,681      1,053,302       1,640,129
-----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 28    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                     COL VP GLOBAL    COL VP     COL VP HI     COL VP       COL VP
                                                    INFLATION PROT    HI INC,   YIELD BOND,   INC OPP,    INTL OPP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                   SEC, CL 3       CL 2         CL 3        CL 3         CL 3
 OPERATIONS
Investment income (loss) -- net                       $   70,291     $ 24,529    $  260,588   $ 54,106   $    33,512
Net realized gain (loss) on sales of investments          (2,060)       7,930        46,734     13,487       298,970
Distributions from capital gains                          13,844           --            --     18,004            --
Net change in unrealized appreciation or
  depreciation of investments                             14,743       (9,383)     (146,423)   (51,318)   (1,346,556)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                         96,818       23,076       160,899     34,279    (1,014,074)
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                                89,225       42,288       234,672     42,492       509,588
Net transfers(1)                                         114,394      (48,646)     (167,693)    24,501      (287,144)
Transfers for policy loans                               (12,923)      (1,021)      (10,151)    (3,201)      (23,582)
Policy charges                                           (35,538)     (15,711)     (153,413)   (18,008)     (451,951)
Contract terminations:
    Surrender benefits                                   (26,272)     (14,010)     (185,036)   (47,331)     (618,714)
    Death benefits                                            --           --            --         --        (6,664)
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions           128,886      (37,100)     (281,621)    (1,547)     (878,467)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                          979,260      411,549     3,546,057    656,226     8,438,025
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $1,204,964     $397,525    $3,425,335   $688,958   $ 6,545,484
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                   819,428      323,154     1,926,607    482,956    10,000,847
Contract purchase payments                                72,300       32,185       124,352     30,277       616,294
Net transfers(1)                                         100,006      (37,818)      (77,244)    14,623      (461,989)
Transfers for policy loans                               (10,317)        (788)       (5,986)    (2,236)      (28,498)
Policy charges                                           (28,711)     (11,980)      (81,330)   (12,811)     (551,454)
Contract terminations:
    Surrender benefits                                   (21,201)     (10,045)      (97,774)   (33,939)     (737,701)
    Death benefits                                            --           --            --         --        (8,297)
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                         931,505      294,708     1,788,625    478,870     8,829,202
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    29

STATEMENTS OF CHANGES IN NET ASSETS

                                                   COL VP      COL VP MID     COL VP MID      COL VP     COL VP SELECT
                                                LG CAP GRO,   CAP GRO OPP,   CAP VAL OPP,    S&P 500,     LG CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                CL 3          CL 3           CL 3          CL 3           CL 3
 OPERATIONS
Investment income (loss) -- net                  $  (14,510)    $  (5,132)     $ (2,450)    $  (40,646)     $   (917)
Net realized gain (loss) on sales of
  investments                                        45,737        65,350         4,573        117,387         2,080
Distributions from capital gains                         --            --            --             --            --
Net change in unrealized appreciation or
  depreciation of investments                       (95,469)     (155,178)      (30,752)       (39,659)       (4,919)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         (64,242)      (94,960)      (28,629)        37,082        (3,756)
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          138,914        83,510        22,367        422,874         5,311
Net transfers(1)                                   (124,509)      (52,572)      (35,221)      (224,431)      101,707
Transfers for policy loans                          (11,568)       (9,022)       (2,870)       (35,017)         (815)
Policy charges                                      (63,592)      (24,604)       (8,966)      (193,583)       (2,723)
Contract terminations:
    Surrender benefits                              (96,463)      (38,846)       (8,156)      (301,677)       (2,121)
    Death benefits                                       --            --            --             --            --
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions     (157,218)      (41,534)      (32,846)      (331,834)      101,359
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   1,702,979       655,166       284,103      4,708,582        51,366
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $1,481,519     $ 518,672      $222,628     $4,413,830      $148,969
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            2,792,390       405,041       273,042      4,861,644        52,636
Contract purchase payments                          219,356        54,142        21,700        420,965         5,433
Net transfers(1)                                   (387,686)      (53,283)      (45,517)      (437,448)      104,788
Transfers for policy loans                          (19,201)       (5,002)       (2,975)       (34,343)         (958)
Policy charges                                      (98,883)      (15,794)       (8,798)      (193,159)       (2,798)
Contract terminations:
    Surrender benefits                             (146,390)      (22,135)       (7,783)      (273,109)       (2,246)
    Death benefits                                       --            --            --             --            --
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  2,359,586       362,969       229,669      4,344,550       156,855
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 30    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                               COL VP SELECT        COL VP           CS          EV VT         FID VIP
                                                SM CAP VAL,    SHORT DURATION,   COMMODITY   FLOATING-RATE   CONTRAFUND,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                CL 3             CL 3          RETURN         INC         SERV CL 2
 OPERATIONS
Investment income (loss) -- net                   $ (8,377)       $      831     $  13,792      $ 25,306      $   (2,974)
Net realized gain (loss) on sales of
  investments                                        1,654            14,624       (24,391)        6,816          64,883
Distributions from capital gains                        --                --            --            --              --
Net change in unrealized appreciation or
  depreciation of investments                      (79,594)            1,992      (115,192)      (25,489)       (168,613)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        (86,317)           17,447      (125,791)        6,633        (106,704)
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          87,756           266,529        71,793        84,860         245,726
Net transfers(1)                                   (34,020)         (100,690)      144,901       305,710          52,843
Transfers for policy loans                         (15,543)           (8,028)      (13,393)       (1,576)        (30,877)
Policy charges                                     (35,335)         (187,916)      (26,273)      (24,366)        (99,604)
Contract terminations:
    Surrender benefits                             (43,266)         (104,140)      (29,908)      (39,733)        (95,348)
    Death benefits                                      --                --            --            --              --
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                     (40,408)         (134,245)      147,120       324,895          72,740
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                    978,428         3,447,719       780,097       523,872       2,688,750
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                         $851,703        $3,330,921     $ 801,426      $855,400      $2,654,786
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year             659,579         2,762,854       772,130       475,240       2,812,401
Contract purchase payments                          61,750           213,509        72,661        75,846         255,041
Net transfers(1)                                   (34,297)          (45,702)      114,814       246,141         (50,757)
Transfers for policy loans                          (9,947)           (6,439)      (14,663)       (1,192)        (30,807)
Policy charges                                     (24,494)         (150,958)      (26,456)      (21,718)       (103,028)
Contract terminations:
    Surrender benefits                             (29,577)          (83,361)      (28,351)      (33,241)        (98,325)
    Death benefits                                      --                --            --            --              --
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                   623,014         2,689,903       890,135       741,076       2,784,525
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    31

STATEMENTS OF CHANGES IN NET ASSETS

                                                       FID VIP      FID VIP      FID VIP       FID VIP      FID VIP
                                                     GRO & INC,   GRO & INC,     MID CAP,     MID CAP,     OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                   SERV CL     SERV CL 2     SERV CL      SERV CL 2     SERV CL
 OPERATIONS
Investment income (loss) -- net                      $   29,425   $    8,844   $   (54,609)  $  (35,647)  $    5,438
Net realized gain (loss) on sales of investments        (26,779)      (8,767)      465,906       17,872      (51,768)
Distributions from capital gains                             --           --        11,895        6,497        3,557
Net change in unrealized appreciation or
  depreciation of investments                            24,435        5,224    (1,278,275)    (497,432)    (282,881)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                        27,081        5,301      (855,083)    (508,710)    (325,654)
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                              326,253      160,700       396,908      407,289      122,506
Net transfers(1)                                       (366,072)    (130,731)     (679,628)    (465,089)    (139,727)
Transfers for policy loans                               (9,169)     (14,386)      (58,961)     (60,997)      (6,329)
Policy charges                                         (186,810)     (45,207)     (292,651)    (136,165)     (63,027)
Contract terminations:
    Surrender benefits                                 (427,801)     (17,612)     (578,453)     (76,588)    (202,665)
    Death benefits                                           --           --            --           --           --
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions         (663,599)     (47,236)   (1,212,785)    (331,550)    (289,242)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                       4,411,532    1,357,337     8,309,393    4,215,376    1,989,982
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $3,775,014   $1,315,402   $ 6,241,525   $3,375,116   $1,375,086
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                4,260,300    1,116,867     3,484,730    1,833,415    1,678,650
Contract purchase payments                              303,787      132,602       175,930      182,817      106,373
Net transfers(1)                                       (584,832)    (108,723)     (161,349)    (231,407)    (176,430)
Transfers for policy loans                               (8,556)     (11,734)      (25,922)     (27,137)      (5,822)
Policy charges                                         (175,093)     (37,284)     (129,916)     (61,423)     (54,755)
Contract terminations:
    Surrender benefits                                 (400,042)     (14,243)     (254,823)     (34,741)    (174,736)
    Death benefits                                           --           --            --           --           --
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                      3,395,564    1,077,485     3,088,650    1,661,524    1,373,280
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 32    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                               FID VIP      FTVIPT FRANK     FTVIPT FRANK   FTVIPT MUTUAL      GS VIT
                                              OVERSEAS,   GLOBAL REAL EST,    SM CAP VAL,    SHARES SEC,    MID CAP VAL,
YEAR ENDED DEC. 31, 2011 (CONTINUED)          SERV CL 2         CL 2             CL 2            CL 2           INST
 OPERATIONS
Investment income (loss) -- net               $   2,054      $  171,716       $   (4,356)     $   22,976     $   (8,721)
Net realized gain (loss) on sales of
  investments                                   (10,874)       (281,218)          33,709         (10,333)        10,576
Distributions from capital gains                  1,479              --               --              --             --
Net change in unrealized appreciation or
  depreciation of investments                  (143,564)        (48,130)        (126,187)        (43,830)      (409,138)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                    (150,905)       (157,632)         (96,834)        (31,187)      (407,283)
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                      104,438         268,231          176,638         182,955        467,493
Net transfers(1)                                (38,239)       (222,853)        (202,604)       (151,827)      (621,041)
Transfers for policy loans                       (4,147)        (11,064)          (6,482)         (7,763)       (26,783)
Policy charges                                  (20,423)       (106,055)         (80,317)        (49,500)      (199,456)
Contract terminations:
    Surrender benefits                          (23,496)       (107,756)         (59,781)        (34,951)      (205,680)
    Death benefits                                   --              --               --              --             --
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                   18,133        (179,497)        (172,546)        (61,086)      (585,467)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 815,152       2,588,095        2,277,513       1,587,216      5,957,633
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $ 682,380      $2,250,966       $2,008,133      $1,494,943     $4,964,883
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          484,303       1,479,122          991,867       1,126,693      2,480,661
Contract purchase payments                       65,200         154,796           80,180         129,774        200,313
Net transfers(1)                                (24,972)       (121,486)         (69,680)       (109,757)      (181,426)
Transfers for policy loans                       (2,733)         (6,113)          (2,258)         (5,361)       (10,064)
Policy charges                                  (12,781)        (61,296)         (36,634)        (35,242)       (86,197)
Contract terminations:
    Surrender benefits                          (14,113)        (63,155)         (26,078)        (24,901)       (87,164)
    Death benefits                                   --              --               --              --             --
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                494,904       1,381,868          937,397       1,081,206      2,316,123
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    33

STATEMENTS OF CHANGES IN NET ASSETS

                                              GS VIT STRUCTD   GS VIT STRUCTD      INVESCO        INVESCO       INVESCO
                                                SM CAP EQ,        U.S. EQ,      VI CAP APPR,   VI CAP APPR,   VI CAP DEV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               INST             INST            SER I         SER II         SER I
 OPERATIONS
Investment income (loss) -- net                  $   (273)       $   15,437       $ (3,099)      $ (3,974)      $ (3,009)
Net realized gain (loss) on sales of
  investments                                      15,207           (32,867)         1,701            871          6,613
Distributions from capital gains                       --                --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                     (11,014)           73,490        (40,979)       (39,448)       (34,379)
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         3,920            56,060        (42,377)       (42,551)       (30,775)
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         27,069           162,462         29,148         73,378         24,508
Net transfers(1)                                  (16,981)          (98,839)        46,802          7,353        (11,740)
Transfers for policy loans                            467            (8,856)          (946)        (2,391)        (4,323)
Policy charges                                    (15,018)          (71,075)       (19,234)       (14,862)       (14,847)
Contract terminations:
    Surrender benefits                            (21,109)          (57,711)       (11,699)        (7,822)       (19,103)
    Death benefits                                     --                --             --             --             --
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                    (25,572)          (74,019)        44,071         55,656        (25,505)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   540,915         1,768,148        471,631        414,136        369,015
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $519,263        $1,750,189       $473,325       $427,241       $312,735
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            363,306         1,947,102        678,320        360,375        275,943
Contract purchase payments                         17,510           171,427         37,585         64,259         17,982
Net transfers(1)                                  (18,216)         (224,512)       (34,524)         5,577        (22,668)
Transfers for policy loans                            332           (10,184)        (3,104)        (2,059)        (3,388)
Policy charges                                     (9,823)          (73,986)       (24,538)       (13,212)       (10,885)
Contract terminations:
    Surrender benefits                            (13,914)          (61,370)       (13,436)        (6,668)       (15,804)
    Death benefits                                     --                --             --             --             --
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  339,195         1,748,477        640,303        408,272        241,180
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 34    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                      INVESCO       INVESCO        INVESCO        INVESCO      INVESCO
                                                    VI CAP DEV,   VI CORE EQ,   VI DIV DIVD,   VI INTL GRO,   VI TECH,
PERIOD ENDED DEC. 31, 2011 (CONTINUED)                 SER II        SER I        SER I(2)        SER II        SER I
 OPERATIONS
Investment income (loss) -- net                       $ (2,613)   $     6,537     $ (2,161)     $    3,251    $ (2,026)
Net realized gain (loss) on sales of investments         2,467        278,875       (7,566)         70,182      14,513
Distributions from capital gains                            --             --           --              --          --
Net change in unrealized appreciation or
  depreciation of investments                          (23,026)      (361,094)     (25,195)       (148,970)    (33,441)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      (23,172)       (75,682)     (34,922)        (75,537)    (20,954)
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                              31,054        761,950       19,625          75,698      33,399
Net transfers(1)                                       (25,036)      (524,266)     374,386          16,117      70,221
Transfers for policy loans                              (5,934)       (48,529)       1,936          (5,463)     (6,729)
Policy charges                                          (7,392)      (607,357)     (13,403)        (27,482)    (17,528)
Contract terminations:
    Surrender benefits                                  (5,882)      (727,362)     (10,948)        (58,864)     (7,979)
    Death benefits                                          --        (16,444)          --              --          --
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions         (13,190)    (1,162,008)     371,596               6      71,384
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                        296,008     11,709,070           --         964,697     250,773
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $259,646    $10,471,380     $336,674      $  889,166    $301,203
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                 191,256      6,250,640           --       1,055,297     168,410
Contract purchase payments                              20,109        402,660       21,619          79,178      22,501
Net transfers(1)                                       (16,346)      (212,271)     369,848        (134,868)     40,271
Transfers for policy loans                              (3,642)       (24,684)       2,138          (5,938)     (4,547)
Policy charges                                          (4,811)      (320,547)     (14,779)        (28,153)    (11,669)
Contract terminations:
    Surrender benefits                                  (3,813)      (380,503)     (11,914)        (55,708)     (4,843)
    Death benefits                                          --         (8,389)          --              --          --
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                       182,753      5,706,906      366,912         909,808     210,123
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

(2)    For the period April 29, 2011 (commencement of operations) to Dec. 31,
       2011.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    35

STATEMENTS OF CHANGES IN NET ASSETS

                                              INVESCO VANK   JANUS ASPEN    JANUS ASPEN   JANUS ASPEN   JANUS ASPEN
                                              VI COMSTOCK,   ENTERPRISE,   GLOBAL TECH,      JANUS,      OVERSEAS,
YEAR ENDED DEC. 31, 2011 (CONTINUED)             SER II          SERV          SERV           SERV          SERV
 OPERATIONS
Investment income (loss) -- net                 $  1,348      $  (4,051)    $  (11,375)     $ (2,365)   $   (23,902)
Net realized gain (loss) on sales of
  investments                                      9,738         82,466         69,123        11,499        208,985
Distributions from capital gains                      --             --             --            --         48,495
Net change in unrealized appreciation or
  depreciation of investments                    (17,868)       (88,118)      (183,322)      (41,867)    (2,073,063)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       (6,782)        (9,703)      (125,574)      (32,733)    (1,839,485)
-------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        24,605         31,112         99,925        43,862        337,854
Net transfers(1)                                 (19,653)       (34,250)        55,037        24,238       (512,480)
Transfers for policy loans                        (3,572)       (11,391)        (3,549)       (4,260)       (33,237)
Policy charges                                    (7,002)       (16,344)       (52,285)      (20,192)      (151,304)
Contract terminations:
    Surrender benefits                           (11,103)       (46,380)       (44,632)      (16,759)      (242,913)
    Death benefits                                    --             --             --            --             --
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                   (16,725)       (77,253)        54,496        26,889       (602,080)
-------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  243,596        528,602      1,269,313       517,779      5,958,359
-------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $220,089      $ 441,646     $1,198,235      $511,935    $ 3,516,794
-------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year           286,911        609,764      1,878,703       547,606      2,887,803
Contract purchase payments                        28,432         30,584        145,975        47,417        189,020
Net transfers(1)                                 (27,572)      (183,825)       (73,020)       15,461       (341,255)
Transfers for policy loans                        (3,972)       (12,075)        (6,120)       (4,057)       (17,569)
Policy charges                                    (8,038)       (16,740)       (74,648)      (21,416)       (85,047)
Contract terminations:
    Surrender benefits                           (12,653)       (32,938)       (41,761)      (17,627)      (138,415)
    Death benefits                                    --             --             --            --             --
-------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 263,108        394,770      1,829,129       567,384      2,494,537
-------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 36    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                    MFS INV        MFS          MFS      MS UIF GLOBAL      MS UIF
                                                  GRO STOCK,    NEW DIS,    UTILITIES,     REAL EST,     MID CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                SERV CL      SERV CL      SERV CL        CL II           CL II
 OPERATIONS
Investment income (loss) -- net                   $  (11,363)  $  (14,553)  $   27,425      $  4,804       $ (1,771)
Net realized gain (loss) on sales of investments     157,127      114,493       17,392         3,647          9,855
Distributions from capital gains                          --      206,368           --            --            128
Net change in unrealized appreciation or
  depreciation of investments                       (153,548)    (480,122)      22,441       (30,419)       (36,718)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                     (7,784)    (173,814)      67,258       (21,968)       (28,506)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           139,369       89,311      114,021        17,665         20,477
Net transfers(1)                                     (60,039)     (34,605)      24,885         9,739         65,473
Transfers for policy loans                           (32,495)     (24,621)      (9,705)       (2,737)          (476)
Policy charges                                       (58,309)     (58,584)     (54,779)       (8,425)       (14,769)
Contract terminations:
    Surrender benefits                               (43,343)    (122,363)     (52,004)       (5,628)       (15,437)
    Death benefits                                        --           --           --            --             --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions       (54,817)    (150,862)      22,418        10,614         55,268
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                    1,910,781    1,710,498    1,208,108       203,883        245,582
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                         $1,848,180   $1,385,822   $1,297,784      $192,529       $272,344
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year             2,474,772    1,286,240      474,699       250,216        209,903
Contract purchase payments                           171,863       64,857       44,018        22,201         17,244
Net transfers(1)                                    (377,336)    (130,651)      27,945        (1,949)        42,673
Transfers for policy loans                           (38,904)     (17,163)      (3,678)       (3,270)          (452)
Policy charges                                       (70,115)     (42,501)     (21,127)      (10,560)       (12,072)
Contract terminations:
    Surrender benefits                               (52,221)     (76,757)     (19,803)       (6,569)       (13,019)
    Death benefits                                        --           --           --            --             --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                   2,108,059    1,084,025      502,054       250,069        244,277
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    37

STATEMENTS OF CHANGES IN NET ASSETS

                                          OPPEN GLOBAL      OPPEN GLOBAL      OPPEN MAIN ST        PIMCO       PUT VT GLOBAL
                                             SEC VA,     STRATEGIC INC VA,   SM MID CAP VA,   VIT ALL ASSET,     HLTH CARE,
YEAR ENDED DEC. 31, 2011 (CONTINUED)          SERV              SRV               SERV          ADVISOR CL         CL IB
 OPERATIONS
Investment income (loss) -- net             $  1,071         $   59,701         $ (1,519)       $  188,545        $  5,360
Net realized gain (loss) on sales of
  investments                                  7,934             43,465           13,180            29,383           1,748
Distributions from capital gains                  --             37,684               --                --              --
Net change in unrealized appreciation or
  depreciation of investments                (63,451)          (141,272)         (20,066)         (188,851)        (12,632)
----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                  (54,446)              (422)          (8,405)           29,077          (5,524)
----------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                    53,725            172,394           53,893           178,581          26,698
Net transfers(1)                             (28,508)          (207,524)          (5,513)          560,675          25,214
Transfers for policy loans                       (48)           (29,345)           2,004           (17,593)         (1,234)
Policy charges                               (12,802)           (95,163)         (10,478)         (109,848)        (14,285)
Contract terminations:
    Surrender benefits                        (1,537)           (82,167)          (2,210)         (263,062)        (12,853)
    Death benefits                                --                 --               --                --              --
----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                10,830           (241,805)          37,696           348,753          23,540
----------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year              590,211          3,130,523          273,419         2,587,100         197,210
----------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                   $546,595         $2,888,296         $302,710        $2,964,930        $215,226
----------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year       562,224          2,444,572          274,894         2,188,491         146,194
Contract purchase payments                    51,778            131,894           54,325           145,869          19,636
Net transfers(1)                             (32,034)          (166,930)          (8,991)          429,724          17,916
Transfers for policy loans                    (2,173)           (22,422)           2,097           (14,805)           (859)
Policy charges                               (12,330)           (73,082)         (10,542)          (90,485)        (10,426)
Contract terminations:
    Surrender benefits                        (1,527)           (62,882)          (2,362)         (214,151)         (9,302)
    Death benefits                                --                 --               --                --              --
----------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year             565,938          2,251,150          309,421         2,444,643         163,159
----------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 38    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                    PUT VT     PUT VT        PUT VT           PUT VT          ROYCE
                                                  HI YIELD,   INTL EQ,   MULTI-CAP GRO,   MULTI-CAP GRO,   MICRO-CAP,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                CL IB       CL IB         CL IA            CL IB        INVEST CL
 OPERATIONS
Investment income (loss) -- net                    $ 52,222   $  2,884     $  (35,592)       $ (1,635)     $   55,138
Net realized gain (loss) on sales of investments     (5,045)    (5,093)      (123,118)         36,828         176,547
Distributions from capital gains                         --         --             --              --              --
Net change in unrealized appreciation or
  depreciation of investments                       (40,747)   (19,013)      (230,295)        (53,941)       (736,666)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                     6,430    (21,222)      (389,005)        (18,748)       (504,981)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                           34,135     11,551        536,818          28,625         204,533
Net transfers(1)                                    (71,927)   (13,767)      (332,998)        (33,304)       (239,538)
Transfers for policy loans                             (262)    (1,489)       (34,720)         (2,861)        (47,013)
Policy charges                                      (27,232)    (2,727)      (399,094)        (13,605)       (158,490)
Contract terminations:
    Surrender benefits                              (20,530)    (1,095)      (492,630)        (13,969)       (189,170)
    Death benefits                                       --         --         (5,174)             --              --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (85,816)    (7,527)      (727,798)        (35,114)       (429,678)
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                     755,094    127,966      7,574,319         351,678       4,243,883
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                          $675,708   $ 99,217     $6,457,516        $297,816      $3,309,224
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year              394,847     84,572      5,154,867         311,031       1,458,261
Contract purchase payments                           17,829      8,611        366,511          25,170          74,963
Net transfers(1)                                    (26,985)   (10,117)      (248,676)        (29,570)        (24,312)
Transfers for policy loans                              (49)      (974)       (24,669)         (2,305)        (17,110)
Policy charges                                      (14,191)    (1,917)      (273,692)        (12,195)        (58,172)
Contract terminations:
    Surrender benefits                              (10,492)      (637)      (329,490)        (13,103)        (66,762)
    Death benefits                                       --         --         (3,348)             --              --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    360,959     79,538      4,641,503         279,028       1,366,868
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    39

STATEMENTS OF CHANGES IN NET ASSETS

                                                         THIRD         VP            VP           VP          VP
                                                          AVE         AGGR,        AGGR,       CONSERV,    CONSERV,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                      VAL         CL 2          CL 4         CL 2        CL 4
 OPERATIONS
Investment income (loss) -- net                       $   29,113   $  (21,004)  $  (134,451)  $  (3,470)  $  (16,601)
Net realized gain (loss) on sales of investments        (369,558)      11,978       315,633       4,521       68,955
Distributions from capital gains                              --           --            --          --           --
Net change in unrealized appreciation or
  depreciation of investments                           (411,527)    (142,950)     (792,536)      2,952        3,760
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
  operations                                            (751,972)    (151,976)     (611,354)      4,003       56,114
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                               231,071      496,423     1,746,329     138,921      181,855
Net transfers(1)                                        (277,259)   1,474,569      (454,640)    468,383       69,132
Transfers for policy loans                               (10,877)     (45,274)      (47,768)    (10,346)        (289)
Policy charges                                          (119,322)     (68,081)     (439,084)    (61,071)    (102,205)
Contract terminations:
    Surrender benefits                                  (175,601)     (80,020)     (796,621)   (136,061)     (42,323)
    Death benefits                                            --           --            --          --           --
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions          (351,988)   1,777,617         8,216     399,826      106,170
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                        3,612,064    1,415,605    14,675,357     157,834    2,025,153
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $2,508,104   $3,041,246   $14,072,219   $ 561,663   $2,187,437
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                 1,761,747    1,261,807    13,081,226     150,977    1,937,189
Contract purchase payments                               123,546      457,890     1,558,009     130,651      171,356
Net transfers(1)                                        (104,105)   1,274,101      (448,024)    437,024       71,270
Transfers for policy loans                                (5,543)     (38,872)      (46,186)     (9,615)        (272)
Policy charges                                           (64,121)     (61,996)     (393,223)    (57,500)     (96,312)
Contract terminations:
    Surrender benefits                                   (96,236)     (70,885)     (719,094)   (126,598)     (39,440)
    Death benefits                                            --           --            --          --           --
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                       1,615,288    2,822,045    13,032,708     524,939    2,043,791
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 40    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                    VP DAVIS        VP GS           VP            VP           VP
                                                  NY VENTURE,   MID CAP VAL,       MOD,          MOD,       MOD AGGR,
YEAR ENDED DEC. 31, 2011 (CONTINUED)                  CL 3          CL 3           CL 2          CL 4         CL 2
 OPERATIONS
Investment income (loss) -- net                     $ (3,360)     $ (1,254)    $   (61,595)  $  (338,750)  $  (48,833)
Net realized gain (loss) on sales of investments       8,418         5,254          33,082       668,103        6,387
Distributions from capital gains                          --            --              --            --           --
Net change in unrealized appreciation or
  depreciation of investments                        (23,358)      (14,446)        (86,190)     (507,016)    (151,623)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    (18,300)      (10,446)       (114,703)     (177,663)    (194,069)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                            37,795        10,731       1,431,856     3,671,628    1,755,413
Net transfers(1)                                      42,645        (9,577)      5,400,240     1,041,705    3,035,173
Transfers for policy loans                            (3,967)         (185)       (122,532)     (671,656)      (6,433)
Policy charges                                        (7,481)       (2,881)       (329,663)   (1,653,349)    (251,403)
Contract terminations:
    Surrender benefits                                (9,280)       (2,513)       (325,341)   (2,163,860)    (165,996)
    Death benefits                                        --            --              --            --           --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        59,712        (4,425)      6,054,560       224,468    4,366,754
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      348,455       136,884       4,127,076    38,031,590    3,455,110
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                           $389,867      $122,013     $10,066,933   $38,078,395   $7,627,795
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               410,075       120,370       3,772,456    34,762,792    3,107,244
Contract purchase payments                            44,941         9,561       1,306,806     3,326,983    1,599,427
Net transfers(1)                                      27,707       (10,426)      4,892,321       982,671    2,688,180
Transfers for policy loans                            (3,747)         (158)       (112,599)     (622,156)        (546)
Policy charges                                        (8,637)       (2,560)       (300,722)   (1,500,792)    (227,547)
Contract terminations:
    Surrender benefits                               (10,746)       (2,132)       (300,467)   (1,970,665)    (146,723)
    Death benefits                                        --            --              --            --           --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     459,593       114,655       9,257,795    34,978,833    7,020,035
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    41

STATEMENTS OF CHANGES IN NET ASSETS

                                                       VP MOD       VP MOD        VP MOD       VP PTNRS
                                                       AGGR,       CONSERV,      CONSERV,    SM CAP VAL,     WANGER
YEAR ENDED DEC. 31, 2011 (CONTINUED)                    CL 4         CL 2          CL 4          CL 3         INTL
 OPERATIONS
Investment income (loss) -- net                     $  (398,740)  $  (11,448)  $   (55,101)    $ (5,787)   $  202,022
Net realized gain (loss) on sales of investments        809,090        5,777       232,671       17,819      (202,429)
Distributions from capital gains                             --           --            --           --       127,338
Net change in unrealized appreciation or
  depreciation of investments                        (1,646,099)      (7,243)      (65,498)     (47,755)     (937,406)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                    (1,235,749)     (12,914)      112,072      (35,723)     (810,475)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                            5,715,840      194,266       497,180       68,759       406,814
Net transfers(1)                                     (2,910,152)   1,050,532    (1,137,357)     (38,677)     (310,521)
Transfers for policy loans                             (138,521)     (13,398)       15,774      (14,831)     (108,449)
Policy charges                                       (1,423,583)     (92,222)     (385,841)     (20,533)     (183,418)
Contract terminations:
    Surrender benefits                               (1,318,241)     (28,874)      400,267      (19,830)     (213,284)
    Death benefits                                           --           --            --           --        (3,121)
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions          (74,657)   1,110,304      (609,977)     (25,112)     (411,979)
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      44,226,231      597,292     7,210,750      667,290     5,562,804
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                           $42,915,825   $1,694,682   $ 6,712,845     $606,455    $4,340,350
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               39,738,987      558,191     6,731,314      357,963     2,611,928
Contract purchase payments                            5,120,864      180,173       458,650       38,046       200,121
Net transfers(1)                                     (2,851,347)     954,091    (1,025,747)     (21,878)     (142,020)
Transfers for policy loans                             (134,155)     (12,653)       14,706       (8,229)      (53,831)
Policy charges                                       (1,278,571)     (85,269)     (355,843)     (11,280)      (90,528)
Contract terminations:
    Surrender benefits                               (1,189,499)     (26,942)      374,165      (10,922)     (106,398)
    Death benefits                                           --           --            --           --        (1,450)
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     39,406,279    1,567,591     6,197,245      343,700     2,417,822
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 42    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                                 WF ADV VT        WF ADV VT   WF ADV VT    WF ADV VT
                                                 WANGER     INDEX ASSET ALLOC,    INTL EQ,       OPP,     SM CAP GRO,
YEAR ENDED DEC. 31, 2011 (CONTINUED)               USA             CL 2             CL 2         CL 2         CL 2
 OPERATIONS
Investment income (loss) -- net                $  (49,736)       $  5,276        $   (9,387)   $ (3,879)    $ (5,784)
Net realized gain (loss) on sales of
  investments                                      74,288            (390)          104,099       7,037       13,693
Distributions from capital gains                  507,598              --            54,544          --           --
Net change in unrealized appreciation or
  depreciation of investments                    (764,089)          7,733          (319,059)      9,029      (45,091)
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      (231,939)         12,619          (169,803)     12,187      (37,182)
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        470,162          28,415            95,386      53,850       66,451
Net transfers(1)                                 (335,889)          4,003          (159,117)    609,544      (57,158)
Transfers for policy loans                        (54,211)           (642)          (15,885)     (2,967)      (5,510)
Policy charges                                   (223,131)        (16,100)          (41,281)    (16,174)     (21,242)
Contract terminations:
    Surrender benefits                           (292,806)             (8)          (68,512)    (13,872)     (21,989)
    Death benefits                                     --              --                --          --           --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                   (435,875)         15,668          (189,409)    630,381      (39,448)
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 5,652,064         217,328         1,376,670     247,482      680,562
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                      $4,984,250        $245,615        $1,017,458    $890,050     $603,932
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          2,815,042         162,959           924,031     139,525      322,069
Contract purchase payments                        231,637          20,975            66,438      32,241       32,444
Net transfers(1)                                 (156,445)          2,887          (112,507)    382,002      (28,299)
Transfers for policy loans                        (26,673)           (466)          (11,489)     (1,626)      (2,733)
Policy charges                                   (110,482)        (11,842)          (28,939)     (9,616)     (10,437)
Contract terminations:
    Surrender benefits                           (143,105)             --           (47,800)     (7,949)     (10,883)
    Death benefits                                     --              --                --          --           --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                2,609,974         174,513           789,734     534,577      302,161
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    43

STATEMENTS OF CHANGES IN NET ASSETS

                                                        AB VPS        AB VPS        AB VPS        AC VP       AC VP
                                                      GRO & INC,    INTL VAL,    LG CAP GRO,      INTL,       INTL,
YEAR ENDED DEC. 31, 2010                                 CL B          CL B          CL B         CL I        CL II
 OPERATIONS
Investment income (loss) -- net                       $  (10,614)  $    66,364     $   (517)   $   16,554   $  5,649
Net realized gain (loss) on sales of investments        (102,171)     (537,391)       3,407        (2,241)    (6,327)
Distributions from capital gains                              --            --           --            --         --
Net change in unrealized appreciation or
  depreciation of investments                            242,725       287,867          883        79,466     53,778
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
  operations                                             129,940      (183,160)       3,773        93,779     53,100
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                               143,180       625,774        9,837        65,709     80,082
Net transfers(1)                                        (230,746)   (2,404,054)     (39,275)     (100,129)   (50,375)
Transfers for policy loans                                (8,919)      (31,396)      (5,956)      (21,382)       166
Policy charges                                           (48,562)     (176,952)      (4,183)      (37,751)   (20,872)
Contract terminations:
    Surrender benefits                                   (25,840)     (196,613)      (4,139)     (194,179)   (16,113)
    Death benefits                                            --            --           --            --         --
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions          (170,887)   (2,183,241)     (43,716)     (287,732)    (7,112)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                        1,210,339     5,929,336      122,889     1,155,761    453,329
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $1,169,392   $ 3,562,935     $ 82,946    $  961,808   $499,317
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                 1,121,047     4,117,206      142,378     1,253,521    298,909
Contract purchase payments                               131,111       451,518       11,597        71,108     52,888
Net transfers(1)                                        (207,916)   (1,882,525)     (48,672)     (112,256)   (34,448)
Transfers for policy loans                                (7,598)      (21,095)      (6,827)      (23,515)       145
Policy charges                                           (44,348)     (128,014)      (4,937)      (41,351)   (13,795)
Contract terminations:
    Surrender benefits                                   (23,408)     (143,644)      (5,297)     (221,744)   (10,073)
    Death benefits                                            --            --           --            --         --
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                         968,888     2,393,446       88,242       925,763    293,626
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 44    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                       AC VP        AC VP                     COL VP        COL VP
                                                       VAL,         VAL,      CALVERT VP       BAL,       CASH MGMT,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                   CL I         CL II       SRI BAL        CL 3          CL 3
 OPERATIONS
Investment income (loss) -- net                     $   47,942   $   14,417    $  1,711    $  (129,596)  $   (47,356)
Net realized gain (loss) on sales of investments      (242,282)     (33,941)    (12,475)      (304,324)        1,219
Distributions from capital gains                            --           --          --             --            --
Net change in unrealized appreciation or
  depreciation of investments                          615,761      162,382      50,295      1,992,309        (1,219)
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      421,421      142,858      39,531      1,558,389       (47,356)
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             302,361      184,422      43,937      1,269,660       814,848
Net transfers(1)                                      (311,296)      10,177     (31,693)    (1,092,049)   (1,241,973)
Transfers for policy loans                              18,146       (3,622)      3,416        (25,560)      227,353
Policy charges                                        (156,078)     (48,170)    (25,760)    (1,259,455)     (440,764)
Contract terminations:
    Surrender benefits                                (366,421)     (53,638)    (30,667)      (868,279)     (756,948)
    Death benefits                                          --           --          --         (6,406)           --
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        (513,288)      89,169     (40,767)    (1,982,089)   (1,397,484)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                      3,924,474    1,117,689     384,347     15,142,015     6,026,208
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                           $3,832,607   $1,349,716    $383,111    $14,718,315   $ 4,581,368
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year               2,628,411      880,531     417,580     16,348,093     5,369,185
Contract purchase payments                             198,025      142,648      45,762      1,341,482       729,457
Net transfers(1)                                      (210,801)       8,310     (43,670)    (1,153,803)   (1,109,306)
Transfers for policy loans                              11,061       (2,508)      3,606        (28,893)      203,893
Policy charges                                        (102,416)     (37,227)    (26,980)    (1,330,228)     (394,743)
Contract terminations:
    Surrender benefits                                (240,401)     (42,562)    (32,362)      (923,030)     (680,548)
    Death benefits                                          --           --          --         (6,903)           --
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                     2,283,879      949,192     363,936     14,246,718     4,117,938
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    45

STATEMENTS OF CHANGES IN NET ASSETS

                                                   COL VP         COL VP        COL VP         COL VP          COL VP
                                                  DIV BOND,    DIV EQ INC,     DYN EQ,     EMER MKTS OPP,   GLOBAL BOND,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                CL 3           CL 3          CL 3           CL 3            CL 3
 OPERATIONS
Investment income (loss) -- net                 $    496,585   $  (137,259)  $  (174,827)    $    25,448     $   129,677
Net realized gain (loss) on sales of
  investments                                        967,150    (1,261,101)     (573,298)         78,533          75,490
Distributions from capital gains                          --            --            --              --              --
Net change in unrealized appreciation or
  depreciation of investments                       (240,134)    3,200,987     3,713,321         307,060        (106,089)
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        1,223,601     1,802,627     2,965,196         411,041          99,078
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         1,580,980     1,714,848     2,108,108         417,072         420,322
Net transfers(1)                                 (13,014,118)   (8,169,389)   (1,406,966)     (2,045,425)     (3,540,549)
Transfers for policy loans                          (112,209)      (76,511)      (94,294)        (37,648)        (48,377)
Policy charges                                      (853,437)     (677,894)   (1,599,732)       (152,368)       (193,326)
Contract terminations:
    Surrender benefits                              (869,779)   (1,075,353)   (1,350,859)       (176,531)       (223,028)
    Death benefits                                        --            --        (8,606)             --          (6,456)
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions   (13,268,563)   (8,284,299)   (2,352,349)     (1,994,900)     (3,591,414)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   23,317,156    20,042,313    20,086,412       5,164,327       6,476,830
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $ 11,272,194   $13,560,641   $20,699,259     $ 3,580,468     $ 2,984,494
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            16,784,928    13,914,611    31,889,606       1,858,753       3,798,628
Contract purchase payments                         1,101,449     1,163,690     3,244,718         146,627         244,064
Net transfers(1)                                  (9,055,547)   (5,700,593)   (2,205,837)       (789,986)     (2,112,191)
Transfers for policy loans                           (78,817)      (51,106)     (136,923)        (12,623)        (28,039)
Policy charges                                      (591,260)     (460,288)   (2,463,876)        (53,541)       (111,765)
Contract terminations:
    Surrender benefits                              (600,875)     (734,965)   (2,081,532)        (63,068)       (128,120)
    Death benefits                                        --            --       (13,527)             --          (3,652)
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                   7,559,878     8,131,349    28,232,629       1,086,162       1,658,925
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 46    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                    COL VP GLOBAL    COL VP     COL VP HI       COL VP        COL VP
                                                   INFLATION PROT    HI INC,   YIELD BOND,     INC OPP,     INTL OPP,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                  SEC, CL 3       CL 2         CL 3          CL 3          CL 3
 OPERATIONS
Investment income (loss) -- net                      $    (3,921)   $ 28,211    $  303,464   $    48,360   $    41,414
Net realized gain (loss) on sales of investments         (53,931)      6,754        49,379       625,038       201,257
Distributions from capital gains                           1,880          --            --            --            --
Net change in unrealized appreciation or
  depreciation of investments                            187,414       7,094        93,525      (486,330)      718,799
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                        131,442      42,059       446,368       187,068       961,470
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                               430,223      39,420       296,589       316,012       613,198
Net transfers(1)                                      (5,720,482)    (50,618)     (514,787)   (4,596,169)     (621,101)
Transfers for policy loans                                (2,991)     (3,345)      (20,708)         (732)      (36,904)
Policy charges                                          (123,593)    (15,909)     (176,973)      (85,137)     (485,022)
Contract terminations:
    Surrender benefits                                  (139,641)     (7,263)     (253,198)      (93,683)     (501,065)
    Death benefits                                            --          --            --            --        (5,232)
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        (5,556,484)    (37,715)     (669,077)   (4,459,709)   (1,036,126)
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                        6,404,302     407,205     3,768,766     4,928,867     8,512,681
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $   979,260    $411,549    $3,546,057   $   656,226   $ 8,438,025
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                 5,530,610     354,607     2,312,317     4,065,093    11,407,091
Contract purchase payments                               368,543      32,759       172,933       254,206       821,244
Net transfers(1)                                      (4,852,609)    (42,345)     (295,502)   (3,692,459)     (850,432)
Transfers for policy loans                                (2,537)     (2,652)      (12,793)         (637)      (49,769)
Policy charges                                          (105,676)    (13,162)     (103,215)      (68,340)     (648,031)
Contract terminations:
    Surrender benefits                                  (118,903)     (6,053)     (147,133)      (74,907)     (672,102)
    Death benefits                                            --          --            --            --        (7,154)
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                         819,428     323,154     1,926,607       482,956    10,000,847
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    47

STATEMENTS OF CHANGES IN NET ASSETS

                                                   COL VP      COL VP MID     COL VP MID      COL VP     COL VP SELECT
                                                LG CAP GRO,   CAP GRO OPP,   CAP VAL OPP,    S&P 500,     LG CAP VAL,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                CL 3          CL 3           CL 3          CL 3           CL 3
 OPERATIONS
Investment income (loss) -- net                  $  (13,784)    $  (6,092)     $ (2,520)    $  (39,652)     $  (322)
Net realized gain (loss) on sales of
  investments                                        (9,864)       34,990        (4,626)       (11,397)       6,389
Distributions from capital gains                         --            --            --             --           --
Net change in unrealized appreciation or
  depreciation of investments                       259,560       110,958        60,590        625,378        2,571
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                         235,912       139,856        53,444        574,329        8,638
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          182,050       100,632        39,782        486,487        6,162
Net transfers(1)                                    (65,599)     (255,650)      (35,610)      (329,481)      (1,241)
Transfers for policy loans                          (25,534)       (8,936)       (2,994)       (21,809)      (2,065)
Policy charges                                      (73,278)      (31,012)      (10,380)      (200,449)      (2,073)
Contract terminations:
    Surrender benefits                              (84,241)      (44,049)      (15,503)      (303,193)      (1,539)
    Death benefits                                       --            --            --             --           --
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions      (66,602)     (239,015)      (24,705)      (368,445)        (756)
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   1,533,669       754,325       255,364      4,502,698       43,484
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $1,702,979     $ 655,166      $284,103     $4,708,582      $51,366
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            2,922,586       584,111       297,991      5,285,780       53,224
Contract purchase payments                          337,561        72,768        44,462        556,833        7,097
Net transfers(1)                                   (128,022)     (190,501)      (37,222)      (380,001)      (1,222)
Transfers for policy loans                          (48,254)       (6,166)       (3,521)       (23,711)      (2,351)
Policy charges                                     (135,843)      (22,574)      (11,577)      (229,807)      (2,382)
Contract terminations:
    Surrender benefits                             (155,638)      (32,597)      (17,091)      (347,450)      (1,730)
    Death benefits                                       --            --            --             --           --
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  2,792,390       405,041       273,042      4,861,644       52,636
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 48    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                               COL VP SELECT        COL VP           CS          EV VT         FID VIP
                                                SM CAP VAL,    SHORT DURATION,   COMMODITY   FLOATING-RATE   CONTRAFUND,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                CL 3             CL 3          RETURN         INC         SERV CL 2
 OPERATIONS
Investment income (loss) -- net                   $ (7,614)       $     (166)     $ 40,143    $    44,675    $       193
Net realized gain (loss) on sales of
  investments                                      (25,252)           21,827       (45,341)       227,367        (96,745)
Distributions from capital gains                        --                --            --             --          1,142
Net change in unrealized appreciation or
  depreciation of investments                      235,275            56,215       110,174       (128,414)       444,541
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        202,409            77,876       104,976        143,628        349,131
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          92,311           344,312        57,543        197,051        322,044
Net transfers(1)                                   (19,394)         (586,131)       22,780     (2,423,978)    (1,339,342)
Transfers for policy loans                          (5,630)          (14,472)      (16,654)        (9,574)        (7,730)
Policy charges                                     (34,670)         (214,704)      (24,281)       (56,535)      (109,412)
Contract terminations:
    Surrender benefits                             (39,370)         (291,481)      (38,053)       (66,820)      (148,764)
    Death benefits                                      --                --            --             --             --
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                      (6,753)         (762,476)        1,335     (2,359,856)    (1,283,204)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                    782,772         4,132,319       673,786      2,740,100      3,622,823
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                         $978,428        $3,447,719      $780,097    $   523,872    $ 2,688,750
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year             663,084         3,379,453       771,352      2,700,508      4,391,989
Contract purchase payments                          74,388           277,910        67,911        188,328        380,182
Net transfers(1)                                   (15,916)         (473,738)       25,255     (2,287,519)    (1,645,757)
Transfers for policy loans                          (4,180)          (11,803)      (18,968)        (8,740)        (8,250)
Policy charges                                     (27,344)         (173,201)      (28,526)       (54,013)      (129,241)
Contract terminations:
    Surrender benefits                             (30,453)         (235,767)      (44,894)       (63,324)      (176,522)
    Death benefits                                      --                --            --             --             --
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                   659,579         2,762,854       772,130        475,240      2,812,401
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    49

STATEMENTS OF CHANGES IN NET ASSETS

                                                       FID VIP      FID VIP      FID VIP       FID VIP       FID VIP
                                                     GRO & INC,   GRO & INC,     MID CAP,      MID CAP,     OVERSEAS,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                   SERV CL     SERV CL 2     SERV CL      SERV CL 2      SERV CL
 OPERATIONS
Investment income (loss) -- net                      $  (12,676)  $   (5,200)  $   (52,689)  $   (30,142)  $    7,532
Net realized gain (loss) on sales of investments       (138,369)     (39,674)      114,779       (83,962)     (63,406)
Distributions from capital gains                             --           --        26,721        13,553        3,537
Net change in unrealized appreciation or
  depreciation of investments                           694,841      210,653     1,828,830       989,459      261,386
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                       543,796      165,779     1,917,641       888,908      209,049
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                              387,536      204,856       518,939       546,560      151,853
Net transfers(1)                                       (507,273)    (122,974)   (1,526,068)   (1,011,742)    (128,205)
Transfers for policy loans                              (34,338)     (35,554)      (99,866)      (37,218)      (3,800)
Policy charges                                         (200,970)     (48,286)     (326,133)     (152,753)     (69,290)
Contract terminations:
    Surrender benefits                                 (339,349)     (52,596)     (787,748)     (139,795)    (137,556)
    Death benefits                                           --           --            --            --           --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions         (694,394)     (54,554)   (2,220,876)     (794,948)    (186,998)
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                       4,562,130    1,246,112     8,612,628     4,121,416    1,967,931
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $4,411,532   $1,357,337   $ 8,309,393   $ 4,215,376   $1,989,982
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                5,007,793    1,163,982     4,605,431     2,283,945    1,860,021
Contract purchase payments                              418,496      187,284       254,250       279,219      145,802
Net transfers(1)                                       (547,068)    (109,603)     (775,053)     (562,353)    (124,015)
Transfers for policy loans                              (37,290)     (31,558)      (47,903)      (18,712)      (3,621)
Policy charges                                         (217,123)     (44,421)     (159,676)      (77,776)     (66,408)
Contract terminations:
    Surrender benefits                                 (364,508)     (48,817)     (392,319)      (70,908)    (133,129)
    Death benefits                                           --           --            --            --           --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                      4,260,300    1,116,867     3,484,730     1,833,415    1,678,650
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 50    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                               FID VIP      FTVIPT FRANK     FTVIPT FRANK   FTVIPT MUTUAL      GS VIT
                                              OVERSEAS,   GLOBAL REAL EST,    SM CAP VAL,    SHARES SEC,    MID CAP VAL,
YEAR ENDED DEC. 31, 2010 (CONTINUED)          SERV CL 2         CL 2             CL 2            CL 2           INST
 OPERATIONS
Investment income (loss) -- net               $   1,890      $   46,779       $   (2,799)     $   10,091     $   (18,356)
Net realized gain (loss) on sales of
  investments                                   (34,780)       (343,627)         (24,643)        (21,975)       (435,403)
Distributions from capital gains                  1,440              --               --              --              --
Net change in unrealized appreciation or
  depreciation of investments                   121,214         737,331          518,459         157,227       1,698,227
------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                      89,764         440,483          491,017         145,343       1,244,468
------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                      143,324         314,925          193,594         187,666         626,350
Net transfers(1)                               (112,666)       (217,567)        (129,640)         33,521      (2,333,810)
Transfers for policy loans                      (20,339)        (32,016)          18,107         (14,554)        (14,675)
Policy charges                                  (24,220)       (110,466)         (81,701)        (49,411)       (233,421)
Contract terminations:
    Surrender benefits                          (42,227)       (186,161)         (91,400)        (65,190)       (438,278)
    Death benefits                                   --              --               --              --              --
------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                  (56,128)       (231,285)         (91,040)         92,032      (2,393,834)
------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 781,516       2,378,897        1,877,536       1,349,841       7,106,999
------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $ 815,152      $2,588,095       $2,277,513      $1,587,216     $ 5,957,633
------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          519,183       1,629,517        1,039,047       1,055,895       3,665,483
Contract purchase payments                       96,399         203,298           99,536         143,670         303,064
Net transfers(1)                                (72,085)       (141,939)         (65,081)         25,908      (1,156,753)
Transfers for policy loans                      (13,754)        (20,612)           8,140         (10,591)         (7,450)
Policy charges                                  (16,369)        (71,312)         (42,064)        (37,704)       (112,777)
Contract terminations:
    Surrender benefits                          (29,071)       (119,830)         (47,711)        (50,485)       (210,906)
    Death benefits                                   --              --               --              --              --
------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                484,303       1,479,122          991,867       1,126,693       2,480,661
------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    51

STATEMENTS OF CHANGES IN NET ASSETS

                                              GS VIT STRUCTD   GS VIT STRUCTD      INVESCO        INVESCO       INVESCO
                                                SM CAP EQ,        U.S. EQ,      VI CAP APPR,   VI CAP APPR,   VI CAP DEV,
YEAR ENDED DEC. 31, 2010 (CONTINUED)               INST             INST            SER I         SER II         SER I
 OPERATIONS
Investment income (loss) -- net                  $ (1,609)       $    9,076       $   (559)      $ (1,443)     $  (3,195)
Net realized gain (loss) on sales of
  investments                                     (26,267)         (108,203)       (12,592)       (13,849)       (23,733)
Distributions from capital gains                       --                --             --             --             --
Net change in unrealized appreciation or
  depreciation of investments                     156,008           289,215         73,284         64,780         83,939
-------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       128,132           190,088         60,133         49,488         57,011
-------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         32,332           191,454         32,924         81,554         26,061
Net transfers(1)                                  (44,956)         (223,101)        (4,163)       (74,024)       (45,033)
Transfers for policy loans                         (7,589)           (9,580)        (3,223)          (714)           540
Policy charges                                    (14,616)          (77,710)       (19,886)       (14,260)       (14,542)
Contract terminations:
    Surrender benefits                            (24,770)         (199,219)       (19,810)        (8,731)       (67,729)
    Death benefits                                     --                --             --             --             --
-------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                    (59,599)         (318,156)       (14,158)       (16,175)      (100,703)
-------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   472,382         1,896,216        425,656        380,823        412,707
-------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $540,915        $1,768,148       $471,631       $414,136      $ 369,015
-------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            409,279         2,340,532        714,711        378,354        368,659
Contract purchase payments                         25,829           231,543         53,944         79,939         22,377
Net transfers(1)                                  (34,903)         (275,611)       (20,090)       (75,091)       (44,168)
Transfers for policy loans                         (5,526)          (11,469)        (4,958)          (667)           862
Policy charges                                    (11,651)          (94,812)       (32,794)       (13,997)       (12,563)
Contract terminations:
    Surrender benefits                            (19,722)         (243,081)       (32,493)        (8,163)       (59,224)
    Death benefits                                     --                --             --             --             --
-------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  363,306         1,947,102        678,320        360,375        275,943
-------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 52    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                     INVESCO       INVESCO        INVESCO      INVESCO   INVESCO VANK
                                                   VI CAP DEV,   VI CORE EQ,   VI INTL GRO,   VI TECH,   VI COMSTOCK,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                  SER II        SER I         SER II        SER I       SER II
 OPERATIONS
Investment income (loss) -- net                      $ (2,216)   $     7,255    $    (6,531)  $ (2,207)   $    (5,652)
Net realized gain (loss) on sales of investments       (6,251)       100,751        135,776     15,941       (118,876)
Distributions from capital gains                           --             --             --         --             --
Net change in unrealized appreciation or
  depreciation of investments                          52,206        819,995       (412,108)    32,447        148,986
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      43,739        928,001       (282,863)    46,181         24,458
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             36,349        877,602        371,907     23,461        147,049
Net transfers(1)                                       (2,981)      (649,856)    (4,569,090)   (22,640)    (2,193,491)
Transfers for policy loans                               (721)       (77,541)        (3,747)    (4,224)          (968)
Policy charges                                         (7,053)      (644,329)       (97,432)   (13,207)       (37,774)
Contract terminations:
    Surrender benefits                                 (5,009)      (997,068)      (128,172)    (5,568)       (46,845)
    Death benefits                                         --             --             --         --             --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions         20,585     (1,491,192)    (4,426,534)   (22,178)    (2,132,029)
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                       231,684     12,272,261      5,674,094    226,770      2,351,167
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $296,008    $11,709,070    $   964,697   $250,773    $   243,596
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                175,723      7,109,892      6,941,525    183,088      3,178,323
Contract purchase payments                             26,978        506,010        456,190     18,738        193,534
Net transfers(1)                                       (2,066)      (375,540)    (6,062,046)   (15,627)    (2,972,634)
Transfers for policy loans                               (348)       (44,891)        (3,816)    (3,112)        (1,203)
Policy charges                                         (5,197)      (372,185)      (119,546)   (10,452)       (49,579)
Contract terminations:
    Surrender benefits                                 (3,834)      (572,646)      (157,010)    (4,225)       (61,530)
    Death benefits                                         --             --             --         --             --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                      191,256      6,250,640      1,055,297    168,410        286,911
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    53

STATEMENTS OF CHANGES IN NET ASSETS

                                               JANUS ASPEN    JANUS ASPEN   JANUS ASPEN   JANUS ASPEN   MFS INV GRO
                                               ENTERPRISE,   GLOBAL TECH,      JANUS,      OVERSEAS,       STOCK,
YEAR ENDED DEC. 31, 2010 (CONTINUED)               SERV          SERV           SERV          SERV        SERV CL
 OPERATIONS
Investment income (loss) -- net                  $ (4,143)    $   (9,822)   $   (20,061)   $  (19,964)  $   (12,310)
Net realized gain (loss) on sales of
  investments                                       7,233         26,794        (78,968)      242,751       969,634
Distributions from capital gains                       --             --             --            --            --
Net change in unrealized appreciation or
  depreciation of investments                     102,133        218,187         21,879       947,182      (935,994)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       105,223        235,159        (77,150)    1,169,969        21,330
-------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         35,974         99,475        363,991       376,442       537,757
Net transfers(1)                                  (39,572)       (15,348)    (5,392,520)     (765,318)   (6,767,859)
Transfers for policy loans                         (9,118)       (11,958)           315           999         4,480
Policy charges                                    (15,919)       (49,462)       (98,654)     (171,612)     (150,260)
Contract terminations:
    Surrender benefits                             (9,987)       (90,817)      (129,525)     (393,457)     (200,871)
    Death benefits                                     --             --             --            --            --
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                    (38,622)       (68,110)    (5,256,393)     (952,946)   (6,576,753)
-------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                   462,001      1,102,264      5,851,322     5,741,336     8,466,204
-------------------------------------------------------------------------------------------------------------------
Net assets at end of year                        $528,602     $1,269,313    $   517,779    $5,958,359   $ 1,910,781
-------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year            664,593      2,011,152      7,008,793     3,449,260    12,188,123
Contract purchase payments                         49,050        171,985        431,527       209,617       768,005
Net transfers(1)                                  (55,860)       (32,557)    (6,622,994)     (457,381)   (9,986,375)
Transfers for policy loans                        (12,944)       (19,257)           704            75         6,099
Policy charges                                    (21,675)       (85,848)      (116,832)      (95,502)     (214,785)
Contract terminations:
    Surrender benefits                            (13,400)      (166,772)      (153,592)     (218,266)     (286,295)
    Death benefits                                     --             --             --            --            --
-------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                  609,764      1,878,703        547,606     2,887,803     2,474,772
-------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 54    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                    MFS          MFS      MS UIF GLOBAL      MS UIF      OPPEN GLOBAL
                                                 NEW DIS,    UTILITIES,     REAL EST,     MID CAP GRO,      SEC VA,
YEAR ENDED DEC. 31, 2010 (CONTINUED)              SERV CL      SERV CL        CL II           CL II          SERV
 OPERATIONS
Investment income (loss) -- net                 $  (11,960)  $   23,321    $    13,478      $ (1,559)      $    177
Net realized gain (loss) on sales of
  investments                                       14,537      (11,883)        (9,204)        1,592            145
Distributions from capital gains                        --           --             --            --             --
Net change in unrealized appreciation or
  depreciation of investments                      420,283      119,380         19,973        50,958         65,673
---------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                        422,860      130,818         24,247        50,991         65,995
---------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                         103,850      116,121         75,983        17,395         42,718
Net transfers(1)                                   120,991      (27,604)      (937,544)       59,712        198,871
Transfers for policy loans                          (6,631)       4,224            487        (4,504)          (519)
Policy charges                                     (46,738)     (50,974)       (19,914)       (8,166)        (8,869)
Contract terminations:
    Surrender benefits                             (37,180)     (59,118)       (29,225)       (5,914)       (16,288)
    Death benefits                                      --           --             --            --             --
---------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions     134,292      (17,351)      (910,213)       58,523        215,913
---------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                  1,153,346    1,094,641      1,089,849       136,068        308,303
---------------------------------------------------------------------------------------------------------------------
Net assets at end of year                       $1,710,498   $1,208,108    $   203,883      $245,582       $590,211
---------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year           1,169,054      483,851      1,622,408       152,466        336,710
Contract purchase payments                          96,553       50,757        110,235        17,271         45,506
Net transfers(1)                                   103,780      (13,511)    (1,413,294)       58,471        206,481
Transfers for policy loans                          (5,720)       1,815            720        (4,555)          (643)
Policy charges                                     (43,024)     (22,325)       (28,819)       (8,187)        (9,410)
Contract terminations:
    Surrender benefits                             (34,403)     (25,888)       (41,034)       (5,563)       (16,420)
    Death benefits                                      --           --             --            --             --
---------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                 1,286,240      474,699        250,216       209,903        562,224
---------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    55

STATEMENTS OF CHANGES IN NET ASSETS

                                              OPPEN GLOBAL         OPPEN MAIN           PIMCO       PUT VT GLOBAL     PUT VT
                                           STRATEGIC INC VA,   ST SM MID CAP VA,   VIT ALL ASSET,     HLTH CARE,    HI YIELD,
YEAR ENDED DEC. 31, 2010 (CONTINUED)              SRV                 SERV           ADVISOR CL         CL IB         CL IB
 OPERATIONS
Investment income (loss) -- net               $   665,902           $ (1,043)        $   171,430       $  2,121     $  56,355
Net realized gain (loss) on sales of
  investments                                    (144,290)            10,070              (6,150)         1,025        (7,119)
Distributions from capital gains                       --                 --                  --             --            --
Net change in unrealized appreciation or
  depreciation of investments                      33,435             42,449             207,782         (1,523)       47,631
-----------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets
  resulting from operations                       555,047             51,476             373,062          1,623        96,867
-----------------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                        533,012             51,653             346,616         28,053        42,513
Net transfers(1)                               (5,497,064)           (48,460)         (3,075,756)       (16,949)     (135,547)
Transfers for policy loans                        (44,418)            (2,160)             25,234            470           860
Policy charges                                   (190,883)            (8,430)           (131,777)       (12,670)      (30,101)
Contract terminations:
    Surrender benefits                           (201,065)           (12,240)           (143,543)        (9,989)      (64,281)
    Death benefits                                     --                 --                  --             --            --
-----------------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract
  transactions                                 (5,400,418)           (19,637)         (2,979,226)       (11,085)     (186,556)
-----------------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                 7,975,894            241,580           5,193,264        206,672       844,783
-----------------------------------------------------------------------------------------------------------------------------
Net assets at end of year                     $ 3,130,523           $273,419         $ 2,587,100       $197,210     $ 755,094
-----------------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year          7,084,549            296,218           4,921,486        155,586       499,285
Contract purchase payments                        454,633             59,558             316,316         21,234        23,886
Net transfers(1)                               (4,726,982)           (55,005)         (2,822,705)       (13,125)      (75,069)
Transfers for policy loans                        (36,631)            (2,361)             21,909            358           482
Policy charges                                   (161,935)            (9,709)           (119,305)        (9,693)      (16,897)
Contract terminations:
    Surrender benefits                           (169,062)           (13,807)           (129,210)        (8,166)      (36,840)
    Death benefits                                     --                 --                  --             --            --
-----------------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                2,444,572            274,894           2,188,491        146,194       394,847
-----------------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


 56    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                   PUT VT        PUT VT           PUT VT          ROYCE        THIRD
                                                  INTL EQ,   MULTI-CAP GRO,   MULTI-CAP GRO,   MICRO-CAP,       AVE
PERIOD ENDED DEC. 31, 2010 (CONTINUED)              CL IB         CL IA          CL IB(2)       INVEST CL       VAL
 OPERATIONS
Investment income (loss) -- net                   $  3,813     $  (21,570)       $   (790)     $   35,333   $  102,719
Net realized gain (loss) on sales of investments    (7,336)      (334,080)            266          19,500     (313,029)
Distributions from capital gains                        --             --              --              --           --
Net change in unrealized appreciation or
  depreciation of investments                       13,701      1,576,680          40,000         923,072      623,254
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                   10,178      1,221,030          39,476         977,905      412,944
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                          12,995        626,499           9,675         241,591      278,150
Net transfers(1)                                   (40,253)      (418,165)        306,284        (293,695)    (340,023)
Transfers for policy loans                          (1,051)       (33,129)            152         (47,129)     (23,991)
Policy charges                                      (3,603)      (416,726)         (3,676)       (160,830)    (135,472)
Contract terminations:
    Surrender benefits                              (5,140)      (630,128)           (233)       (293,616)    (437,992)
    Death benefits                                      --             --              --              --           --
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions     (37,052)      (871,649)        312,202        (553,679)    (659,328)
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                    154,840      7,224,938              --       3,819,657    3,858,448
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                         $127,966     $7,574,319        $351,678      $4,243,883   $3,612,064
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year             111,607      5,842,676              --       1,688,682    2,125,792
Contract purchase payments                           9,507        493,551           8,867         100,677      153,219
Net transfers(1)                                   (29,177)      (333,982)        305,689        (120,670)    (186,753)
Transfers for policy loans                            (706)       (26,415)            144         (20,118)     (13,271)
Policy charges                                      (2,679)      (327,874)         (3,447)        (66,909)     (74,768)
Contract terminations:
    Surrender benefits                              (3,980)      (493,089)           (222)       (123,401)    (242,472)
    Death benefits                                      --             --              --              --           --
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                    84,572      5,154,867         311,031       1,458,261    1,761,747
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

(2)    For the period Sept. 24, 2010 (commencement of operations) to Dec. 31,
       2010.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    57

STATEMENTS OF CHANGES IN NET ASSETS

                                                         VP            VP          VP          VP         VP DAVIS
                                                        AGGR,        AGGR,      CONSERV,    CONSERV,    NY VENTURE,
PERIOD ENDED DEC. 31, 2010 (CONTINUED)                 CL 2(2)      CL 4(2)      CL 2(2)     CL 4(2)        CL 3
 OPERATIONS
Investment income (loss) -- net                      $   (4,304)  $   (78,827)  $   (495)  $  (12,324)  $   (23,402)
Net realized gain (loss) on sales of investments          2,672        47,413      1,155       42,007       368,450
Distributions from capital gains                             --            --         --           --            --
Net change in unrealized appreciation or
  depreciation of investments                           137,948     1,780,470      3,820       88,056      (437,660)
-------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                       136,316     1,749,056      4,480      117,739       (92,612)
-------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                               78,660     1,159,301      9,190      220,491       410,699
Net transfers(1)                                      1,209,541    12,293,227    147,546    1,795,501    (6,288,502)
Transfers for policy loans                                 (507)      (34,327)        --      (23,237)        2,081
Policy charges                                           (8,405)     (281,998)    (3,382)     (66,920)      (98,385)
Contract terminations:
    Surrender benefits                                       --      (209,902)        --      (18,421)     (134,518)
    Death benefits                                           --            --         --           --            --
-------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        1,279,289    12,926,301    153,354    1,907,414    (6,108,625)
-------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                              --            --         --           --     6,549,692
-------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $1,415,605   $14,675,357   $157,834   $2,025,153   $   348,455
-------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                       --            --         --           --     8,519,712
Contract purchase payments                               71,918     1,150,053      8,891      215,344       524,413
Net transfers(1)                                      1,198,104    12,443,790    145,364    1,829,076    (8,340,002)
Transfers for policy loans                                 (260)      (32,498)        --      (23,073)        3,098
Policy charges                                           (7,955)     (277,004)    (3,278)     (65,724)     (125,481)
Contract terminations:
    Surrender benefits                                       --      (203,115)        --      (18,434)     (171,665)
    Death benefits                                           --            --         --           --            --
-------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                      1,261,807    13,081,226    150,977    1,937,189       410,075
-------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


 58    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                        VP GS          VP            VP         VP MOD        VP MOD
                                                    MID CAP VAL,      MOD,          MOD,         AGGR,        AGGR,
PERIOD ENDED DEC. 31, 2010 (CONTINUED)                  CL 3         CL 2(2)      CL 4(2)       CL 2(2)      CL 4(2)
 OPERATIONS
Investment income (loss) -- net                       $   (868)    $  (10,574)  $  (211,782)  $   (7,595)  $  (232,622)
Net realized gain (loss) on sales of investments         5,968          8,334        60,663       40,178        39,028
Distributions from capital gains                            --             --            --           --            --
Net change in unrealized appreciation or
  depreciation of investments                           18,170        231,853     3,448,048      205,573     4,610,269
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                       23,270        229,613     3,296,929      238,156     4,416,675
----------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                              10,982        560,495     2,489,174      342,916     3,694,359
Net transfers(1)                                        38,839      3,512,498    34,900,475    2,919,963    38,014,710
Transfers for policy loans                                 745        (57,638)     (173,221)      13,095      (204,155)
Policy charges                                          (1,055)       (60,228)   (1,044,022)     (37,909)     (873,709)
Contract terminations:
    Surrender benefits                                  (8,483)       (57,664)   (1,413,426)     (21,111)     (821,649)
    Death benefits                                          --             --       (24,319)          --            --
----------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions          41,028      3,897,463    34,734,661    3,216,954    39,809,556
----------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                         72,586             --            --           --            --
----------------------------------------------------------------------------------------------------------------------
Net assets at end of year                             $136,884     $4,127,076   $38,031,590   $3,455,110   $44,226,231
----------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                  77,030             --            --           --            --
Contract purchase payments                              11,186        524,662     2,431,409      327,981     3,586,384
Net transfers(1)                                        40,771      3,416,652    34,927,605    2,820,968    37,996,552
Transfers for policy loans                                 754        (55,477)     (166,431)      13,480      (200,035)
Policy charges                                          (1,041)       (57,436)   (1,017,387)     (35,818)     (851,623)
Contract terminations:
    Surrender benefits                                  (8,330)       (55,945)   (1,389,080)     (19,367)     (792,291)
    Death benefits                                          --             --       (23,324)          --            --
----------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                       120,370      3,772,456    34,762,792    3,107,244    39,738,987
----------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    59

STATEMENTS OF CHANGES IN NET ASSETS

                                                      VP MOD      VP MOD       VP PTNRS
                                                     CONSERV,    CONSERV,    SM CAP VAL,      WANGER        WANGER
PERIOD ENDED DEC. 31, 2010 (CONTINUED)                CL 2(2)     CL 4(2)        CL 3          INTL          USA
 OPERATIONS
Investment income (loss) -- net                      $ (1,811)  $  (44,076)  $   (18,963)  $    72,040   $   (52,359)
Net realized gain (loss) on sales of investments          809       92,665       393,719        54,604        63,649
Distributions from capital gains                           --           --            --            --            --
Net change in unrealized appreciation or
  depreciation of investments                          28,299      511,248       (22,137)      886,591     1,092,624
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting
  from operations                                      27,297      559,837       352,619     1,013,235     1,103,914
--------------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                             48,244      594,553       320,873       620,918       636,625
Net transfers(1)                                      561,968    7,232,931    (4,333,950)   (2,448,730)   (2,258,797)
Transfers for policy loans                               (265)     (33,292)       (5,009)      (59,006)      (37,047)
Policy charges                                        (19,706)    (253,846)      (81,250)     (221,305)     (259,468)
Contract terminations:
    Surrender benefits                                (20,246)    (889,433)     (107,164)     (342,802)     (431,630)
    Death benefits                                         --           --            --            --            --
--------------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions        569,995    6,650,913    (4,206,500)   (2,450,925)   (2,350,317)
--------------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                            --           --     4,521,171     7,000,494     6,898,467
--------------------------------------------------------------------------------------------------------------------
Net assets at end of year                            $597,292   $7,210,750   $   667,290   $ 5,562,804   $ 5,652,064
--------------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                     --           --     2,991,216     4,069,216     4,200,105
Contract purchase payments                             46,842      581,435       198,808       344,541       372,879
Net transfers(1)                                      549,736    7,272,298    (2,712,245)   (1,455,399)   (1,333,473)
Transfers for policy loans                               (250)     (31,753)       (2,974)      (32,788)      (21,512)
Policy charges                                        (19,011)    (247,939)      (50,263)     (122,442)     (151,936)
Contract terminations:
    Surrender benefits                                (19,126)    (842,727)      (66,579)     (191,200)     (251,021)
    Death benefits                                         --           --            --            --            --
--------------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                      558,191    6,731,314       357,963     2,611,928     2,815,042
--------------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

(2)    For the period May 7, 2010 (commencement of operations) to Dec. 31, 2010.

See accompanying notes to financial statements.


 60    RIVERSOURCE OF NEW YORK ACCOUNT 8

STATEMENTS OF CHANGES IN NET ASSETS

                                                           WF ADV VT        WF ADV VT   WF ADV VT    WF ADV VT
                                                      INDEX ASSET ALLOC,    INTL EQ,       OPP,     SM CAP GRO,
YEAR ENDED DEC. 31, 2010 (CONTINUED)                         CL 2             CL 2         CL 2         CL 2
 OPERATIONS
Investment income (loss) -- net                            $  1,804        $   (1,959)   $   (258)    $ (5,630)
Net realized gain (loss) on sales of investments             (8,133)           68,576        (105)      (2,031)
Distributions from capital gains                                 --            47,331          --           --
Net change in unrealized appreciation or
  depreciation of investments                                30,805            80,307      44,934      148,125
---------------------------------------------------------------------------------------------------------------
Net increase (decrease) in net assets resulting from
  operations                                                 24,476           194,255      44,571      140,464
---------------------------------------------------------------------------------------------------------------

 CONTRACT TRANSACTIONS
Contract purchase payments                                   35,013           107,826      25,890       90,517
Net transfers(1)                                            (31,186)         (176,931)     21,220      (87,731)
Transfers for policy loans                                   (5,051)           (5,749)        192         (926)
Policy charges                                              (16,669)          (46,059)     (6,566)     (22,117)
Contract terminations:
    Surrender benefits                                      (10,451)         (117,031)    (12,458)     (26,476)
    Death benefits                                               --                --          --           --
---------------------------------------------------------------------------------------------------------------
Increase (decrease) from contract transactions              (28,344)         (237,944)     28,278      (46,733)
---------------------------------------------------------------------------------------------------------------
Net assets at beginning of year                             221,196         1,420,359     174,633      586,831
---------------------------------------------------------------------------------------------------------------
Net assets at end of year                                  $217,328        $1,376,670    $247,482     $680,562
---------------------------------------------------------------------------------------------------------------

 ACCUMULATION UNIT ACTIVITY
Units outstanding at beginning of year                      186,211         1,100,741     120,740      348,901
Contract purchase payments                                   28,579            82,190      16,903       49,760
Net transfers(1)                                            (25,426)         (128,481)     14,051      (49,637)
Transfers for policy loans                                   (4,275)           (4,489)         99         (439)
Policy charges                                              (13,652)          (35,140)     (4,257)     (12,311)
Contract terminations:
    Surrender benefits                                       (8,478)          (90,790)     (8,011)     (14,205)
    Death benefits                                               --                --          --           --
---------------------------------------------------------------------------------------------------------------
Units outstanding at end of year                            162,959           924,031     139,525      322,069
---------------------------------------------------------------------------------------------------------------



(1)    Includes transfer activity from (to) other divisions and transfers from
       (to) RiverSource Life of NY's fixed account.

See accompanying notes to financial statements.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    61

NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION
RiverSource of New York Account 8 (the Account) was established under New York law as a segregated asset account of RiverSource Life Insurance Co. of New York (RiverSource Life of NY). The Account is registered as a unit investment trust under the Investment Company Act of 1940, as amended (the 1940 Act) and exists in accordance with the rules and regulations of the New York State Department of Financial Services.

The Account is used as a funding vehicle for individual variable life insurance policies issued by RiverSource Life of NY. The following is a list of each variable life insurance product funded through the Account.

RiverSource Succession Select(R) Variable Life Insurance
RiverSource(R) Variable Second-To-Die Life Insurance*
RiverSource(R) Variable Universal Life Insurance
RiverSource(R) Variable Universal Life Insurance III*
RiverSource(R) Variable Universal Life IV
RiverSource(R) Variable Universal Life IV - Estate Series

   * New contracts are no longer being issued for this product. As a result, an annual contract prospectus and statement of additional information are no longer distributed. An annual report for this product is distributed to all current contract holders.

The Account is comprised of various divisions. Each division invests exclusively in shares of the following funds or portfolios (collectively, the Funds), which are registered under the 1940 Act as open-end management investment companies. The name of each Fund and the corresponding division name are provided below. Each division is comprised of subaccounts. Individual variable life insurance policies invest in subaccounts.

DIVISION                           FUND
--------------------------------------------------------------------------------------------------------------
AB VPS Gro & Inc, Cl B             AllianceBernstein VPS Growth and Income Portfolio (Class B)
AB VPS Intl Val, Cl B              AllianceBernstein VPS International Value Portfolio (Class B)
AB VPS Lg Cap Gro, Cl B            AllianceBernstein VPS Large Cap Growth Portfolio (Class B)
AC VP Intl, Cl I                   American Century VP International, Class I
AC VP Intl, Cl II                  American Century VP International, Class II
AC VP Val, Cl I                    American Century VP Value, Class I
AC VP Val, Cl II                   American Century VP Value, Class II
Calvert VP SRI Bal                 Calvert VP SRI Balanced Portfolio
Col VP Bal, Cl 3                   Columbia Variable Portfolio - Balanced Fund (Class 3)
Col VP Cash Mgmt, Cl 3             Columbia Variable Portfolio - Cash Management Fund (Class 3)
Col VP Div Bond, Cl 3              Columbia Variable Portfolio - Diversified Bond Fund (Class 3)
Col VP Div Eq Inc, Cl 3            Columbia Variable Portfolio - Diversified Equity Income Fund (Class 3)
Col VP Dyn Eq, Cl 3                Columbia Variable Portfolio - Dynamic Equity Fund (Class 3)
Col VP Emer Mkts Opp, Cl 3         Columbia Variable Portfolio - Emerging Markets Opportunity Fund (Class 3)
Col VP Global Bond, Cl 3           Columbia Variable Portfolio - Global Bond Fund (Class 3)
Col VP Global Inflation Prot Sec,  Columbia Variable Portfolio - Global Inflation Protected Securities Fund
  Cl 3                               (Class 3)
Col VP Hi Inc, Cl 2                Columbia Variable Portfolio - High Income Fund (Class 2)
Col VP Hi Yield Bond, Cl 3         Columbia Variable Portfolio - High Yield Bond Fund (Class 3)
Col VP Inc Opp, Cl 3               Columbia Variable Portfolio - Income Opportunities Fund (Class 3)
Col VP Intl Opp, Cl 3              Columbia Variable Portfolio - International Opportunity Fund (Class 3)
Col VP Lg Cap Gro, Cl 3            Columbia Variable Portfolio - Large Cap Growth Fund (Class 3)
Col VP Mid Cap Gro Opp, Cl 3       Columbia Variable Portfolio - Mid Cap Growth Opportunity Fund (Class 3)
Col VP Mid Cap Val Opp, Cl 3       Columbia Variable Portfolio - Mid Cap Value Opportunity Fund (Class 3)
Col VP S&P 500, Cl 3               Columbia Variable Portfolio - S&P 500 Index Fund (Class 3)
Col VP Select Lg Cap Val, Cl 3     Columbia Variable Portfolio - Select Large-Cap Value Fund (Class 3)
Col VP Select Sm Cap Val, Cl 3     Columbia Variable Portfolio - Select Smaller-Cap Value Fund (Class 3)
Col VP Short Duration, Cl 3        Columbia Variable Portfolio - Short Duration U.S. Government Fund (Class 3)
CS Commodity Return                Credit Suisse Trust - Commodity Return Strategy Portfolio
EV VT Floating-Rate Inc            Eaton Vance VT Floating-Rate Income Fund
Fid VIP Contrafund, Serv Cl 2      Fidelity(R) VIP Contrafund(R) Portfolio Service Class 2
Fid VIP Gro & Inc, Serv Cl         Fidelity(R) VIP Growth & Income Portfolio Service Class
Fid VIP Gro & Inc, Serv Cl 2       Fidelity(R) VIP Growth & Income Portfolio Service Class 2
Fid VIP Mid Cap, Serv Cl           Fidelity(R) VIP Mid Cap Portfolio Service Class
Fid VIP Mid Cap, Serv Cl 2         Fidelity(R) VIP Mid Cap Portfolio Service Class 2
Fid VIP Overseas, Serv Cl          Fidelity(R) VIP Overseas Portfolio Service Class
Fid VIP Overseas, Serv Cl 2        Fidelity(R) VIP Overseas Portfolio Service Class 2
FTVIPT Frank Global Real Est, Cl   FTVIPT Franklin Global Real Estate Securities Fund - Class 2
  2
FTVIPT Frank Sm Cap Val, Cl 2      FTVIPT Franklin Small Cap Value Securities Fund - Class 2

-




 62    RIVERSOURCE OF NEW YORK ACCOUNT 8

DIVISION                           FUND
--------------------------------------------------------------------------------------------------------------
FTVIPT Mutual Shares Sec, Cl 2     FTVIPT Mutual Shares Securities Fund - Class 2
GS VIT Mid Cap Val, Inst           Goldman Sachs VIT Mid Cap Value Fund - Institutional Shares
GS VIT Structd Sm Cap Eq, Inst     Goldman Sachs VIT Structured Small Cap Equity Fund - Institutional Shares
GS VIT Structd U.S. Eq, Inst       Goldman Sachs VIT Structured U.S. Equity Fund - Institutional Shares
Invesco VI Cap Appr, Ser I         Invesco V.I. Capital Appreciation Fund, Series I Shares(1)
Invesco VI Cap Appr, Ser II        Invesco V.I. Capital Appreciation Fund, Series II Shares(2)
Invesco VI Cap Dev, Ser I          Invesco V.I. Capital Development Fund, Series I Shares(3),(4)
Invesco VI Cap Dev, Ser II         Invesco V.I. Capital Development Fund, Series II Shares(5)
Invesco VI Core Eq, Ser I          Invesco V.I. Core Equity Fund, Series I Shares
Invesco VI Div Divd, Ser I         Invesco V.I. Diversified Dividend Fund, Series I Shares(6)
                                     (previously Invesco V.I. Dividend Growth Fund, Series I Shares)
Invesco VI Intl Gro, Ser II        Invesco V.I. International Growth Fund, Series II Shares
Invesco VI Tech, Ser I             Invesco V.I. Technology Fund, Series I Shares
Invesco VanK VI Comstock, Ser II   Invesco Van Kampen V.I. Comstock Fund, Series II Shares
Janus Aspen Enterprise, Serv       Janus Aspen Series Enterprise Portfolio: Service Shares
Janus Aspen Global Tech, Serv      Janus Aspen Series Global Technology Portfolio: Service Shares
Janus Aspen Janus, Serv            Janus Aspen Series Janus Portfolio: Service Shares
Janus Aspen Overseas, Serv         Janus Aspen Series Overseas Portfolio: Service Shares
MFS Inv Gro Stock, Serv Cl         MFS(R) Investors Growth Stock Series - Service Class
MFS New Dis, Serv Cl               MFS(R) New Discovery Series - Service Class
MFS Utilities, Serv Cl             MFS(R) Utilities Series - Service Class
MS UIF Global Real Est, Cl II      Morgan Stanley UIF Global Real Estate Portfolio, Class II Shares
MS UIF Mid Cap Gro, Cl II          Morgan Stanley UIF Mid Cap Growth Portfolio, Class II Shares
Oppen Global Sec VA, Serv          Oppenheimer Global Securities Fund/VA, Service Shares
Oppen Global Strategic Inc VA,     Oppenheimer Global Strategic Income Fund/VA, Service Shares
  Srv
Oppen Main St Sm Mid Cap VA, Serv  Oppenheimer Main Street Small- & Mid-Cap Fund(R)/VA, Service Shares
PIMCO VIT All Asset, Advisor Cl    PIMCO VIT All Asset Portfolio, Advisor Share Class
Put VT Global Hlth Care, Cl IB     Putnam VT Global Health Care Fund - Class IB Shares
Put VT Hi Yield, Cl IB             Putnam VT High Yield Fund - Class IB Shares
Put VT Intl Eq, Cl IB              Putnam VT International Equity Fund - Class IB Shares
Put VT Multi-Cap Gro, Cl IA        Putnam VT Multi-Cap Growth Fund - Class IA Shares
Put VT Multi-Cap Gro, Cl IB        Putnam VT Multi-Cap Growth Fund - Class IB Shares(7)
Royce Micro-Cap, Invest Cl         Royce Capital Fund - Micro-Cap Portfolio, Investment Class
Third Ave Val                      Third Avenue Value Portfolio
VP Aggr, Cl 2                      Variable Portfolio - Aggressive Portfolio (Class 2)(8)
VP Aggr, Cl 4                      Variable Portfolio - Aggressive Portfolio (Class 4)
VP Conserv, Cl 2                   Variable Portfolio - Conservative Portfolio (Class 2)(9)
VP Conserv, Cl 4                   Variable Portfolio - Conservative Portfolio (Class 4)
VP Davis NY Venture, Cl 3          Variable Portfolio - Davis New York Venture Fund (Class 3)
VP GS Mid Cap Val, Cl 3            Variable Portfolio - Goldman Sachs Mid Cap Value Fund (Class 3)
VP Mod, Cl 2                       Variable Portfolio - Moderate Portfolio (Class 2)(10)
VP Mod, Cl 4                       Variable Portfolio - Moderate Portfolio (Class 4)
VP Mod Aggr, Cl 2                  Variable Portfolio - Moderately Aggressive Portfolio (Class 2)(11)
VP Mod Aggr, Cl 4                  Variable Portfolio - Moderately Aggressive Portfolio (Class 4)
VP Mod Conserv, Cl 2               Variable Portfolio - Moderately Conservative Portfolio (Class 2)(12)
VP Mod Conserv, Cl 4               Variable Portfolio - Moderately Conservative Portfolio (Class 4)
VP Ptnrs Sm Cap Val, Cl 3          Variable Portfolio - Partners Small Cap Value Fund (Class 3)
Wanger Intl                        Wanger International
Wanger USA                         Wanger USA
WF Adv VT Index Asset Alloc, Cl 2  Wells Fargo Advantage VT Index Asset Allocation Fund - Class 2
WF Adv VT Intl Eq, Cl 2            Wells Fargo Advantage VT International Equity Fund - Class 2(13)
WF Adv VT Opp, Cl 2                Wells Fargo Advantage VT Opportunity Fund - Class 2(14)
WF Adv VT Sm Cap Gro, Cl 2         Wells Fargo Advantage VT Small Cap Growth Fund - Class 2
--------------------------------------------------------------------------------------------------------------




   (1) Invesco V.I. Capital Appreciation Fund, Series I Shares is scheduled to be merged into Invesco Van Kampen V.I. Capital Growth Fund, Series I Shares on April 27, 2012. In addition, Invesco Van Kampen V.I. Capital Growth Fund, Series I Shares changed its name to Invesco Van Kampen V.I. American Franchise Fund, Series I Shares.
   (2) Invesco V.I. Capital Appreciation Fund, Series II Shares is scheduled to be merged into Invesco Van Kampen V.I. Capital Growth Fund, Series II Shares on April 27, 2012. In addition, Invesco Van Kampen V.I. Capital Growth Fund, Series II Shares changed its name to Invesco Van Kampen V.I. American Franchise Fund, Series II Shares.
   (3) Invesco V.I. Capital Development Fund, Series I Shares is scheduled to be merged into Invesco Van Kampen V.I. Mid Cap Growth Fund, Series I Shares on April 27, 2012.
   (4) Invesco V.I. Dynamics Fund, Series I Shares merged into Invesco V.I. Capital Development Fund, Series I Shares on April 29, 2011.
   (5) Invesco V.I. Capital Development Fund, Series II Shares is scheduled to be merged into Invesco Van Kampen V.I. Mid Cap Growth Fund, Series II Shares on April 27, 2012.
   (6) Invesco V.I. Financial Services Fund, Series I Shares merged into Invesco V.I. Diversified Dividend Fund, Series I Shares on April 29, 2011.
   (7) Putnam VT Vista Fund - Class IB Shares merged into Putnam VT Multi-Cap Growth Fund - Class IB Shares on Sept. 24, 2010.
   (8) Disciplined Asset Allocation Portfolios - Aggressive merged into Variable Portfolio - Aggressive Portfolio (Class 2) on April 29, 2011.
   (9) Disciplined Asset Allocation Portfolios - Conservative merged into Variable Portfolio - Conservative Portfolio (Class 2) on April 29, 2011.
  (10) Disciplined Asset Allocation Portfolios - Moderate merged into Variable Portfolio - Moderate Portfolio (Class 2) on April 29, 2011.


                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    63

  (11) Disciplined Asset Allocation Portfolios - Moderately Aggressive merged into Variable Portfolio - Moderately Aggressive Portfolio (Class 2) on April 29, 2011.
  (12) Disciplined Asset Allocation Portfolios - Moderately Conservative merged into Variable Portfolio - Moderately Conservative Portfolio (Class 2) on April 29, 2011.
  (13) Evergreen VA International Equity Fund - Class 2 merged into Wells Fargo Advantage VT International Core Fund on July 16, 2010. In addition, Wells Fargo Advantage VT International Core Fund changed its name to Wells Fargo Advantage VT International Equity Fund - Class 2. The historical financial information for Evergreen VA International Equity Fund - Class 2 was retained from the inception date to the date of the merger.
  (14) Wells Fargo Advantage VT Core Equity Fund - Class 2 merged into Wells Fargo Advantage VT Opportunity Fund - Class 2 on Aug. 26, 2011.

The assets of each division of the Account are not chargeable with liabilities arising out of the business conducted by any other segregated asset account or by RiverSource Life of NY.

RiverSource Life of NY serves as issuer of the variable life insurance policies.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
INVESTMENTS IN THE FUNDS
Investment transactions are accounted for on the date the shares are purchased and sold. Realized gains and losses on the sales of investments are computed using the average cost method. Income from dividends and gains from realized capital gain distributions are reinvested in additional shares of the Funds and are recorded as income by the divisions on the ex-dividend date.

Unrealized appreciation or depreciation of investments in the accompanying financial statements represents the division's share of the Funds' undistributed net investment income, undistributed realized gain or loss and the unrealized appreciation or depreciation on their investment securities.

The Account categorizes its fair value measurements according to a three-level hierarchy. This hierarchy prioritizes the inputs used by the Account to value investment securities. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

     Level 1 - Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

     Level 2 - Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

     Level 3 - Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

The Funds in the Accounts have been assigned a Level 2 hierarchy, which indicates that the Funds are not considered to be active as there are few daily net asset values released publicly. Investments in shares of the Funds are stated at fair value which is the net asset value per share as determined by the respective Funds. There were no transfers between levels in the periods ended Dec. 31, 2011.

FEDERAL INCOME TAXES
RiverSource Life of NY is taxed as a life insurance company. The Account is treated as part of RiverSource Life of NY for federal income tax purposes. Under existing federal income tax law, no income taxes are payable with respect to any investment income of the Account to the extent the earnings are credited under the policies. Based on this, no charge is being made currently to the Account for federal income taxes. RiverSource Life of NY will review periodically the status of this policy. In the event of changes in the tax law, a charge may be made in future years for any federal income taxes that would be attributable to the policies.

SUBSEQUENT EVENTS
Management has evaluated Account related events and transactions that occurred during the period from the date of the Statements of Assets and Liabilities through April 20, 2012. There were no events or transactions that occurred during the period that materially impacted the amounts or disclosures in the Account's financial statements.

USE OF ESTIMATES
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.

3. VARIABLE ACCOUNT EXPENSES
RiverSource Life of NY deducts a daily mortality and expense risk fee equal, on an annual basis, to 0.45% or 0.90% of the average daily net assets of each subaccount depending on the product selected.

4. POLICY CHARGES

A monthly deduction is made for the cost of insurance and the policy fee. The cost of insurance for the policy month is determined on the monthly date by determining the net amount at risk, as of that day, and by then applying the cost of

 64    RIVERSOURCE OF NEW YORK ACCOUNT 8
insurance rates to the net amount at risk which RiverSource Life of NY is assuming for the succeeding month. The monthly deduction will be taken from the subaccounts as specified in the application for the policy.

A policy fee is deducted each month to reimburse RiverSource Life of NY for expenses incurred in administering the policy, such as processing claims, maintaining records, making policy changes and communicating with owners of policies.

RiverSource Life of NY deducts a premium expense charge from each premium payment. It partially compensates RiverSource Life of NY for expenses associated with administering and distributing the policy, including the agents' compensation, advertising and printing the prospectus and sales literature. It also compensates RiverSource Life of NY for paying premium taxes imposed by the state of New York.

Each month RiverSource Life of NY deducts charges for any optional insurance benefits added to the policy by rider.

Some products may also charge a death benefit guarantee charge or a no lapse guarantee charge.

Additional information can be found in the applicable product's prospectus.

5. SURRENDER CHARGES
RiverSource Life of NY will use a surrender charge to help it recover certain expenses related to the issuance of the policy. Additional information regarding how the surrender charge is determined can be found in the applicable product's prospectus. Such charges are not treated as a separate expense of the divisions as they are ultimately deducted from surrender benefits paid by RiverSource Life of NY. Charges by RiverSource Life of NY for surrenders are not identified on an individual division basis.

6. RELATED PARTY TRANSACTIONS
RiverSource Life of NY is a wholly-owned subsidiary of RiverSource Life Insurance Company, which is a wholly-owned subsidiary of Ameriprise Financial, Inc. (Ameriprise Financial).

On May 1, 2010, Ameriprise Financial announced the closing of its acquisition of the long-term asset management business of Columbia Management Group, LLC and certain of its affiliated companies from Bank of America (the Columbia Transaction). In connection with the Columbia Transaction, effective May 1, 2010, certain Fund's investment manager, RiverSource Investments, LLC, a wholly owned subsidiary of Ameriprise Financial, changed its name to Columbia Management Investment Advisers, LLC. Certain divisions invest in Funds managed by Columbia Management Investment Advisers, LLC and Columbia Wanger Asset Management, LLC, both affiliates of Ameriprise Financial.

The following table reflects fees paid by certain funds to Ameriprise Financial and its affiliates. Additional details about these asset based charges can be found in the respective Fund's Annual Report.

FEE AGREEMENT:                                  FEES PAID TO:
---------------------------------------------------------------------------------------------------------------------------
Investment Management Services Agreement        Columbia Management Investment Advisers, LLC
Administrative Services Agreement               Columbia Management Investment Advisers, LLC
Transfer Agency and Servicing Agreement         Columbia Management Investment Services Corp.
Plan and Agreement of Distribution Pursuant to  Columbia Management Investment Distributors, Inc.
  Rule 12b-1
---------------------------------------------------------------------------------------------------------------------------


During the second quarter of 2010, assets of policyholders participating in the Portfolio Navigator program were reallocated to affiliated fund of funds investment options that corresponded to their model portfolio, pursuant to their consent. This reallocation in part resulted in a movement of assets from non-affiliated funds and RiverSource Life of NY's general account to affiliated funds.

7. INVESTMENT TRANSACTIONS
The divisions' purchases of Funds' shares, including reinvestment of dividend distributions, for the year ended Dec. 31, 2011 were as follows:

DIVISION                                PURCHASES
--------------------------------------------------
AB VPS Gro & Inc, Cl B                  $  159,612
AB VPS Intl Val, Cl B                      583,676
AB VPS Lg Cap Gro, Cl B                     93,353
AC VP Intl, Cl I                           288,169
AC VP Intl, Cl II                           71,724
AC VP Val, Cl I                            752,084
AC VP Val, Cl II                           189,811
Calvert VP SRI Bal                          53,618
Col VP Bal, Cl 3                           676,190
Col VP Cash Mgmt, Cl 3                   3,135,789
Col VP Div Bond, Cl 3                    1,978,512
Col VP Div Eq Inc, Cl 3                  1,065,388
                                         1,441,172
Col VP Dyn Eq, Cl 3
Col VP Emer Mkts Opp, Cl 3                 595,983
Col VP Global Bond, Cl 3                   564,967
Col VP Global Inflation Prot Sec, Cl 3     478,956
Col VP Hi Inc, Cl 2                        129,146
Col VP Hi Yield Bond, Cl 3                 772,929
Col VP Inc Opp, Cl 3                       269,248
Col VP Intl Opp, Cl 3                      512,546
Col VP Lg Cap Gro, Cl 3                    276,613
Col VP Mid Cap Gro Opp, Cl 3               299,460
Col VP Mid Cap Val Opp, Cl 3                96,565
Col VP S&P 500, Cl 3                       803,717
Col VP Select Lg Cap Val, Cl 3             124,113
Col VP Select Sm Cap Val, Cl 3             200,673

-




                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    65

DIVISION                                PURCHASES
--------------------------------------------------
Col VP Short Duration, Cl 3             $  755,594
CS Commodity Return                        369,525
EV VT Floating-Rate Inc                    600,408
Fid VIP Contrafund, Serv Cl 2              868,076
Fid VIP Gro & Inc, Serv Cl                 863,124
Fid VIP Gro & Inc, Serv Cl 2               143,637
Fid VIP Mid Cap, Serv Cl                 1,394,821
Fid VIP Mid Cap, Serv Cl 2                 313,742
Fid VIP Overseas, Serv Cl                  321,339
Fid VIP Overseas, Serv Cl 2                117,357
FTVIPT Frank Global Real Est, Cl 2         586,857
FTVIPT Frank Sm Cap Val, Cl 2              380,422
FTVIPT Mutual Shares Sec, Cl 2             184,146
GS VIT Mid Cap Val, Inst                   835,922
GS VIT Structd Sm Cap Eq, Inst             166,264
GS VIT Structd U.S. Eq, Inst               510,666
Invesco VI Cap Appr, Ser I                 248,192
Invesco VI Cap Appr, Ser II                101,590
Invesco VI Cap Dev, Ser I                  128,097
Invesco VI Cap Dev, Ser II                  40,257
Invesco VI Core Eq, Ser I                  801,323
Invesco VI Div Divd, Ser I                 445,747
Invesco VI Intl Gro, Ser II                455,505
Invesco VI Tech, Ser I                     151,359
Invesco VanK VI Comstock, Ser II            95,550
Janus Aspen Enterprise, Serv               308,726
Janus Aspen Global Tech, Serv              384,263
Janus Aspen Janus, Serv                    125,952
Janus Aspen Overseas, Serv               1,057,756
MFS Inv Gro Stock, Serv Cl                 603,874
MFS New Dis, Serv Cl                       701,339
                                           288,216
MFS Utilities, Serv Cl
MS UIF Global Real Est, Cl II               90,995
MS UIF Mid Cap Gro, Cl II                  134,786
Oppen Global Sec VA, Serv                  118,924
Oppen Global Strategic Inc VA, Srv         624,159
Oppen Main St Sm Mid Cap VA, Serv          122,392
PIMCO VIT All Asset, Advisor Cl          1,641,997
Put VT Global Hlth Care, Cl IB              67,470
Put VT Hi Yield, Cl IB                     263,127
Put VT Intl Eq, Cl IB                       47,202
Put VT Multi-Cap Gro, Cl IA                538,823
Put VT Multi-Cap Gro, Cl IB                245,658
Royce Micro-Cap, Invest Cl                 754,661
Third Ave Val                              794,805
VP Aggr, Cl 2                            2,274,411
VP Aggr, Cl 4                            3,001,152
VP Conserv, Cl 2                           788,186
VP Conserv, Cl 4                         1,490,357
VP Davis NY Venture, Cl 3                  129,855
VP GS Mid Cap Val, Cl 3                     31,608
VP Mod, Cl 2                             6,890,799
VP Mod, Cl 4                             7,280,258
VP Mod Aggr, Cl 2                        4,951,895
VP Mod Aggr, Cl 4                        9,224,286
VP Mod Conserv, Cl 2                     1,445,909
VP Mod Conserv, Cl 4                     2,236,038
VP Ptnrs Sm Cap Val, Cl 3                   74,130
Wanger Intl                              1,037,783
Wanger USA                               1,195,934
WF Adv VT Index Asset Alloc, Cl 2           48,219
WF Adv VT Intl Eq, Cl 2                    301,835
WF Adv VT Opp, Cl 2                        719,334
WF Adv VT Sm Cap Gro, Cl 2                  95,984
--------------------------------------------------


--------------------------------------------------------------------------------



 66    RIVERSOURCE OF NEW YORK ACCOUNT 8

8. ACCUMULATION UNIT VALUES, UNITS OUTSTANDING AND NET ASSETS
The following is a summary of accumulation unit values at Dec. 31, 2011:


                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.48             $1.29             $1.52             $1.46             $  --
0.90%                                             1.27              1.19              0.90              0.90              1.48
-----------------------------------------------------------------------------------------------------------------------------------

                                                 AC VP             AC VP                              COL VP          COL VP CASH
                                                 VAL,              VAL,           CALVERT VP           BAL,              MGMT,
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.48             $  --             $1.49             $1.50             $0.99
0.90%                                             1.68              1.42              1.06              1.05              1.10
-----------------------------------------------------------------------------------------------------------------------------------

                                              COL VP DIV        COL VP DIV          COL VP          COL VP EMER      COL VP GLOBAL
                                                 BOND,            EQ INC,           DYN EQ,          MKTS OPP,           BOND,
SUBACCOUNT                                       CL 3              CL 3              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.30             $1.54             $1.69             $1.82             $1.26
0.90%                                             1.58              1.57              0.76              2.58              1.87
-----------------------------------------------------------------------------------------------------------------------------------

                                             COL VP GLOBAL        COL VP           COL VP HI          COL VP            COL VP
                                            INFLATION PROT        HI INC,         YIELD BOND,        INC OPP,          INTL OPP,
SUBACCOUNT                                     SEC, CL 3           CL 2              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.22             $1.63             $1.75             $1.60             $1.41
0.90%                                             1.30              1.34              1.93              1.43              0.73
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP            COL VP         COL VP SELECT
                                              LG CAP GRO,       MID CAP GRO       MID CAP VAL        S&P 500,         LG CAP VAL,
SUBACCOUNT                                       CL 3            OPP, CL 3         OPP, CL 3           CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.62             $1.84             $1.69             $1.58             $1.64
0.90%                                             0.58              1.36              0.94              0.98              0.95
-----------------------------------------------------------------------------------------------------------------------------------


                                             COL VP SELECT     COL VP SHORT           CS               EV VT            FID VIP
                                              SM CAP VAL,        DURATION,         COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                       CL 3              CL 3             RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.75             $1.08             $1.28             $1.51             $1.66
0.90%                                             1.34              1.25              0.87              1.11              0.92
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP           FID VIP           FID VIP           FID VIP           FID VIP
                                              GRO & INC,        GRO & INC,         MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                      SERV CL          SERV CL 2          SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.60             $  --             $1.68             $  --             $1.33
0.90%                                             1.04              1.22              2.11              2.03              0.97
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK         FTVIPT            GS VIT
                                               OVERSEAS,     GLOBAL REAL EST,     SM CAP VAL,      MUTUAL SHARES     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2           CL 2              CL 2            SEC, CL 2           INST
                                           ----------------------------------------------------------------------------------------
0.45%                                            $  --             $1.55             $1.77             $1.45             $1.64
0.90%                                             1.38              1.64              2.19              1.38              2.23
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT            GS VIT            INVESCO           INVESCO           INVESCO
                                            STRUCTD SM CAP     STRUCTD U.S.      VI CAP APPR,      VI CAP APPR,       VI CAP DEV,
SUBACCOUNT                                     EQ, INST          EQ, INST            SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.87             $1.53             $1.32             $  --             $1.62
0.90%                                             1.48              0.93              0.62              1.05              1.21
-----------------------------------------------------------------------------------------------------------------------------------


                                                INVESCO           INVESCO         INVESCO VI          INVESCO           INVESCO
                                              VI CAP DEV,       VI CORE EQ,        DIV DIVD,       VI INTL GRO,        VI TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                            $  --             $1.50             $0.92             $1.50             $1.88
0.90%                                             1.42              1.86              0.92              0.84              1.40
-----------------------------------------------------------------------------------------------------------------------------------


                                             INVESCO VANK       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                             VI COMSTOCK,       ENTERPRISE,         GLOBAL            JANUS,           OVERSEAS,
SUBACCOUNT                                      SER II             SERV           TECH, SERV           SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.61             $1.88             $1.85             $1.52             $1.57
0.90%                                             0.82              0.84              0.61              0.88              1.38
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    67

                                                  MFS               MFS               MFS          MS UIF GLOBAL      MS UIF MID
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,         REAL EST,         CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL            CL II             CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.64             $2.13             $1.64             $1.79             $2.04
0.90%                                             0.77              1.18              2.69              0.73              1.08
-----------------------------------------------------------------------------------------------------------------------------------


                                                 OPPEN         OPPEN GLOBAL      OPPEN MAIN ST         PIMCO            PUT VT
                                              GLOBAL SEC       STRATEGIC INC    SM MID CAP VA,    VIT ALL ASSET,      GLOBAL HLTH
SUBACCOUNT                                     VA, SERV           VA, SRV            SERV           ADVISOR CL        CARE, CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.60             $1.36             $1.83             $1.44             $1.27
0.90%                                             0.95              1.28              0.96              1.19              1.32
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,          MULTI-CAP         MULTI-CAP        MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB          GRO, CL IA        GRO, CL IB         INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.65             $1.28             $1.56             $1.07             $1.92
0.90%                                             1.93              1.24              1.38              1.06              2.54
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD
                                                  AVE            VP AGGR,          VP AGGR,         VP CONSERV,       VP CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.41             $1.09             $1.09             $1.08             $1.08
0.90%                                             1.60              1.08              1.08              1.07              1.07
-----------------------------------------------------------------------------------------------------------------------------------


                                               VP DAVIS            VP GS                                                VP MOD
                                              NY VENTURE,      MID CAP VAL,         VP MOD,           VP MOD,            AGGR,
SUBACCOUNT                                       CL 3              CL 3              CL 2              CL 4              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.56             $1.66             $1.10             $1.10             $1.09
0.90%                                             0.81              1.05              1.09              1.09              1.09
-----------------------------------------------------------------------------------------------------------------------------------


                                                                  VP MOD            VP MOD           VP PTNRS
                                             VP MOD AGGR,        CONSERV,          CONSERV,         SM CAP VAL,         WANGER
SUBACCOUNT                                       CL 4              CL 2              CL 4              CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.10             $1.09             $1.09             $1.76             $1.71
0.90%                                             1.09              1.08              1.08              1.76              1.80
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                                        WF ADV
                                                                 WF ADV VT         WF ADV VT          WF ADV              VT
                                                WANGER          INDEX ASSET        INTL EQ,             VT            SM CAP GRO,
SUBACCOUNT                                        USA           ALLOC, CL 2          CL 2            OPP, CL 2           CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            $1.79             $  --             $1.30             $1.81             $2.05
0.90%                                             1.92              1.41              1.29              1.66              2.00
-----------------------------------------------------------------------------------------------------------------------------------


The following is a summary of units outstanding at Dec. 31, 2011:


                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                             11,229           102,822            21,913           115,610                --
0.90%                                            899,404         2,262,284            63,541           687,032           289,652
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            910,633         2,365,106            85,454           802,642           289,652
-----------------------------------------------------------------------------------------------------------------------------------

                                                 AC VP             AC VP                              COL VP            COL VP
                                                 VAL,              VAL,           CALVERT VP           BAL,           CASH MGMT,
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            351,636                --            38,344           316,387           727,567
0.90%                                          1,760,740           933,446           287,152        12,273,227         3,542,638
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          2,112,376           933,446           325,496        12,589,614         4,270,205
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                               DIV BOND,        DIV EQ INC,           DYN            EMER MKTS       GLOBAL BOND,
SUBACCOUNT                                       CL 3              CL 3            EQ, CL 3          OPP, CL 3           CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            706,431           464,086           653,631           125,520           171,149
0.90%                                          6,428,800         6,894,502        23,880,050           927,782         1,468,980
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          7,135,231         7,358,588        24,533,681         1,053,302         1,640,129
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



 68    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                             COL VP GLOBAL        COL VP            COL VP            COL VP            COL VP
                                            INFLATION PROT        HI INC,       HI YIELD BOND,       INC OPP,          INTL OPP,
SUBACCOUNT                                     SEC, CL 3           CL 2              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                            108,705             4,982           127,753            22,162           132,035
0.90%                                            822,800           289,726         1,660,872           456,708         8,697,167
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            931,505           294,708         1,788,625           478,870         8,829,202
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP          COL VP MID        COL VP MID          COL VP         COL VP SELECT
                                              LG CAP GRO,      CAP GRO OPP,      CAP VAL OPP,        S&P 500,         LG CAP VAL,
SUBACCOUNT                                       CL 3              CL 3              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                             98,748            51,810             8,093           292,263               110
0.90%                                          2,260,838           311,159           221,576         4,052,287           156,745
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          2,359,586           362,969           229,669         4,344,550           156,855
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP         COL VP SHORT           CS               EV VT            FID VIP
                                               SELECT SM         DURATION,         COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                   CAP VAL, CL 3         CL 3             RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                             33,885           248,687            57,616            75,767           123,268
0.90%                                            589,129         2,441,216           832,519           665,309         2,661,257
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            623,014         2,689,903           890,135           741,076         2,784,525
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP           FID VIP           FID VIP           FID VIP           FID VIP
                                              GRO & INC,        GRO & INC,         MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                      SERV CL          SERV CL 2          SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                            421,767                --           640,534                --           112,433
0.90%                                          2,973,797         1,077,485         2,448,116         1,661,524         1,260,847
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          3,395,564         1,077,485         3,088,650         1,661,524         1,373,280
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK         FTVIPT            GS VIT
                                               OVERSEAS,     GLOBAL REAL EST,     SM CAP VAL,      MUTUAL SHARES     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2           CL 2              CL 2            SEC, CL 2           INST
                                           ----------------------------------------------------------------------------------------
0.45%                                                 --           119,888           106,230            17,903           334,201
0.90%                                            494,904         1,261,980           831,167         1,063,303         1,981,922
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            494,904         1,381,868           937,397         1,081,206         2,316,123
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT            GS VIT            INVESCO           INVESCO           INVESCO
                                            STRUCTD SM CAP     STRUCTD U.S.      VI CAP APPR,      VI CAP APPR,       VI CAP DEV,
SUBACCOUNT                                     EQ, INST          EQ, INST            SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                             40,725           195,293           107,535                --            50,066
0.90%                                            298,470         1,553,184           532,768           408,272           191,114
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            339,195         1,748,477           640,303           408,272           241,180
-----------------------------------------------------------------------------------------------------------------------------------


                                                INVESCO           INVESCO         INVESCO VI          INVESCO           INVESCO
                                              VI CAP DEV,       VI CORE EQ,        DIV DIVD,       VI INTL GRO,        VI TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                                 --           339,475            10,167           187,624            14,470
0.90%                                            182,753         5,367,431           356,745           722,184           195,653
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            182,753         5,706,906           366,912           909,808           210,123
-----------------------------------------------------------------------------------------------------------------------------------


                                             INVESCO VANK       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                             VI COMSTOCK,       ENTERPRISE,         GLOBAL            JANUS,           OVERSEAS,
SUBACCOUNT                                      SER II             SERV           TECH, SERV           SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                              4,377           105,521            64,378            15,445           352,781
0.90%                                            258,731           289,249         1,764,751           551,939         2,141,756
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            263,108           394,770         1,829,129           567,384         2,494,537
-----------------------------------------------------------------------------------------------------------------------------------


                                                  MFS               MFS               MFS          MS UIF GLOBAL      MS UIF MID
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,         REAL EST,         CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL            CL II             CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                            262,241           112,849            48,755            10,506             9,954
0.90%                                          1,845,818           971,176           453,299           239,563           234,323
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          2,108,059         1,084,025           502,054           250,069           244,277
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    69

                                                 OPPEN         OPPEN GLOBAL      OPPEN MAIN ST         PIMCO            PUT VT
                                              GLOBAL SEC       STRATEGIC INC        SM MID        VIT ALL ASSET,      GLOBAL HLTH
SUBACCOUNT                                     VA, SERV           VA, SRV        CAP VA, SERV       ADVISOR CL        CARE, CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                             12,569           145,934             5,926           189,773             4,405
0.90%                                            553,369         2,105,216           303,495         2,254,870           158,754
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            565,938         2,251,150           309,421         2,444,643           163,159
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,       MULTI-CAP GRO,    MULTI-CAP GRO,      MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB             CL IA             CL IB           INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                             73,103             5,715           170,198           182,301           259,145
0.90%                                            287,856            73,823         4,471,305            96,727         1,107,723
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            360,959            79,538         4,641,503           279,028         1,366,868
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD
                                                  AVE            VP AGGR,          VP AGGR,         VP CONSERV,       VP CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                            393,935           104,105           715,378            30,929           183,456
0.90%                                          1,221,353         2,717,940        12,317,330           494,010         1,860,335
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          1,615,288         2,822,045        13,032,708           524,939         2,043,791
-----------------------------------------------------------------------------------------------------------------------------------


                                               VP DAVIS            VP GS                                                VP MOD
                                              NY VENTURE,      MID CAP VAL,         VP MOD,           VP MOD,            AGGR,
SUBACCOUNT                                       CL 3              CL 3              CL 2              CL 4              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                             22,086             1,830           241,720         1,861,143           299,720
0.90%                                            437,507           112,825         9,016,075        33,117,690         6,720,315
-----------------------------------------------------------------------------------------------------------------------------------
Total                                            459,593           114,655         9,257,795        34,978,833         7,020,035
-----------------------------------------------------------------------------------------------------------------------------------


                                                VP MOD            VP MOD            VP MOD           VP PTNRS
                                                 AGGR,           CONSERV,          CONSERV,         SM CAP VAL,         WANGER
SUBACCOUNT                                       CL 4              CL 2              CL 4              CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                          4,172,951           151,964           634,424            10,959           173,238
0.90%                                         35,233,328         1,415,627         5,562,821           332,741         2,244,584
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         39,406,279         1,567,591         6,197,245           343,700         2,417,822
-----------------------------------------------------------------------------------------------------------------------------------


                                                                 WF ADV VT          WF ADV            WF ADV            WF ADV
                                                WANGER          INDEX ASSET       VT INTL EQ,         VT OPP,       VT SM CAP GRO,
SUBACCOUNT                                        USA           ALLOC, CL 2          CL 2              CL 2              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                            216,851                --           127,078            17,696             7,205
0.90%                                          2,393,123           174,513           662,656           516,881           294,956
-----------------------------------------------------------------------------------------------------------------------------------
Total                                          2,609,974           174,513           789,734           534,577           302,161
-----------------------------------------------------------------------------------------------------------------------------------


The following is a summary of net assets at Dec. 31, 2011:


                                                AB VPS            AB VPS            AB VPS             AC VP             AC VP
                                              GRO & INC,         INTL VAL,        LG CAP GRO,          INTL,             INTL,
SUBACCOUNT                                       CL B              CL B              CL B              CL I              CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                         $    16,665       $   132,773       $    33,328       $   168,229       $       --
0.90%                                           1,141,028         2,688,720            57,191           619,907          428,659
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 1,157,693       $ 2,821,493       $    90,519       $   788,136       $  428,659
-----------------------------------------------------------------------------------------------------------------------------------


                                                 AC VP             AC VP                              COL VP            COL VP
                                                 VAL,              VAL,           CALVERT VP           BAL,           CASH MGMT,
SUBACCOUNT                                       CL I              CL II            SRI BAL            CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   518,734       $        --       $    57,130       $   474,112       $  718,992
0.90%                                           2,958,370         1,326,815           304,205        12,862,759        3,904,759
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 3,477,104       $ 1,326,815       $   361,335       $13,336,871       $4,623,751
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP          COL VP EMER         COL VP
                                               DIV BOND,        DIV EQ INC,         DYN EQ,          MKTS OPP,       GLOBAL BOND,
SUBACCOUNT                                       CL 3              CL 3              CL 3              CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   917,339       $   715,876       $ 1,103,099       $   228,110       $  215,501
0.90%                                          10,135,592        10,823,846        18,239,455         2,394,418        2,747,488
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $11,052,931       $11,539,722       $19,342,554       $ 2,622,528       $2,962,989
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



 70    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                             COL VP GLOBAL        COL VP            COL VP            COL VP            COL VP
                                            INFLATION PROT        HI INC,          HI YIELD          INC OPP,          INTL OPP,
SUBACCOUNT                                     SEC, CL 3           CL 2           BOND, CL 3           CL 3              CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   132,803       $     8,111       $   223,430       $    35,526       $  186,801
0.90%                                           1,072,161           389,414         3,201,905           653,432        6,358,683
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 1,204,964       $   397,525       $ 3,425,335       $   688,958       $6,545,484
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP            COL VP            COL VP            COL VP
                                              LG CAP GRO,       MID CAP GRO       MID CAP VAL        S&P 500,          SELECT LG
SUBACCOUNT                                       CL 3            OPP, CL 3         OPP, CL 3           CL 3          CAP VAL, CL 3
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   160,249       $    95,508       $    13,640       $   461,768       $      301
0.90%                                           1,321,270           423,164           208,988         3,952,062          148,668
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 1,481,519       $   518,672       $   222,628       $ 4,413,830       $  148,969
-----------------------------------------------------------------------------------------------------------------------------------


                                                COL VP            COL VP              CS               EV VT            FID VIP
                                               SELECT SM      SHORT DURATION,      COMMODITY       FLOATING-RATE      CONTRAFUND,
SUBACCOUNT                                   CAP VAL, CL 3         CL 3             RETURN              INC            SERV CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                         $    59,448       $   269,438       $    73,687       $   114,202       $  204,026
0.90%                                             792,255         3,061,483           727,739           741,198        2,450,760
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   851,703       $ 3,330,921       $   801,426       $   855,400       $2,654,786
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP           FID VIP           FID VIP           FID VIP           FID VIP
                                              GRO & INC,        GRO & INC,         MID CAP,          MID CAP,          OVERSEAS,
SUBACCOUNT                                      SERV CL          SERV CL 2          SERV CL          SERV CL 2          SERV CL
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   676,129       $        --       $ 1,074,488       $        --       $  149,746
0.90%                                           3,098,885         1,315,402         5,167,037         3,375,116        1,225,340
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 3,775,014       $ 1,315,402       $ 6,241,525       $ 3,375,116       $1,375,086
-----------------------------------------------------------------------------------------------------------------------------------


                                                FID VIP        FTVIPT FRANK      FTVIPT FRANK         FTVIPT            GS VIT
                                               OVERSEAS,     GLOBAL REAL EST,     SM CAP VAL,      MUTUAL SHARES     MID CAP VAL,
SUBACCOUNT                                     SERV CL 2           CL 2              CL 2            SEC, CL 2           INST
                                           ----------------------------------------------------------------------------------------
0.45%                                         $        --       $   185,838       $   187,916       $    25,984       $  548,097
0.90%                                             682,380         2,065,128         1,820,217         1,468,959        4,416,786
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   682,380       $ 2,250,966       $ 2,008,133       $ 1,494,943       $4,964,883
-----------------------------------------------------------------------------------------------------------------------------------


                                                GS VIT            GS VIT            INVESCO           INVESCO           INVESCO
                                            STRUCTD SM CAP     STRUCTD U.S.      VI CAP APPR,      VI CAP APPR,       VI CAP DEV,
SUBACCOUNT                                     EQ, INST          EQ, INST            SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                         $    76,048       $   299,224       $   141,947       $        --       $   81,047
0.90%                                             443,215         1,450,965           331,378           427,241          231,688
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   519,263       $ 1,750,189       $   473,325       $   427,241       $  312,735
-----------------------------------------------------------------------------------------------------------------------------------


                                                INVESCO           INVESCO         INVESCO VI          INVESCO           INVESCO
                                              VI CAP DEV,       VI CORE EQ,        DIV DIVD,       VI INTL GRO,        VI TECH,
SUBACCOUNT                                      SER II             SER I             SER I            SER II             SER I
                                           ----------------------------------------------------------------------------------------
0.45%                                         $        --       $   508,714       $     9,357       $   281,878       $   27,219
0.90%                                             259,646         9,962,666           327,317           607,288          273,984
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   259,646       $10,471,380       $   336,674       $   889,166       $  301,203
-----------------------------------------------------------------------------------------------------------------------------------


                                             INVESCO VANK       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN       JANUS ASPEN
                                             VI COMSTOCK,       ENTERPRISE,         GLOBAL            JANUS,           OVERSEAS,
SUBACCOUNT                                      SER II             SERV           TECH, SERV           SERV              SERV
                                           ----------------------------------------------------------------------------------------
0.45%                                         $     7,064       $   197,928       $   119,010       $    23,490       $  555,092
0.90%                                             213,025           243,718         1,079,225           488,445        2,961,702
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   220,089       $   441,646       $ 1,198,235       $   511,935       $3,516,794
-----------------------------------------------------------------------------------------------------------------------------------


                                                  MFS               MFS               MFS          MS UIF GLOBAL      MS UIF MID
                                            INV GRO STOCK,       NEW DIS,         UTILITIES,           REAL            CAP GRO,
SUBACCOUNT                                      SERV CL           SERV CL           SERV CL         EST, CL II           CL II
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   430,616       $   240,919       $    80,180       $    18,841       $   20,281
0.90%                                           1,417,564         1,144,903         1,217,604           173,688          252,063
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 1,848,180       $ 1,385,822       $ 1,297,784       $   192,529       $  272,344
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    71

                                                                                                                        PUT VT
                                                 OPPEN         OPPEN GLOBAL       OPPEN MAIN           PIMCO          GLOBAL HLTH
                                              GLOBAL SEC       STRATEGIC INC     ST SM MID CAP    VIT ALL ASSET,         CARE,
SUBACCOUNT                                     VA, SERV           VA, SRV          VA, SERV         ADVISOR CL           CL IB
                                           ----------------------------------------------------------------------------------------
0.45%                                         $    20,081       $   199,171       $    10,817       $   273,198       $    5,587
0.90%                                             526,514         2,689,125           291,893         2,691,732          209,639
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   546,595       $ 2,888,296       $   302,710       $ 2,964,930       $  215,226
-----------------------------------------------------------------------------------------------------------------------------------


                                                PUT VT            PUT VT            PUT VT            PUT VT             ROYCE
                                               HI YIELD,         INTL EQ,          MULTI-CAP         MULTI-CAP        MICRO-CAP,
SUBACCOUNT                                       CL IB             CL IB          GRO, CL IA        GRO, CL IB         INVEST CL
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   120,641       $     7,342       $   265,423       $   194,960       $  498,066
0.90%                                             555,067            91,875         6,192,093           102,856        2,811,158
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   675,708       $    99,217       $ 6,457,516       $   297,816       $3,309,224
-----------------------------------------------------------------------------------------------------------------------------------


                                                 THIRD
                                                  AVE            VP AGGR,          VP AGGR,         VP CONSERV,       VP CONSERV,
SUBACCOUNT                                        VAL              CL 2              CL 4              CL 2              CL 4
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   553,793       $   113,030       $   778,128       $    33,335       $  197,725
0.90%                                           1,954,311         2,928,216        13,294,091           528,328        1,989,712
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 2,508,104       $ 3,041,246       $14,072,219       $   561,663       $2,187,437
-----------------------------------------------------------------------------------------------------------------------------------


                                               VP DAVIS            VP GS              VP                VP                VP
                                              NY VENTURE,      MID CAP VAL,          MOD,              MOD,            MOD AGGR,
SUBACCOUNT                                       CL 3              CL 3              CL 2              CL 4              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                         $    34,450       $     3,159       $   264,844       $ 2,041,032       $  328,092
0.90%                                             355,417           118,854         9,802,089        36,037,363        7,299,703
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $   389,867       $   122,013       $10,066,933       $38,078,395       $7,627,795
-----------------------------------------------------------------------------------------------------------------------------------


                                                                                                     VP PTNRS
                                                VP MOD            VP MOD            VP MOD          SM CAP VAL,         WANGER
SUBACCOUNT                                    AGGR, CL 4       CONSERV, CL 2     CONSERV, CL 4         CL 3              INTL
                                           ----------------------------------------------------------------------------------------
0.45%                                         $ 4,576,197       $   165,447       $   691,977       $    19,237       $  295,416
0.90%                                          38,339,628         1,529,235         6,020,868           587,218        4,044,934
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $42,915,825       $ 1,694,682       $ 6,712,845       $   606,455       $4,340,350
-----------------------------------------------------------------------------------------------------------------------------------


                                                                 WF ADV VT         WF ADV VT          WF ADV           WF ADV VT
                                                WANGER          INDEX ASSET        INTL EQ,           VT OPP,         SM CAP GRO,
SUBACCOUNT                                        USA           ALLOC, CL 2          CL 2              CL 2              CL 2
                                           ----------------------------------------------------------------------------------------
0.45%                                         $   388,685       $        --       $   165,513       $    32,059       $   14,760
0.90%                                           4,595,565           245,615           851,945           857,991          589,172
-----------------------------------------------------------------------------------------------------------------------------------
Total                                         $ 4,984,250       $   245,615       $ 1,017,458       $   890,050       $  603,932
-----------------------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------



 72    RIVERSOURCE OF NEW YORK ACCOUNT 8

9. FINANCIAL HIGHLIGHTS
The following is a summary for each period in the five year period ended Dec. 31, 2011 of units, net assets and investment income ratios. The accumulation unit values and total returns are based on the life insurance policies with the lowest and highest expense ratios.

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------
AB VPS GRO & INC, CL B
2011                    911          $1.48  to  $1.27        $1,158         1.08%      0.45%   to  0.90%    5.60%    to    5.12%
2010                    969          $1.41  to  $1.21        $1,169            --      0.45%   to  0.90%   12.29%    to   11.79%
2009                    1,121        $1.25  to  $1.08        $1,210         3.63%      0.45%   to  0.90%   23.96%(5) to   19.27%
2008                    1,051        $0.91  to  $0.91          $951         1.79%      0.90%   to  0.90%  (41.23%)   to  (41.23%)
2007                    1,066        $1.54  to  $1.54        $1,642         1.21%      0.90%   to  0.90%    3.92%    to    3.92%
-------------------------------------------------------------------------------------------------------------------------------

AB VPS INTL VAL, CL B
2011                    2,365        $1.29  to  $1.19        $2,821         3.88%      0.45%   to  0.90%  (19.80%)   to  (20.16%)
2010                    2,393        $1.61  to  $1.49        $3,563         2.45%      0.45%   to  0.90%    3.83%    to    3.37%
2009                    4,117        $1.55  to  $1.44        $5,929         1.14%      0.45%   to  0.90%   56.91%(5) to   33.15%
2008                    3,148        $1.08  to  $1.08        $3,404         0.82%      0.90%   to  0.90%  (53.70%)   to  (53.70%)
2007                    1,531        $2.34  to  $2.34        $3,576         1.00%      0.90%   to  0.90%    4.63%    to    4.63%
-------------------------------------------------------------------------------------------------------------------------------

AB VPS LG CAP GRO, CL B
2011                    85           $1.52  to  $0.90           $91         0.09%      0.45%   to  0.90%   (3.71%)   to   (4.14%)
2010                    88           $1.58  to  $0.94           $83         0.35%      0.45%   to  0.90%    9.34%    to    8.85%
2009                    142          $1.44  to  $0.86          $123            --      0.45%   to  0.90%   42.62%(5) to   35.88%
2008                    101          $0.63  to  $0.63           $64            --      0.90%   to  0.90%  (40.36%)   to  (40.36%)
2007                    25           $1.06  to  $1.06           $27            --      0.90%   to  0.90%    6.50%(4) to    6.50%(4)
-------------------------------------------------------------------------------------------------------------------------------

AC VP INTL, CL I
2011                    803          $1.46  to  $0.90          $788         1.40%      0.45%   to  0.90%  (12.44%)   to  (12.83%)
2010                    926          $1.66  to  $1.04          $962         2.57%      0.45%   to  0.90%   12.79%    to   12.28%
2009                    1,254        $1.47  to  $0.92        $1,156         2.08%      0.45%   to  0.90%   48.72%(5) to   32.57%
2008                    1,452        $0.70  to  $0.70        $1,010         0.92%      0.90%   to  0.90%  (45.32%)   to  (45.32%)
2007                    2,304        $1.27  to  $1.27        $2,930         0.66%      0.90%   to  0.90%   16.99%    to   16.99%
-------------------------------------------------------------------------------------------------------------------------------

AC VP INTL, CL II
2011                    290          $1.48  to  $1.48          $429         1.27%      0.90%   to  0.90%  (12.97%)   to  (12.97%)
2010                    294          $1.70  to  $1.70          $499         2.14%      0.90%   to  0.90%   12.13%    to   12.13%
2009                    299          $1.52  to  $1.52          $453         1.89%      0.90%   to  0.90%   32.44%    to   32.44%
2008                    288          $1.15  to  $1.15          $330         0.64%      0.90%   to  0.90%  (45.39%)   to  (45.39%)
2007                    268          $2.10  to  $2.10          $563         0.51%      0.90%   to  0.90%   16.86%    to   16.86%
-------------------------------------------------------------------------------------------------------------------------------

AC VP VAL, CL I
2011                    2,112        $1.48  to  $1.68        $3,477         2.03%      0.45%   to  0.90%    0.56%    to    0.11%
2010                    2,284        $1.47  to  $1.68        $3,833         2.19%      0.45%   to  0.90%   12.92%    to   12.41%
2009                    2,628        $1.30  to  $1.49        $3,924         5.75%      0.45%   to  0.90%   29.91%(5) to   18.79%
2008                    2,985        $1.26  to  $1.26        $3,752         2.65%      0.90%   to  0.90%  (27.43%)   to  (27.43%)
2007                    4,434        $1.73  to  $1.73        $7,681         1.57%      0.90%   to  0.90%   (5.99%)   to   (5.99%)
-------------------------------------------------------------------------------------------------------------------------------

AC VP VAL, CL II
2011                    933          $1.42  to  $1.42        $1,327         1.90%      0.90%   to  0.90%   (0.04%)   to   (0.04%)
2010                    949          $1.42  to  $1.42        $1,350         2.10%      0.90%   to  0.90%   12.02%    to   12.02%
2009                    881          $1.27  to  $1.27        $1,118         5.30%      0.90%   to  0.90%   18.65%    to   18.65%
2008                    836          $1.07  to  $1.07          $895         2.43%      0.90%   to  0.90%  (27.46%)   to  (27.46%)
2007                    951          $1.47  to  $1.47        $1,402         1.33%      0.90%   to  0.90%   (6.16%)   to   (6.16%)
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    73

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

CALVERT VP SRI BAL
2011                    325          $1.49  to  $1.06          $361         1.26%      0.45%   to  0.90%    4.10%    to    3.63%
2010                    364          $1.43  to  $1.02          $383         1.32%      0.45%   to  0.90%   11.60%    to   11.09%
2009                    418          $1.28  to  $0.92          $384         1.85%      0.45%   to  0.90%   27.63%(5) to   24.17%
2008                    540          $0.74  to  $0.74          $400         2.38%      0.90%   to  0.90%  (31.94%)   to  (31.94%)
2007                    606          $1.09  to  $1.09          $660         2.33%      0.90%   to  0.90%    1.83%    to    1.83%
-------------------------------------------------------------------------------------------------------------------------------

COL VP BAL, CL 3
2011                    12,590       $1.50  to  $1.05       $13,337            --      0.45%   to  0.90%    1.93%    to    1.47%
2010                    14,247       $1.47  to  $1.03       $14,718            --      0.45%   to  0.90%   12.03%    to   11.52%
2009                    16,348       $1.31  to  $0.93       $15,142            --      0.45%   to  0.90%   30.33%(5) to   23.11%
2008                    19,230       $0.75  to  $0.75       $14,467         0.25%      0.90%   to  0.90%  (30.54%)   to  (30.54%)
2007                    24,520       $1.08  to  $1.08       $26,559         2.87%      0.90%   to  0.90%    0.82%    to    0.82%
-------------------------------------------------------------------------------------------------------------------------------

COL VP CASH MGMT, CL 3
2011                    4,270        $0.99  to  $1.10        $4,624         0.01%      0.45%   to  0.90%   (0.44%)   to   (0.89%)
2010                    4,118        $0.99  to  $1.11        $4,581         0.01%      0.45%   to  0.90%   (0.44%)   to   (0.89%)
2009                    5,369        $1.00  to  $1.12        $6,026         0.07%      0.45%   to  0.90%   (0.30%)(5)to   (0.74%)
2008                    7,983        $1.13  to  $1.13        $9,024         2.26%      0.90%   to  0.90%    1.35%    to    1.35%
2007                    7,117        $1.12  to  $1.12        $7,938         4.72%      0.90%   to  0.90%    3.89%    to    3.89%
-------------------------------------------------------------------------------------------------------------------------------

COL VP DIV BOND, CL 3
2011                    7,135        $1.30  to  $1.58       $11,053         4.52%      0.45%   to  0.90%    6.21%    to    5.72%
2010                    7,560        $1.22  to  $1.49       $11,272         4.02%      0.45%   to  0.90%    7.84%    to    7.35%
2009                    16,785       $1.13  to  $1.39       $23,317         4.01%      0.45%   to  0.90%   13.38%(5) to   13.40%
2008                    14,554       $1.23  to  $1.23       $17,830         0.41%      0.90%   to  0.90%   (7.15%)   to   (7.15%)
2007                    11,883       $1.32  to  $1.32       $15,679         4.75%      0.90%   to  0.90%    4.25%    to    4.25%
-------------------------------------------------------------------------------------------------------------------------------

COL VP DIV EQ INC, CL 3
2011                    7,359        $1.54  to  $1.57       $11,540            --      0.45%   to  0.90%   (5.43%)   to   (5.86%)
2010                    8,131        $1.63  to  $1.67       $13,561            --      0.45%   to  0.90%   16.31%    to   15.78%
2009                    13,915       $1.40  to  $1.44       $20,042            --      0.45%   to  0.90%   39.18%(5) to   26.32%
2008                    14,276       $1.14  to  $1.14       $16,279         0.08%      0.90%   to  0.90%  (41.00%)   to  (41.00%)
2007                    13,179       $1.93  to  $1.93       $25,471         1.57%      0.90%   to  0.90%    7.05%    to    7.05%
-------------------------------------------------------------------------------------------------------------------------------

COL VP DYN EQ, CL 3
2011                    24,534       $1.69  to  $0.76       $19,343            --      0.45%   to  0.90%    4.76%    to    4.28%
2010                    28,233       $1.61  to  $0.73       $20,699            --      0.45%   to  0.90%   16.81%    to   16.28%
2009                    31,890       $1.38  to  $0.63       $20,086            --      0.45%   to  0.90%   36.80%(5) to   23.04%
2008                    36,252       $0.51  to  $0.51       $18,558         0.23%      0.90%   to  0.90%  (42.68%)   to  (42.68%)
2007                    44,581       $0.89  to  $0.89       $39,816         1.31%      0.90%   to  0.90%    2.01%    to    2.01%
-------------------------------------------------------------------------------------------------------------------------------

COL VP EMER MKTS OPP, CL 3
2011                    1,053        $1.82  to  $2.58        $2,623         1.14%      0.45%   to  0.90%  (21.37%)   to  (21.73%)
2010                    1,086        $2.31  to  $3.30        $3,580         1.54%      0.45%   to  0.90%   19.22%    to   18.68%
2009                    1,859        $1.94  to  $2.78        $5,164         0.36%      0.45%   to  0.90%   93.74%(5) to   72.52%
2008                    2,006        $1.61  to  $1.61        $3,231         0.70%      0.90%   to  0.90%  (54.12%)   to  (54.12%)
2007                    1,167        $3.51  to  $3.51        $4,098         0.58%      0.90%   to  0.90%   36.87%    to   36.87%
-------------------------------------------------------------------------------------------------------------------------------

COL VP GLOBAL BOND, CL 3
2011                    1,640        $1.26  to  $1.87        $2,963         2.89%      0.45%   to  0.90%    4.32%    to    3.84%
2010                    1,659        $1.21  to  $1.80        $2,984         3.94%      0.45%   to  0.90%    6.11%    to    5.63%
2009                    3,799        $1.14  to  $1.71        $6,477         1.81%      0.45%   to  0.90%   13.99%(5) to   10.38%
2008                    3,493        $1.54  to  $1.54        $5,396         7.32%      0.90%   to  0.90%   (1.33%)   to   (1.33%)
2007                    2,335        $1.57  to  $1.57        $3,655         3.64%      0.90%   to  0.90%    6.68%    to    6.68%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



 74    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

COL VP GLOBAL INFLATION PROT SEC, CL 3
2011                    932          $1.22  to  $1.30        $1,205         7.25%      0.45%   to  0.90%    9.54%    to    9.04%
2010                    819          $1.12  to  $1.19          $979         0.78%      0.45%   to  0.90%    3.65%    to    3.19%
2009                    5,531        $1.08  to  $1.16        $6,404        10.00%      0.45%   to  0.90%    8.15%(5) to    5.88%
2008                    2,466        $1.09  to  $1.09        $2,697         2.58%      0.90%   to  0.90%   (0.76%)   to   (0.76%)
2007                    424          $1.10  to  $1.10          $467         2.62%      0.90%   to  0.90%    6.97%    to    6.97%
-------------------------------------------------------------------------------------------------------------------------------

COL VP HI INC, CL 2
2011                    295          $1.63  to  $1.34          $398         6.86%      0.45%   to  0.90%    6.04%    to    5.56%
2010                    323          $1.54  to  $1.27          $412         7.87%      0.45%   to  0.90%   11.40%    to   10.90%
2009                    355          $1.38  to  $1.15          $407        10.80%      0.45%   to  0.90%   38.00%(5) to   42.62%
2008                    219          $0.80  to  $0.80          $176        10.58%      0.90%   to  0.90%  (25.43%)   to  (25.43%)
2007                    104          $1.08  to  $1.08          $112         5.45%      0.90%   to  0.90%    0.78%    to    0.78%
-------------------------------------------------------------------------------------------------------------------------------

COL VP HI YIELD BOND, CL 3
2011                    1,789        $1.75  to  $1.93        $3,425         8.31%      0.45%   to  0.90%    5.21%    to    4.72%
2010                    1,927        $1.66  to  $1.84        $3,546         9.15%      0.45%   to  0.90%   13.45%    to   12.94%
2009                    2,312        $1.47  to  $1.63        $3,769        10.39%      0.45%   to  0.90%   48.29%(5) to   52.47%
2008                    2,371        $1.07  to  $1.07        $2,535         0.32%      0.90%   to  0.90%  (25.85%)   to  (25.85%)
2007                    3,544        $1.44  to  $1.44        $5,108         7.42%      0.90%   to  0.90%    0.94%    to    0.94%
-------------------------------------------------------------------------------------------------------------------------------

COL VP INC OPP, CL 3
2011                    479          $1.60  to  $1.43          $689         9.09%      0.45%   to  0.90%    5.79%    to    5.31%
2010                    483          $1.52  to  $1.36          $656         3.11%      0.45%   to  0.90%   12.55%    to   12.03%
2009                    4,065        $1.35  to  $1.21        $4,929         4.99%      0.45%   to  0.90%   34.82%(5) to   41.12%
2008                    2,138        $0.86  to  $0.86        $1,837         0.06%      0.90%   to  0.90%  (19.54%)   to  (19.54%)
2007                    379          $1.07  to  $1.07          $405         6.99%      0.90%   to  0.90%    1.71%    to    1.71%
-------------------------------------------------------------------------------------------------------------------------------

COL VP INTL OPP, CL 3
2011                    8,829        $1.41  to  $0.73        $6,545         1.33%      0.45%   to  0.90%  (12.80%)   to  (13.20%)
2010                    10,001       $1.62  to  $0.84        $8,438         1.42%      0.45%   to  0.90%   13.39%    to   12.87%
2009                    11,407       $1.43  to  $0.75        $8,513         1.57%      0.45%   to  0.90%   44.19%(5) to   26.40%
2008                    13,515       $0.59  to  $0.59        $7,980         2.34%      0.90%   to  0.90%  (40.97%)   to  (40.97%)
2007                    16,842       $1.00  to  $1.00       $16,846         0.99%      0.90%   to  0.90%   11.67%    to   11.67%
-------------------------------------------------------------------------------------------------------------------------------

COL VP LG CAP GRO, CL 3
2011                    2,360        $1.62  to  $0.58        $1,482            --      0.45%   to  0.90%   (3.66%)   to   (4.09%)
2010                    2,792        $1.68  to  $0.61        $1,703            --      0.45%   to  0.90%   16.64%    to   16.11%
2009                    2,923        $1.44  to  $0.52        $1,534            --      0.45%   to  0.90%   42.81%(5) to   35.76%
2008                    10,135       $0.39  to  $0.39        $3,917         0.20%      0.90%   to  0.90%  (44.84%)   to  (44.84%)
2007                    5,980        $0.70  to  $0.70        $4,191         1.00%      0.90%   to  0.90%    2.14%    to    2.14%
-------------------------------------------------------------------------------------------------------------------------------

COL VP MID CAP GRO OPP, CL 3
2011                    363          $1.84  to  $1.36          $519            --      0.45%   to  0.90%  (15.45%)   to  (15.83%)
2010                    405          $2.18  to  $1.62          $655            --      0.45%   to  0.90%   25.72%    to   25.15%
2009                    584          $1.73  to  $1.29          $754            --      0.45%   to  0.90%   70.03%(5) to   61.94%
2008                    385          $0.80  to  $0.80          $307         0.02%      0.90%   to  0.90%  (45.34%)   to  (45.34%)
2007                    386          $1.46  to  $1.46          $563         0.05%      0.90%   to  0.90%   12.72%    to   12.72%
-------------------------------------------------------------------------------------------------------------------------------

COL VP MID CAP VAL OPP, CL 3
2011                    230          $1.69  to  $0.94          $223            --      0.45%   to  0.90%   (8.90%)   to   (9.32%)
2010                    273          $1.85  to  $1.04          $284            --      0.45%   to  0.90%   21.97%    to   21.41%
2009                    298          $1.52  to  $0.86          $255            --      0.45%   to  0.90%   49.83%(5) to   39.68%
2008                    322          $0.61  to  $0.61          $197            --      0.90%   to  0.90%  (45.60%)   to  (45.60%)
2007                    201          $1.13  to  $1.13          $226         0.81%      0.90%   to  0.90%    9.36%    to    9.36%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    75

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

COL VP S&P 500, CL 3
2011                    4,345        $1.58  to  $0.98        $4,414            --      0.45%   to  0.90%    1.17%    to    0.71%
2010                    4,862        $1.56  to  $0.97        $4,709            --      0.45%   to  0.90%   14.19%    to   13.67%
2009                    5,286        $1.37  to  $0.85        $4,503            --      0.45%   to  0.90%   36.77%(5) to   24.87%
2008                    5,257        $0.68  to  $0.68        $3,586         0.08%      0.90%   to  0.90%  (37.66%)   to  (37.66%)
2007                    7,112        $1.09  to  $1.09        $7,783         1.65%      0.90%   to  0.90%    4.07%    to    4.07%
-------------------------------------------------------------------------------------------------------------------------------

COL VP SELECT LG CAP VAL, CL 3
2011                    157          $1.64  to  $0.95          $149            --      0.45%   to  0.90%   (2.13%)   to   (2.58%)
2010                    53           $1.67  to  $0.97           $51            --      0.45%   to  0.90%   19.99%    to   19.44%
2009                    53           $1.39  to  $0.82           $43            --      0.45%   to  0.90%   37.30%(5) to   25.00%
2008                    67           $0.65  to  $0.65           $44         0.05%      0.90%   to  0.90%  (40.00%)   to  (40.00%)
2007                    13           $1.09  to  $1.09           $14         1.63%      0.90%   to  0.90%   (1.35%)   to   (1.35%)
-------------------------------------------------------------------------------------------------------------------------------

COL VP SELECT SM CAP VAL, CL 3
2011                    623          $1.75  to  $1.34          $852            --      0.45%   to  0.90%   (8.92%)   to   (9.34%)
2010                    660          $1.93  to  $1.48          $978            --      0.45%   to  0.90%   26.23%    to   25.66%
2009                    663          $1.53  to  $1.18          $783            --      0.45%   to  0.90%   52.13%(5) to   38.56%
2008                    807          $0.85  to  $0.85          $688            --      0.90%   to  0.90%  (39.15%)   to  (39.15%)
2007                    988          $1.40  to  $1.40        $1,382         0.16%      0.90%   to  0.90%   (5.05%)   to   (5.05%)
-------------------------------------------------------------------------------------------------------------------------------

COL VP SHORT DURATION, CL 3
2011                    2,690        $1.08  to  $1.25        $3,331         0.91%      0.45%   to  0.90%    0.93%    to    0.47%
2010                    2,763        $1.07  to  $1.25        $3,448         0.90%      0.45%   to  0.90%    2.55%    to    2.08%
2009                    3,379        $1.05  to  $1.22        $4,132         2.98%      0.45%   to  0.90%    4.67%(5) to    4.58%
2008                    2,710        $1.17  to  $1.17        $3,168         0.15%      0.90%   to  0.90%   (3.51%)   to   (3.51%)
2007                    3,152        $1.21  to  $1.21        $3,819         4.18%      0.90%   to  0.90%    4.38%    to    4.38%
-------------------------------------------------------------------------------------------------------------------------------

CS COMMODITY RETURN
2011                    890          $1.28  to  $0.87          $801         2.51%      0.45%   to  0.90%  (13.04%)   to  (13.43%)
2010                    772          $1.47  to  $1.01          $780         6.78%      0.45%   to  0.90%   16.14%    to   15.62%
2009                    771          $1.27  to  $0.87          $674        12.83%      0.45%   to  0.90%   23.31%(5) to   18.40%
2008                    526          $0.74  to  $0.74          $388         1.49%      0.90%   to  0.90%  (34.33%)   to  (34.33%)
2007                    16           $1.12  to  $1.12           $18         9.07%      0.90%   to  0.90%   10.67%(4) to   10.67%(4)
-------------------------------------------------------------------------------------------------------------------------------

EV VT FLOATING-RATE INC
2011                    741          $1.51  to  $1.11          $855         4.23%      0.45%   to  0.90%    2.09%    to    1.63%
2010                    475          $1.48  to  $1.10          $524         4.17%      0.45%   to  0.90%    8.63%    to    8.15%
2009                    2,701        $1.36  to  $1.01        $2,740         4.76%      0.45%   to  0.90%   35.91%(5) to   43.02%
2008                    1,484        $0.71  to  $0.71        $1,052         5.81%      0.90%   to  0.90%  (27.80%)   to  (27.80%)
2007                    240          $0.98  to  $0.98          $236         6.32%      0.90%   to  0.90%   (1.83%)(4)to   (1.83%)(4)
-------------------------------------------------------------------------------------------------------------------------------

FID VIP CONTRAFUND, SERV CL 2
2011                    2,785        $1.66  to  $0.92        $2,655         0.79%      0.45%   to  0.90%   (3.22%)   to   (3.65%)
2010                    2,812        $1.71  to  $0.96        $2,689         0.90%      0.45%   to  0.90%   16.39%    to   15.88%
2009                    4,392        $1.47  to  $0.82        $3,623         0.98%      0.45%   to  0.90%   45.16%(5) to   34.25%
2008                    6,712        $0.61  to  $0.61        $4,124         1.26%      0.90%   to  0.90%  (43.21%)   to  (43.21%)
2007                    1,117        $1.08  to  $1.08        $1,209         2.76%      0.90%   to  0.90%    8.02%(4) to    8.02%(4)
-------------------------------------------------------------------------------------------------------------------------------

FID VIP GRO & INC, SERV CL
2011                    3,396        $1.60  to  $1.04        $3,775         1.58%      0.45%   to  0.90%    1.12%    to    0.66%
2010                    4,260        $1.59  to  $1.04        $4,412         0.59%      0.45%   to  0.90%   14.15%    to   13.64%
2009                    5,008        $1.39  to  $0.91        $4,562         0.98%      0.45%   to  0.90%   37.33%(5) to   26.02%
2008                    5,789        $0.72  to  $0.72        $4,185         1.02%      0.90%   to  0.90%  (42.30%)   to  (42.30%)
2007                    7,297        $1.25  to  $1.25        $9,142         1.68%      0.90%   to  0.90%   10.99%    to   10.99%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



 76    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

FID VIP GRO & INC, SERV CL 2
2011                    1,077        $1.22  to  $1.22        $1,315         1.56%      0.90%   to  0.90%    0.45%    to    0.45%
2010                    1,117        $1.22  to  $1.22        $1,357         0.47%      0.90%   to  0.90%   13.52%    to   13.52%
2009                    1,164        $1.07  to  $1.07        $1,246         0.84%      0.90%   to  0.90%   25.88%    to   25.88%
2008                    1,237        $0.85  to  $0.85        $1,052         0.96%      0.90%   to  0.90%  (42.42%)   to  (42.42%)
2007                    1,363        $1.48  to  $1.48        $2,013         1.32%      0.90%   to  0.90%   10.85%    to   10.85%
-------------------------------------------------------------------------------------------------------------------------------

FID VIP MID CAP, SERV CL
2011                    3,089        $1.68  to  $2.11        $6,242         0.14%      0.45%   to  0.90%  (11.12%)   to  (11.51%)
2010                    3,485        $1.89  to  $2.39        $8,309         0.24%      0.45%   to  0.90%   28.12%    to   27.55%
2009                    4,605        $1.47  to  $1.87        $8,613         0.57%      0.45%   to  0.90%   47.48%(5) to   38.76%
2008                    5,539        $1.35  to  $1.35        $7,464         0.35%      0.90%   to  0.90%  (40.05%)   to  (40.05%)
2007                    6,598        $2.25  to  $2.25       $14,834         0.71%      0.90%   to  0.90%   14.45%    to   14.45%
-------------------------------------------------------------------------------------------------------------------------------

FID VIP MID CAP, SERV CL 2
2011                    1,662        $2.03  to  $2.03        $3,375         0.02%      0.90%   to  0.90%  (11.65%)   to  (11.65%)
2010                    1,833        $2.30  to  $2.30        $4,215         0.12%      0.90%   to  0.90%   27.42%    to   27.42%
2009                    2,284        $1.80  to  $1.80        $4,121         0.46%      0.90%   to  0.90%   38.50%    to   38.50%
2008                    2,382        $1.30  to  $1.30        $3,103         0.25%      0.90%   to  0.90%  (40.15%)   to  (40.15%)
2007                    2,089        $2.18  to  $2.18        $4,548         0.48%      0.90%   to  0.90%   14.30%    to   14.30%
-------------------------------------------------------------------------------------------------------------------------------

FID VIP OVERSEAS, SERV CL
2011                    1,373        $1.33  to  $0.97        $1,375         1.19%      0.45%   to  0.90%  (17.60%)   to  (17.97%)
2010                    1,679        $1.62  to  $1.18        $1,990         1.29%      0.45%   to  0.90%   12.48%    to   11.98%
2009                    1,860        $1.44  to  $1.06        $1,968         2.03%      0.45%   to  0.90%   45.20%(5) to   25.31%
2008                    2,176        $0.84  to  $0.84        $1,837         2.25%      0.90%   to  0.90%  (44.37%)   to  (44.37%)
2007                    2,869        $1.52  to  $1.52        $4,355         3.16%      0.90%   to  0.90%   16.15%    to   16.15%
-------------------------------------------------------------------------------------------------------------------------------

FID VIP OVERSEAS, SERV CL 2
2011                    495          $1.38  to  $1.38          $682         1.17%      0.90%   to  0.90%  (18.08%)   to  (18.08%)
2010                    484          $1.68  to  $1.68          $815         1.14%      0.90%   to  0.90%   11.82%    to   11.82%
2009                    519          $1.51  to  $1.51          $782         1.99%      0.90%   to  0.90%   25.09%    to   25.09%
2008                    486          $1.20  to  $1.20          $585         2.39%      0.90%   to  0.90%  (44.46%)   to  (44.46%)
2007                    542          $2.17  to  $2.17        $1,175         2.72%      0.90%   to  0.90%   16.00%    to   16.00%
-------------------------------------------------------------------------------------------------------------------------------

FTVIPT FRANK GLOBAL REAL EST, CL 2
2011                    1,382        $1.55  to  $1.64        $2,251         7.75%      0.45%   to  0.90%   (6.08%)   to   (6.50%)
2010                    1,479        $1.65  to  $1.75        $2,588         2.84%      0.45%   to  0.90%   20.42%    to   19.89%
2009                    1,630        $1.37  to  $1.46        $2,379        13.01%      0.45%   to  0.90%   36.46%(5) to   18.02%
2008                    1,727        $1.24  to  $1.24        $2,137         1.02%      0.90%   to  0.90%  (42.91%)   to  (42.91%)
2007                    2,195        $2.17  to  $2.17        $4,756         2.41%      0.90%   to  0.90%  (21.58%)   to  (21.58%)
-------------------------------------------------------------------------------------------------------------------------------

FTVIPT FRANK SM CAP VAL, CL 2
2011                    937          $1.77  to  $2.19        $2,008         0.69%      0.45%   to  0.90%   (4.19%)   to   (4.62%)
2010                    992          $1.85  to  $2.30        $2,278         0.75%      0.45%   to  0.90%   27.65%    to   27.07%
2009                    1,039        $1.45  to  $1.81        $1,878         1.65%      0.45%   to  0.90%   44.49%(5) to   28.00%
2008                    1,135        $1.41  to  $1.41        $1,602         1.11%      0.90%   to  0.90%  (33.62%)   to  (33.62%)
2007                    1,622        $2.13  to  $2.13        $3,449         0.66%      0.90%   to  0.90%   (3.26%)   to   (3.26%)
-------------------------------------------------------------------------------------------------------------------------------

FTVIPT MUTUAL SHARES SEC, CL 2
2011                    1,081        $1.45  to  $1.38        $1,495         2.37%      0.45%   to  0.90%   (1.49%)   to   (1.93%)
2010                    1,127        $1.47  to  $1.41        $1,587         1.60%      0.45%   to  0.90%   10.70%    to   10.20%
2009                    1,056        $1.33  to  $1.28        $1,350         2.05%      0.45%   to  0.90%   32.61%(5) to   24.92%
2008                    996          $1.02  to  $1.02        $1,019         3.08%      0.90%   to  0.90%  (37.67%)   to  (37.67%)
2007                    901          $1.64  to  $1.64        $1,479         1.46%      0.90%   to  0.90%    2.55%    to    2.55%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    77

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

GS VIT MID CAP VAL, INST
2011                    2,316        $1.64  to  $2.23        $4,965         0.74%      0.45%   to  0.90%   (6.80%)   to   (7.22%)
2010                    2,481        $1.76  to  $2.40        $5,958         0.60%      0.45%   to  0.90%   24.44%    to   23.88%
2009                    3,665        $1.41  to  $1.94        $7,107         1.84%      0.45%   to  0.90%   40.54%(5) to   31.96%
2008                    3,997        $1.47  to  $1.47        $5,873         1.02%      0.90%   to  0.90%  (37.62%)   to  (37.62%)
2007                    4,623        $2.36  to  $2.36       $10,889         0.78%      0.90%   to  0.90%    2.27%    to    2.27%
-------------------------------------------------------------------------------------------------------------------------------

GS VIT STRUCTD SM CAP EQ, INST
2011                    339          $1.87  to  $1.48          $519         0.83%      0.45%   to  0.90%    0.22%    to   (0.23%)
2010                    363          $1.86  to  $1.49          $541         0.56%      0.45%   to  0.90%   29.53%    to   28.95%
2009                    409          $1.44  to  $1.15          $472         1.19%      0.45%   to  0.90%   43.14%(5) to   26.53%
2008                    425          $0.91  to  $0.91          $387         0.64%      0.90%   to  0.90%  (34.62%)   to  (34.62%)
2007                    537          $1.39  to  $1.39          $748         0.36%      0.90%   to  0.90%  (17.24%)   to  (17.24%)
-------------------------------------------------------------------------------------------------------------------------------

GS VIT STRUCTD U.S. EQ, INST
2011                    1,748        $1.53  to  $0.93        $1,750         1.75%      0.45%   to  0.90%    3.58%    to    3.11%
2010                    1,947        $1.48  to  $0.91        $1,768         1.41%      0.45%   to  0.90%   12.34%    to   11.83%
2009                    2,341        $1.32  to  $0.81        $1,896         1.99%      0.45%   to  0.90%   30.79%(5) to   20.06%
2008                    2,797        $0.67  to  $0.67        $1,887         1.42%      0.90%   to  0.90%  (37.56%)   to  (37.56%)
2007                    3,964        $1.08  to  $1.08        $4,284         1.01%      0.90%   to  0.90%   (2.51%)   to   (2.51%)
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP APPR, SER I
2011                    640          $1.32  to  $0.62          $473         0.16%      0.45%   to  0.90%   (8.32%)   to   (8.73%)
2010                    678          $1.44  to  $0.68          $472         0.76%      0.45%   to  0.90%   14.97%    to   14.45%
2009                    715          $1.25  to  $0.60          $426         0.61%      0.45%   to  0.90%   25.94%(5) to   19.99%
2008                    814          $0.50  to  $0.50          $404            --      0.90%   to  0.90%  (43.01%)   to  (43.01%)
2007                    1,254        $0.87  to  $0.87        $1,092            --      0.90%   to  0.90%   11.00%    to   11.00%
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP APPR, SER II
2011                    408          $1.05  to  $1.05          $427            --      0.90%   to  0.90%   (8.94%)   to   (8.94%)
2010                    360          $1.15  to  $1.15          $414         0.50%      0.90%   to  0.90%   14.17%    to   14.17%
2009                    378          $1.01  to  $1.01          $381         0.29%      0.90%   to  0.90%   19.64%    to   19.64%
2008                    359          $0.84  to  $0.84          $302            --      0.90%   to  0.90%  (43.14%)   to  (43.14%)
2007                    441          $1.48  to  $1.48          $652            --      0.90%   to  0.90%   10.73%    to   10.73%
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP DEV, SER I
2011                    241          $1.62  to  $1.21          $313            --      0.45%   to  0.90%   (7.57%)   to   (7.99%)
2010                    276          $1.75  to  $1.32          $369            --      0.45%   to  0.90%   18.25%    to   17.71%
2009                    369          $1.48  to  $1.12          $413            --      0.45%   to  0.90%   46.96%(5) to   41.10%
2008                    450          $0.79  to  $0.79          $357            --      0.90%   to  0.90%  (47.50%)   to  (47.50%)
2007                    639          $1.51  to  $1.51          $966            --      0.90%   to  0.90%    9.85%    to    9.85%
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CAP DEV, SER II
2011                    183          $1.42  to  $1.42          $260            --      0.90%   to  0.90%   (8.20%)   to   (8.20%)
2010                    191          $1.55  to  $1.55          $296            --      0.90%   to  0.90%   17.41%    to   17.41%
2009                    176          $1.32  to  $1.32          $232            --      0.90%   to  0.90%   40.72%    to   40.72%
2008                    126          $0.94  to  $0.94          $118            --      0.90%   to  0.90%  (47.60%)   to  (47.60%)
2007                    149          $1.79  to  $1.79          $267            --      0.90%   to  0.90%    9.55%    to    9.55%
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI CORE EQ, SER I
2011                    5,707        $1.50  to  $1.86       $10,471         0.96%      0.45%   to  0.90%   (0.51%)   to   (0.96%)
2010                    6,251        $1.51  to  $1.87       $11,709         0.96%      0.45%   to  0.90%    9.07%    to    8.57%
2009                    7,110        $1.38  to  $1.73       $12,272         1.81%      0.45%   to  0.90%   37.80%(5) to   27.15%
2008                    8,084        $1.36  to  $1.36       $10,975         2.04%      0.90%   to  0.90%  (30.77%)   to  (30.77%)
2007                    9,894        $1.96  to  $1.96       $19,400         1.09%      0.90%   to  0.90%    7.14%    to    7.14%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



 78    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

INVESCO VI DIV DIVD, SER I
2011                    367          $0.92  to  $0.92          $337            --      0.45%   to  0.90%   (7.97%)(9)to   (8.25%)(9)
2010                    --              --         --            --            --         --          --      --             --
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI INTL GRO, SER II
2011                    910          $1.50  to  $0.84          $889         1.16%      0.45%   to  0.90%   (7.41%)   to   (7.82%)
2010                    1,055        $1.62  to  $0.91          $965         0.64%      0.45%   to  0.90%   12.10%    to   11.60%
2009                    6,942        $1.45  to  $0.82        $5,674         1.91%      0.45%   to  0.90%   44.73%(5) to   33.70%
2008                    2,638        $0.61  to  $0.61        $1,613         0.90%      0.90%   to  0.90%  (41.08%)   to  (41.08%)
2007                    310          $1.04  to  $1.04          $321         1.20%      0.90%   to  0.90%    3.35%(4) to    3.35%(4)
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VI TECH, SER I
2011                    210          $1.88  to  $1.40          $301         0.20%      0.45%   to  0.90%   (5.48%)   to   (5.90%)
2010                    168          $1.99  to  $1.49          $251            --      0.45%   to  0.90%   20.76%    to   20.22%
2009                    183          $1.65  to  $1.24          $227            --      0.45%   to  0.90%   61.95%(5) to   55.99%
2008                    69           $0.79  to  $0.79           $55            --      0.90%   to  0.90%  (45.00%)   to  (45.00%)
2007                    59           $1.44  to  $1.44           $86            --      0.90%   to  0.90%    6.73%    to    6.73%
-------------------------------------------------------------------------------------------------------------------------------

INVESCO VANK VI COMSTOCK, SER II
2011                    263          $1.61  to  $0.82          $220         1.48%      0.45%   to  0.90%   (2.55%)   to   (2.98%)
2010                    287          $1.66  to  $0.85          $244         0.33%      0.45%   to  0.90%   15.17%    to   14.66%
2009                    3,178        $1.44  to  $0.74        $2,351         4.54%      0.45%   to  0.90%   43.01%(5) to   27.26%
2008                    3,406        $0.58  to  $0.58        $1,980         1.33%      0.90%   to  0.90%  (36.38%)   to  (36.38%)
2007                    502          $0.91  to  $0.91          $459            --      0.90%   to  0.90%   (8.81%)(4)to   (8.81%)(4)
-------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN ENTERPRISE, SERV
2011                    395          $1.88  to  $0.84          $442            --      0.45%   to  0.90%   (2.09%)   to   (2.53%)
2010                    610          $1.92  to  $0.86          $529            --      0.45%   to  0.90%   24.96%    to   24.40%
2009                    665          $1.53  to  $0.69          $462            --      0.45%   to  0.90%   52.61%(5) to   43.15%
2008                    805          $0.49  to  $0.49          $391         0.06%      0.90%   to  0.90%  (44.36%)   to  (44.36%)
2007                    811          $0.87  to  $0.87          $707         0.07%      0.90%   to  0.90%   20.64%    to   20.64%
-------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN GLOBAL TECH, SERV
2011                    1,829        $1.85  to  $0.61        $1,198            --      0.45%   to  0.90%   (9.07%)   to   (9.47%)
2010                    1,879        $2.03  to  $0.68        $1,269            --      0.45%   to  0.90%   23.84%    to   23.28%
2009                    2,011        $1.64  to  $0.55        $1,102            --      0.45%   to  0.90%   62.40%(5) to   55.49%
2008                    1,521        $0.35  to  $0.35          $536         0.09%      0.90%   to  0.90%  (44.47%)   to  (44.47%)
2007                    1,646        $0.63  to  $0.63        $1,045         0.38%      0.90%   to  0.90%   20.60%    to   20.60%
-------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN JANUS, SERV
2011                    567          $1.52  to  $0.88          $512         0.44%      0.45%   to  0.90%   (5.96%)   to   (6.38%)
2010                    548          $1.62  to  $0.95          $518         0.07%      0.45%   to  0.90%   13.74%    to   13.23%
2009                    7,009        $1.42  to  $0.83        $5,851         0.40%      0.45%   to  0.90%   40.48%(5) to   34.79%
2008                    5,662        $0.62  to  $0.62        $3,507         0.72%      0.90%   to  0.90%  (40.41%)   to  (40.41%)
2007                    769          $1.04  to  $1.04          $799         1.05%      0.90%   to  0.90%    3.81%(4) to    3.81%(4)
-------------------------------------------------------------------------------------------------------------------------------

JANUS ASPEN OVERSEAS, SERV
2011                    2,495        $1.57  to  $1.38        $3,517         0.38%      0.45%   to  0.90%  (32.64%)   to  (32.94%)
2010                    2,888        $2.34  to  $2.06        $5,958         0.54%      0.45%   to  0.90%   24.46%    to   23.90%
2009                    3,449        $1.88  to  $1.66        $5,741         0.41%      0.45%   to  0.90%   85.74%(5) to   77.47%
2008                    3,779        $0.94  to  $0.94        $3,544         1.09%      0.90%   to  0.90%  (52.66%)   to  (52.66%)
2007                    4,242        $1.98  to  $1.98        $8,404         0.46%      0.90%   to  0.90%   26.86%    to   26.86%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    79

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

MFS INV GRO STOCK, SERV CL
2011                    2,108        $1.64  to  $0.77        $1,848         0.26%      0.45%   to  0.90%   (0.08%)   to   (0.53%)
2010                    2,475        $1.64  to  $0.77        $1,911         0.60%      0.45%   to  0.90%   11.65%    to   11.15%
2009                    12,188       $1.47  to  $0.69        $8,466         0.13%      0.45%   to  0.90%   46.08%(5) to   37.85%
2008                    2,248        $0.50  to  $0.50        $1,133         0.30%      0.90%   to  0.90%  (37.55%)   to  (37.55%)
2007                    2,642        $0.81  to  $0.81        $2,132         0.08%      0.90%   to  0.90%   10.02%    to   10.02%
-------------------------------------------------------------------------------------------------------------------------------

MFS NEW DIS, SERV CL
2011                    1,084        $2.13  to  $1.18        $1,386            --      0.45%   to  0.90%  (10.90%)   to  (11.30%)
2010                    1,286        $2.40  to  $1.33        $1,710            --      0.45%   to  0.90%   35.33%    to   34.72%
2009                    1,169        $1.77  to  $0.99        $1,153            --      0.45%   to  0.90%   75.37%(5) to   61.46%
2008                    1,094        $0.61  to  $0.61          $668            --      0.90%   to  0.90%  (40.06%)   to  (40.06%)
2007                    1,358        $1.02  to  $1.02        $1,384            --      0.90%   to  0.90%    1.33%    to    1.33%
-------------------------------------------------------------------------------------------------------------------------------

MFS UTILITIES, SERV CL
2011                    502          $1.64  to  $2.69        $1,298         3.10%      0.45%   to  0.90%    6.03%    to    5.55%
2010                    475          $1.55  to  $2.54        $1,208         3.02%      0.45%   to  0.90%   13.00%    to   12.49%
2009                    484          $1.37  to  $2.26        $1,095         4.36%      0.45%   to  0.90%   35.47%(5) to   31.68%
2008                    394          $1.72  to  $1.72          $677         1.25%      0.90%   to  0.90%  (38.37%)   to  (38.37%)
2007                    286          $2.79  to  $2.79          $796         0.77%      0.90%   to  0.90%   26.41%    to   26.41%
-------------------------------------------------------------------------------------------------------------------------------

MS UIF GLOBAL REAL EST, CL II
2011                    250          $1.79  to  $0.73          $193         3.35%      0.45%   to  0.90%  (10.56%)   to  (10.96%)
2010                    250          $2.00  to  $0.81          $204         3.47%      0.45%   to  0.90%   21.77%    to   21.22%
2009                    1,622        $1.65  to  $0.67        $1,090         0.02%      0.45%   to  0.90%   63.95%(5) to   40.15%
2008                    1,950        $0.48  to  $0.48          $934         2.99%      0.90%   to  0.90%  (44.84%)   to  (44.84%)
2007                    157          $0.87  to  $0.87          $136         0.40%      0.90%   to  0.90%  (12.27%)(4)to  (12.27%)(4)
-------------------------------------------------------------------------------------------------------------------------------

MS UIF MID CAP GRO, CL II
2011                    244          $2.04  to  $1.08          $272         0.27%      0.45%   to  0.90%   (7.59%)   to   (8.00%)
2010                    210          $2.20  to  $1.17          $246            --      0.45%   to  0.90%   31.68%    to   31.09%
2009                    152          $1.67  to  $0.89          $136            --      0.45%   to  0.90%   65.91%(5) to   55.95%
2008                    235          $0.57  to  $0.57          $135         0.83%      0.90%   to  0.90%  (47.29%)   to  (47.29%)
2007                    80           $1.09  to  $1.09           $87            --      0.90%   to  0.90%    8.39%(4) to    8.39%(4)
-------------------------------------------------------------------------------------------------------------------------------

OPPEN GLOBAL SEC VA, SERV
2011                    566          $1.60  to  $0.95          $547         1.08%      0.45%   to  0.90%   (8.93%)   to   (9.35%)
2010                    562          $1.75  to  $1.05          $590         0.93%      0.45%   to  0.90%   15.19%    to   14.67%
2009                    337          $1.52  to  $0.92          $308         1.88%      0.45%   to  0.90%   52.47%(5) to   38.10%
2008                    231          $0.66  to  $0.66          $153         1.08%      0.90%   to  0.90%  (40.87%)   to  (40.87%)
2007                    101          $1.12  to  $1.12          $113         0.66%      0.90%   to  0.90%    5.13%    to    5.13%
-------------------------------------------------------------------------------------------------------------------------------

OPPEN GLOBAL STRATEGIC INC VA, SRV
2011                    2,251        $1.36  to  $1.28        $2,888         2.86%      0.45%   to  0.90%    0.20%    to   (0.25%)
2010                    2,445        $1.36  to  $1.28        $3,131        14.27%      0.45%   to  0.90%   14.26%    to   13.74%
2009                    7,085        $1.19  to  $1.13        $7,976         0.22%      0.45%   to  0.90%   19.74%(5) to   17.35%
2008                    5,686        $0.96  to  $0.96        $5,455         2.99%      0.90%   to  0.90%  (15.25%)   to  (15.25%)
2007                    1,171        $1.13  to  $1.13        $1,325         1.01%      0.90%   to  0.90%    8.56%    to    8.56%
-------------------------------------------------------------------------------------------------------------------------------

OPPEN MAIN ST SM MID CAP VA, SERV
2011                    309          $1.83  to  $0.96          $303         0.40%      0.45%   to  0.90%   (2.82%)   to   (3.26%)
2010                    275          $1.88  to  $0.99          $273         0.44%      0.45%   to  0.90%   22.50%    to   21.95%
2009                    296          $1.53  to  $0.82          $242         0.64%      0.45%   to  0.90%   52.02%(5) to   35.65%
2008                    226          $0.60  to  $0.60          $136         0.27%      0.90%   to  0.90%  (38.56%)   to  (38.56%)
2007                    134          $0.98  to  $0.98          $131         0.07%      0.90%   to  0.90%   (2.28%)   to   (2.28%)
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



 80    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

PIMCO VIT ALL ASSET, ADVISOR CL
2011                    2,445        $1.44  to  $1.19        $2,965         7.64%      0.45%   to  0.90%    1.47%    to    1.01%
2010                    2,188        $1.42  to  $1.18        $2,587         5.98%      0.45%   to  0.90%   12.50%    to   11.99%
2009                    4,921        $1.26  to  $1.06        $5,193         7.35%      0.45%   to  0.90%   25.97%(5) to   20.34%
2008                    4,390        $0.88  to  $0.88        $3,850         7.52%      0.90%   to  0.90%  (16.67%)   to  (16.67%)
2007                    647          $1.05  to  $1.05          $681        16.79%      0.90%   to  0.90%    4.96%(4) to    4.96%(4)
-------------------------------------------------------------------------------------------------------------------------------

PUT VT GLOBAL HLTH CARE, CL IB
2011                    163          $1.27  to  $1.32          $215         3.38%      0.45%   to  0.90%   (1.62%)   to   (2.06%)
2010                    146          $1.29  to  $1.35          $197         1.96%      0.45%   to  0.90%    2.01%    to    1.55%
2009                    156          $1.26  to  $1.33          $207        10.90%      0.45%   to  0.90%   26.74%(5) to   24.87%
2008                    159          $1.06  to  $1.06          $169            --      0.90%   to  0.90%  (17.81%)   to  (17.81%)
2007                    68           $1.29  to  $1.29           $88         0.76%      0.90%   to  0.90%   (1.50%)   to   (1.50%)
-------------------------------------------------------------------------------------------------------------------------------

PUT VT HI YIELD, CL IB
2011                    361          $1.65  to  $1.93          $676         7.98%      0.45%   to  0.90%    1.30%    to    0.84%
2010                    395          $1.63  to  $1.91          $755         7.93%      0.45%   to  0.90%   13.53%    to   13.02%
2009                    499          $1.43  to  $1.69          $845        10.55%      0.45%   to  0.90%   43.77%(5) to   48.84%
2008                    567          $1.14  to  $1.14          $645        10.03%      0.90%   to  0.90%  (26.73%)   to  (26.73%)
2007                    764          $1.55  to  $1.55        $1,186         7.62%      0.90%   to  0.90%    1.87%    to    1.87%
-------------------------------------------------------------------------------------------------------------------------------

PUT VT INTL EQ, CL IB
2011                    80           $1.28  to  $1.24           $99         3.39%      0.45%   to  0.90%  (17.30%)   to  (17.68%)
2010                    85           $1.55  to  $1.51          $128         3.62%      0.45%   to  0.90%    9.53%    to    9.04%
2009                    112          $1.42  to  $1.39          $155            --      0.45%   to  0.90%   42.55%(5) to   23.52%
2008                    87           $1.12  to  $1.12           $97         2.21%      0.90%   to  0.90%  (44.45%)   to  (44.45%)
2007                    117          $2.02  to  $2.02          $237         2.52%      0.90%   to  0.90%    7.39%    to    7.39%
-------------------------------------------------------------------------------------------------------------------------------

PUT VT MULTI-CAP GRO, CL IA
2011                    4,642        $1.56  to  $1.38        $6,458         0.40%      0.45%   to  0.90%   (5.30%)   to   (5.73%)
2010                    5,155        $1.65  to  $1.47        $7,574         0.59%      0.45%   to  0.90%   19.34%    to   18.80%
2009                    5,843        $1.38  to  $1.24        $7,225         0.68%      0.45%   to  0.90%   37.02%(5) to   31.30%
2008                    6,663        $0.94  to  $0.94        $6,276         0.31%      0.90%   to  0.90%  (39.17%)   to  (39.17%)
2007                    8,022        $1.55  to  $1.55       $12,420         0.16%      0.90%   to  0.90%    5.06%    to    5.06%
-------------------------------------------------------------------------------------------------------------------------------

PUT VT MULTI-CAP GRO, CL IB
2011                    279          $1.07  to  $1.06          $298         0.26%      0.45%   to  0.90%   (5.51%)   to   (5.93%)
2010                    311          $1.13  to  $1.13          $352            --      0.45%   to  0.90%   13.18%(8) to   13.04%(8)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

ROYCE MICRO-CAP, INVEST CL
2011                    1,367        $1.92  to  $2.54        $3,309         2.30%      0.45%   to  0.90%  (12.49%)   to  (12.89%)
2010                    1,458        $2.20  to  $2.91        $4,244         1.83%      0.45%   to  0.90%   29.38%    to   28.80%
2009                    1,689        $1.70  to  $2.26        $3,820            --      0.45%   to  0.90%   69.16%(5) to   56.63%
2008                    1,947        $1.44  to  $1.44        $2,811         2.29%      0.90%   to  0.90%  (43.78%)   to  (43.78%)
2007                    2,726        $2.57  to  $2.57        $7,002         1.42%      0.90%   to  0.90%    3.04%    to    3.04%
-------------------------------------------------------------------------------------------------------------------------------

THIRD AVE VAL
2011                    1,615        $1.41  to  $1.60        $2,508         1.78%      0.45%   to  0.90%  (21.66%)   to  (22.01%)
2010                    1,762        $1.79  to  $2.05        $3,612         3.85%      0.45%   to  0.90%   13.55%    to   13.04%
2009                    2,126        $1.58  to  $1.82        $3,858            --      0.45%   to  0.90%   55.77%(5) to   44.05%
2008                    2,481        $1.26  to  $1.26        $3,126         0.78%      0.90%   to  0.90%  (44.16%)   to  (44.16%)
2007                    3,760        $2.26  to  $2.26        $8,486         2.17%      0.90%   to  0.90%   (5.66%)   to   (5.66%)
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    81

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

VP AGGR, CL 2
2011                    2,822        $1.09  to  $1.08        $3,041            --      0.45%   to  0.90%   (3.53%)   to   (3.97%)
2010                    1,262        $1.13  to  $1.12        $1,416            --      0.45%   to  0.90%   13.71%(7) to   13.37%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP AGGR, CL 4
2011                    13,033       $1.09  to  $1.08       $14,072            --      0.45%   to  0.90%   (3.35%)   to   (3.79%)
2010                    13,081       $1.13  to  $1.12       $14,675            --      0.45%   to  0.90%   13.71%(7) to   13.37%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP CONSERV, CL 2
2011                    525          $1.08  to  $1.07          $562            --      0.45%   to  0.90%    2.77%    to    2.31%
2010                    151          $1.05  to  $1.05          $158            --      0.45%   to  0.90%    5.63%(7) to    5.32%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP CONSERV, CL 4
2011                    2,044        $1.08  to  $1.07        $2,187            --      0.45%   to  0.90%    2.77%    to    2.31%
2010                    1,937        $1.05  to  $1.05        $2,025            --      0.45%   to  0.90%    5.63%(7) to    5.32%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP DAVIS NY VENTURE, CL 3
2011                    460          $1.56  to  $0.81          $390            --      0.45%   to  0.90%   (3.93%)   to   (4.37%)
2010                    410          $1.62  to  $0.85          $348            --      0.45%   to  0.90%   11.03%    to   10.52%
2009                    8,520        $1.46  to  $0.77        $6,550            --      0.45%   to  0.90%   44.68%(5) to   30.15%
2008                    4,123        $0.59  to  $0.59        $2,435         0.01%      0.90%   to  0.90%  (39.13%)   to  (39.13%)
2007                    567          $0.97  to  $0.97          $550         1.20%      0.90%   to  0.90%   (3.23%)(4)to   (3.23%)(4)
-------------------------------------------------------------------------------------------------------------------------------

VP GS MID CAP VAL, CL 3
2011                    115          $1.66  to  $1.05          $122            --      0.45%   to  0.90%   (6.86%)   to   (7.28%)
2010                    120          $1.78  to  $1.14          $137            --      0.45%   to  0.90%   21.32%    to   20.77%
2009                    77           $1.47  to  $0.94           $73            --      0.45%   to  0.90%   45.45%(5) to   35.40%
2008                    102          $0.69  to  $0.69           $71            --      0.90%   to  0.90%  (37.25%)   to  (37.25%)
2007                    7            $1.11  to  $1.11            $8         1.33%      0.90%   to  0.90%    5.08%    to    5.08%
-------------------------------------------------------------------------------------------------------------------------------

VP MOD, CL 2
2011                    9,258        $1.10  to  $1.09       $10,067            --      0.45%   to  0.90%   (0.17%)   to   (0.63%)
2010                    3,772        $1.10  to  $1.09        $4,127            --      0.45%   to  0.90%    9.89%(7) to    9.56%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP MOD, CL 4
2011                    34,979       $1.10  to  $1.09       $38,078            --      0.45%   to  0.90%   (0.08%)   to   (0.54%)
2010                    34,763       $1.10  to  $1.09       $38,032            --      0.45%   to  0.90%    9.89%(7) to    9.56%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



 82    RIVERSOURCE OF NEW YORK ACCOUNT 8

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

VP MOD AGGR, CL 2
2011                    7,020        $1.09  to  $1.09        $7,628            --      0.45%   to  0.90%   (1.87%)   to   (2.32%)
2010                    3,107        $1.12  to  $1.11        $3,455            --      0.45%   to  0.90%   11.69%(7) to   11.35%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP MOD AGGR, CL 4
2011                    39,406       $1.10  to  $1.09       $42,916            --      0.45%   to  0.90%   (1.78%)   to   (2.22%)
2010                    39,739       $1.12  to  $1.11       $44,226            --      0.45%   to  0.90%   11.79%(7) to   11.45%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP MOD CONSERV, CL 2
2011                    1,568        $1.09  to  $1.08        $1,695            --      0.45%   to  0.90%    1.41%    to    0.94%
2010                    558          $1.07  to  $1.07          $597            --      0.45%   to  0.90%    7.50%(7) to    7.17%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP MOD CONSERV, CL 4
2011                    6,197        $1.09  to  $1.08        $6,713            --      0.45%   to  0.90%    1.50%    to    1.03%
2010                    6,731        $1.07  to  $1.07        $7,211            --      0.45%   to  0.90%    7.60%(7) to    7.27%(7)
2009                    --              --         --            --            --         --          --      --             --
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

VP PTNRS SM CAP VAL, CL 3
2011                    344          $1.76  to  $1.76          $606            --      0.45%   to  0.90%   (4.88%)   to   (5.31%)
2010                    358          $1.85  to  $1.86          $667            --      0.45%   to  0.90%   23.87%    to   23.31%
2009                    2,991        $1.49  to  $1.51        $4,521            --      0.45%   to  0.90%   48.03%(5) to   35.33%
2008                    2,549        $1.12  to  $1.12        $2,847         0.06%      0.90%   to  0.90%  (32.19%)   to  (32.19%)
2007                    723          $1.65  to  $1.65        $1,191         0.90%      0.90%   to  0.90%   (5.75%)   to   (5.75%)
-------------------------------------------------------------------------------------------------------------------------------

WANGER INTL
2011                    2,418        $1.71  to  $1.80        $4,340         4.81%      0.45%   to  0.90%  (15.00%)   to  (15.39%)
2010                    2,612        $2.01  to  $2.13        $5,563         2.16%      0.45%   to  0.90%   24.36%    to   23.80%
2009                    4,069        $1.61  to  $1.72        $7,000         3.77%      0.45%   to  0.90%   62.35%(5) to   48.44%
2008                    4,995        $1.16  to  $1.16        $5,789         0.94%      0.90%   to  0.90%  (46.09%)   to  (46.09%)
2007                    4,438        $2.15  to  $2.15        $9,540         0.81%      0.90%   to  0.90%   15.26%    to   15.26%
-------------------------------------------------------------------------------------------------------------------------------

WANGER USA
2011                    2,610        $1.79  to  $1.92        $4,984            --      0.45%   to  0.90%   (3.92%)   to   (4.36%)
2010                    2,815        $1.87  to  $2.01        $5,652            --      0.45%   to  0.90%   22.80%    to   22.25%
2009                    4,200        $1.52  to  $1.64        $6,898            --      0.45%   to  0.90%   51.36%(5) to   40.95%
2008                    4,308        $1.17  to  $1.17        $5,019            --      0.90%   to  0.90%  (40.23%)   to  (40.23%)
2007                    4,763        $1.95  to  $1.95        $9,284            --      0.90%   to  0.90%    4.44%    to    4.44%
-------------------------------------------------------------------------------------------------------------------------------

WF ADV VT INDEX ASSET ALLOC, CL 2
2011                    175          $1.41  to  $1.41          $246         3.26%      0.90%   to  0.90%    5.53%    to    5.53%
2010                    163          $1.33  to  $1.33          $217         1.76%      0.90%   to  0.90%   12.27%    to   12.27%
2009                    186          $1.19  to  $1.19          $221         2.01%      0.90%   to  0.90%   14.42%    to   14.42%
2008                    247          $1.04  to  $1.04          $257         2.42%      0.90%   to  0.90%  (29.75%)   to  (29.75%)
2007                    264          $1.48  to  $1.48          $391         2.29%      0.90%   to  0.90%    6.63%    to    6.63%
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------



                                        RIVERSOURCE OF NEW YORK ACCOUNT 8    83

                                                                                      FOR THE YEAR ENDED DEC. 31
                                         AT DEC. 31                   ---------------------------------------------------------
                        --------------------------------------------                     EXPENSE RATIO
                         UNITS   ACCUMULATION UNIT VALUE  NET ASSETS     INVESTMENT        LOWEST TO           TOTAL RETURN
                         (000S)     LOWEST TO HIGHEST       (000S)    INCOME RATIO(1)      HIGHEST(2)      LOWEST TO HIGHEST(3)
                        -------------------------------------------------------------------------------------------------------

WF ADV VT INTL EQ, CL 2
2011                    790          $1.30  to  $1.29        $1,017         0.11%      0.45%   to  0.90%  (13.30%)   to  (13.69%)
2010                    924          $1.50  to  $1.49        $1,377         0.74%      0.45%   to  0.90%   15.98%    to   15.46%
2009                    1,101        $1.30  to  $1.29        $1,420         3.82%      0.45%   to  0.90%   30.30%(6) to   29.79%(6)
2008                    --              --         --            --            --         --          --      --             --
2007                    --              --         --            --            --         --          --      --             --
-------------------------------------------------------------------------------------------------------------------------------

WF ADV VT OPP, CL 2
2011                    535          $1.81  to  $1.66          $890         0.08%      0.45%   to  0.90%   (5.94%)   to   (6.36%)
2010                    140          $1.93  to  $1.77          $247         0.77%      0.45%   to  0.90%   23.20%    to   22.65%
2009                    121          $1.56  to  $1.45          $175            --      0.45%   to  0.90%   55.37%(5) to   46.41%
2008                    85           $0.99  to  $0.99           $84         2.12%      0.90%   to  0.90%  (40.64%)   to  (40.64%)
2007                    78           $1.66  to  $1.66          $129         0.61%      0.90%   to  0.90%    5.67%    to    5.67%
-------------------------------------------------------------------------------------------------------------------------------

WF ADV VT SM CAP GRO, CL 2
2011                    302          $2.05  to  $2.00          $604            --      0.45%   to  0.90%   (5.02%)   to   (5.45%)
2010                    322          $2.16  to  $2.11          $681            --      0.45%   to  0.90%   26.20%    to   25.64%
2009                    349          $1.71  to  $1.68          $587            --      0.45%   to  0.90%   70.90%(5) to   51.28%
2008                    371          $1.11  to  $1.11          $412            --      0.90%   to  0.90%  (41.95%)   to  (41.95%)
2007                    365          $1.91  to  $1.91          $699            --      0.90%   to  0.90%   12.79%    to   12.79%
-------------------------------------------------------------------------------------------------------------------------------



(1) These amounts represent the dividends, excluding distributions of capital gains, received by the division from the underlying fund, net of management fees assessed by the fund manager, divided by the average net assets. These ratios exclude variable account expenses that result in direct reductions in the unit values. The recognition of investment income by the division is affected by the timing of the declaration of dividends by the underlying fund in which the division invests. These ratios are annualized for periods less than one year.
(2) These ratios represent the annualized policy expenses of the separate account, consisting primarily of mortality and expense charges, for each period indicated. The ratios include only those expenses that result in a direct reduction to unit values. Charges made directly to policy owner accounts through the redemption of units and expenses of the underlying fund are excluded.
(3) These amounts represent the total return for the periods indicated, including changes in the value of the underlying fund, and reflect deductions for all items included in the expense ratio. The total return does not include any expenses assessed through the redemption of units; inclusion of these expenses in the calculation would result in a reduction in the total return presented. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for the period indicated or from the effective date through the end of the reporting period. Although the total return is presented as a range of minimum to maximum values, based on the subaccounts representing the minimum and maximum expense ratio amounts, some individual subaccount total returns are not within the ranges presented due to the introduction of new subaccounts during the year and other market factors.
(4)    New subaccount operations commenced on June 11, 2007.
(5)    New subaccount operations commenced on Jan. 23, 2009.
(6)    New subaccount operations commenced on Feb. 13, 2009.
(7)    New subaccount operations commenced on May 7, 2010.
(8)    New subaccount operations commenced on Sept. 24, 2010.
(9)    New subaccount operations commenced on April 29, 2011.
--------------------------------------------------------------------------------



 84    RIVERSOURCE OF NEW YORK ACCOUNT 8

REPORT OF INDEPENDENT AUDITORS

THE BOARD OF DIRECTORS

RIVERSOURCE LIFE INSURANCE CO. OF NEW YORK

We have audited the accompanying balance sheet of RiverSource Life Insurance Co. of New York (the "Company") as of December 31, 2011, and the related statements of income, cash flows and shareholder's equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of and for each of the two years in the period ended as of December 31, 2010 were audited by other auditors whose report dated April 15, 2011 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2011 financial statements referred to above present fairly, in all material respects, the financial position of RiverSource Life Insurance Co. of New York at December 31, 2011, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

                                        (-s- PricewaterhouseCooper LLP)

Minneapolis, Minnesota
April 20, 2012
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)


DECEMBER 31,                                                              2011           2010
 ASSETS
Investments:
Available-for-Sale:
    Fixed maturities, at fair value (amortized cost: 2011,
          $1,683,189; 2010, $1,689,097)                                $1,836,161     $1,803,588
    Commercial mortgage loans, at cost (less allowance for loan
          losses: 2011, $2,038; 2010, $2,538)                             153,293        167,851
Policy loans                                                               37,367         36,484
Other investments                                                             204            233
------------------------------------------------------------------------------------------------
       Total investments                                                2,027,025      2,008,156

Cash and cash equivalents                                                  82,180         66,199
Reinsurance recoverables                                                   92,289         83,260
Other receivables                                                           7,066          6,172
Accrued investment income                                                  21,863         22,033
Deferred acquisition costs                                                223,942        227,688
Deferred sales inducement costs                                            21,222         23,947
Other assets                                                               94,454         27,365
Separate account assets                                                 3,413,475      3,448,487
------------------------------------------------------------------------------------------------
       Total assets                                                    $5,983,516     $5,913,307
------------------------------------------------------------------------------------------------

 LIABILITIES AND SHAREHOLDER'S EQUITY
Liabilities:
Future policy benefits                                                 $1,982,142     $1,900,657
Policy claims and other policyholders' funds                                6,753          7,308
Deferred income taxes, net                                                 36,140         33,902
Other liabilities                                                         100,732         52,312
Separate account liabilities                                            3,413,475      3,448,487
------------------------------------------------------------------------------------------------
       Total liabilities                                                5,539,242      5,442,666
------------------------------------------------------------------------------------------------

Shareholder's equity:
    Common stock, $10 par value; 200,000 shares authorized, issued
          and outstanding                                                   2,000          2,000
    Additional paid-in capital                                            106,659        106,632
    Retained earnings                                                     277,305        318,148
    Accumulated other comprehensive income, net of tax                     58,310         43,861
------------------------------------------------------------------------------------------------
       Total shareholder's equity                                         444,274        470,641
------------------------------------------------------------------------------------------------
       Total liabilities and shareholder's equity                      $5,983,516     $5,913,307
------------------------------------------------------------------------------------------------



See Notes to Financial Statements.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

STATEMENTS OF INCOME
(IN THOUSANDS)


YEARS ENDED DECEMBER 31,                                          2011         2010         2009
 REVENUES
Premiums                                                        $ 23,703     $ 26,406     $ 25,064
Net investment income                                            103,556      107,072      103,079
Policy and contract charges                                       86,822       78,833       65,350
Other revenues                                                    15,743       12,976       11,985
Net realized investment gains                                        643        1,646        2,045
--------------------------------------------------------------------------------------------------
       Total revenues                                            230,467      226,933      207,523
--------------------------------------------------------------------------------------------------

 BENEFITS AND EXPENSES
Benefits, claims, losses and settlement expenses                  66,362       54,540       21,649
Interest credited to fixed accounts                               54,370       59,135       59,629
Amortization of deferred acquisition costs                        23,825        7,694       11,950
Other insurance and operating expenses                            37,575       34,631       32,045
--------------------------------------------------------------------------------------------------
       Total benefits and expenses                               182,132      156,000      125,273
--------------------------------------------------------------------------------------------------
Pretax income                                                     48,335       70,933       82,250
Income tax provision                                              10,601       18,663       25,848
--------------------------------------------------------------------------------------------------
       Net income                                               $ 37,734     $ 52,270     $ 56,402
--------------------------------------------------------------------------------------------------
Supplemental Disclosures:
Net realized investment gains:
    Net realized investment gains before impairment losses on
          securities                                            $  1,443     $  1,882     $  7,250
--------------------------------------------------------------------------------------------------
    Total other-than-temporary impairment losses on securities    (2,587)        (275)      (4,975)
    Portion of gain (loss) recognized in other comprehensive
          income                                                   1,787           39         (230)
--------------------------------------------------------------------------------------------------
    Net impairment losses recognized in net realized
          investment gains                                          (800)        (236)      (5,205)
--------------------------------------------------------------------------------------------------
Net realized investment gains                                   $    643     $  1,646     $  2,045
--------------------------------------------------------------------------------------------------



See Notes to Financial Statements.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(IN THOUSANDS)


YEARS ENDED DECEMBER 31,                                          2011          2010          2009
 CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                     $  37,734     $  52,270     $  56,402
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
    Depreciation, amortization and accretion, net                   (573)       (1,006)       (1,205)
    Deferred income tax expense (benefit)                         (5,542)        6,789         7,335
    Contractholder and policyholder charges, non-cash            (16,856)      (16,958)      (16,537)
    Net realized investment gains                                 (1,143)       (2,332)       (8,148)
    Other-than-temporary impairments and provision for loan
          losses recognized in net realized investment gains         500           686         6,105
Change in operating assets and liabilities:
    Deferred acquisition costs, net                               (1,358)      (15,595)      (15,221)
    Deferred sales inducement costs, net                           2,220        (2,116)       (2,264)
    Other investments                                                 29          (120)          (26)
    Future policy benefits for traditional life, disability
          income and long term care insurance                     16,043        19,362        17,535
    Policy claims and other policyholders' funds                    (555)          409        (1,441)
    Reinsurance recoverables                                      (9,378)       (9,039)       (4,800)
    Other receivables                                               (789)         (442)          (71)
    Accrued investment income                                        170           191        (4,573)
    Derivatives collateral, net                                   43,520         8,290       (43,930)
    Other assets and liabilities, net                                226        13,391       (22,138)
----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES               64,248        53,780       (32,977)
----------------------------------------------------------------------------------------------------

 CASH FLOWS FROM INVESTING ACTIVITIES
Available-for-Sale securities:
    Proceeds from sales                                           31,571        66,692       309,903
    Maturities, sinking fund payments and calls                  199,365       191,306       214,089
    Purchases                                                   (216,391)     (261,851)     (783,421)
Proceeds from repayments of commercial mortgage loans             15,299        15,685        25,944
Funding of commercial mortgage loans                              (2,127)           --           (44)
Proceeds from sale of other investment                             1,350            --            --
Purchase of land, buildings, equipment and software                   --            --           (42)
Change in policy loans, net                                         (883)         (736)          478
----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES               28,184        11,096      (233,093)
----------------------------------------------------------------------------------------------------

 CASH FLOWS FROM FINANCING ACTIVITIES
Policyholder and contractholder account values:
    Considerations received                                       88,870        96,826       269,006
    Net transfers from (to) separate accounts                      2,756       (74,249)       16,997
    Surrenders and other benefits                                (77,709)      (76,215)     (124,858)
Deferred premium options, net                                    (11,818)       (6,305)       (1,447)
Tax adjustment on share-based incentive compensation plan             27            (2)          (12)
Cash dividend to RiverSource Life Insurance Company              (78,577)      (28,234)           --
----------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES              (76,451)      (88,179)      159,686
----------------------------------------------------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS              15,981       (23,303)     (106,384)
Cash and cash equivalents at beginning of period                  66,199        89,502       195,886
----------------------------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                     $  82,180     $  66,199     $  89,502
----------------------------------------------------------------------------------------------------

Supplemental Disclosures:
    Income taxes paid, net                                     $  12,023     $  18,588     $     619
    Interest paid on borrowings under repurchase agreements           --            86            --



See Notes to Financial Statements.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

STATEMENTS OF SHAREHOLDER'S EQUITY
(IN THOUSANDS)

                                                             ADDITIONAL                    ACCUMULATED OTHER
                                                 COMMON        PAID-IN       RETAINED        COMPREHENSIVE
                                                  STOCK        CAPITAL       EARNINGS        INCOME (LOSS)          TOTAL
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT JANUARY 1, 2009                      $2,000       $106,646       $236,963           $(63,644)         $281,965
Change in accounting principles, net of tax          --             --            747               (747)               --
Comprehensive income:
    Net income                                       --             --         56,402                 --            56,402
    Other comprehensive income, net of tax:
       Change in net unrealized securities
                 losses                              --             --             --             93,897            93,897
       Change in noncredit related
                 impairments on securities
                 and net unrealized
                 securities losses on
                 previously impaired
                 securities                          --             --             --                719               719
                                                                                                                   -------
Total comprehensive income                                                                                         151,018
Tax adjustment on share-based incentive
  compensation plan                                  --            (12)            --                 --               (12)
--------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2009                     2,000        106,634        294,112             30,225           432,971
Comprehensive income:
    Net income                                       --             --         52,270                 --            52,270
    Other comprehensive income, net of tax:
       Change in net unrealized securities
                 gains                               --             --             --             13,919            13,919
       Change in noncredit related
                 impairments on securities
                 and net unrealized
                 securities losses on
                 previously impaired
                 securities                          --             --             --               (283)             (283)
                                                                                                                   -------
Total comprehensive income                                                                                          65,906
Tax adjustment on share-based incentive
  compensation plan                                  --             (2)            --                 --                (2)
Cash dividends to RiverSource Life
  Insurance Company                                  --             --        (28,234)                --           (28,234)
--------------------------------------------------------------------------------------------------------------------------

BALANCES AT DECEMBER 31, 2010                     2,000        106,632        318,148             43,861           470,641
Comprehensive income:
    Net income                                       --             --         37,734                 --            37,734
    Other comprehensive income, net of tax:
       Change in net unrealized securities
                 gains                               --             --             --             15,421            15,421
       Change in noncredit related
                 impairments on securities
                 and net unrealized
                 securities losses on
                 previously impaired
                 securities                          --             --             --               (972)             (972)
                                                                                                                   -------
Total comprehensive income                                                                                          52,183
Tax adjustment on share-based incentive
  compensation plan                                  --             27             --                 --                27
Cash dividends to RiverSource Life
  Insurance Company                                  --             --        (78,577)                --           (78,577)
--------------------------------------------------------------------------------------------------------------------------
BALANCES AT DECEMBER 31, 2011                    $2,000       $106,659       $277,305           $ 58,310          $444,274
--------------------------------------------------------------------------------------------------------------------------



See Notes to Financial Statements.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS AND BASIS OF PRESENTATION
RiverSource Life Insurance Co. of New York (the "Company") is a stock life insurance company which is domiciled and holds a Certificate of Authority in the State of New York. The Company is a wholly owned subsidiary of RiverSource Life Insurance Company ("RiverSource Life"), which is domiciled in Minnesota. RiverSource Life is a wholly owned subsidiary of Ameriprise Financial, Inc. ("Ameriprise Financial"). The Company issues insurance and annuity products to customers in the State of New York.

The accompanying financial statements are prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"), which vary in certain respects from reporting practices prescribed or permitted by the New York State Insurance Department (the Company's primary regulator) as reconciled in Note 13. Certain reclassifications of prior period amounts have been made to conform to the current presentation.

The Company's principle products include variable deferred annuities and variable universal life ("VUL") insurance, which are issued primarily to individuals. It also offers fixed annuities where assets accumulate until the contract is surrendered, the contractholder (or in some contracts, the annuitant) dies or the contractholder or annuitant begins receiving benefits under an annuity payout option. It also offers immediate annuities in which payments begin within one year of issue and continue for life or for a fixed period of time. The Company's fixed deferred annuities guarantee a minimum annual interest rate during the accumulation period (the time before annuity payments begin). However, the Company has the option of paying a higher rate set at its discretion. Certain riders are available offering additional benefits, including variable annuity death benefit and living benefit riders.

The Company issues both variable and fixed universal life insurance, traditional life insurance and disability income ("DI") insurance. Universal life ("UL") insurance is a form of permanent life insurance characterized by flexible premiums, flexible death benefit amounts and unbundled pricing factors (i.e., mortality, interest and expenses). Traditional life insurance refers to whole and term life insurance policies that pay a specified sum to a beneficiary upon death of the insured for a fixed premium. VUL insurance combines the premium and death benefit flexibility of UL with underlying fund investment flexibility and the risks associated therewith. Waiver of premium and accidental death benefit riders are generally available with these life insurance products, in addition to other benefit riders. The Company issues only non-participating life insurance policies which do not pay dividends to policyholders from realized policy margins.

Under the Company's variable life insurance and variable annuity products described above, the purchaser may choose a fixed account option that is part of the Company's "general account" as well as investment options from a variety of portfolios that include common stocks, bonds, managed assets and/or short-term securities.

The Company evaluated events or transactions that may have occurred after the balance sheet date for potential recognition or disclosure through April 20, 2012, the date the financial statements were available to be issued.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
AMOUNTS BASED ON ESTIMATES AND ASSUMPTIONS
Accounting estimates are an integral part of the financial statements. In part, they are based upon assumptions concerning future events. Among the more significant are those that relate to investment securities valuation and recognition of other-than-temporary impairments, deferred acquisition costs ("DAC") and the corresponding recognition of DAC amortization, derivative instruments and hedging activities, claims reserves and income taxes and the recognition of deferred tax assets and liabilities. These accounting estimates reflect the best judgment of management and actual results could differ.

INVESTMENTS
Available-for-Sale Securities
Available-for-Sale securities are carried at fair value with unrealized gains (losses) recorded in accumulated other comprehensive income (loss), net of impacts to DAC, deferred sales inducement costs ("DSIC"), certain benefit reserves and income taxes. Gains and losses are recognized in the Statements of Income upon disposition of the securities.

Effective January 1, 2009, the Company early adopted an accounting standard that significantly changed the Company's accounting policy regarding the timing and amount of other-than-temporary impairments for Available-for-Sale securities. When the fair value of an investment is less than its amortized cost, the Company assesses whether or not: (i) it has the intent to sell the security (made a decision to sell) or (ii) it is more likely than not the Company will be required to sell the security before its anticipated recovery. If either of these conditions is met, an other-than-temporary impairment is considered to have occurred and the Company must recognize an other-than-temporary impairment for the difference between the investment's amortized cost basis and its fair value through earnings. For securities that do not meet the above criteria and the Company
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

does not expect to recover a security's amortized cost basis, the security is also considered other-than-temporarily impaired. For these securities, the Company separates the total impairment into the credit loss component and the amount of the loss related to other factors. The amount of the total other-than-temporary impairments related to credit loss is recognized in earnings.

The amount of the total other-than-temporary impairments related to other factors is recognized in other comprehensive income (loss), net of impacts to DAC, DSIC, certain benefit reserves and income taxes. For Available-for-Sale securities that have recognized an other-than-temporary impairment through earnings, if through subsequent evaluation there is a sustained increase in the cash flow expected, the difference between the amortized cost basis and the cash flows expected to be collected is accreted as interest income. Subsequent increases and decreases in the fair value of Available-for-Sale securities are included in other comprehensive income (loss). The Company's Statements of Shareholder's Equity present all changes in other comprehensive income (loss) associated with Available-for-Sale debt securities that have been other-than-temporarily impaired on a separate line from fair value changes recorded in other comprehensive income (loss) from all other securities.

The Company provides a supplemental disclosure on the face of its Statements of Income that presents: (i) total other-than-temporary impairment losses recognized during the period and (ii) the portion of other-than-temporary impairment losses recognized in other comprehensive income (loss). The sum of these amounts represents the credit-related portion of other-than-temporary impairments that were recognized in earnings during the period. The portion of other-than-temporary losses recognized in other comprehensive income (loss) includes: (i) the portion of other-than-temporary impairment losses related to factors other than credit recognized during the period and (ii) reclassifications of other-than-temporary impairment losses previously determined to be related to factors other than credit that are determined to be credit-related in the current period. The amount presented on the Statements of Income as the portion of other-than-temporary losses recognized in other comprehensive income (loss) excludes subsequent increases and decreases in the fair value of these securities.

For all securities that are considered temporarily impaired, the Company does not intend to sell these securities (has not made a decision to sell) and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis. The Company believes that it will collect all principal and interest due on all investments that have amortized cost in excess of fair value that are considered only temporarily impaired.

Factors the Company considers in determining whether declines in the fair value of fixed maturity securities are other-than-temporary include: (i) the extent to which the market value is below amortized cost; (ii) the duration of time in which there has been a significant decline in value; (iii) fundamental analysis of the liquidity, business prospects and overall financial condition of the issuer; and (iv) market events that could impact credit ratings, economic and business climate, litigation and government actions, and similar external business factors. In order to determine the amount of the credit loss component for corporate debt securities considered other-than-temporarily impaired, a best estimate of the present value of cash flows expected to be collected discounted at the security's effective interest rate is compared to the amortized cost basis of the security. The significant inputs to cash flow projections consider potential debt restructuring terms, projected cash flows available to pay creditors and the Company's position in the debtor's overall capital structure.

For structured investments (e.g., residential mortgage backed securities, commercial mortgage backed securities, asset backed securities and other structured investments), the Company also considers factors such as overall deal structure and its position within the structure, quality of underlying collateral, delinquencies and defaults, loss severities, recoveries, prepayments and cumulative loss projections in assessing potential other-than-temporary impairments of these investments. Based upon these factors, securities that have indicators of potential other-than-temporary impairment are subject to detailed review by management. Securities for which declines are considered temporary continue to be carefully monitored by management.

FINANCING RECEIVABLES
Commercial Mortgage Loans
Commercial mortgage loans are reflected at amortized cost less the allowance for loan losses.

Interest income is accrued on the unpaid principal balances of the loans as earned.

Policy Loans
Policy loans include life insurance policy and annuity loans and are reported at the unpaid principal balance, plus accrued interest. When originated, the loan balances do not exceed the cash surrender value of the underlying products. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans.

Nonaccrual Loans
Generally, loans are evaluated for or placed on nonaccrual status when either the collection of interest or principal has become 90 days past due or is otherwise considered doubtful of collection. When a loan is placed on nonaccrual status, unpaid accrued
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

interest is reversed. Interest payments received on loans on nonaccrual status are generally applied to principal or in accordance with the loan agreement unless the remaining principal balance has been determined to be fully collectible.

Commercial mortgage loans are evaluated for impairment when the loan is considered for nonaccrual status, restructured or foreclosure proceedings are initiated on the property. If it is determined that the fair value is less than the current loan balance, it is written down to fair value less estimated selling costs. Foreclosed property would be recorded as real estate owned in other investments.

Allowance for Loan Losses
Management determines the adequacy of the allowance for loan losses by portfolio based on the overall loan portfolio composition, recent and historical loss experience, and other pertinent factors, including when applicable, internal risk ratings, loan-to-value ratios and occupancy rates, along with economic and market conditions. This evaluation is inherently subjective as it requires estimates, which may be susceptible to significant change.

The Company determines the amount of the allowance required for certain sectors based on management's assessment of relative risk characteristics of the loan portfolio. The allowance is recorded for homogeneous loan categories on a pool basis, based on an analysis of product mix and risk characteristics of the portfolio, including geographic concentration, bankruptcy experiences, and historical losses, adjusted for current trends and market conditions.

While the Company attributes portions of the allowance to specific loan pools as part of the allowance estimation process, the entire allowance is available to absorb losses inherent in the total loan portfolio. The allowance is increased through provisions charged to net realized investment gains (losses) and reduced/increased by net charge-offs/recoveries.

Impaired Loans
The Company considers a loan to be impaired when, based on current information and events, it is probable the Company will not be able to collect all amounts due (both interest and principal) according to the contractual terms of the loan agreement. Impaired loans may also include loans that have been modified in troubled debt restructurings as a concession to borrowers experiencing financial difficulties. Management evaluates for impairment all restructured loans and loans with higher impairment risk factors. The impairment recognized is measured as the excess of the loan's recorded investment over: (i) the present value of its expected principal and interest payments discounted at the loan's effective interest rate, (ii) the fair value of collateral or (iii) the loan's observable market price.

Restructured Loans
A loan is classified as a restructured loan when the Company makes certain concessionary modifications to contractual terms for borrowers experiencing financial difficulties. When the interest rate, minimum payments and/or due dates have been modified in an attempt to make the loan more affordable to a borrower experiencing financial difficulties, the modification is considered a troubled debt restructuring. Generally, performance prior to the restructuring or significant events that coincide with the restructuring are considered in assessing whether the borrower can meet the new terms which may result in the loan being returned to accrual status at the time of the restructuring or after a performance period. If the borrower's ability to meet the revised payment schedule is not reasonably assured, the loan remains on nonaccrual status.

CASH AND CASH EQUIVALENTS
Cash equivalents include highly liquid investments with original maturities of 90 days or less.

REINSURANCE
The Company cedes significant amounts of insurance risk to other insurers under reinsurance agreements. Reinsurance premiums paid and benefits received are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Reinsurance premiums for traditional life, long term care ("LTC") and DI ceded on a coinsurance basis, net of the change in any prepaid reinsurance asset, are reported as a reduction of premiums. Fixed and variable universal life reinsurance premiums are reported as a reduction of policy and contract charges. In addition, for fixed and variable universal life insurance policies, the net cost of reinsurance ceded, which represents the discounted amount of the expected cash flows between the reinsurer and the Company, is recognized as an asset and amortized over the term of the reinsurance contract, in proportion to the estimated gross profits and is subject to retrospective adjustment in a manner similar to retrospective adjustment of DAC. The assumptions used to project the expected cash flows are consistent with those used for DAC asset valuation for the same contracts. Changes in the net cost of reinsurance are reflected as a component of policy and contract charges. Reinsurance recoveries are reported as components of benefits, claims, losses and settlement expenses.

Insurance liabilities are reported before the effects of reinsurance. Future policy benefits and policy claims and other policyholders' funds recoverable under reinsurance contracts are recorded as reinsurance recoverables.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

The Company also assumes life insurance risk from other insurers in limited circumstances. Reinsurance premiums received and benefits paid are accounted for consistently with the basis used in accounting for the policies from which risk is reinsured and consistently with the terms of the reinsurance contracts. Liabilities for assumed business are recorded within future policy benefits.

See Note 7 for additional information on reinsurance.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
Freestanding derivative instruments are recorded at fair value and are reflected in other assets or other liabilities. The Company's policy is to not offset fair value amounts recognized for derivatives and collateral arrangements executed with the same counterparty under the same master netting arrangement. The accounting for changes in the fair value of a derivative instrument depends on its intended use and the resulting hedge designation, if any. The Company primarily uses derivatives as economic hedges that are not designated as accounting hedges or do not qualify for hedge accounting treatment.

Derivative instruments that are entered into for hedging purposes are designated as such at the time the Company enters into the contract. For all derivative instruments that are designated for hedging activities, the Company formally documents all of the hedging relationships between the hedge instruments and the hedged items at the inception of the relationships. Management also formally documents its risk management objectives and strategies for entering into the hedge transactions. The Company formally assesses, at inception and on a quarterly basis, whether derivatives designated as hedges are highly effective in offsetting the fair value or cash flows of hedged items. If it is determined that a derivative is no longer highly effective as a hedge, the Company will discontinue the application of hedge accounting.

For derivative instruments that do not qualify for hedge accounting or are not designated as accounting hedges, changes in fair value are recognized in current period earnings. Changes in fair value of derivatives are presented in the Statements of Income based on the nature and use of the instrument. Changes in fair value of derivatives used as economic hedges are presented in the Statements of Income with the corresponding change in the hedged asset or liability.

Certain annuities contain guaranteed minimum accumulation benefit ("GMAB") and guaranteed minimum withdrawal benefit ("GMWB") provisions. The GMAB and the non-life contingent benefits associated with GMWB provisions are considered embedded derivatives. The fair value of these embedded derivatives is included in future policy benefits and the changes in the fair value are reflected in benefits, claims, losses and settlement expenses.

DEFERRED ACQUISITION COSTS
DAC represent the costs of acquiring new business, principally direct sales commissions and other distribution and underwriting costs that have been deferred on the sale of annuity and insurance products. These costs are deferred to the extent they are recoverable from future profits or premiums. The DAC associated with insurance or annuity contracts that are significantly modified or internally replaced with another contract are accounted for as contract terminations. These transactions are anticipated in establishing amortization periods and other valuation assumptions.

Direct sales commissions and other costs deferred as DAC are amortized over time. For annuity and UL contracts, DAC are amortized based on projections of estimated gross profits over amortization periods equal to the approximate life of the business. For other insurance products, DAC are generally amortized as a percentage of premiums over amortization periods equal to the premium-paying period.

For annuity and UL insurance products, the assumptions made in projecting future results and calculating the DAC balance and DAC amortization expense are management's best estimates. Management is required to update these assumptions whenever it appears that, based on actual experience or other evidence, earlier estimates should be revised. When assumptions are changed, the percentage of estimated gross profits used to amortize DAC might also change. A change in the required amortization percentage is applied retrospectively; an increase in amortization percentage will result in a decrease in the DAC balance and an increase in DAC amortization expense, while a decrease in amortization percentage will result in an increase in the DAC balance and a decrease in DAC amortization expense. The impact on results of operations of changing assumptions can be either positive or negative in any particular period and is reflected in the period in which such changes are made.

For traditional life, DI and LTC insurance products, the assumptions made in calculating the DAC balance and DAC amortization expense are consistent with those used in determining the liabilities and, therefore, are intended to provide for adverse deviations in experience and are revised only if management concludes experience will be so adverse that DAC are not recoverable. If management concludes that DAC are not recoverable, DAC are reduced to the amount that is recoverable based on best estimate assumptions and there is a corresponding expense recorded in the Statements of Income.

For annuity, life, DI and LTC insurance products, key assumptions underlying those long-term projections include interest rates (both earning rates on invested assets and rates credited to contractholder and policyholder accounts), equity market performance, mortality and morbidity rates and the rates at which policyholders are expected to surrender their contracts,
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

make withdrawals from their contracts and make additional deposits to their contracts. Assumptions about earned and credited interest rates are the primary factors used to project interest margins, while assumptions about equity and bond market performance are the primary factors used to project client asset value growth rates, and assumptions about surrenders, withdrawals and deposits comprise projected persistency rates. Management must also make assumptions to project maintenance expenses associated with servicing its annuity and insurance businesses during the DAC amortization period.

The client asset value growth rates are the rates at which variable annuity and VUL insurance contract values invested in separate accounts are assumed to appreciate in the future. The rates used vary by equity and fixed income investments. Management reviews and, where appropriate, adjusts its assumptions with respect to client asset value growth rates on a regular basis. The Company typically uses a five-year mean reversion process as a guideline in setting near-term equity fund growth rates based on a long-term view of financial market performance as well as recent actual performance. The suggested near-term equity fund growth rate is reviewed quarterly to ensure consistency with management's assessment of anticipated equity market performance. DAC amortization expense recorded in a period when client asset value growth rates exceed management's near-term estimate will typically be less than in a period when growth rates fall short of management's near-term estimate.

The Company monitors other principal DAC amortization assumptions, such as persistency, mortality, morbidity, interest margin and maintenance expense levels each quarter and, when assessed independently, each could impact the Company's DAC balances.

The analysis of DAC balances and the corresponding amortization is a dynamic process that considers all relevant factors and assumptions described previously. Unless the Company's management identifies a significant deviation over the course of the quarterly monitoring, management reviews and updates these DAC amortization assumptions annually in the third quarter of each year.

DEFERRED SALES INDUCEMENT COSTS
DSIC consist of bonus interest credits and premium credits added to certain annuity contract and insurance policy values. These benefits are capitalized to the extent they are incremental to amounts that would be credited on similar contracts without the applicable feature. The amounts capitalized are amortized using the same methodology and assumptions used to amortize DAC. The amortization of DSIC is recorded in benefits, claims, losses and settlement expenses.

SEPARATE ACCOUNT ASSETS AND LIABILITIES
Separate account assets and liabilities are primarily funds held for the exclusive benefit of variable annuity contractholders and variable life insurance policyholders, who assume the related investment risk. Income and losses on separate account assets accrue directly to the contractholder or policyholder and are not reported in the Company's Statements of Income. Separate account assets are reported at fair value. Changes in the fair value of separate account assets are offset by changes in the related separate account liabilities. The Company receives mortality and expense risk and other fees, guarantee fees and cost of insurance charges from the related accounts.

FUTURE POLICY BENEFITS AND POLICY CLAIMS AND OTHER POLICYHOLDERS' FUNDS
Fixed Annuities and Variable Annuity Guarantees
Future policy benefits and policy claims and other policyholders' funds related to fixed annuities and variable annuity guarantees include liabilities for fixed account values on fixed and variable deferred annuities, guaranteed benefits associated with variable annuities and fixed annuities in a payout status.

Liabilities for fixed account values on fixed and variable deferred annuities are equal to accumulation values, which are the cumulative gross deposits and credited interest less withdrawals and various charges.

The majority of the variable annuity contracts offered by the Company contain guaranteed minimum death benefit ("GMDB") option provisions. When market values of the customer's accounts decline, the death benefit payable on a contract with a GMDB may exceed the contract accumulation value. The Company also offers variable annuities with death benefit provisions that gross up the amount payable by a certain percentage of contract earnings, which are referred to as gain gross-up ("GGU") benefits. In addition, the Company offers contracts with GMWB and GMAB provisions and, until May 2007, the Company offered contracts containing guaranteed minimum income benefit ("GMIB") provisions.

In determining the liabilities for GMDB, GMIB and the life contingent benefits associated with GMWB, the Company projects these benefits and contract assessments using actuarial models to simulate various equity market scenarios. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC asset valuation for the same contracts. As with DAC, management reviews and where appropriate, adjusts its assumptions each quarter. Unless management identifies a
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

The GMDB liability is determined by estimating the expected value of death benefits in excess of the projected contract accumulation value and recognizing the excess over the estimated meaningful life based on expected assessments (e.g., mortality and expense fees, contractual administrative charges and similar fees).

If elected by the contract owner and after a stipulated waiting period from contract issuance, a GMIB guarantees a minimum lifetime annuity payout based on a specified rate of contract accumulation value growth and predetermined annuity purchase rates. The GMIB liability is determined each period by estimating the expected value of annuitization benefits in excess of the projected contract accumulation value at the date of annuitization and recognizing the excess over the estimated meaningful life based on expected assessments.

The embedded derivatives related to GMAB and the non-life contingent benefits associated with GMWB provisions are recorded at fair value. See Note 11 for information regarding the fair value measurement of embedded derivatives. The liability for the life contingent benefits associated with GMWB provisions is determined in the same way as the GMDB liability. Significant assumptions made in projecting future benefits and fees relate to persistency and benefit utilization. As with DAC, management reviews, and where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year. The changes in both the fair values of the GMWB and GMAB embedded derivatives and the liability for life contingent benefits are reflected in benefits, claims, losses and settlement expenses.

Liabilities for fixed annuities in a benefit or payout status are based on future estimated payments using established industry mortality tables and interest rates.

Life, Disability Income and Long Term Care Insurance
Future policy benefits and policy claims and other policyholders' funds related to life, DI and LTC insurance include liabilities for fixed account values on fixed and variable universal life policies, liabilities for unpaid amounts on reported claims, estimates of benefits payable on claims incurred but not yet reported and estimates of benefits that will become payable on term life, whole life, DI and LTC policies as claims are incurred in the future.

Liabilities for fixed account values on fixed and variable universal life insurance are equal to accumulation values. Accumulation values are the cumulative gross deposits and credited interest less various contractual expense and mortality charges and less amounts withdrawn by policyholders.

A portion of the Company's fixed and variable universal life contracts have product features that result in profits followed by losses from the insurance component of the contract. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the contract. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

In determining the liability for contracts with profits followed by losses, the Company projects benefits and contract assessments using actuarial models. Significant assumptions made in projecting future benefits and assessments relate to customer asset value growth rates, mortality, persistency and investment margins and are consistent with those used for DAC asset valuation for the same contracts. As with DAC, management reviews, and where appropriate, adjusts its assumptions each quarter. Unless management identifies a material deviation over the course of quarterly monitoring, management reviews and updates these assumptions annually in the third quarter of each year.

The liability for these future losses is determined by estimating the death benefits in excess of account value and recognizing the excess over the estimated meaningful life based on expected assessments (e.g. cost of insurance charges, contractual administrative charges, similar fees and investment margin). See Note 8 for information regarding the liability for contracts with secondary guarantees.

Liabilities for unpaid amounts on reported life insurance claims are equal to the death benefits payable under the policies. Liabilities for unpaid amounts on reported DI and LTC claims include any periodic or other benefit amounts due and accrued, along with estimates of the present value of obligations for continuing benefit payments. These amounts are calculated based on claim continuance tables which estimate the likelihood an individual will continue to be eligible for benefits. Present values are calculated at interest rates established when claims are incurred. Anticipated claim continuance rates are based on established industry tables, adjusted as appropriate for the Company's experience.

Liabilities for estimated benefits payable on claims that have been incurred but not yet reported are based on periodic analysis of the actual time lag between when a claim occurs and when it is reported.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Liabilities for estimates of benefits that will become payable on future claims on term life, whole life, DI and LTC policies are based on the net level premium method, using anticipated premium payments, mortality and morbidity rates, policy persistency and interest rates earned on assets supporting the liability. Anticipated mortality and morbidity rates are based on established industry mortality and morbidity tables, with modifications based on the Company's experience. Anticipated premium payments and persistency rates vary by policy form, issue age, policy duration and certain other pricing factors.

Where applicable, benefit amounts expected to be recoverable from reinsurance companies who share in the risk are separately recorded as reinsurance recoverables.

SOURCES OF REVENUE
The Company's principal sources of revenue include premiums, net investment income and policy and contract charges.

Premiums
Premiums include premiums on traditional life, DI and LTC insurance products and immediate annuities with a life contingent feature. Premiums are reported net of reinsurance ceded and are recognized as revenue when due.

Net Investment Income
Net investment income primarily includes interest income on fixed maturity securities, commercial mortgage loans, policy loans and cash and cash equivalents. Interest income is accrued as earned using the effective interest method, which makes an adjustment of the yield for security premiums and discounts on all performing fixed maturity securities so that the related security or loan recognizes a constant rate of return on the outstanding balance throughout its term.

Policy and Contract Charges
Policy and contract charges include mortality and expense risk fees and certain other charges assessed on annuities and fixed and variable universal life insurance, which consist of cost of insurance charges, net of reinsurance premiums and cost of reinsurance for UL insurance products, and administrative and surrender charges. Mortality and expense risk fees include risk, management and administration fees, which are generated directly and indirectly from the Company's separate account assets. Cost of insurance charges on fixed and variable universal life insurance and contract charges and surrender charges on annuities and fixed and variable universal life insurance are recognized as revenue when collected.

Net Realized Investment Gains
Realized gains and losses on the sale of securities are recognized using the specific identification method, on a trade date basis, and charges for investments determined to be other-than-temporarily impaired and related to credit losses.

OTHER INSURANCE AND OPERATING EXPENSES
Other insurance and operating expenses include expenses allocated to the Company from Ameriprise Financial and RiverSource Life for the Company's share of compensation, professional and consultant fees, and expenses associated with information technology and communications, facilities and equipment, advertising and promotion and legal and regulatory costs. Also included are commissions, sales and marketing expenses and other operating expenses. These expenses are presented net of acquisition cost deferrals.

INCOME TAXES
Beginning in 2010, taxable income of the Company and its parent, RiverSource Life, is included in the consolidated federal income tax return of Ameriprise Financial. Ameriprise Financial provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded. Inherent in the provision for income taxes are estimates and judgments regarding the tax treatment of certain items.

In connection with the provision for income taxes, the financial statements reflect certain amounts related to deferred tax assets and liabilities, which result from temporary differences between the assets and liabilities measured for financial statement purposes versus the assets and liabilities measured for tax return purposes.

The Company is required to establish a valuation allowance for any portion of its deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business including the ability to generate capital gains. Consideration is given to, among other things in making this determination: (i) future taxable income exclusive of reversing temporary differences and carryforwards; (ii) future reversals of existing taxable temporary differences; (iii) taxable income in prior carryback years; and (iv) tax planning strategies.
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Management may need to identify and implement appropriate planning strategies to ensure the Company's ability to realize its deferred tax assets and avoid the establishment of a valuation allowance with respect to such assets.

3. RECENT ACCOUNTING PRONOUNCEMENTS
ADOPTION OF NEW ACCOUNTING STANDARDS
Receivables
In April 2011, the Financial Accounting Standards Board ("FASB") updated the accounting standards for troubled debt restructurings. The new standard includes indicators that a lender should consider in determining whether a borrower is experiencing financial difficulties and provides clarification for determining whether the lender has granted a concession to the borrower. The standard sets the effective dates for troubled debt restructuring disclosures required by recent guidance on credit quality disclosures. The standard is effective for interim and annual periods beginning on or after June 15, 2011, and is to be applied retrospectively to modifications occurring on or after the beginning of the annual period of adoption. For purposes of measuring impairments of receivables that are considered impaired as a result of applying the new guidance, the standard should be applied prospectively for the interim or annual period beginning on or after June 15, 2011. The Company adopted the standard in 2011. The adoption did not have any effect on the Company's financial condition and results of operations. See Note 5 for the required disclosures.

Fair Value
In January 2010, the FASB updated the accounting standards related to disclosures on fair value measurements. The standard expands the current disclosure requirements to include additional detail about significant transfers between Levels 1 and 2 within the fair value hierarchy and presents activity in the rollforward of Level 3 activity on a gross basis. The standard also clarifies existing disclosure requirements related to the level of disaggregation to be used for assets and liabilities as well as disclosures on the inputs and valuation techniques used to measure fair value. The standard is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosure requirements related to the Level 3 rollforward, which are effective for interim and annual periods beginning after December 15, 2010. The Company adopted the standard in 2010, except for the additional disclosures related to the Level 3 rollforward, which the Company adopted in 2011. The adoption did not impact the Company's financial condition and results of operations. See Note 11 for the required disclosures.

Consolidation of Variable Interest Entities
In June 2009, the FASB updated the accounting standards related to the consolidation of variable interest entities. The standard amends current consolidation guidance and requires additional disclosures about an enterprise's involvement in variable interest entities. The standard is effective for interim and annual reporting periods beginning after November 15, 2009, with early adoption prohibited. The adoption did not impact the Company's financial condition and results of operations.

Recognition and Presentation of Other-Than-Temporary Impairments ("OTTI")
In April 2009, the FASB updated the accounting standards for the recognition and presentation of other-than-temporary impairments. The standard amends existing guidance on other-than-temporary impairments for debt securities and requires that the credit portion of other-than-temporary impairments be recorded in earnings and the noncredit portion of losses be recorded in other comprehensive income when the entity does not intend to sell the security and it is more likely than not that the entity will not be required to sell the security prior to recovery of its cost basis. The standard requires separate presentation of both the credit and noncredit portions of other-than-temporary impairments on the financial statements and additional disclosures. This standard is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. At the date of adoption, the portion of previously recognized other-than-temporary impairments that represent the noncredit related loss component shall be recognized as a cumulative effect of adoption with an adjustment to the opening balance of retained earnings with a corresponding adjustment to accumulated other comprehensive income (loss). The Company adopted the standard in 2009 and recorded a cumulative effect increase to the opening balance of retained earnings of $0.7 million, net of DAC and DSIC amortization, certain benefit reserves and income taxes, and a corresponding increase to accumulated other comprehensive loss, net of impacts to DAC and DSIC amortization, certain benefit reserves and income taxes. See Note 4 for the required disclosures.

FUTURE ADOPTION OF NEW ACCOUNTING STANDARDS
Balance Sheet
In December 2011, the FASB updated the accounting standards to require new disclosures about offsetting assets and liabilities. The standard requires an entity to disclose both gross and net information about instruments and transactions eligible for offset in the statement of financial position and instruments and transactions subject to an agreement similar to a master netting arrangement. The standard is effective for interim and annual periods beginning on or after January 1, 2013 on
--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

a retrospective basis. The Company is currently evaluating the impact of the standard on its financial condition and results of operations.

Comprehensive Income
In June 2011, the FASB updated the accounting standards related to the presentation of comprehensive income. The standard requires entities to present all nonowner changes in stockholders' equity either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The standard is effective for interim and annual periods beginning after December 15, 2011. The standard is to be applied retrospectively. The adoption of the standard will not impact the Company's financial condition and results of operations.

Fair Value
In May 2011, the FASB updated the accounting standards related to fair value measurement and disclosure requirements. The standard requires entities, for assets and liabilities measured at fair value in the statement of financial position which are Level 3 fair value measurements, to disclose quantitative information about unobservable inputs and assumptions used in the measurements, a description of the valuation processes in place, and a qualitative discussion about the sensitivity of the measurements to changes in unobservable inputs and interrelationships between those inputs if a change in those inputs would result in a significantly different fair value measurement. In addition, the standard requires disclosure of fair value by level within the fair value hierarchy for each class of assets and liabilities not measured at fair value in the statement of financial position but for which the fair value is disclosed. The standard is effective for interim and annual periods beginning on or after December 15, 2011. The adoption of the standard is not expected to have a material impact on the Company's financial condition and results of operations.

Transfers and Servicing: Reconsideration of Effective Control for Repurchase Agreements
In April 2011, the FASB updated the accounting standards related to accounting for repurchase agreements and other similar agreements. The standard modifies the criteria for determining when these transactions would be accounted for as secured borrowings as opposed to sales. The standard is effective prospectively for new transfers and existing transactions that are modified in the first interim or annual period beginning on or after December 15, 2011. The adoption of the standard is not expected to have a material impact on the Company's financial condition and results of operations.

Accounting for Costs Associated with Acquiring or Renewing Insurance Contracts In October 2010, the FASB updated the accounting standards for DAC. Under this new standard, only the following costs incurred in the acquisition of new and renewal insurance contracts would be capitalizable as DAC: (i) incremental direct costs of a successful contract acquisition, (ii) portions of employees' salaries and benefits directly related to time spent performing specified acquisition activities (that is, underwriting, policy issuance and processing, medical and inspection, and sales force contract selling) for a contract that has actually been acquired, (iii) other costs related to the specified acquisition activities that would not have been incurred had the acquisition contract not occurred, and (iv) advertising costs that meet the capitalization criteria in other GAAP guidance for certain direct-response marketing. All other costs are to be expensed as incurred. The Company retrospectively adopted the standard on January 1, 2012. The cumulative effect of the adoption reduced retained earnings by $65.9 million after-tax at January 1, 2012.

4. INVESTMENTS
Available-for-Sale securities distributed by type were as follows:

                                                                           DECEMBER 31, 2011
                                                     -------------------------------------------------------------
                                                                     GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR      NONCREDIT
DESCRIPTION OF SECURITIES (IN THOUSANDS)                COST         GAINS       LOSSES        VALUE      OTTI(1)
------------------------------------------------------------------------------------------------------------------
Fixed maturities:
Corporate debt securities                            $1,111,888    $122,055     $ (5,658)   $1,228,285    $    --
Residential mortgage backed securities                  218,956      11,358       (6,004)      224,310     (2,003)
Commercial mortgage backed securities                   201,865      13,409           --       215,274         --
State and municipal obligations                          86,592      14,082           --       100,674         --
Asset backed securities                                  53,286       3,462         (374)       56,374         --
U.S. government and agencies obligations                  6,808         159          (10)        6,957         --
Foreign government bonds and obligations                  3,794         512          (19)        4,287         --
------------------------------------------------------------------------------------------------------------------
  Total                                              $1,683,189    $165,037     $(12,065)   $1,836,161    $(2,003)
------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

                                                                           DECEMBER 31, 2010
                                                     -------------------------------------------------------------
                                                                     GROSS        GROSS
                                                      AMORTIZED   UNREALIZED   UNREALIZED      FAIR      NONCREDIT
DESCRIPTION OF SECURITIES (IN THOUSANDS)                COST         GAINS       LOSSES        VALUE      OTTI(1)
------------------------------------------------------------------------------------------------------------------
Fixed maturities:
Corporate debt securities                            $1,097,502    $ 90,116      $(3,924)   $1,183,694     $   1
Commercial mortgage backed securities                   224,135      14,437         (117)      238,455        --
Residential mortgage backed securities                  212,480      12,425       (3,284)      221,621      (150)
Asset backed securities                                  63,023       4,056         (344)       66,735        --
State and municipal obligations                          78,513       1,742       (1,318)       78,937        --
U.S. government and agencies obligations                  9,465         195          (20)        9,640        --
Foreign government bonds and obligations                  3,979         527           --         4,506        --
------------------------------------------------------------------------------------------------------------------
  Total                                              $1,689,097    $123,498      $(9,007)   $1,803,588     $(149)
------------------------------------------------------------------------------------------------------------------




  (1) Represents the amount of other-than-temporary impairment losses in accumulated other comprehensive income. Amount includes unrealized gains and losses on impaired securities subsequent to the initial impairment measurement date. These amounts are included in gross unrealized gains and losses as of the end of the period.

At December 31, 2011 and 2010, fixed maturity securities comprised approximately 91% and 90%, respectively, of the Company's total investments. Rating agency designations are based on the availability of ratings from Nationally Recognized Statistical Rating Organizations ("NRSROs"), including Moody's Investors Service ("Moody's"), Standard & Poor's Ratings Services ("S&P") and Fitch Ratings Ltd. ("Fitch"). The Company uses the median of available ratings from Moody's, S&P and Fitch, or if fewer than three ratings are available, the lower rating is used. When ratings from Moody's, S&P and Fitch are unavailable, the Company may utilize ratings from other NRSROs or rate the securities internally. At December 31, 2011 and 2010, approximately $72.9 million and $70.7 million, respectively, of securities were internally rated by Columbia Management Investment Advisers, LLC using criteria similar to those used by NRSROs.

A summary of fixed maturity securities by rating was as follows:

                                                         DECEMBER 31, 2011                      DECEMBER 31, 2010
                                               ---------------------------------------------------------------------------
                                                                         PERCENT OF                             PERCENT OF
                                                AMORTIZED      FAIR      TOTAL FAIR    AMORTIZED      FAIR      TOTAL FAIR
RATINGS (IN THOUSANDS, EXCEPT PERCENTAGES)        COST         VALUE        VALUE        COST         VALUE        VALUE
--------------------------------------------------------------------------------------------------------------------------
AAA                                            $  419,944   $  451,021        24%     $  447,163   $  477,886        26%
AA                                                106,426      118,091         6         120,768      124,707         7
A                                                 260,218      285,900        16         275,272      291,515        16
BBB                                               783,338      873,970        48         738,745      805,948        45
Below investment grade                            113,263      107,179         6         107,149      103,532         6
--------------------------------------------------------------------------------------------------------------------------
  Total fixed maturities                       $1,683,189   $1,836,161       100%     $1,689,097   $1,803,588       100%
--------------------------------------------------------------------------------------------------------------------------


At December 31, 2011 and 2010, approximately 37% and 32%, respectively, of the securities rated AAA were GNMA, FNMA and FHLMC mortgage-backed securities. No holdings of any other issuer were greater than 10% of total equity.

The following tables provide information about Available-for-Sale securities with gross unrealized losses and the length of time that individual securities have been in a continuous unrealized loss position:

                                                                    DECEMBER 31, 2011
                             ----------------------------------------------------------------------------------------------
(IN THOUSANDS, EXCEPT                                                     12 MONTHS OR MORE                   TOTAL
NUMBER OF SECURITIES)                LESS THAN 12 MONTHS
---------------------------------------------------------------------------------------------------------------------------
                              NUMBER OF     FAIR     UNREALIZED    NUMBER OF     FAIR    UNREALIZED    NUMBER OF     FAIR
DESCRIPTION OF SECURITIES:   SECURITIES     VALUE      LOSSES     SECURITIES    VALUE      LOSSES     SECURITIES     VALUE
---------------------------------------------------------------------------------------------------------------------------
Corporate debt securities        36       $ 92,451     $(3,707)        1       $ 9,263     $(1,951)       37       $101,714
Residential mortgage backed
  securities                      9         19,446        (984)       12        18,970      (5,020)       21         38,416
Asset backed securities           1          8,600         (82)        3         2,051        (292)        4         10,651
U.S. government and
  agencies obligations           --             --          --         1         4,497         (10)        1          4,497
Foreign government bonds
  and obligations                 2            527         (19)       --            --          --         2            527
---------------------------------------------------------------------------------------------------------------------------
  Total                          48       $121,024     $(4,792)       17       $34,781     $(7,273)       65       $155,805
---------------------------------------------------------------------------------------------------------------------------
                              DECEMBER
                              31, 2011
(IN THOUSANDS, EXCEPT        ----------
NUMBER OF SECURITIES)           TOTAL
---------------------------------------
                             UNREALIZED
DESCRIPTION OF SECURITIES:     LOSSES
---------------------------------------
Corporate debt securities     $ (5,658)
Residential mortgage backed
  securities                    (6,004)
Asset backed securities           (374)
U.S. government and
  agencies obligations             (10)
Foreign government bonds
  and obligations                  (19)
---------------------------------------
  Total                       $(12,065)
---------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

                                                                    DECEMBER 31, 2010
(IN THOUSANDS, EXCEPT        ----------------------------------------------------------------------------------------------
NUMBER OF SECURITIES)                LESS THAN 12 MONTHS                  12 MONTHS OR MORE                   TOTAL
---------------------------------------------------------------------------------------------------------------------------
                              NUMBER OF     FAIR     UNREALIZED    NUMBER OF     FAIR    UNREALIZED    NUMBER OF     FAIR
DESCRIPTION OF SECURITIES:   SECURITIES     VALUE      LOSSES     SECURITIES    VALUE      LOSSES     SECURITIES     VALUE
---------------------------------------------------------------------------------------------------------------------------
Corporate debt securities        36       $109,372     $(2,478)        5       $12,394     $(1,446)       41       $121,766
Residential mortgage backed
  securities                      1          6,618         (52)       12        17,528      (3,232)       13         24,146
Commercial mortgage backed
  securities                      2          9,372        (117)       --            --          --         2          9,372
Asset backed securities           1            961         (56)        3         3,782        (288)        4          4,743
State and municipal
  obligations                    16         37,141      (1,318)       --            --          --        16         37,141
U.S. government and
  agencies obligations            1          6,808         (20)       --            --          --         1          6,808
---------------------------------------------------------------------------------------------------------------------------
  Total                          57       $170,272     $(4,041)       20       $33,704     $(4,966)       77       $203,976
---------------------------------------------------------------------------------------------------------------------------
                              DECEMBER
                              31, 2010
(IN THOUSANDS, EXCEPT        ----------
NUMBER OF SECURITIES)           TOTAL
---------------------------------------
                             UNREALIZED
DESCRIPTION OF SECURITIES:     LOSSES
---------------------------------------
Corporate debt securities      $(3,924)
Residential mortgage backed
  securities                    (3,284)
Commercial mortgage backed
  securities                      (117)
Asset backed securities           (344)
State and municipal
  obligations                   (1,318)
U.S. government and
  agencies obligations             (20)
---------------------------------------
  Total                        $(9,007)
---------------------------------------


As part of the Company's ongoing monitoring process, management determined that a majority of the gross unrealized losses on its Available-for-Sale securities are attributable to movement in credit spreads.

The following table presents a rollforward of the cumulative amounts recognized in the Statements of Income for other-than-temporary impairments related to credit losses on securities for which a portion of the securities' total other-than-temporary impairments was recognized in other comprehensive income:

                                                                     YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
(IN THOUSANDS)                                                   2011             2010           2009
-------------------------------------------------------------------------------------------------------
Beginning balance                                               $1,927           $1,894        $ 1,892
Credit losses for which an other-than-temporary
  impairment was not previously recognized                         646               --            496
Credit losses for which an other-than-temporary
  impairment was previously recognized                             154               33            861
Reductions for securities sold during the period
  (realized)                                                        --               --         (1,355)
-------------------------------------------------------------------------------------------------------
Ending balance                                                  $2,727           $1,927        $ 1,894
-------------------------------------------------------------------------------------------------------


The change in net unrealized securities gains (losses) in other comprehensive income includes three components, net of tax: (i) unrealized gains (losses) that arose from changes in the market value of securities that were held during the period; (ii) (gains) losses that were previously unrealized, but have been recognized in current period net income due to sales of Available-for-Sale securities and due to the reclassification of noncredit other-than-temporary impairment losses to credit losses and (iii) other items primarily consisting of adjustments in asset and liability balances, such as DAC, DSIC, benefit reserves and reinsurance recoverables, to reflect the expected impact on their carrying values had the unrealized gains (losses) been realized as of the respective balance sheet dates.

The following table presents a rollforward of the net unrealized securities gains (losses) on Available-for-Sale securities included in accumulated other comprehensive income:

                                                                                         ACCUMULATED OTHER
                                                               NET                      COMPREHENSIVE INCOME
                                                           UNREALIZED                      RELATED TO NET
                                                           SECURITIES      DEFERRED    UNREALIZED SECURITIES
(IN THOUSANDS)                                           GAINS (LOSSES)   INCOME TAX       GAINS (LOSSES)
------------------------------------------------------------------------------------------------------------
Balance at January 1, 2009                                  $(97,915)      $ 34,271           $(63,644)
Cumulative effect of accounting change                        (1,149)           402               (747)(1)
Net unrealized securities gains arising during the
  period(3)                                                  184,164        (64,458)           119,706
Reclassification of net gains included in net income          (2,943)         1,030             (1,913)
Impact on DAC, DSIC, benefit reserves and reinsurance
  recoverables                                               (35,705)        12,528            (23,177)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2009                                  46,452        (16,227)            30,225(2)
Net unrealized securities gains arising during the
  period(3)                                                   60,672        (21,235)            39,437
Reclassification of net gains included in net income          (2,096)           734             (1,362)
Impact on DAC, DSIC, benefit reserves and reinsurance
  recoverables                                               (37,550)        13,111            (24,439)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2010                                  67,478        (23,617)            43,861(2)
Net unrealized securities gains arising during the
  period(3)                                                   39,159        (13,706)            25,453
Reclassification of net gains included in net income            (678)           237               (441)
Impact on DAC, DSIC, benefit reserves and reinsurance
  recoverables                                               (16,251)         5,688            (10,563)
------------------------------------------------------------------------------------------------------------
Balance at December 31, 2011                                $ 89,708       $(31,398)          $ 58,310(2)
------------------------------------------------------------------------------------------------------------




  (1) Amount represents the cumulative effect of adopting a new accounting standard on January 1, 2009. See Note 3 for additional information on the adoption impact.
  (2) Includes $(1.1) million, $(78) thousand and $(28) thousand, respectively, of noncredit related impairments on securities and net unrealized securities losses on previously impaired securities at December 31, 2011, 2010 and 2009, respectively.
  (3) Includes other-than-temporary impairment losses on Available-for-Sale securities related to factors other than credit that were recognized in other comprehensive income during the period.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Net realized gains and losses on Available-for-Sale securities, determined using the specific identification method, recognized in net realized investment gains were as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
(IN THOUSANDS)                                                   2011             2010           2009
-------------------------------------------------------------------------------------------------------
Gross realized investment gains                                 $2,036           $2,636        $11,098
Gross realized investment losses                                  (558)            (304)        (2,950)
Other-than-temporary impairments                                  (800)            (236)        (5,205)


Other-than-temporary impairments for the year ended December 31, 2011 primarily related to credit losses on non-agency residential mortgage backed securities. Other-than-temporary impairments for the year ended December 31, 2010 primarily related to credit losses on non-agency residential mortgage backed securities as well as corporate debt securities in the gaming industry. Other-than-temporary impairments for the year ended December 31, 2009 related to credit losses on non-agency residential mortgage backed securities and corporate debt securities in the gaming industry and banking and finance industries.

Available-for-Sale securities by contractual maturity at December 31, 2011 were as follows:

                                                                        AMORTIZED        FAIR
(IN THOUSANDS)                                                            COST          VALUE
-----------------------------------------------------------------------------------------------
Due within one year                                                    $   78,703     $  79,742
Due after one year through five years                                     410,958       428,561
Due after five years through 10 years                                     460,163       511,217
Due after 10 years                                                        259,258       320,683
-----------------------------------------------------------------------------------------------
                                                                                       1,340,2-
                                                                        1,209,082            03
Residential mortgage backed securities                                    218,956       224,310
Commercial mortgage backed securities                                     201,865       215,274
Asset backed securities                                                    53,286        56,374
-----------------------------------------------------------------------------------------------
                                                                                      $1,836,1-
  Total                                                                $1,683,189            61
-----------------------------------------------------------------------------------------------


Actual maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations. Residential mortgage backed securities, commercial mortgage backed securities and asset backed securities are not due at a single maturity date. As such, these securities were not included in the maturities distribution.

At both December 31, 2011 and 2010, bonds carried at $0.3 million were on deposit with various states as required by law.

Net investment income is summarized as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
(IN THOUSANDS)                                                   2011             2010           2009
-------------------------------------------------------------------------------------------------------
Income on fixed maturities                                     $ 95,378         $ 97,524       $ 91,198
Income on commercial mortgage loans                               9,496           10,560         11,716
Income on policy loans and other investments                      2,042            2,167          3,056
-------------------------------------------------------------------------------------------------------
                                                                106,916          110,251        105,970
Less: investment expenses                                         3,360            3,179          2,891
-------------------------------------------------------------------------------------------------------
  Total                                                        $103,556         $107,072       $103,079
-------------------------------------------------------------------------------------------------------


Net realized investment gains (losses) are summarized as follows:

                                                                     YEARS ENDED DECEMBER 31,
                                                           --------------------------------------------
(IN THOUSANDS)                                                   2011             2010           2009
-------------------------------------------------------------------------------------------------------
Fixed maturities                                                 $678            $2,096         $2,943
Commercial mortgage loans                                         (36)             (450)          (900)
Cash equivalents                                                    1                --              2
-------------------------------------------------------------------------------------------------------
  Total                                                          $643            $1,646         $2,045
-------------------------------------------------------------------------------------------------------


5. FINANCING RECEIVABLES
The Company's financing receivables include commercial mortgage loans and policy loans. Policy loans do not exceed the cash value of the policy at origination. As there is minimal risk of loss related to policy loans, the Company does not record an allowance for loan losses for policy loans.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

ALLOWANCE FOR LOAN LOSSES
The following table presents a rollforward of the allowance for loan losses for the years ended and the ending balance of the allowance for loan losses by impairment method:

                                                                             DECEMBER 31,
                                                                      -------------------------
(IN THOUSANDS)                                                            2011           2010
-----------------------------------------------------------------------------------------------
COMMERCIAL MORTGAGE LOANS
Beginning balance                                                        $2,538         $2,088
  Charge-offs                                                              (500)            --
  Provisions                                                                 --            450
-----------------------------------------------------------------------------------------------
Ending balance                                                           $2,038         $2,538
-----------------------------------------------------------------------------------------------
Individually evaluated for impairment                                    $   --         $  500
Collectively evaluated for impairment                                     2,038          2,038
-----------------------------------------------------------------------------------------------


The recorded investment in financing receivables by impairment method was as follows:

                                                                             DECEMBER 31,
                                                                      -------------------------
(IN THOUSANDS)                                                            2011           2011
-----------------------------------------------------------------------------------------------
COMMERCIAL MORTGAGE LOANS
Individually evaluated for impairment                                   $     --       $  5,398
Collectively evaluated for impairment                                    155,331        164,991
-----------------------------------------------------------------------------------------------
  Total                                                                 $155,331       $170,389
-----------------------------------------------------------------------------------------------


As of December 31, 2011 and 2010, the Company's recorded investment in financing receivables individually evaluated for impairment for which there was no related allowance for loan losses was nil and $3.5 million, respectively.

The Company has not acquired any loans with deteriorated credit quality as of the acquisition date.

CREDIT QUALITY INFORMATION
Nonperforming loans, which are generally loans 90 days or more past due, were nil and $1.9 million as of December 31, 2011 and 2010, respectively. All other loans were considered to be performing.

Commercial Mortgage Loans
The Company reviews the credit worthiness of the borrower and the performance of the underlying properties in order to determine the risk of loss on commercial mortgage loans. Based on this review, the commercial mortgage loans are assigned an internal risk rating, which management updates as necessary. Commercial mortgage loans which management has assigned its highest risk rating were nil and 3% of total commercial mortgage loans as of December 31, 2011 and 2010, respectively. Loans with the highest risk rating represent distressed loans which the Company has identified as impaired or expects to become delinquent or enter into foreclosure within the next six months. In addition, the Company reviews the concentrations of credit risk by region and property type.

Concentrations of credit risk of commercial mortgage loans by U.S. region were as follows:

                                                      DECEMBER 31, 2011                     DECEMBER 31, 2010
                                             -------------------------------------------------------------------------
                                                        PERCENT OF     FUNDING                PERCENT OF     FUNDING
(IN THOUSANDS, EXCEPT PERCENTAGES)             LOANS       LOANS     COMMITMENTS     LOANS       LOANS     COMMITMENTS
----------------------------------------------------------------------------------------------------------------------
South Atlantic                               $ 34,768        23%        $   --     $ 35,563        21%         $ --
East North Central                             26,527        17             --       29,896        18            --
Pacific                                        22,107        14             --       24,725        14            --
Mountain                                       21,795        14          2,400       25,656        15            --
Middle Atlantic                                17,138        11             --       18,285        11           100
New England                                    14,503         9             --       15,795         9            --
East South Central                              9,524         6             --       10,955         6            --
West South Central                              4,868         3             --        5,073         3            --
West North Central                              4,101         3             --        4,441         3            --
                                             --------       ---         ------     --------       ---          ----
                                              155,331       100%        $2,400      170,389       100%         $100
                                                            ---         ------                    ---          ----
Less: allowance for loan losses                 2,038                                 2,538
                                             --------                              --------
    Total                                    $153,293                              $167,851
----------------------------------------------------------------------------------------------------------------------

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Concentrations of credit risk of commercial mortgage loans by property type were as follows:

                                                      DECEMBER 31, 2011                     DECEMBER 31, 2010
                                             -------------------------------------------------------------------------
                                                        PERCENT OF     FUNDING                PERCENT OF     FUNDING
(IN THOUSANDS, EXCEPT PERCENTAGES)             LOANS       LOANS     COMMITMENTS     LOANS       LOANS     COMMITMENTS
----------------------------------------------------------------------------------------------------------------------
Industrial                                   $ 42,582        27%        $1,300     $ 46,065        27%         $ --
Office                                         42,358        27          1,100       47,015        28           100
Retail                                         38,676        25             --       44,079        26            --
Apartments                                     22,650        15             --       23,714        14            --
Hotel                                           4,020         3             --        4,274         2            --
Mixed Use                                       2,958         2             --        3,068         2            --
Other                                           2,087         1             --        2,174         1            --
                                             --------       ---         ------     --------       ---          ----
                                              155,331       100%        $2,400      170,389       100%         $100
                                                            ---         ------                    ---          ----
Less: allowance for loan losses                 2,038                                 2,538
                                             --------                              --------
    Total                                    $153,293                              $167,851
----------------------------------------------------------------------------------------------------------------------


6. DEFERRED ACQUISITION COSTS AND DEFERRED SALES INDUCEMENT COSTS
During the third quarter of 2011, 2010 and 2009, management reviewed and updated the DAC and DSIC valuation assumptions for the Company's products. As part of its third quarter 2010 process, management extended the projection periods used for its annuity products and revised client asset value growth rates assumed for variable annuity and variable universal life contracts.

The balances of and changes in DAC were as follows:

(IN THOUSANDS)                                                         2011        2010        2009
-----------------------------------------------------------------------------------------------------
Balance at January 1                                                 $227,688    $221,942    $236,619
Capitalization of acquisition costs                                    25,183      23,289      27,171
Amortization, excluding the impact of valuation assumptions review    (19,925)    (24,994)    (21,550)
Amortization impact of valuation assumptions review                    (3,900)     17,300       9,600
Impact of change in net unrealized securities gains                    (5,104)     (9,849)    (29,898)
-----------------------------------------------------------------------------------------------------
Balance at December 31                                               $223,942    $227,688    $221,942
-----------------------------------------------------------------------------------------------------


The balances of and changes in DSIC were as follows:

(IN THOUSANDS)                                                         2011        2010        2009
-----------------------------------------------------------------------------------------------------
Balance at January 1                                                 $23,947     $22,919     $23,808
Capitalization of sales inducement costs                                 588       2,460       5,305
Amortization, excluding the impact of valuation assumptions review    (2,408)     (2,744)     (3,441)
Amortization impact of valuation assumptions review                     (400)      2,400         400
Impact of change in net unrealized securities gains                     (505)     (1,088)     (3,153)
-----------------------------------------------------------------------------------------------------
Balance at December 31                                               $21,222     $23,947     $22,919
-----------------------------------------------------------------------------------------------------


As described in Note 3, the Company adopted a new accounting standard on the recognition and presentation of other-than-temporary impairments in the first quarter of 2009. The adoption had no net impact to DAC and DSIC.

7. REINSURANCE
Generally, the Company currently reinsures 90% of the death benefit liability related to almost all individual fixed and variable universal life and term life insurance products. As a result, the Company typically retains and is at risk for 10% of each policy's death benefit from the first dollar of coverage for new sales of these policies, subject to the reinsurers fulfilling their obligations. The Company began reinsuring risks at this level during 2002 for term life insurance and 2003 for individual fixed and variable universal life insurance. Policies issued prior to these dates are not subject to these same reinsurance levels. Generally, the maximum amount of life insurance risk retained by the Company is $1.5 million on a single life and $1.5 million on any flexible premium survivorship life policy. Risk on fixed and variable universal life policies is reinsured on a yearly renewable term basis. Risk on most term life policies starting in 2002 is reinsured on a coinsurance basis, a type of reinsurance in which the reinsurer participates proportionally in all material risks and premiums associated with a policy.

For existing LTC policies, the Company, for 1996 and later issues, retained 50% of the risk and ceded the remaining 50% of the risk on a coinsurance basis to Genworth Life Insurance Company of New York ("Genworth").

The Company also has life insurance risk previously assumed under a reinsurance arrangement with an unaffiliated insurance company.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Generally, the Company retains at most $5,000 per month of risk per life on DI policies sold on policy forms introduced in August 2010 and reinsures the remainder of the risk on a coinsurance basis with unaffiliated reinsurance companies. The Company retains all risk for new claims on DI contracts sold on other policy forms. The Company also retains all risk on accidental death benefit claims and substantially all risk associated with waiver of premium provisions.

At December 31, 2011 and 2010, traditional life and universal life insurance in force aggregated $11.0 billion and $10.9 billion, respectively, of which $7.1 billion and $6.8 billion were reinsured at the respective year ends. Life insurance in force is reported on a statutory basis.

The effect of reinsurance on premiums was as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                    ---------------------------------
(IN THOUSANDS)                                                         2011        2010        2009
-----------------------------------------------------------------------------------------------------
Direct premiums                                                      $ 34,635    $36,261     $ 35,949
Reinsurance ceded                                                     (10,932)    (9,855)     (10,885)
-----------------------------------------------------------------------------------------------------
Net premiums                                                         $ 23,703    $26,406     $ 25,064
-----------------------------------------------------------------------------------------------------


Policy and contract charges are presented on the Statements of Income net of $3.6 million, $3.2 million and $2.9 million of reinsurance ceded for the years ended December 31, 2011, 2010 and 2009, respectively.

Reinsurance recovered from reinsurers was $5.8 million, $3.2 million and $4.5 million for the years ended December 31, 2011, 2010 and 2009, respectively. Reinsurance contracts do not relieve the Company from its primary obligation to policyholders.

Reinsurance recoverables include approximately $67.1 million and $60.8 million related to LTC risk ceded to Genworth as of December 31, 2011 and 2010, respectively. Future policy benefits include $3.9 million and $4.4 million related to an assumed reinsurance arrangement as of December 31, 2011 and 2010, respectively.

8. FUTURE POLICY BENEFITS, POLICY CLAIMS AND OTHER POLICYHOLDERS' FUNDS AND SEPARATE ACCOUNT LIABILITIES
Future policy benefits and policy claims and other policyholders' funds consisted of the following:

                                                                                DECEMBER 31,
                                                                          -----------------------
(IN THOUSANDS)                                                               2011         2010
-------------------------------------------------------------------------------------------------
Fixed annuities                                                           $1,175,207   $1,183,309
Variable annuity fixed sub-accounts                                          234,734      235,603
Variable annuity GMWB                                                         66,621       17,818
Variable annuity GMAB                                                         13,632        4,455
Other variable annuity guarantees                                                668          665
-------------------------------------------------------------------------------------------------
  Total annuities                                                          1,490,862    1,441,850
VUL/UL insurance                                                             167,546      159,265
VUL/UL insurance additional liabilities                                       14,315        9,214
Other life, DI and LTC insurance                                             309,419      290,328
-------------------------------------------------------------------------------------------------
  Total future policy benefits                                             1,982,142    1,900,657
Policy claims and other policyholders' funds                                   6,753        7,308
-------------------------------------------------------------------------------------------------
  Total future policy benefits and policy claims and other
     policyholders' funds                                                 $1,988,895   $1,907,965
-------------------------------------------------------------------------------------------------


Separate account liabilities consisted of the following:

                                                                                DECEMBER 31,
                                                                          -----------------------
(IN THOUSANDS)                                                               2011         2010
-------------------------------------------------------------------------------------------------
Variable annuity variable sub-accounts                                    $3,094,544   $3,112,417
VUL insurance variable sub-accounts                                          318,004      335,073
Other insurance variable sub-accounts                                            927          997
-------------------------------------------------------------------------------------------------
  Total                                                                   $3,413,475   $3,448,487
-------------------------------------------------------------------------------------------------


Fixed Annuities
Fixed annuities include both deferred and payout contracts. Deferred contracts offer a guaranteed minimum rate of interest and security of the principal invested. Payout contracts guarantee a fixed income payment for life or the term of the contract. The Company generally invests the proceeds from the annuity payments in fixed rate securities.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Variable Annuities
Purchasers of variable annuities can select from a variety of investment options and can elect to allocate a portion to a fixed account. A vast majority of the premiums received for variable annuity contracts are held in separate accounts where the assets are held for the exclusive benefit of those contractholders.

Most of the variable annuity contracts issued by the Company contain one or more guaranteed benefits, including GMWB, GMAB, GMDB and/or GGU provisions. The Company previously offered contracts with GMIB provisions. See Note 2 and Note 9 for additional information regarding the Company's variable annuity guarantees. The Company does not currently hedge its risk under the GMDB, GGU and GMIB provisions. See Note 14 for additional information regarding derivative instruments used to hedge risks related to GMWB and GMAB provisions.

Insurance Liabilities
VUL/UL is the largest group of insurance policies written by the Company. Purchasers of VUL can select from a variety of investment options and can elect to allocate a portion to a fixed account or a separate account. A vast majority of the premiums received for VUL policies are held in separate accounts where the assets are held for the exclusive benefit of those policyholders. The Company also offers term insurance as well as disability products. The Company no longer offers stand alone LTC products but has in force policies from prior years. Insurance liabilities include accumulation values, unpaid reported claims, incurred but not reported claims and obligations for anticipated future claims.

Portions of the Company's fixed and variable universal life policies have product features that result in profits followed by losses from the insurance component of the policy. These profits followed by losses can be generated by the cost structure of the product or secondary guarantees in the policy. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges.

9. VARIABLE ANNUITY AND INSURANCE GUARANTEES
The majority of the variable annuity contracts offered by the Company contain GMDB provisions. The Company also offers variable annuities with GGU, GMWB and GMAB provisions. The Company previously offered contracts containing GMIB provisions. See Note 2 and Note 8 for additional information regarding the Company's variable annuity guarantees.

The GMDB provisions provide a specified minimum return upon death of the contractholder. The death benefit payable is the greater of (i) the contract value less any purchase payment credits subject to recapture and less a pro-rata portion of any rider fees or (ii) the GMDB provisions specified in the contract. The Company has three primary GMDB provisions:

- Return of premium -- provides purchase payments minus adjusted partial surrenders.

- Reset -- provides that the value resets to the account value every sixth contract anniversary minus adjusted partial surrenders. This provision is often provided in combination with the return of premium provision. This provision is no longer offered.

- Ratchet -- provides that the value ratchets up to the maximum account value at specified anniversary intervals, plus subsequent purchase payments, less adjusted partial surrenders.

The variable annuity contracts with GMWB riders typically have account values that are based on an underlying portfolio of mutual funds, the values of which fluctuate based on fund performance. At issue, the guaranteed amount is equal to the amount deposited but the guarantee may be increased annually to the account value (a "step-up") in the case of favorable market performance. All new contracts with a living benefit must enroll in the Company's investment allocation program choosing from one of the five asset allocation models.

The Company has GMWB riders in force, which contain one or more of the following provisions:

- Withdrawals at a specified rate per year until the amount withdrawn is equal to the guaranteed amount.

- Withdrawals at a specified rate per year for the life of the contractholder ("GMWB for life").

- Withdrawals at a specified rate per year for joint contractholders while either is alive.

- Withdrawals based on performance of the contract.

- Withdrawals based on the age withdrawals begin.

- Once withdrawals begin, the contractholder's funds are moved to one of the three least aggressive asset allocation models.

- Credits are applied annually for a specified number of years to increase the guaranteed amount as long as withdrawals have not been taken.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Variable annuity contractholders age 79 or younger at contract issue can also obtain a principal-back guarantee by purchasing the optional GMAB rider for an additional charge. The GMAB rider guarantees that, regardless of market performance at the end of the 10-year waiting period, the contract value will be no less than the original investment or 80% of the highest anniversary value, adjusted for withdrawals. If the contract value is less than the guarantee at the end of the 10 year period, a lump sum will be added to the contract value to make the contract value equal to the guarantee value.

Certain UL policies offered by the Company provide secondary guarantee benefits. The secondary guarantee ensures that, subject to specified conditions, the policy will not terminate and will continue to provide a death benefit even if there is insufficient policy value to cover the monthly deductions and charges. The following table provides information related to variable annuity guarantees for which the Company has established additional liabilities:

                                                   DECEMBER 31, 2011                            DECEMBER 31, 2010
                                    --------------------------------------------------------------------------------------
                                                  CONTRACT                 WEIGHTED                 CONTRACT
VARIABLE ANNUITY GUARANTEES BY         TOTAL      VALUE IN        NET       AVERAGE      TOTAL      VALUE IN        NET
BENEFIT TYPE(1)                      CONTRACT     SEPARATE      AMOUNT     ATTAINED    CONTRACT     SEPARATE      AMOUNT
(IN THOUSANDS, EXCEPT AGE)             VALUE      ACCOUNTS    AT RISK(2)      AGE        VALUE      ACCOUNTS    AT RISK(2)
--------------------------------------------------------------------------------------------------------------------------
GMDB:
  Return of premium                 $2,011,895   $1,938,491     $17,231       62      $1,870,152   $1,804,744     $ 6,774
  Five/six-year reset                  632,457      489,347      17,853       62         792,424      641,143      15,804
  One-year ratchet                     447,460      433,022      22,175       64         443,530      428,059      11,344
  Five-year ratchet                    181,760      177,014       4,008       61         180,228      175,810       1,798
--------------------------------------------------------------------------------------------------------------------------
     Total -- GMDB                  $3,273,572   $3,037,874     $61,267       62      $3,286,334   $3,049,756     $35,720
--------------------------------------------------------------------------------------------------------------------------
GGU DEATH BENEFIT                   $      129   $      114     $    --       52      $      142   $      127     $    --
GMIB                                $   19,084   $   17,954     $ 4,072       63      $   24,882   $   23,352     $ 2,797
GMWB:
  GMWB                              $  231,605   $  230,593     $12,287       65      $  252,182   $  251,003     $ 5,163
  GMWB for life                      1,243,218    1,236,664      40,035       64       1,069,666    1,066,043       5,192
--------------------------------------------------------------------------------------------------------------------------
     Total -- GMWB                  $1,474,823   $1,467,257     $52,322       64      $1,321,848   $1,317,046     $10,355
--------------------------------------------------------------------------------------------------------------------------
GMAB                                $  233,835   $  233,544     $ 3,756       56      $  212,750   $  211,578     $   931
                                    DECEMBER
                                    31, 2010
                                    --------
                                    WEIGHTED
VARIABLE ANNUITY GUARANTEES BY       AVERAGE
BENEFIT TYPE(1)                     ATTAINED
(IN THOUSANDS, EXCEPT AGE)             AGE
--------------------------------------------
GMDB:
  Return of premium                    61
  Five/six-year reset                  62
  One-year ratchet                     63
  Five-year ratchet                    61
--------------------------------------------
     Total -- GMDB                     62
--------------------------------------------
GGU DEATH BENEFIT                      51
GMIB                                   62
GMWB:
  GMWB                                 64
  GMWB for life                        63
--------------------------------------------
     Total -- GMWB                     63
--------------------------------------------
GMAB                                   55




  (1) Individual variable annuity contracts may have more than one guarantee and therefore may be included in more than one benefit type. Variable annuity contracts for which the death benefit equals the account value are not shown in this table.
  (2) Represents the current guaranteed benefit amount in excess of the current contract value. GMIB, GMWB and GMAB benefits are subject to waiting periods and payment periods specified in the contract.

Changes in additional liabilities for variable annuity and insurance guarantees were as follows:

(IN THOUSANDS)                                            GMDB & GGU   GMIB     GMWB       GMAB       UL
----------------------------------------------------------------------------------------------------------
Balance at January 1, 2009                                  $ 2,488    $403   $ 75,843   $ 18,796   $  943
Incurred claims                                                (107)    (19)   (66,655)   (14,422)     719
Paid claims                                                  (2,056)     --         --         --     (431)
----------------------------------------------------------------------------------------------------------
Balance at December 31, 2009                                    325     384      9,188      4,374    1,231
Incurred claims                                                 661      64      8,630         81    4,926
Paid claims                                                    (769)     --         --         --      (81)
----------------------------------------------------------------------------------------------------------
Balance at December 31, 2010                                    217     448     17,818      4,455    6,076
Incurred claims                                                 309      31     48,803      9,177    3,016
Paid claims                                                    (337)     --         --         --       (9)
----------------------------------------------------------------------------------------------------------
Balance at December 31, 2011                                $   189    $479   $ 66,621   $ 13,632   $9,083
----------------------------------------------------------------------------------------------------------


The liabilities for guaranteed benefits are supported by general account assets.

The following table summarizes the distribution of separate account balances by asset type for variable annuity contracts providing guaranteed benefits:

                                                                                DECEMBER 31,
                                                                          -----------------------
(IN THOUSANDS)                                                               2011         2010
-------------------------------------------------------------------------------------------------
Mutual funds:
  Equity                                                                  $1,627,641   $1,715,400
  Bond                                                                     1,313,343    1,232,129
  Other                                                                      106,383      120,187
-------------------------------------------------------------------------------------------------
Total mutual funds                                                        $3,047,367   $3,067,716
-------------------------------------------------------------------------------------------------


No gains or losses were recognized on assets transferred to separate accounts for the years ended December 31, 2011, 2010 and 2009.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

10. LINES OF CREDIT
The Company has available a committed line of credit with Ameriprise Financial aggregating the lesser of $25 million or 5% of the Company's statutory admitted assets as of the prior year end. The interest rate for any borrowings is established by reference to LIBOR. This line of credit is renewed annually on August 1st with Ameriprise Financial and filed with the New York State Insurance Department. There were no amounts outstanding on this line of credit at December 31, 2011 and 2010.

11. FAIR VALUES OF ASSETS AND LIABILITIES
GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date; that is, an exit price. The exit price assumes the asset or liability is not exchanged subject to a forced liquidation or distressed sale.

VALUATION HIERARCHY
The Company categorizes its fair value measurements according to a three-level hierarchy. The hierarchy prioritizes the inputs used by the Company's valuation techniques. A level is assigned to each fair value measurement based on the lowest level input that is significant to the fair value measurement in its entirety. The three levels of the fair value hierarchy are defined as follows:

Level 1 Unadjusted quoted prices for identical assets or liabilities in active markets that are accessible at the measurement date.

Level 2 Prices or valuations based on observable inputs other than quoted prices in active markets for identical assets and liabilities.

Level 3 Prices or valuations that require inputs that are both significant to the fair value measurement and unobservable.

DETERMINATION OF FAIR VALUE
The Company uses valuation techniques consistent with the market and income approaches to measure the fair value of its assets and liabilities. The Company's market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities. The Company's income approach uses valuation techniques to convert future projected cash flows to a single discounted present value amount. When applying either approach, the Company maximizes the use of observable inputs and minimizes the use of unobservable inputs.

The following is a description of the valuation techniques used to measure fair value and the general classification of these instruments pursuant to the fair value hierarchy.

ASSETS
Cash Equivalents
Cash equivalents include highly liquid investments with original maturities of 90 days or less. The Company's cash equivalents are classified as Level 2 and measured at amortized cost, which is a reasonable estimate of fair value because of the short time between the purchase of the instrument and its expected realization.

Available-for-Sale Securities
When available, the fair value of securities is based on quoted prices in active markets. If quoted prices are not available, fair values are obtained from third-party pricing services, non-binding broker quotes, or other model-based valuation techniques. Level 1 securities include U.S. Treasuries. Level 2 securities include municipal and corporate bonds, residential mortgage backed securities, commercial mortgage backed securities, asset backed securities and U.S. agency and foreign government securities. The fair value of these Level 2 securities is based on a market approach with prices obtained from third-party pricing services. Observable inputs used to value these securities can include, but are not limited to reported trades, benchmark yields, issuer spreads and non-binding broker quotes. Level 3 securities primarily include corporate bonds, certain non-agency residential mortgage backed securities and asset backed securities. The fair value of corporate bonds and certain asset backed securities classified as Level 3 is typically based on a single non-binding broker quote. The fair value of certain asset backed securities and non-agency residential mortgage backed securities is obtained from third-party pricing services who use significant unobservable inputs to estimate the fair value.

Prices received from third-party pricing services are subjected to exception reporting that identifies investments with significant daily price movements as well as no movements. The Company reviews the exception reporting and resolves the exceptions through reaffirmation of the price or recording an appropriate fair value estimate. The Company also performs subsequent transaction testing. The Company performs annual due diligence of third-party pricing services. The Company's due diligence procedures include assessing the vendor's valuation qualifications, control environment, analysis of asset-class specific valuation methodologies, and understanding of sources of market observable assumptions and unobservable

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------


assumptions, if any, employed in the valuation methodology. The Company also considers the results of its exception reporting controls and any resulting price challenges that arise.

Separate Account Assets
The fair value of assets held by separate accounts is determined by the net asset value ("NAV") of the funds in which those separate accounts are invested. The NAV represents the exit price for the separate account. Separate account assets are classified as Level 2 as they are traded in principal-to-principal markets with little publicly released pricing information.

Other Assets
Derivatives that are measured using quoted prices in active markets, such as derivatives that are exchange-traded, are classified as Level 1 measurements. The fair value of derivatives that are traded in less active over-the-counter markets are generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and the majority of options. The counterparties' nonperformance risk associated with uncollateralized derivative assets was immaterial at December 31, 2011 and 2010. See Note 14 for further information on the credit risk of derivative instruments and related collateral.

LIABILITIES
Future Policy Benefits
The Company values the embedded derivative liability attributable to the provisions of certain variable annuity riders using internal valuation models. These models calculate fair value by discounting expected cash flows from benefits plus margins for profit, risk and expenses less embedded derivative fees. The projected cash flows used by these models include observable capital market assumptions (such as, market implied equity volatility and the LIBOR swap curve) and incorporate significant unobservable inputs related to contractholder behavior assumptions (such as withdrawals and lapse rates) and margins for risk, profit and expenses that the Company believes an exit market participant would expect. The fair value of these embedded derivatives also reflects a current estimate of the Company's nonperformance risk specific to these liabilities. Given the significant unobservable inputs to this valuation, these measurements are classified as Level 3. The embedded derivative liability attributable to these provisions is recorded in future policy benefits.

Other Liabilities
The fair value of derivatives that are traded in less active over-the-counter markets are generally measured using pricing models with market observable inputs such as interest rates and equity index levels. These measurements are classified as Level 2 within the fair value hierarchy and include swaps and options. The Company's nonperformance risk associated with uncollateralized derivative liabilities was immaterial at December 31, 2011 and 2010. See Note 14 for further information on the credit risk of derivative instruments and related collateral.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

The following tables present the balances of assets and liabilities measured at fair value on a recurring basis:

                                                                            DECEMBER 31, 2011
                                                               -------------------------------------------
(IN THOUSANDS)                                                 LEVEL 1     LEVEL 2    LEVEL 3      TOTAL
----------------------------------------------------------------------------------------------------------
Assets
  Available-for-Sale securities:
     Fixed maturities:
       Corporate debt securities                                $   --   $1,146,698   $81,587   $1,228,285
       Residential mortgage backed securities                       --      220,896     3,414      224,310
       Commercial mortgage backed securities                        --      215,238        36      215,274
       State and municipal obligations                              --      100,674        --      100,674
       Asset backed securities                                      --       45,824    10,550       56,374
       U.S. government and agencies obligations                  1,425        5,532        --        6,957
       Foreign government bonds and obligations                     --        4,287        --        4,287
----------------------------------------------------------------------------------------------------------
     Total Available-for-Sale securities: Fixed maturities       1,425    1,739,149    95,587    1,836,161
  Cash equivalents                                                  --       81,690        --       81,690
  Other assets:
     Interest rate derivative contracts                             --       32,604        --       32,604
     Equity derivative contracts                                 2,208       51,006        --       53,214
----------------------------------------------------------------------------------------------------------
  Total other assets                                             2,208       83,610        --       85,818
  Separate account assets                                           --    3,413,475        --    3,413,475
----------------------------------------------------------------------------------------------------------
Total assets at fair value                                      $3,633   $5,317,924   $95,587   $5,417,144
----------------------------------------------------------------------------------------------------------
Liabilities
  Future policy benefits:
     GMWB and GMAB embedded derivatives                         $   --   $       --   $79,451   $   79,451(1)
  Other liabilities:
     Interest rate derivative contracts                             --        1,433        --        1,433
     Equity derivative contracts                                    --        8,878        --        8,878
----------------------------------------------------------------------------------------------------------
  Total other liabilities                                           --       10,311        --       10,311
----------------------------------------------------------------------------------------------------------
Total liabilities at fair value                                 $   --   $   10,311   $79,451   $   89,762
----------------------------------------------------------------------------------------------------------




  (1) The Company's adjustment for nonperformance risk resulted in a $25.4 million cumulative decrease to the embedded derivative liability.

                                                                             DECEMBER 31, 2010
                                                               --------------------------------------------
(IN THOUSANDS)                                                 LEVEL 1     LEVEL 2     LEVEL 3      TOTAL
-----------------------------------------------------------------------------------------------------------
Assets
  Available-for-Sale securities:
     Fixed maturities:
       Corporate debt securities                                $   --   $1,104,641   $ 79,053   $1,183,694
       Commercial mortgage backed securities                        --      236,355      2,100      238,455
       Residential mortgage backed securities                       --      113,799    107,822      221,621
       Asset backed securities                                      --       51,711     15,024       66,735
       State and municipal obligations                              --       78,937         --       78,937
       U.S. government and agencies obligations                  1,432        8,208         --        9,640
       Foreign government bonds and obligations                     --        4,506         --        4,506
-----------------------------------------------------------------------------------------------------------
     Total Available-for-Sale securities: Fixed maturities       1,432    1,598,157    203,999    1,803,588
  Cash equivalents                                                  --       66,199         --       66,199
  Other assets:
     Interest rate derivative contracts                             --        9,401         --        9,401
     Equity derivative contracts                                    --        9,963         --        9,963
-----------------------------------------------------------------------------------------------------------
  Total other assets                                                --       19,364         --       19,364
  Separate account assets                                           --    3,448,487         --    3,448,487
-----------------------------------------------------------------------------------------------------------
Total assets at fair value                                      $1,432   $5,132,207   $203,999   $5,337,638
-----------------------------------------------------------------------------------------------------------
Liabilities
  Future policy benefits:
     GMWB and GMAB embedded derivatives                         $   --   $       --   $ 21,650   $   21,650(1)
  Other liabilities:
     Interest rate derivative contracts                             --        1,101         --        1,101
     Equity derivative contracts                                    --       17,921         --       17,921
-----------------------------------------------------------------------------------------------------------
  Total other liabilities                                           --       19,022         --       19,022
-----------------------------------------------------------------------------------------------------------
Total liabilities at fair value                                 $   --   $   19,022   $ 21,650   $   40,672
-----------------------------------------------------------------------------------------------------------




  (1) The Company's adjustment for nonperformance risk resulted in a $9.4 million cumulative decrease to the embedded derivative liability.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

The following tables provide a summary of changes in Level 3 assets and liabilities measured at fair value on a recurring basis:

                                                    AVAILABLE-FOR-SALE SECURITIES: FIXED MATURITIES          FUTURE POLICY
                                             -------------------------------------------------------------     BENEFITS:
                                                          RESIDENTIAL   COMMERCIAL                              GMWB AND
                                              CORPORATE     MORTGAGE     MORTGAGE       ASSET                     GMAB
                                                DEBT         BACKED       BACKED       BACKED                   EMBEDDED
(IN THOUSANDS)                               SECURITIES    SECURITIES   SECURITIES   SECURITIES     TOTAL     DERIVATIVES
--------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2011                       $79,053      $107,822      $ 2,100      $15,024    $203,999      $(21,650)
  Total gains (losses) included in:
     Net income                                    939         2,395           --          166       3,500(1)    (49,103)(2)
     Other comprehensive income                  1,296        (5,962)          (5)        (820)     (5,491)           --
  Purchases                                     10,399            --           --           --      10,399            --
  Sales                                         (6,774)           --           --           --      (6,774)           --
  Issues                                            --            --           --           --          --        (8,028)
  Settlements                                   (3,773)      (18,575)         (39)      (1,319)    (23,706)         (670)
  Transfers into Level 3                           447            --           --           --         447            --
  Transfers out of Level 3                          --       (82,266)      (2,020)      (2,501)    (86,787)           --
--------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2011                     $81,587      $  3,414      $    36      $10,550    $ 95,587      $(79,451)
--------------------------------------------------------------------------------------------------------------------------
Changes in unrealized gains (losses)
  relating to assets and liabilities held
  at December 31, 2011 included in:
  Net investment income                        $   (27)     $     43      $    --      $   141    $    157      $     --
  Net realized investment gains (losses)            --          (800)          --           --        (800)           --
  Benefits, claims, losses and settlement
     expenses                                       --            --           --           --          --       (49,503)




  (1) Represents a $149 thousand gain included in net realized investment gains and a $3.4 million gain included in net investment income in the Statements of Income.
  (2) Included in benefits, claims, losses and settlement expenses in the Statements of Income.

                                               AVAILABLE-FOR-SALE SECURITIES: FIXED MATURITIES                   FUTURE POLICY
                                        -------------------------------------------------------------              BENEFITS:
                                                     RESIDENTIAL   COMMERCIAL                                       GMWB AND
                                         CORPORATE     MORTGAGE     MORTGAGE       ASSET                              GMAB
                                           DEBT         BACKED       BACKED       BACKED                 OTHER      EMBEDDED
(IN THOUSANDS)                          SECURITIES    SECURITIES   SECURITIES   SECURITIES     TOTAL    ASSETS    DERIVATIVES
------------------------------------------------------------------------------------------------------------------------------
Balance, January 1, 2010                  $67,825      $121,928      $  142       $15,656    $205,551    $ 137      $(13,413)
  Total gains (losses) included in:
     Net income                                 6         3,497           1           122       3,626(1)  (137)(2)    (1,334)(3)
     Other comprehensive income             3,245         8,942          (4)        1,553      13,736       --            --
  Purchases, sales, issues and
     settlements, net                       7,977       (26,545)      1,961        (2,307)    (18,914)      --        (6,903)
  Transfers into Level 3                       --            --          --            --          --       --            --
  Transfers out of Level 3                     --            --          --            --          --       --            --
------------------------------------------------------------------------------------------------------------------------------
Balance, December 31, 2010                $79,053      $107,822      $2,100       $15,024    $203,999    $  --      $(21,650)
------------------------------------------------------------------------------------------------------------------------------
Changes in unrealized gains (losses)
  relating to assets and liabilities
  held at December 31, 2010 included
  in:
     Net investment income                $     6      $  3,519      $   --       $   122    $  3,647    $  --      $     --
     Net realized investment gains
       (losses)                                --           (33)         --            --         (33)      --            --
     Benefits, claims, losses and
       settlement expenses                     --            --          --            --          --       --        (2,113)




  (1) Represents a $33 thousand loss included in net realized investment gains and a $3.7 million gain included in net investment income in the Statements of Income.
  (2) Included in net investment income in the Statements of Income.
  (3) Included in benefits, claims, losses and settlement expenses in the Statements of Income.

The impact to pretax income of the Company's adjustment for nonperformance risk on the fair value of its GMWB and GMAB embedded derivatives was an increase of $8.7 million and $1.0 million, net of DAC and DSIC amortization, for the years ended December 31, 2011 and 2010, respectively.

During the year ended December 31, 2011, transfers out of Level 3 to Level 2 included certain non-agency residential mortgage backed securities and sub-prime non-agency residential mortgage backed securities classified as asset backed securities with a fair value of $84.8 million. The transfers reflect improved pricing transparency of these securities, a continuing trend of increased activity in the non-agency residential mortgage backed security market and increased observability of significant inputs to the valuation methodology. All other securities transferred from Level 3 to Level 2 represent securities with fair values that are now obtained from a third-party pricing service with observable inputs. Securities transferred from Level 2 to Level 3 represent securities with fair values that are now based on a single non-binding broker quote.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

The Company recognizes transfers between levels of the fair value hierarchy as of the beginning of the quarter in which each transfer occurred.

During the reporting periods, there were no material assets or liabilities measured at fair value on a nonrecurring basis.

The following table provides the carrying values and the estimated fair values of financial instruments that are not reported at fair value. All other financial instruments that are reported at fair value have been included above in the table with balances of assets and liabilities measured at fair value on a recurring basis.

                                                                             DECEMBER 31,
                                                         ----------------------------------------------------
                                                                   2011                         2010
                                                         -----------------------      -----------------------
                                                          CARRYING       FAIR          CARRYING       FAIR
(IN THOUSANDS)                                              VALUE        VALUE           VALUE        VALUE
-------------------------------------------------------------------------------------------------------------
FINANCIAL ASSETS
Commercial mortgage loans, net                           $  153,293   $  164,125      $  167,851   $  173,704
Policy loans                                                 37,367       36,190          36,484       39,876

FINANCIAL LIABILITIES
Future policy benefits                                   $1,075,262   $1,171,288      $1,090,645   $1,139,194
Separate account liabilities                                  7,557        7,557           6,193        6,193


Commercial Mortgage Loans, Net
The fair value of commercial mortgage loans, except those with significant credit deterioration, is determined by discounting contractual cash flows using discount rates that reflect current pricing for loans with similar remaining maturities and characteristics including loan-to-value ratio, occupancy rate, refinance risk, debt-service coverage, location, and property condition. For commercial mortgage loans with significant credit deterioration, fair value is determined using the same adjustments as above with an additional adjustment for the Company's estimate of the amount recoverable on the loan.

Policy Loans
The fair value of policy loans is determined using discounted cash flows.

Future Policy Benefits
The fair value of fixed annuities, in deferral status, is determined by discounting cash flows using a risk neutral discount rate with adjustments for profit margin, expense margin, early policy surrender behavior, a provision for adverse deviation from estimated early policy surrender behavior and the Company's nonperformance risk specific to these liabilities. The fair value of other liabilities including non-life contingent fixed annuities in payout status and the fixed portion of a small number of variable annuity contracts classified as investment contracts is determined in a similar manner.

Separate Account Liabilities
Certain separate account liabilities are classified as investment contracts and are carried at an amount equal to the related separate account assets. Carrying value is a reasonable estimate of the fair value as it represents the exit value as evidenced by withdrawal transactions between contractholders and the Company. A nonperformance adjustment is not included as the related separate account assets act as collateral for these liabilities and minimize nonperformance risk.

12. RELATED PARTY TRANSACTIONS
Columbia Management Investment Advisers, LLC is the investment manager for the proprietary mutual funds used as investment options by the Company's variable annuity contractholders and variable life insurance policyholders. The Company provides all fund management services, other than investment management, and is compensated for the administrative services it provides. For the years ended December 31, 2011, 2010 and 2009, the Company received $11.9 million, $7.5 million and $4.8 million, respectively, from Columbia Management Investment Advisers, LLC for these services.

Charges by Ameriprise Financial and affiliated companies to the Company for use of joint facilities, technology support, marketing services and other services aggregated $26.0 million, $27.4 million and $32.3 million for 2011, 2010 and 2009, respectively. Certain of these costs are included in DAC. Expenses allocated to the Company may not be reflective of expenses that would have been incurred by the Company on a stand-alone basis.

During 2011, 2010 and 2009, the Company paid cash dividends of $78.6 million, $28.2 million and nil, respectively, to RiverSource Life. Prior to paying these dividends, the Company provided notification to the New York State Insurance Department and received a response indicating that they did not object to the payments.

The Company filed a consolidated federal income tax return for 2009 with its parent, RiverSource Life. Beginning in 2010, taxable income of the Company and its parent, RiverSource Life, is included in the consolidated federal income tax return of Ameriprise Financial. At December 31, 2011, the Company had an amount due to Ameriprise Financial for federal income

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------


taxes of $1.0 million. At December 31, 2010, the Company had an amount due from Ameriprise Financial for federal income taxes of $1.8 million. Amounts due to RiverSource Life for federal income taxes were $6.7 million at both December 31, 2011 and 2010.

13. STATUTORY ACCOUNTING PRINCIPLES AND REQUIREMENTS
State insurance statutes contain limitations as to the amount of dividends that insurers may make without providing prior notification to state regulators. For the Company, dividends which exceed the lesser of 10% of statutory surplus as of the immediately preceding year-end or statutory net gain (loss) from operations for the immediately preceding calendar year would require pre-notification to the New York State Insurance Department and are subject to potential disapproval. Statutory net gain (loss) from operations was $(3.8) million, $59.5 million and $101.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Reconciliations of net income and shareholder's equity, as shown in the accompanying GAAP financial statements, to that determined using statutory accounting principles prescribed by the State of New York ("SAP") are as follows:

Net Income

                                                                         YEARS ENDED DECEMBER 31,
                                                                      ------------------------------
(IN THOUSANDS)                                                          2011       2010       2009
----------------------------------------------------------------------------------------------------
Net income, per accompanying financial statements                     $ 37,734   $ 52,270   $ 56,402
Capitalization/amortization of DAC, net (GAAP item)                     (1,358)   (15,595)   (15,221)
Capitalization/amortization of DSIC, net (GAAP item)                     2,220     (2,116)    (2,263)
Change in deferred income taxes(1)(2)                                   (5,542)     6,789      7,335
Change in future policy benefits(1)                                     (5,556)    16,819    (59,162)
Current income tax expense(1)                                               --     (4,355)    (7,584)
Change in separate account liability adjustment (SAP item)              (2,605)    (2,812)    61,812
Derivatives(1)(2)                                                      (31,473)    11,018     46,726
Change in interest maintenance reserve (SAP item)                        1,935      1,313     (3,187)
Other, net                                                              (1,576)      (236)     1,331
----------------------------------------------------------------------------------------------------
Net income (loss), SAP basis(3)                                       $ (6,221)  $ 63,095   $ 86,189
----------------------------------------------------------------------------------------------------




  (1) Represents valuation differences between GAAP and SAP income statement amounts.
(2) Represents amounts which are recorded directly to surplus for statutory reporting purposes.
(3) Results are significantly impacted by changes in reserves for variable annuity guaranteed benefits, however these impacts are substantially offset by unrealized gains (losses) on derivatives which are not included in statutory income but are recorded directly to surplus.

Shareholder's Equity

                                                                                DECEMBER 31,
                                                                           ---------------------
(IN THOUSANDS)                                                                2011        2010
------------------------------------------------------------------------------------------------
Shareholder's equity, per accompanying financial statements                $ 444,274   $ 470,641
DAC (GAAP item)                                                             (223,942)   (227,688)
Net unrealized gains and losses on Available-for-Sale investments (GAAP
  item)                                                                     (152,972)   (114,491)
DSIC (GAAP item)                                                             (21,222)    (23,947)
Asset valuation reserve                                                      (18,618)     (3,279)
Future policy benefits(1)(2)                                                  16,983      10,149
Deferred income taxes, net(1)                                                 82,178      76,153
Separate account liability adjustment (SAP item)                             154,547     146,852
Non-admitted assets (SAP item)                                               (27,769)    (26,580)
Other, net                                                                   (17,982)    (20,037)
------------------------------------------------------------------------------------------------
Capital and surplus, SAP basis(3)                                          $ 235,477   $ 287,773
------------------------------------------------------------------------------------------------




  (1) Represents valuation differences between GAAP and SAP balance sheet amounts.
(2) In 2010, RiverSource Life recorded a prior period correction of $(12.9) million to comply with New York Regulation 147 valuation requirements for variable universal life reserves.
(3) Includes unassigned surplus of $117.9 million and $168.6 million at December 31, 2011 and 2010, respectively.

14. DERIVATIVES AND HEDGING ACTIVITIES
Derivative instruments enable the Company to manage its exposure to various market risks. The value of such instruments is derived from an underlying variable or multiple variables, including equity and interest rate indices or prices. The Company primarily enters into derivative agreements for risk management purposes related to the Company's products and operations.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

The Company currently uses derivatives as economic hedges. The following table presents the balance sheet location and the gross fair value of derivative instruments, including embedded derivatives:

                                                          ASSET                                                 LIABILITY
                                               ---------------------------                             ---------------------------
DERIVATIVES NOT DESIGNATED     BALANCE SHEET   DECEMBER 31,   DECEMBER 31,         BALANCE SHEET       DECEMBER 31,   DECEMBER 31,
AS HEDGING INSTRUMENTS           LOCATION          2011           2010               LOCATION              2011           2010
----------------------------------------------------------------------------------------------------------------------------------
                                                      (in thousands)                                          (in thousands)
GMWB AND GMAB
  Interest rate contracts     Other assets        $32,604        $ 9,401      Other liabilities           $ 1,433        $ 1,101
  Equity contracts            Other assets         53,214          9,963      Other liabilities             8,878         17,921
  Embedded derivatives(1)     Not applicable           --             --      Future policy benefits       79,451         21,650
----------------------------------------------------------------------------------------------------------------------------------
Total derivatives                                 $85,818        $19,364                                  $89,762        $40,672
----------------------------------------------------------------------------------------------------------------------------------




  (1) The fair values of GMWB and GMAB embedded derivatives fluctuate based on changes in equity, interest rate and credit markets.

See Note 11 for additional information regarding the Company's fair value measurement of derivative instruments.

The following table presents a summary of the impact of derivatives not designated as hedging instruments on the Statements of Income:

                                                                                                AMOUNT OF GAIN (LOSS) ON
                                                                                            DERIVATIVES RECOGNIZED IN INCOME
DERIVATIVES NOT DESIGNATED                     LOCATION OF GAIN (LOSS) ON               ----------------------------------------
AS HEDGING INSTRUMENTS                      DERIVATIVES RECOGNIZED IN INCOME              2011            2010            2009
--------------------------------------------------------------------------------------------------------------------------------
                                                                           (in thousands)
GMWB AND GMAB
  Interest rate contracts           Benefits, claims, losses and settlement expenses    $ 28,823        $ 17,503        $(12,897)
  Equity contracts                  Benefits, claims, losses and settlement expenses       7,402         (16,587)        (47,198)
  Foreign currency contracts        Benefits, claims, losses and settlement expenses        (188)             --              --
  Embedded derivatives(1)           Benefits, claims, losses and settlement expenses     (57,801)         (8,237)         81,052
--------------------------------------------------------------------------------------------------------------------------------
  Total derivatives                                                                     $(21,764)       $ (7,321)       $ 20,957
--------------------------------------------------------------------------------------------------------------------------------




  (1) The fair values of GMWB and GMAB embedded derivatives fluctuate based on changes in equity, interest rate and credit markets.

The Company holds derivative instruments that either do not qualify or are not designated for hedge accounting treatment. These derivative instruments are used as economic hedges of equity and interest rate risk related to the Company's variable annuity guaranteed benefits.

Certain of the Company's annuity contracts contain GMWB or GMAB provisions, which guarantee the right to make limited partial withdrawals each contract year regardless of the volatility inherent in the underlying investments or guarantee a minimum accumulation value of consideration received at the beginning of the contract period, after a specified holding period, respectively. The Company economically hedges the exposure related to non-life contingent GMWB and GMAB provisions primarily using various futures, options and interest rate swaps. At December 31, 2011 and 2010, the gross notional amount of derivatives contracts for the Company's GMWB and GMAB provisions was $1.8 billion and $985.7 million, respectively.

The deferred premium associated with certain options is paid semi-annually over the life of the option contract. The following is a summary of the payments the Company is scheduled to make for these options:

                                                                                PREMIUMS
(IN THOUSANDS)                                                                   PAYABLE
----------------------------------------------------------------------------------------
2012                                                                             $13,403
2013                                                                              12,573
2014                                                                              12,573
2015                                                                              12,035
2016                                                                              10,639
2017 - 2025                                                                       25,080


Actual timing and payment amounts may differ due to future contract settlements, modifications or exercises of options prior to the full premium being paid or received.

EMBEDDED DERIVATIVES
Certain annuities contain GMAB and non-life contingent GMWB provisions which are considered embedded derivatives. These embedded derivatives are bifurcated from their host contracts and reported on the Balance Sheets at fair value with changes in fair value reported in earnings. As discussed above, the Company uses derivatives to mitigate the financial statement impact of these embedded derivatives.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

CREDIT RISK
Credit risk associated with the Company's derivatives is the risk that a derivative counterparty will not perform in accordance with the terms of the applicable derivative contract. To mitigate such risk, the Company has established guidelines and oversight of credit risk through a comprehensive enterprise risk management program that includes members of senior management. Key components of this program are to require preapproval of counterparties and the use of master netting arrangements and collateral arrangements whenever practical. As of December 31, 2011 and 2010, the Company held $45.7 million and $2.2 million, respectively, in cash and cash equivalents and recorded a corresponding liability in other liabilities for collateral the Company is obligated to return to counterparties. As of December 31, 2011 and 2010, the Company had accepted additional collateral consisting of various securities with a fair value of $22.9 million and nil, respectively, which are not reflected on the Balance Sheets. As of December 31, 2011 and 2010, the Company's maximum credit exposure related to derivative assets after considering netting arrangements with counterparties and collateral arrangements was approximately $8.6 million and $9.1 million, respectively.

Certain of the Company's derivative instruments contain provisions that adjust the level of collateral the Company is required to post based on the Company's financial strength rating (or based on the debt rating of RiverSource Life's parent, Ameriprise Financial). Additionally, certain of the Company's derivative contracts contain provisions that allow the counterparty to terminate the contract if the Company does not maintain a specific financial strength rating or Ameriprise Financial's debt does not maintain a specific credit rating (generally an investment grade rating). If these termination provisions were to be triggered, the Company's counterparty could require immediate settlement of any net liability position. At December 31, 2011 and 2010, the aggregate fair value of all derivative instruments in a net liability position containing such credit risk features was $687 thousand and $10.4 million, respectively. The aggregate fair value of assets posted as collateral for such instruments as of December 31, 2011 and 2010 was $687 thousand and $10.4 million, respectively. If the credit risk features of derivative contracts that were in a net liability position at December 31, 2011 and 2010 were triggered, the Company's obligation would be limited to the net liability position.

15. INCOME TAXES
The Company qualifies as a life insurance company for federal income tax purposes. As such, the Company is subject to the Internal Revenue Code provisions applicable to life insurance companies. Ameriprise Financial provides for income taxes on a separate return basis, except that, under an agreement between Ameriprise Financial and the Company, tax benefits are recognized for losses to the extent they can be used in the consolidated return. It is the policy of Ameriprise Financial that it will reimburse its subsidiaries for any tax benefits recorded.

The components of income tax provision were as follows:

                                                                         YEARS ENDED DECEMBER 31,
                                                                       ---------------------------
(IN THOUSANDS)                                                           2011      2010      2009
--------------------------------------------------------------------------------------------------
Current income tax:
    Federal                                                            $16,722   $11,154   $16,836
    State                                                                 (579)      720     1,677
--------------------------------------------------------------------------------------------------
Total current income tax                                                16,143    11,874    18,513
Deferred federal income tax benefit                                     (5,542)    6,789     7,335
--------------------------------------------------------------------------------------------------
Income tax provision                                                   $10,601   $18,663   $25,848
--------------------------------------------------------------------------------------------------


The principal reasons that the aggregate income tax provision is different from that computed by using the U.S. statutory rate of 35% are as follows:

                                                                              YEARS ENDED DECEMBER 31,
                                                                           -----------------------------
                                                                            2011        2010        2009
--------------------------------------------------------------------------------------------------------
Tax at U.S. statutory rate                                                  35.0%       35.0%       35.0%
Changes in taxes resulting from:
    Tax-exempt interest and dividend income                                (10.0)       (5.3)       (5.4)
    State taxes, net of federal benefit                                     (0.8)        0.6         1.3
    Taxes applicable to prior years                                         (0.3)       (3.0)        1.1
    Foreign tax credit, net of addback                                      (1.9)       (1.1)       (0.6)
    Other                                                                   (0.1)        0.1          --
--------------------------------------------------------------------------------------------------------
Income tax provision (effective tax rate)                                   21.9%       26.3%       31.4%
--------------------------------------------------------------------------------------------------------


For 2011, the decrease in the effective tax rate primarily reflects a decrease in pretax income for 2011 compared to 2010 as well as a favorable audit settlement related to the dividends received deduction. For 2010, the decrease in the effective tax rate primarily reflects a decrease in pretax income for 2010 compared to 2009 while tax advantaged items increased for 2010 compared to 2009.

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------

Deferred income tax assets and liabilities result from temporary differences between the assets and liabilities measured for GAAP reporting versus income tax return purposes. The significant components of the Company's deferred income tax assets and liabilities are reflected in the following table:

                                                                               DECEMBER 31,
                                                                           -------------------
(IN THOUSANDS)                                                               2011       2010
----------------------------------------------------------------------------------------------
Deferred income tax assets:
    Liabilities for future policy benefits                                 $ 75,232   $ 60,121
    Investment related                                                           --      6,084
    Capital loss and tax credit carryforward                                  2,106         --
    Other                                                                     2,556      1,994
----------------------------------------------------------------------------------------------
Gross deferred income tax assets                                             79,894     68,199

Deferred income tax liabilities:
    DAC                                                                      71,051     70,102
    Net unrealized gains on Available-for Sale securities                    31,398     23,617
    Investment related                                                        6,157         --
    DSIC                                                                      7,428      8,382
----------------------------------------------------------------------------------------------
Gross deferred income tax liabilities                                       116,034    102,101
----------------------------------------------------------------------------------------------
Net deferred income tax liabilities                                        $ 36,140   $ 33,902
----------------------------------------------------------------------------------------------


The Company is required to establish a valuation allowance for any portion of the deferred tax assets that management believes will not be realized. Significant judgment is required in determining if a valuation allowance should be established and the amount of such allowance if required. Factors used in making this determination include estimates relating to the performance of the business including the ability to generate capital gains. Consideration is given to, among other things in making this determination, i) future taxable income exclusive of reversing temporary differences and carryforwards, ii) future reversals of existing taxable temporary differences, iii) taxable income in prior carryback years, and iv) tax planning strategies. Based on analysis of the Company's tax position, management believes it is more likely than not that the results of future operations and implementation of tax planning strategies will generate sufficient taxable income to enable the Company to utilize all of its deferred tax assets. Accordingly, no valuation allowance has been established as of December 31, 2011 and 2010.

The Company has tax benefits related to capital loss carryforwards of $2.1 million which expire beginning December 31, 2015.

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

(IN THOUSANDS)                                                         2011        2010        2009
-----------------------------------------------------------------------------------------------------
Balance at January 1                                                 $ 2,330     $(1,602)    $(2,146)
Additions based on tax positions related to the current year              --          --          61
Additions for tax positions of prior years                             6,000      12,642         807
Reductions for tax positions of prior years                             (634)     (5,954)       (324)
Settlements                                                           (1,272)     (2,756)         --
-----------------------------------------------------------------------------------------------------
Balance at December 31                                               $ 6,424     $ 2,330     $(1,602)
-----------------------------------------------------------------------------------------------------


If recognized, approximately $424 thousand, $2.3 million and $2.9 million, net of federal tax benefits, of the unrecognized tax benefits as of December 31, 2011, 2010 and 2009, respectively, would affect the effective tax rate.

The Company recognizes interest and penalties related to unrecognized tax benefits as a component of the income tax provision. The Company recognized a net reduction of $3.9 million, and a net increase of $1.8 million and $17 thousand in interest and penalties for the years ended December 31, 2011, 2010 and 2009, respectively. At December 31, 2011 and 2010, the Company had a payable of $2.0 million and a receivable of $1.9 million, respectively, related to the accrual of interest and penalties.

It is reasonably possible that the total amounts of unrecognized tax benefits will change in the next 12 months. Based on the current audit position of the Company, it is estimated that the total amount of gross unrecognized tax benefits may decrease by $6.4 million in the next 12 months.

Ameriprise Financial and the Company file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Internal Revenue Service ("IRS") had completed its field examination of the 1997 through 2007 tax returns in recent years. However, for federal income tax purposes, these years except for 2007, continue to remain open as a consequence of certain issues under appeal. The IRS is currently auditing the Company's income tax returns for 2008 and 2009. The

RiverSource Life Insurance Co. of New York
--------------------------------------------------------------------------------


Company's state income tax returns are currently under examination by various jurisdictions for years ranging from 1999 through 2009.

It is possible there will be corporate tax reform in the next few years. While impossible to predict, based on current information, corporate tax reform is likely to include a reduction in the corporate tax rate coupled with reductions in tax preferred items. Any changes could have a material impact on the Company's income tax expense and deferred tax balances.

The items comprising other comprehensive income (loss) are presented net of the following income tax benefit amounts:

                                                                              YEARS ENDED DECEMBER 31,
                                                                        -----------------------------------
(IN THOUSANDS)                                                           2011          2010           2009
-----------------------------------------------------------------------------------------------------------
Net unrealized securities gains                                         $7,780        $7,390        $50,498


16. COMMITMENTS AND CONTINGENCIES
At December 31, 2011 and 2010, the Company had no material commitments to purchase investments other than mortgage loan fundings. See Note 5 for additional information.

The Company's annuity and life products all have minimum interest rate guarantees in their fixed accounts. As of December 31, 2011, these guarantees range up to 5.0%. To the extent the yield on the Company's invested assets portfolio declines below its target spread plus the minimum guarantee, the Company's profitability would be negatively affected.

Insurance companies have been the subject of increasing regulatory, legislative and judicial scrutiny. Numerous state and federal regulatory agencies have commenced examinations and other inquiries of insurance companies regarding sales and marketing practices (including sales to older consumers and disclosure practices), claims handling, and unclaimed property and escheatment practices and procedures. With regard to an industry-wide review of unclaimed property and escheatment practices and procedures, the Company is responding to a request from the New York insurance regulator regarding its abandoned property. The Company has cooperated and will continue to cooperate with the applicable regulators regarding their inquiries.

The Company is involved in the normal course of business in a number of other legal and arbitration proceedings concerning matters arising in connection with the conduct of its business activities. The Company believes that it is not a party to, nor are any of its properties the subject of, any pending legal, arbitration or regulatory investigation or proceeding that is likely to have a material adverse effect on its financial condition, results of operations or liquidity. Notwithstanding the foregoing, it is possible that the outcome of any current or future legal, arbitration or regulatory proceeding could have a material impact on results of operations in any particular reporting period as the proceedings are resolved.

The Company is required by law to be a member of the guaranty fund association in the State of New York. In the event of insolvency of one or more unaffiliated insurance companies, the Company could be adversely affected by the requirement to pay assessments to the guaranty fund association. The financial crisis of 2008 and 2009 and subsequent uncertainty and volatility in the U.S. economy and financial markets have weakened the financial condition of numerous insurers, including insurers currently in receiverships, increasing the risk of triggering guaranty fund assessments.

Uncertain economic conditions, heightened and sustained volatility in the financial markets and significant financial reform legislation may increase the likelihood that clients and other persons or regulators may present or threaten legal claims or that regulators increase the scope or frequency of examinations of the Company or the insurance industry generally.

                        THIS PAGE LEFT BLANK INTENTIONALLY

                                                             S-6543-20 A (10/12)

PART C: OTHER INFORMATION

Item 26. Exhibits - Except as noted below, all required exhibits have been previously filed and are incorporated by reference from prior Registration Statements of the Depositor.

(a)(1) Resolution of Board of Directors of IDS Life of New York authorizing the Trust, adopted September 12, 1985, filed as Exhibit 1.A.(1) to Registrant's Form N-8B-2 with Post-Effective Amendment No. 11, File No. 33-15290 is incorporated herein by reference.

(a)(2) Consent in writing to establish additional subaccounts filed electronically as Exhibit 10 to Pre-Effective Amendment No. 1 to the Registration Statement No. 333-44644 is incorporated herein by reference.

(a)(3) Board Resolution for establishment of 81 subaccounts dated March 20, 2005, filed electronically as Exhibit (a)(3) to Registrant's Post-Effective Amendment No. 21 is incorporated herein by reference.

(a)(4) Resolution of the Board of Directors of IDS Life Insurance Company of New York adopting and approving Agreement and Plan of Merger band subsequent name changes, dated Aug. 29, 2006, filed electronically as Exhibit 1.11 to Post-Effective Amendment No. 22 to Registration Statement No. 333-91691, is incorporated herein by reference.

(a)(5) Board Resolution for establishment of 91 subaccounts dated April 24, 2007, filed electronically as Exhibit (a)(5) to Post-Effective Amendment No. 23 to Registration Statement No. 333-44644 is incorporated herein by reference.

(a)(6) Board Resolution for establishment of 101 subaccounts dated April 15, 2011, filed electronically as Exhibit (a)(5) to Post-Effective Amendment No. 25 to Registration Statement No. 333-42257 is incorporated herein by reference.

(a)(7) Board Resolution for establishment of new subaccountsis filed electronically herewith.

(b) Not applicable.

(c) Form of Principal Underwriter Agreement for RiverSource Life Insurance Co. of New York Variable Annuities and Variable Life Insurance filed electronically as Exhibit 3.1 to the Initial Registration Statement on Form N-4 for RiverSource of New York Variable Annuity Account 2 (previously ACL Variable Annuity Account
2), RiverSource(SM) Variable Annuity, RiverSource Innovations(SM) Select Variable Annuity and RiverSource Innovations(SM) Variable Annuity, on or about Jan. 2, 2007, is incorporated herein by reference.

(d)(1) Copy of Flexible Premium Variable Life Insurance Policy is filed electronically herewith.

(d)(2) Copy of Waiver of Monthly Deduction Rider for Total Disability filed electronically as Exhibit (d)(2) to Initial Registration

Statement on Form N-6 on or about August 13, 2012 is incorporated herein by reference.

(d)(3) Copy of Waiver of Specified Premium Rider for Total Disability filed electronically as Exhibit (d)(3) to Initial Registration Statement on Form N-6 on or about August 13, 2012 is incorporated herein by reference.

(d)(4) Copy of Children's Level Term Insurance Rider is filed electronically herewith.

(d)(5) Copy of Accidental Death Benefit Rider is filed electronically herewith.

(d)(6) Copy of Accelerated Benefit Rider for Terminal Illness filed electronically as Exhibit (d)(12) to Post-Effective Amendment No. 29 to Registration Statement No. 333-44644 is incorporated herein by reference.

(d)(7) Copy of Automatic Increase Benefit Rider filed electronically as Exhibit 1.A.(5)(f) to Pre-Effective Amendment No. 1 to Registration Statement No. 333-44644 is incorporated herein by reference.

(d)(8) Copy of Overloan Protection Benefit filed electronically as Exhibit
(d)(8) to Initial Registration Statement on Form N-6 on or about August 13, 2012 is incorporated herein by reference.

(d)(9) Copy of AdvanceSource (R) Accelerated Benefit Rider for Chronic Illness filed electronically as Exhibit (d)(11) to Post-Effective Amendment No. 29 to Registration Statement No. 333-44644 is incorporated herein by reference.

(d)(10) Copy of Endorsement to the Flexible Premium Variable Life Insurance Policy (VUL IV/VUL IV-ES) filed electronically as Exhibit (d)(13) to Post-Effective Amendment No. 29 to Registration Statement No. 333-44644 is incorporated herein by reference.

(e)(1) Form of Application for Life and Disability Income Insurance filed electronically as Exhibit (e)(1) to Initial Registration Statement on Form N-6 on or about August 13, 2012 is incorporated herein by reference.

(e)(2) Form of Application for the Accelerated Benefit Rider for Chronic Illness filed electronically as Exhibit (e)(2) to Post-Effective Amendment No. 29 to Registration Statement No. 333-44644 is incorporated herein by reference.

(f)(1) Copy of Charter of RiverSource Life Insurance Co. of New York dated Dec. 31, 2006, filed electronically as Exhibit 27(f)(1) to Post-Effective Amendment No. 22 to Registration Statement 333-44644 is incorporated herein by reference.

(f)(2) Copy of Amended and Restated By-Laws of RiverSource Life Insurance Co.
of New York filed electronically as Exhibit 27(f)(2) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(g)(1) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company of New York and Reinsurer, dated August 18, 2003, and identified as Treaty Number 9141-00-00 filed electronically as Exhibit (g)(1) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(2) Redacted copy of Amendment to Automatic YRT Agreement dated August 18, 2003, and identified as Treaty Number 9141-00-00, between IDS Life Insurance Company of New York and Reinsurer, effective January 1, 2005, filed electronically as Exhibit (g)(2) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(3) Redacted copy of Second Amendment to Automatic YRT Agreement dated August 18, 2003, and identified as Treaty Number 9141-00-00 between IDS Life Insurance Company of New York and Reinsurer filed electronically as Exhibit
(g)(3) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(4) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company of New York and Reinsurer, dated August 18, 2003, and identified as Treaty Number 3092 filed electronically as Exhibit (g)(4) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(5) Redacted copy of Amendment to Automatic YRT Agreement dated August 18, 2003, and identified as Treaty Number 3092, between IDS Life Insurance Company of New York and Reinsurer, effective January 1, 2005, filed electronically as Exhibit (g)(5) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(6) Redacted copy of Amendment to Automatic YRT Agreement dated August 18, 2003, and identified as Treaty Number 3092, between IDS Life Insurance Company of New York and Reinsurer, effective January 1, 2005, filed electronically as Exhibit (g)(6) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(7) Redacted copy of Amendment to Automatic YRT Agreement dated August 18, 2003, and identified as Treaty Number 3092 between IDS Life Insurance Company of New York and Reinsurer filed electronically as Exhibit (g)(7) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(8) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company of New York and Reinsurer, dated August 18, 2003, and identified as Treaty Number 1158 filed electronically as Exhibit (g)(8) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(9) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company of New York and Reinsurer, dated August 18, 2003, and identified as Treaty Number 0322-6386 filed electronically as Exhibit (g)(9) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(10) Redacted copy of Amendment Number 1 to the Automatic YRT Reinsurance Agreement dated August 18, 2003, between IDS Life Insurance Company of New York and Reinsurer, effective January 1, 2004, filed electronically as Exhibit
(g)(10) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(11) Redacted copy of Automatic and Facultative Reinsurance Agreement,
Yearly Renewable Term, between IDS Life Insurance Company of New York and Reinsurer, dated November 15, 2000, filed electronically as Exhibit (g)(11) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(12) Redacted copy of Automatic and Facultative Reinsurance Agreement,
Yearly Renewable Term, between IDS Life Insurance Company of New York and Reinsurer, dated November 15, 2000, filed electronically as Exhibit (g)(12) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(13) Redacted copy of Automatic and Facultative Reinsurance Agreement,
Yearly Renewable Term, between IDS Life Insurance Company of New York and Reinsurer, dated November 15, 2000, filed electronically as Exhibit (g)(13) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(14) Redacted copy of Amendment to Automatic and Facultative Reinsurance Agreement dated November 15, 2000, and identified as Treaty Number 7865-00-00 between IDS Life Insurance Company of New York and Reinsurer filed electronically as Exhibit (g)(14) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(15) Redacted copy of Automatic and Facultative Reinsurance Agreement,
Yearly Renewable Term, between IDS Life Insurance Company of New York and Reinsurer, dated November 15, 2000, filed electronically as Exhibit (g)(15) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(16) Redacted copy of Amendment to Automatic and Facultative Reinsurance Agreement dated November 15, 2000, between IDS Life Insurance Company of New York and Reinsurer filed electronically as Exhibit (g)(16) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(17) Redacted copy of Automatic YRT Reinsurance Agreement between IDS Life Insurance Company of New York and Reinsurer, dated August 18, 2003, and identified as Treaty Number 7782-1 filed electronically as Exhibit (g)(17) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(18) Redacted copy of Addendum Number 2 to the Reinsurance Agreement dated August 18, 2003, and identified as Treaty Number 7782-1 between IDS Life Insurance Company of New York and Reinsurer filed electronically as Exhibit
(g)(18) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(g)(19) Redacted copy of Automatic and Facultative Reinsurance Agreement,
Yearly Renewable Term, between IDS Life Insurance Company of New York and Reinsurer, dated November 15, 2000, and identified as Agreement Number 0322-2537 filed electronically as Exhibit (g)(19) to Registrant's Post-Effective Amendment No. 22, File No. 333-44644 is incorporated herein by reference.

(h)(1) Copy of Amended and Restated Participation Agreement dated August 1, 2006, among American Centurion Life Assurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc., AllianceBernstein L.P. and AllianceBernstein Investments, Inc. filed electronically as Exhibit 27(h)
(2) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(2) Copy of Amended and Restated Fund Participation Agreement dated June
1, 2006, by and among American Centurion Life Assurance Company, American Enterprise Life Insurance Company, American Partners Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York, Ameriprise Financial Services, Inc. and American Century Investment Services, Inc. filed electronically as Exhibit 27(h)(3) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(3) Copy of Amended and Restated Fund Participation Agreement dated
January 1, 2007, among Variable Insurance Products Funds, Fidelity Distributors Corporation and RiverSource Life Insurance Co. of new York filed electronically as Exhibit 8.16 to RiverSource of New York Variable Annuity Account 2's Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 28, 2008, is incorporated herein by reference.

(h)(4) Copy of Amended and Restated Participation Agreement dated August 1, 2005, by and between Franklin Templeton Variable Insurance Products Trust, Franklin/Templeton Distributors, Inc., American Centurion Life Assurance Company, American Enterprise Life Insurance Company, IDS Life Insurance Company, IDS Life Insurance Company of New York and Ameriprise Financial Services Inc. (formerly American Express Financial Advisors Inc.) filed electronically as Exhibit (h)(8) to Post-Effective Amendment No. 21 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(5) Copy of Janus Aspen Series Amended and Restated Fund Participation Agreement dated September 1, 2006, by and among American Centurion Life Assurance Company, IDS Life Insurance Company of New York and Janus Aspen Series filed electronically as Exhibit 27(h)(9) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(6) Copy of Participation Agreement Among MFS Variable Insurance Trust, American Centurion Life Assurance Company, IDS Life Insurance Company of New York and Massachusetts Financial Services Company, dated June 15, 2006, filed electronically as Exhibit (h)(10) to Post-Effective Amendment No. 23 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(7) Copy of Fund Participation Agreement dated April 2, 2007, among RiverSource Life Insurance co. of New York, Wanger Advisors Trust, Columbia Wanger Asset Management, L.P. and Columbia Management Distributors, Inc. filed electronically as Exhibit 8.22 to RiverSource of New York Variable Annuity Account 2's Post-Effective Amendment No. 3 to Registration Statement No.333-139764 on or about April 28, 2008, is incorporated herein by reference.

(h)(8) Copy of Fund Participation Agreement dated May 1, 2006, among American Centurion Life Assurance Company, IDS Life Insurance Company of New York, Columbia Funds Variable Insurance Trust I, Columbia Management Advisors, LLC and Columbia Management Distributors, Inc. filed electronically as Exhibit 27(h)
(13) to Post-Effective Amendment No. 22 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(9) Copy of Participation Agreement dated January 1, 2007, by and among, Wells Fargo Variable Trust, RiverSource Life Insurance Co. of New York, RiverSource Distributors, Inc. and Wells Fargo Funds Distributor, LLC filed electronically as Exhibit(h)(16) to Post-Effective Amendment No. 23 to Registration Statement No. 333-44644 is incorporated herein by reference.

(h)(10) Copy of Amended and Restated Fund Participation Agreement dated March 30, 2007, among Oppenheimer Variable Account funds, Oppenheimer Funds, Inc. and RiverSource Life Insurance Co. of New York filed electronically as Exhibit 8.4 to RiverSource of New York Variable Annuity Account 2's Post-Effective Amendment No. 3 to Registration Statement No. 333-139764 on or about April 28, 2008, is incorporated herein by reference.

(h)(11) Copy of Participation Agreement dated March 1, 2006, among IDS Life Insurance Company of New York, PIMCO Variable Insurance Trust and Allianz Global Investors Distributors LLC filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 22 to Registration Statement No. 333-91691 is incorporated herein by reference.

(h)(12) Copy of Participation Agreement dated January 1, 2007, by and among RiverSource Life Insurance Company, RiverSource Life Insurance Co. of New York and RiverSource Distributors, Inc. filed electronically as Exhibit 8.8 to Post-Effective Amendment No. 1 to Registration Statement No. 333-139761 is incorporated herein by reference.

(h)(13) Copy of Fund Participation Agreement dated April 30, 2012 by and among RiverSource Life Insurance Co. of New York, BlackRock Variable Series Funds, Inc. and BlackRock Investments, LLC filed electronically as Exhibit 8.14 to RiverSource of New

York Variable Annuity Account's Post Effective Amendment No.
1 to Registration Statement No. 333-179335 is incorporated herein by reference.

(h)(14) Copy of Participation Agreement dated April 30, 2012 by and among RiverSource Life Insurance Co. of New York, RiverSource Distributors, Inc., DWS Variable Series I, DWS Variable Series II, DWS Investments VIT Funds, DWS Investments Distributors, Inc. and Deutsche Investment Management Americas Inc. filed electronically as Exhibit 8.15 to RiverSource of New York Variable Annuity Account's Post-Effective Amendment No. 1 to Registration Statement No. 333-179335 is incorporated herein by reference.

(h)(15) Copy of Fund Participation Agreement dated March 2, 2006, by and between Neuberger Berman Advisers Management Trust, Neuberger Berman Management, Inc. and IDS Life Insurance Company filed electronically as Exhibit 8.17 to Post-Effective Amendment No. 41 to Registration Statement No. 333-79311 is incorporated herein by reference.

(i) Not applicable

(j) Not applicable

(k) Consent and Opinion of Counsel is filed electronically herewith.

(l) Actuarial Consent and Opinion is filed electronically herewith.

(m) Calculations of Illustrations for VUL 5/VUL 5 - ES NY are filed electronically herewith.

(n) Consents of Independent Registered Public Accounting Firms are filed electronically herewith.

(o) Not applicable.

(p) Not applicable.

(q) RiverSource Life Insurance Co. of New York's Description of Transfer and Redemption Procedures and Method of Conversion to Fixed Benefit Policies filed electronically as Exhibit (q) to Post-Effective Amendment No. 25 to Registration Statement No. 333-42257 is incorporated herein by reference.

(r) Copy of Power of Attorney to sign amendments to this Registration Statement dated April 2, 2012, filed electronically as Exhibit (r) to Initial Registration Statement on Form N-6 on or about August 13, 2012 is incorporated herein by reference.

Item 27. Directors and Officers of the Depositor

Directors and Officers of the Depositor RiverSource Life Insurance Co. of New York
------------------------------------------------------------------------------------------------------
Name                       Principal Business Address*        Positions and Offices with Depositor
-------------------  ----------------------------------  ---------------------------------------------
Maureen A. Buckley   20 Madison Ave. Extension           Chairman of the Board, President and Chief
                     Albany, NY 12203                    Executive Officer

Gumer C. Alvero      1765 Ameriprise Financial Center    Director and Executive Vice President -
                     Minneapolis, MN 55474               Annuities

Richard N. Bush                                          Senior Vice President - Corporate Tax

Douglas K. Dunning                                       Director

Steve M. Gathje                                          Senior Vice President and Chief Actuary

Mark Gorham                                              Director and Vice President - Insurance
                                                         Product Development

Robert R. Grew       Carter, Ledyard & Milburn           Director
                     2 Wall Street
                     New York, NY 10005-2072

Ronald L. Guzior     Bollam, Sheedy, Torani              Director
                     & Co. LLP CPA's
                     26 Computer Drive West
                     Albany, NY 12205

James L. Hamalainen                                      Senior Vice President and Treasurer

Jean B. Keffeler     1010 Swingley Rd.                   Director
                     Livingston, MT 59047

Jeryl A. Millner     138 Ameriprise Financial Center     Director
                     Minneapolis, MN 55474

Thomas R. Moore                                          Secretary

Thomas V. Nicolosi   Ameriprise Financial Services Inc.  Director
                     Suite 220
                     500 Mamaroneck Avenue
                     Harrison, NY 10528

* Unless otherwise noted, the business address is 70100 Ameriprise Financial Center, Minneapolis, MN 55474


Item 28. Persons Controlled by or Under Common Control with the Depositor or the Registrant

SUBSIDIARIES AND AFFILIATES OF AMERIPRISE FINANCIAL, INC.             02/13/2012

Parent Company                                                      Incorp State
--------------                                                      ------------
Ameriprise Financial, Inc.                                          DE

Subsidiary Name                                                     Incorp State
---------------                                                     ------------
Ameriprise Advisor Capital, LLC                                     DE
Ameriprise Bank, FSB                                                NY
Ameriprise Capital Trust I                                          DE
Ameriprise Capital Trust II                                         DE
Ameriprise Capital Trust III                                        DE
Ameriprise Capital Trust IV                                         DE
Ameriprise Captive Insurance Company                                VT
Ameriprise Certificate Company                                      DE
      Investors Syndicate Development Corporation                   NV
Ameriprise Holdings, Inc.                                           DE
Ameriprise India Private Limited                                    India
      Ameriprise India Insurance Brokers Services Private Limited*  India
Ameriprise Trust Company                                            MN
AMPF Holding Corporation                                            MI
      American Enterprise Investment Services Inc.**                MN
      Ameriprise Financial Services, Inc.**                         DE
      AMPF Property Corporation                                     MI
      AMPF Realty Corporation                                       MI
Columbia Management Investment Advisers, LLC                        MN
      Advisory Capital Strategies Group Inc.                        MN
      Columbia Wanger Asset Management, LLC                         DE
      GA Legacy, LLC                                                DE
      J.& W. Seligman & Co. Incorporated                            DE
            Columbia Management Investment Distributors, Inc.**     NY
            Columbia Research Partners LLC                          DE
            Seligman Focus Partners LLC                             DE
            Seligman Global Technology Partners LLC                 DE
            Seligman Health Partners LLC                            DE
            Seligman Health Plus Partners LLC                       DE
            Seligman Partners LLC                                   DE
      RiverSource CDO Seed Investment, LLC                          MN
      WAM Acquisition GP, Inc.                                      DE
Columbia Management Investment Services Corp.                       MN
IDS Management Corporation                                          MN
      IDS Futures Corporation                                       MN
IDS Property Casualty Insurance Company                             WI
      Ameriprise Auto & Home Insurance Agency, Inc.                 WI
      Ameriprise Insurance Company                                  WI
RiverSource Distributors, Inc.**                                    DE
RiverSource Life Insurance Company                                  MN
      RiverSource Life Insurance Co. of New York                    NY
            RiverSource NY REO, LLC                                 NY
      RiverSource REO 1, LLC                                        MN
      RiverSource Tax Advantaged Investments, Inc.                  DE
            AEXP Affordable Housing Porfolio LLC                    DE
Threadneedle Asset Management Holdings Sarl                         Luxembourg
      (See separate Threadneedle subsidiary list.)

* This entity has three shareholders: Ameriprise Financial, Inc. (19%), Ameriprise India Private Limited (7%), and personally owned by T.D. Chadrasekhar (74%) as required by India law.

**    Registered Broker-Dealer

Item 29. Indemnification

The amended and restated By-Laws of the depositor provide that the depositor will indemnify, to the fullest extent now or hereafter provided for or permitted by law, each person involved in, or made or threatened to be made a party to, any action, suit, claim or proceeding, whether civil or criminal, including any investigative, administrative, legislative, or other proceeding, and including any action by or in the right of the depositor or any other corporation, or any partnership, joint venture, trust, employee benefit plan, or other enterprise (any such entity, other than the depositor, being hereinafter referred to as an "Enterprise"), and including appeals therein (any such action or process being hereinafter referred to as a "Proceeding"), by reason of the fact that such person, such person's testator or intestate (i) is or was a director or officer of the depositor, or (ii) is or was serving, at the request of the depositor, as a director, officer, or in any other capacity, or any other Enterprise, against any and all judgments, amounts paid in settlement, and expenses, including attorney's fees, actually and reasonably incurred as a result of or in connection with any Proceeding, except as provided below.

No indemnification will be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that such person's acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that such person personally gained in fact a financial profit or other advantage to which such person was not legally entitled. In addition, no indemnification will be made with respect to any Proceeding initiated by any such person against the depositor, or a director or officer of the depositor, other than to enforce the terms of this indemnification provision, unless such Proceeding was authorized by the Board of Directors of the depositor. Further, no indemnification will be made with respect to any settlement or compromise of any Proceeding unless and until the depositor has consented to such settlement or compromise.

The depositor may, from time to time, with the approval of the Board of Directors, and to the extent authorized, grant rights to indemnification, and to the advancement of expenses, to any employee or agent of the depositor or to any person serving at the request of the depositor as a director or officer, or in any other capacity, of any other Enterprise, to the fullest extent of the provisions with respect to the indemnification and advancement of expenses of directors and officers of the depositor.

Insofar as indemnification for liability arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the depositor or the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Item 30. Principal Underwriters

PRINCIPAL UNDERWRITERS.

RiverSource Distributors Inc. acts as principal underwriter, depositor or sponsor for:

RiverSource Variable Annuity Account 1
RiverSource Variable Annuity Account
RiverSource Account F
RiverSource Variable Annuity Fund A
RiverSource Variable Annuity Fund B
RiverSource Variable Account 10
RiverSource Account SBS
RiverSource MVA Account
RiverSource Account MGA
RiverSource Account for Smith Barney
RiverSource Variable Life Separate Account
RiverSource Variable Life Account
RiverSource of New York Variable Annuity Account 1
RiverSource of New York Variable Annuity Account 2
RiverSource of New York Account 4
RiverSource of New York Account 7
RiverSource of New York Account 8

(b) As to each director, officer or partner of the principal underwriter:

Name and Principal    Positions and Offices
Business Address*     with Underwriter
-------------------   ----------------------------------
Lynn Abbott           President

Gumer C. Alvero       Director and Vice President

Thomas R. Moore       Secretary

Jon Stenberg          Director

David K. Stewart      Chief Financial Officer

William F. Truscott   Chairman of the Board and
                      Chief Executive officer

John R. Woerner       Vice President

*     Business address is: 50611 Ameriprise Financial Center, Minneapolis,
      MN 55474


(c)

RiverSource Distributors, Inc., the principal underwriter during Registrant's last fiscal year, was paid the following commissions:

NAME OF                         NET UNDERWRITING
PRINCIPAL                         DISCOUNTS AND    COMPENSATION ON   BROKERAGE      OTHER
UNDERWRITER                        COMMISSIONS       REDEMPTION     COMMISSIONS  COMPENSATION
-----------                     ----------------   ---------------  -----------  ------------
RiverSource Distributors, Inc.  $      26,901,811  None             None         None

Item 31. Location of Accounts and Records

The accounts and records of the Registrant are located at the offices of the Depositor RiverSource Life Insurance Co. of New York at 20 Madison Avenue Extension, Albany, NY 12203.

Item 32. Management Services

Not Applicable.

Item 33. Fee Representation

The Depositor represents that the fees and charges deducted under the policy, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the insurance company.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, RiverSource Life Insurance Co. of New York, on behalf of the Registrant, has duly caused this Pre-effective Amendment to its Registration Statement to be signed on behalf of the Registrant by the undersigned, thereunto duly authorized, in this City of Minneapolis, and State of Minnesota on the 19th day of October, 2012.

                                        RiverSource of New York Account 8
                                     ------------------------------------------
                                                (Registrant)

                                  By RiverSource Life Insurance Co. of New York
                                     ------------------------------------------
                                                  (Sponsor)

                                  By /s/ Maureen A. Buckley*
                                     ------------------------------------------
                                         Maureen A. Buckley

     Chairman of the Board, President and Chief Executive Officer

As required by the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of October, 2012.

/s/ Gumer C. Alvero*                    Director and Executive Vice
--------------------------------------   President - Annuities
    Gumer C. Alvero

/s/ Maureen A. Buckley*                 Chairman of the Board,
--------------------------------------   President and Chief Executive
    Maureen A. Buckley                   Officer


/s/ Mark Gorham                         Director, Vice President -
--------------------------------------   Insurance Product Development
    Mark Gorham


/s/ Richard N. Bush*                    Senior Vice President -
--------------------------------------   Corporate Tax
    Richard N. Bush


/s/ Douglas K. Dunning*                 Director
--------------------------------------
    Douglas K. Dunning

/s/ Steve M. Gathje*                    Senior Vice President and
--------------------------------------    Chief Actuary
    Steve M. Gathje

/s/ Robert R. Grew*                     Director
--------------------------------------
    Robert R. Grew

/s/ Ronald L. Guzior*                   Director
--------------------------------------
    Ronald L. Guzior

/s/ Jean B. Keffeler*                   Director
--------------------------------------
    Jean B. Keffeler

/s/ Jeryl A. Millner*                   Director
--------------------------------------
    Jeryl A. Millner

/s/ Thomas V. Nicolosi*                 Director
--------------------------------------
    Thomas V. Nicolosi

/s/ James L. Hamalainen*                Senior Vice President and
--------------------------------------    Treasurer
    James L. Hamalainen

-------------
* Signed pursuant to Power of Attorney dated April 2, 2012, filed electronically as Exhibit (r) to Initial Registration Statement on Form N-6 on or about August 13, 2012, by:

/s/ Dixie Carroll
------------------------------------
Dixie Carroll
Assistant General Counsel
and Assistant Secretary

    CONTENTS OF PRE-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO.
                                   333-183262

This Registration Statement is comprised of the following papers and documents:

The Cover Page.

Part A.

Prospectus for:

RiverSource(R) Variable Universal Life 5/RiverSource(R) Variable Universal Life 5 - Estate Series

Part B.

The Statement of Additional Information.

Part C.

Other information.

Signatures.

Exhibits.

                                  EXHIBIT INDEX

(a)(7) Board Resolution for establishment of 67 new subaccounts dated October 19, 2012

(d)(1) Copy of Flexible Premium Variable Life Insurance Policy

(d)(4) Copy of Children's Level Term Insurance Rider

(d)(5) Copy of Accidental Death Benefit Rider

(k)   Consent and Opinion of Counsel

(l)   Actuarial Consent and Opinion

(m)   Calculations of Illustrations for VUL 5 / VUL 5 - ES

(n)   Consents of Independent Registered Public Accounting Firms